As filed with the Securities and Exchange Commission on November 8, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Coventry Health Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6324	52-2073000
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

6705 Rockledge Drive, Suite 900 Bethesda, Maryland 20817 (301) 581-0600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Dale B. Wolf
Executive Vice President,
Chief Financial Officer and Treasurer
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
(301) 581-0600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Bob F. Thompson, Esq. Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238 (615) 742-6200	Mark D. Gerstein, Esq. Latham & Watkins LLP 233 South Wacker Drive, Suite 5800 Chicago, Illinois 60606 (312) 876-7700

     Approximate date of commencement of the proposed sale to the public: At the effective time of the merger of First Health Group Corp. with and into a direct wholly owned subsidiary of the Registrant, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such merger.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Per Share	Price(2)	Registration Fee(3)

Common stock, par value $.01 per share	16,456,965	N/A	$588,536,350	$74,568

(1)	Based upon the maximum number of shares of the Registrant’s common stock expected to be issued in connection with the merger described herein to holders of shares of common stock of First Health Group Corp. at the effective time of the merger.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act. This fee has been computed pursuant to Rules 457(f) and (c) and is based on (i) $15.78, the average of the high and low sales prices per share of common stock, par value $.01 per share, of First Health Group Corp. on The Nasdaq Stock Market, Inc. on November 1, 2004, (ii) 91,887,018, the number of shares of First Health Group Corp. common stock outstanding on November 1, 2004, and (iii) a cash payment of $861,440,794 by Coventry Health Care, Inc. to stockholders of First Health Group Corp.

(3)	Calculated by multiplying .0001267 by the proposed maximum aggregate offering price.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Coventry Health Care, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 8, 2004

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear First Health Stockholders:

     You are cordially invited to attend a special meeting of stockholders of First Health Group Corp., a Delaware corporation, referred to as First Health, which will be held on                   , 2004 beginning at                   local time at                   .

     The boards of directors of Coventry Health Care, Inc. and First Health have adopted and approved an Agreement and Plan of Merger among Coventry, Coventry Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Coventry, referred to as Merger Sub, and First Health, pursuant to which First Health will merge with and into Merger Sub. At the special meeting, First Health’s stockholders will be asked to adopt the merger agreement.

     If we complete the merger, each share of First Health common stock (other than shares held by Coventry, Merger Sub or First Health or shares held by stockholders who properly perfect appraisal rights) will be exchanged for 0.1791 shares of Coventry common stock (plus cash in lieu of fractional shares) and $9.375 in cash, referred to as the merger consideration. Coventry common stock is listed on the New York Stock Exchange, Inc., referred to as the New York Stock Exchange, under the symbol “CVH” and First Health common stock is listed on The Nasdaq Stock Market, Inc., referred to as the Nasdaq, under the symbol “FHCC.” As of October 13, 2004, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration was $18.70 per share of First Health common stock. The value of the merger consideration will fluctuate with the market price of Coventry common stock — if the price of Coventry common stock increases or decreases from $52.05, the closing price of Coventry common stock on the trading day immediately preceding the public announcement of the merger, the value of the merger consideration will increase or decrease. The last reported sale price of Coventry common stock on the New York Stock Exchange was $          per share on                   , 2004. There can be no assurance as to the market price of Coventry common stock at any time prior to the completion of the merger or at any time thereafter.

     The market prices of both Coventry common stock and First Health common stock will fluctuate before the merger. You should obtain current stock price quotations for Coventry common stock and First Health common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

     After completion of the merger, we expect that First Health stockholders will own approximately     % of the then outstanding shares of Coventry, assuming that all outstanding First Health stock options are purchased pursuant to First Health’s option tender offer.

     Our board of directors has reviewed and considered the terms of the merger and the merger agreement and has determined that the merger agreement and the merger are advisable and in the best interests of the First Health stockholders and recommends that you vote “FOR” the adoption of the merger agreement, which is described in detail in the accompanying proxy statement/prospectus.

     Only stockholders who hold shares of First Health common stock at the close of business on                   , 2004 will be entitled to vote at the special meeting. If the merger agreement is adopted by the First Health stockholders, the parties intend to close the merger as soon as possible after the special meeting subject to the satisfaction or waiver, if permissible, of all of the other conditions to closing the merger.

     The accompanying proxy statement/prospectus gives you detailed information about Coventry, First Health, the special meeting and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. In particular, we urge you to carefully consider the section titled “Risk Factors” beginning on page 18 of the proxy statement/prospectus for a discussion of the risks relating to the merger.

     YOUR VOTE IS VERY IMPORTANT. First Health cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of the shares of First Health common stock outstanding on the close of business on                   , 2004. Whether or not you plan to attend the meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or using the telephone or Internet voting procedures described on your proxy card. Returning the proxy does not deprive you of your right to attend our special meeting. If you decide to attend our special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

     TO ADOPT THE MERGER AGREEMENT, YOU MUST VOTE “FOR” THE PROPOSAL BY FOLLOWING THE INSTRUCTIONS STATED ON THE ENCLOSED PROXY CARD. IF YOU DO NOT VOTE AT ALL, YOU WILL, IN EFFECT, HAVE VOTED AGAINST THE MERGER.

     If the merger is completed, you will be sent written instructions for exchanging your certificates of First Health common stock for Coventry common stock and the cash payment. Please do not send in your certificates until you have received these instructions.

     On behalf of the First Health board of directors, I thank you for your support and urge you to VOTE FOR ADOPTION of the merger agreement.

Sincerely,

Edward L. Wristen
President and Chief Executive Officer
First Health Group Corp.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Coventry common stock to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this proxy statement/prospectus is                   , 2004. This proxy statement/prospectus is first being mailed to First Health stockholders on or about                   , 2004.

FIRST HEALTH GROUP CORP.

3200 Highland Avenue
Downers Grove, Illinois 60515

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                         , 2004

To First Health Stockholders:

      Notice is hereby given that we will hold a special meeting of stockholders of First Health Group Corp., a Delaware corporation, referred to as First Health, at                     , local time, on                     , 2004 at                     for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 13, 2004, referred to as the merger agreement, by and among Coventry Health Care, Inc., a Delaware corporation, referred to as Coventry, Coventry Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Coventry, referred to as Merger Sub, and First Health, pursuant to which First Health will merge with and into Merger Sub with Merger Sub continuing as the surviving entity of the merger. Each outstanding share of First Health common stock (other than shares held by Coventry, Merger Sub or First Health or shares held by stockholders who properly perfect appraisal rights) will be converted into the right to receive 0.1791 shares of Coventry common stock (plus cash in lieu of fractional shares) and $9.375 in cash;

2. To consider and vote on a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      We describe the merger and the merger agreement more fully in the proxy statement/prospectus attached to and forming part of this notice. You are encouraged to read the entire document carefully. As of the date of this notice, First Health’s board of directors knows of no other business to be conducted at the special meeting.

      Only stockholders of record of First Health common stock at the close of business on                     , 2004 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Adoption of the merger agreement will require the affirmative vote of First Health stockholders representing a majority of the outstanding shares of First Health common stock entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of First Health stockholders representing a majority of the shares of First Health common stock present and entitled to vote at the special meeting.

      First Health stockholders have the right to dissent from the merger and seek payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect dissenters’ rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and must not vote in favor of the merger agreement. A copy of the applicable Delaware statutory provision is included as Appendix B to the proxy statement/ prospectus and a summary of this provision can be found under “Appraisal Rights for First Health Stockholders” beginning on page 79 of the proxy statement/prospectus.

      Your vote is very important. To ensure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may also vote your shares by telephone, using a toll-free number, or the Internet. Your proxy card contains instructions for using these convenient services.

      You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

      Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

By Order of the Board of Directors

SUSAN T. SMITH
Secretary

Downers Grove, Illinois

                    , 2004

Proxy Statement of First Health Group Corp.

Prospectus of Coventry Health Care, Inc.

      This proxy statement/ prospectus is being furnished to stockholders of First Health Group Corp., a Delaware corporation, referred to as First Health, in connection with the solicitation of proxies by the board of directors of First Health for use at the special meeting of stockholders of First Health to be held at                     , local time, on                     , 2004 at                     . At the special meeting, holders of First Health common stock, $.01 par value, are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 13, 2004, referred to as the merger agreement, among Coventry Health Care, Inc., a Delaware corporation, referred to as Coventry, Coventry Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Coventry, referred to as Merger Sub, and First Health, providing for, among other things, the merger of First Health with and into Merger Sub with Merger Sub continuing as the surviving entity of the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and made part of this proxy statement/prospectus. At the special meeting, First Health stockholders also are being asked to consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement.

      At the effective time of the merger, First Health will merge with and into Merger Sub. Each outstanding share of First Health common stock (other than shares held by Coventry, Merger Sub or First Health or shares held by stockholders who properly perfect appraisal rights) will be converted into the right to receive 0.1791 shares of Coventry common stock (plus cash in lieu of fractional shares) and $9.375 in cash. For additional information regarding the terms of the merger, see the merger agreement attached as Appendix A to this proxy statement/prospectus and the discussion under “The Merger” beginning on page 35. Completion of the merger is conditioned upon, among other things, adoption of the merger agreement by the First Health stockholders and receipt of certain required regulatory approvals.

      Coventry common stock is listed on the New York Stock Exchange, Inc., referred to as the New York Stock Exchange, under the symbol “CVH” and First Health common stock is listed on The Nasdaq Stock Market, Inc., referred to as the Nasdaq, under the symbol “FHCC.” As of October 13, 2004, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration was $18.70 per share of First Health common stock. The value of the merger consideration will fluctuate with the market price of Coventry common stock — if the price of Coventry common stock increases or decreases from $52.05, the closing price of Coventry common stock on the trading day immediately preceding the public announcement of the merger, the value of the merger consideration will increase or decrease. The last reported sale price of Coventry common stock on the New York Stock Exchange was $           per share on                     , 2004. There can be no assurance as to the market price of the Coventry common stock at any time prior to the effective time of the merger or at any time thereafter. Stockholders are urged to obtain current market quotations for Coventry common stock and First Health common stock.

      First Health stockholders are strongly urged to read and consider carefully this proxy statement/prospectus in its entirety, particularly the matters referred to under “Risk Factors” beginning on page 18.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Coventry common stock to be issued in the merger, or determined if the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this proxy statement/prospectus is                     , 2004. This proxy statement/prospectus is first being mailed to the stockholders of First Health on or about                     , 2004.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are we proposing the merger?

A:	The health benefits services industry in which First Health operates has experienced accelerating consolidation and price competition in First Health’s corporate group health and other business segments. In light of the current business environment and trends in First Health’s business, First Health’s board of directors commenced a process to review strategic alternatives available to First Health, focusing primarily on soliciting proposals for the acquisition of First Health. As a result of this process, First Health’s board of directors determined that the merger with Coventry was in the best interests of First Health stockholders. For further information regarding First Health’s reasons for the merger, please see “The Merger — First Health’s Reasons for the Merger” beginning on page 43 of this proxy statement/prospectus.

Q:	What will happen in the merger?

A:	In the merger, First Health will merge with and into Coventry Merger Sub Inc., which is a Delaware corporation and wholly owned subsidiary of Coventry. Merger Sub will continue after the merger as the surviving entity and a wholly owned subsidiary of Coventry.

Q:	As a First Health stockholder, what will I receive in the merger?

A:	If the merger is completed, for each share of First Health common stock you own (other than shares held by Coventry, Merger Sub, or First Health or shares held by stockholders who properly perfect appraisal rights), you will receive 0.1791 shares of Coventry common stock and $9.375 in cash, referred to collectively as the merger consideration. Coventry will not issue fractional shares of common stock. Instead, in lieu of any fractional share that you would otherwise receive, you will receive cash based on the average closing price of Coventry common stock reported on the New York Stock Exchange for the 20 consecutive trading days ending on the second trading day before the completion date of the merger. As of October 13, 2004, the trading day immediately preceding the public announcement date of the proposed transaction, the closing price of Coventry common stock, as reported on the New York Stock Exchange, was $52.05, and the implied value of the merger consideration was $18.70 per share of First Health common stock. As of 2004, the trading day immediately preceding the date of this proxy statement/prospectus, the closing price of Coventry common stock, as reported on the New York Stock Exchange, was $ , and the implied value of the merger consideration was $ per share of First Health common stock. Immediately following the merger (and assuming that all outstanding First Health stock options are purchased pursuant to First Health’s option tender offer), First Health stockholders are expected to own in the aggregate approximately 15.49% of the then outstanding shares of Coventry common stock.

Q:	What will holders of options to purchase First Health common stock receive in the merger?

A:	In connection with the merger, First Health will offer to purchase all outstanding options to purchase its common stock, whether or not vested and regardless of exercise price, for an amount per option in cash equal to the greater of the amount by which $18.75 exceeds the exercise price of the option, if any, or $1.25, reduced in each case by any applicable tax withholding. This offer is referred to as the option tender offer. Completion of this offer is conditioned upon satisfaction or waiver of all the conditions to completion of the merger. See “The Merger Agreement — Options to Purchase First Health Common Stock” beginning on page 67 of this proxy statement/prospectus. Generally, each option to purchase First Health common stock that is not purchased by First Health in the option tender offer and is outstanding at the effective time of the merger will be assumed by Coventry, subject generally to the same terms and conditions as previously applicable thereto, and each option will be converted automatically into an option to purchase 0.3583 shares of Coventry common stock for each share of First Health common stock issuable upon exercise of the option immediately prior to the effective time of the merger, and the option exercise price will be correspondingly adjusted. However, any option to purchase First Health common stock which is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code will be adjusted as described above only if such adjustment does not adversely impact the treatment of such option as an incentive stock option. In such case, any First Health options that are incentive stock options will be adjusted according to the methodology described above based on the ratio of the market value of First Health common stock immediately prior to the merger to the trading price of Coventry common stock on such date.

Q:	What are the principal risks relating to the merger?

A:	The anticipated benefits of combining Coventry and First Health, including expected synergies, may not be realized. Coventry may have difficulty integrating First Health and may incur substantial, unanticipated costs in connection with the integration. The merger may also result in a loss of customers. The merger is subject to certain conditions, including certain governmental approvals which, if delayed or not satisfied, may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction. These and other risks are discussed under the caption “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

Q:	Can the value of the transaction change between now and the time the merger is completed?

A:	Yes. The value of the portion of the merger consideration composed of Coventry common stock can change. The 0.1791 exchange ratio is a fixed exchange ratio, meaning that you will receive 0.1791 shares of Coventry common stock for each share of First Health common stock you own, plus $9.375 in cash, regardless of the trading price of Coventry common stock you will receive in the merger. The market value of the Coventry common stock you receive in the merger will increase or decrease as the trading price of Coventry common stock increases or decreases and therefore may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of First Health’s special meeting. There can be no assurance as to the market price of the Coventry common stock at any time prior to the completion of the merger or at any time thereafter. You are urged to obtain current market quotations for Coventry common stock and First Health common stock.

Q:	Does First Health have the right to terminate the merger agreement if there is a significant decline in Coventry’s stock price?

A.	Yes. First Health has the right to terminate the merger agreement if (x) the average closing price of Coventry common stock reported on the New York Stock Exchange for the 20 consecutive trading days ending on the date two business days prior to the date the merger is to be completed is less than $39.2524, and (y) the ratio of the average closing price of Coventry common stock over such 20 trading day period to $52.3365 is less than (i) the ratio of the average closing price of the Morgan Stanley Health Payor Index reported and adjusted on the American Stock Exchange, referred to as the HMO Index, over such 20 trading day period to $974.08, minus (ii) 0.15. First Health may only exercise this termination right in the two business days prior to the date the merger is to be completed. The decision whether to exercise this termination right will be in the discretion of First Health’s board of directors. There is no assurance that the merger agreement will be terminated even if Coventry’s stock price drops below the threshold set forth above.

Q:	Is Coventry stockholder approval required to complete the merger?

A:	Coventry does not currently anticipate that Coventry stockholder approval will be required to complete the merger. However, Coventry stockholder approval may be required under applicable New York Stock Exchange rules, depending upon the number of options to purchase First Health common stock that are assumed by Coventry in the merger. Approval of the Coventry stockholders, if required by applicable New York Stock Exchange rules, will be a condition to completion of the merger.

Q:	When do you expect to complete the merger?

A:	We currently anticipate that the merger will be completed as promptly as practicable after the special meeting and the receipt of required regulatory approvals, which we anticipate will occur in the first quarter of 2005. However, because the merger is subject to closing conditions and the approval of a number of regulatory agencies, including state departments of insurance, we cannot predict the exact timing. For further information regarding regulatory approvals necessary for completion of the merger,

v

please see “The Merger — Regulatory Matters” beginning on page 61 of this proxy statement/prospectus.

In addition, if more than 1,495,056 shares of Coventry common stock will be issuable pursuant to First Health stock options to be assumed by Coventry in the merger, Coventry currently believes that it will be required to obtain approval of its stockholders under applicable rules of the New York Stock Exchange, based upon 89,760,111 shares of Coventry common stock outstanding at October 31, 2004. The requirement to obtain such approval could delay the merger or, if not obtained, result in termination of the merger agreement. In lieu of seeking approval of its stockholders, Coventry has the right to reduce the exchange ratio and increase the amount of cash paid per share to First Health stockholders to an amount such that Coventry stockholder approval would not be required. Based upon the number of shares of Coventry common stock and First Health common stock outstanding as of October 31, 2004, and the number of options held by First Health officers and directors which are subject to irrevocable agreements to tender, the maximum decrease in the exchange ratio would be from 0.1791 to 0.1732 (approximately 3.3%) and the associated increase in the cash consideration paid to First Health stockholders would be from $9.375 to $9.688 (approximately 3.3%). Coventry currently anticipates that it would not exercise its right to reduce the exchange ratio and increase the amount of cash, but would instead seek approval of its stockholders if required.

Q:	How will First Health stockholders receive their merger consideration?

A:	Following the merger, First Health stockholders will receive a letter of transmittal and instructions on how to obtain Coventry common stock and cash in exchange for their First Health common stock. You must return the completed letter of transmittal and your First Health stock certificates as described in the instructions, and you will receive the merger consideration as soon as practicable after Mellon Investor Services, LLC, the exchange agent, receives your completed letter of transmittal and First Health stock certificates. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to Mellon Investor Services, LLC.

Q:	What are the material United States federal income tax consequences of the merger to First Health stockholders?

A:	The completion of the merger is conditioned on the receipt by Coventry and First Health of tax opinions from their respective legal counsels to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, you generally will recognize gain, but not loss, equal to the lesser of (1) the excess of the sum of cash and the fair market value of the Coventry common stock received over your adjusted tax basis in the First Health common stock exchanged in the merger or (2) the amount of cash received in the merger. For a more complete discussion of the U.S. federal income tax consequences of the merger, please see “The Merger — Material United States Federal Income Tax Consequences” beginning on page 61 of this proxy statement/prospectus.

Tax matters are complicated and the consequences of the merger to any particular First Health stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Q:	Why is my vote important?

A:	Under the Delaware General Corporation Law, which governs First Health, the merger agreement must be adopted by the holders of a majority of the outstanding shares of First Health common stock entitled to vote. Accordingly, if a First Health stockholder fails to vote, or if a First Health stockholder abstains, that will have the same effect as a vote against adoption of the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote your shares by granting a proxy by telephone, using a toll-free number, or by the Internet. Your proxy card contains instructions for using these convenient services. You may also attend the special meeting and vote in person. If your shares are held in “street name” by your broker or bank, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at the special meeting. You can do this in any of the three following ways:

• by sending a written notice to the Secretary of First Health in time to be received before the special meeting stating that you would like to revoke your proxy;

• by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting or, if you submitted your proxy through the Internet or by telephone, you can change your vote by submitting a proxy card at a later date or granting another proxy through the Internet or by telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• if you are a holder of record, by attending the special meeting and voting in person; however, simply attending the special meeting will not revoke your proxy.

If your shares are held in an account at a broker or bank, the above-described options do not apply and you should contact your broker or bank to change your vote.

Q:	Should I send in my stock certificates with my proxy card?

A:	No. After we complete the merger, Mellon Investor Services, LLC, acting as our exchange agent, will send you instructions explaining how to exchange your First Health common stock for the appropriate number of shares of Coventry common stock and cash. Please do not send your stock certificates with your proxy.

Q:	As a First Health stockholder, will I have appraisal rights as a result of the merger?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements of the Delaware General Corporation Law. A copy of the applicable Delaware General Corporation Law provision is included as Appendix B to this proxy statement/ prospectus and a summary of this provision can be found under “Appraisal Rights for First Health Stockholders” beginning on page 79 of this proxy statement/ prospectus.

Q:	If I hold my First Health common stock in “street name” through my broker or bank, will my broker or bank vote my shares for me?

A:	No. If you do not provide your broker or bank with instructions on how to vote your shares held in “street name,” your broker or bank will not be permitted to vote your shares. Such failure to vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. You should therefore provide your broker or bank with instructions as to how to vote your shares.

Q:	Will a Proxy Solicitor be used?

A:	Yes. First Health has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. First Health estimates that it will pay them a fee of approximately $11,500 and will reimburse them for reasonable out of pocket expenses incurred in connection with such solicitation.

Q:	Who can I call with questions about the special meeting or the merger?

A:	If you have any questions about the merger or other matters discussed in this proxy statement/prospectus, you should contact D. F. King & Co., Inc., at 1-888-628-9011.

SUMMARY OF THE MERGER

      This brief summary highlights selected information from this proxy statement/ prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and the other documents to which this proxy statement/ prospectus refers you to fully understand the merger. See “Where You Can Find More Information” on page 155. Each item in this summary refers to the page where that subject is discussed in more detail.

Information about First Health and Coventry (Pages 82-136)

First Health Group Corp.

3200 Highland Avenue
Downers Grove, Illinois 60515
(630) 737-7900
www.firsthealth.com

      First Health is a full-service national health benefits services company. First Health specializes in providing large payors with integrated managed care solutions. First Health is a national managed care company serving the group health, workers’ compensation and state agency markets. First Health assists a broad range of payor clients through a portfolio of both integrated and stand-alone managed care and administrative products. These products are designed to produce a positive impact on medical care, manage medical costs and promote a high level of service and satisfaction among end users.

      For further information, please see “Information Concerning First Health Group Corp.” beginning on page 134 and refer to First Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, both of which are incorporated herein by reference. See “Where You Can Find More Information.”

Coventry Health Care, Inc.

6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
(301) 581-0600
www.coventryhealth.com

      Coventry is a leading publicly traded managed health care company with 2.45 million members, excluding network rental members, as of September 30, 2004. Coventry operates a diversified portfolio of local market health plans serving 15 markets, primarily in the Mid–Atlantic, Midwest and Southeast United States. Coventry health plans generally are located in small to mid–sized metropolitan areas. Coventry offers employer groups a broad range of commercial managed care products that vary with respect to the level of benefits provided, the costs paid by employers and members and Coventry members’ access to providers without referral or preauthorization requirements. Coventry offers underwritten or “risk” products, including health maintenance organizations (HMOs), preferred provider organizations (PPOs) and point of service (POS) plans. In addition, Coventry offers defined contribution health plans. Coventry’s risk products also include state–sponsored managed Medicaid programs and Medicare+Choice programs in selected markets where Coventry believes it can achieve profitable growth based upon favorable reimbursement levels, provider costs and regulatory climates. For Coventry’s risk products, Coventry receives premiums in exchange for assuming underwriting risks and performing sales, marketing and administrative functions. Coventry also offers “non–risk” products to employer groups located in its geographic markets that self–insure employee health benefits.

      For further information concerning Coventry, please see “Information Concerning Coventry Health Care, Inc.” beginning on page 82.

Coventry Merger Sub Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
(301) 581-0600

      Merger Sub is a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Coventry formed by Coventry on October 12, 2004 for the sole purpose of effecting the merger.

Reasons for the Merger (Page 43)

      The health benefits services industry in which First Health operates has experienced accelerating consolidation and price competition especially in First Health’s corporate group health and other business segments. In light of the current business environment and trends in First Health’s business, First Health’s board of directors commenced a process to review strategic alternatives available to First Health, focusing primarily on soliciting proposals for the acquisition of First Health. As a result of this process, First Health’s board of directors determined that the merger with Coventry was in the best interests of First Health stockholders. For further information regarding First Health’s reasons for the merger, please see “The Merger — First Health’s Reasons for the Merger” beginning on page 43 of this proxy statement/prospectus.

Structure of the Transaction (Page 67)

      First Health will merge with and into Merger Sub, and Merger Sub will continue after the merger as the surviving entity. We have attached the merger agreement as Appendix A to this proxy statement/prospectus. Please read the merger agreement carefully. It is the legal document that governs the merger.

      If the merger is completed, First Health stockholders will receive, for each share of First Health common stock they own (other than shares held by Coventry, Merger Sub or First Health or shares held by stockholders who properly perfect appraisal rights), 0.1791 shares of Coventry common stock plus $9.375 in cash. Coventry will not issue fractional shares of common stock. Instead, in lieu of any fractional share that would otherwise be received, First Health stockholders will receive cash based on the average closing price of Coventry common stock reported on the New York Stock Exchange for the 20 consecutive trading days ending on the second trading day before the completion of the merger. As of October 13, 2004, the trading day immediately preceding the public announcement of the proposed transaction, the closing price of Coventry common stock on the New York Stock Exchange was $52.05, and the implied value of the merger consideration was $18.70 per share of First Health common stock. Immediately following the merger (and assuming that all outstanding First Health stock options are purchased pursuant to First Health’s option tender offer), First Health stockholders are expected to own in the aggregate approximately 15.49% of the then outstanding shares of Coventry common stock.

Comparative Market Price Information (Page 12)

      Coventry common stock trades on the New York Stock Exchange under the symbol “CVH.” First Health common stock trades on the Nasdaq under the symbol “FHCC.”

      The following table lists the closing prices of Coventry common stock and First Health common stock on October 13, 2004, the last trading day before we announced the merger, and on                     , 2004, the last practicable date prior to distribution of this document. The following table also presents the “equivalent per share value” for First Health common stock on those dates, as determined by multiplying the closing price of Coventry common stock on those dates by 0.1791, the fraction of a share of Coventry common stock that First Health stockholders would receive in the merger for each share of First Health common stock, plus cash of $9.375 per share.

First Health
	Coventry Closing	First Health	Equivalent Per
	Price	Closing Price	Share Value

October 13, 2004	$52.05	$15.04	$18.70
, 2004	$	$	$

      The market prices of both Coventry common stock and First Health common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Coventry common stock and First Health common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Possibility of Coventry Stockholder Approval (Page 69)

      Coventry does not currently anticipate that Coventry stockholder approval will be required to complete the merger. The merger agreement provides that Coventry stockholder approval will be a condition to completion of the merger only if such approval is required pursuant to applicable rules of the New York Stock Exchange. If more than 1,495,056 shares of Coventry common stock are issued pursuant to First Health stock options to be assumed by Coventry in the merger, Coventry currently believes that it will be required to obtain stockholder approval under the rules of the New York Stock Exchange to complete the merger. However, based upon the number of First Health options currently tendered pursuant to the option tender offer and the belief that the option tender offer is economically beneficial to optionholders, Coventry does not currently anticipate that Coventry stockholder approval will be required to approve the issuance of Coventry common stock in connection with the merger. The option tender offer is conditioned upon the satisfaction or waiver, if permissible, of all of the conditions to completion of the merger. Because optionholders may withdraw their First Health options from the option tender offer at any time during the offering period, we can provide no assurance that a sufficient number of options will be purchased by First Health in the option tender offer such that Coventry stockholder approval will not be required. If Coventry stockholder approval is required, the completion of the merger will be delayed and, if Coventry stockholder approval is not obtained, the merger agreement could be terminated. For further information regarding the possibility that Coventry stockholder approval will be required, please see “The Merger Agreement — Possibility of Coventry Stockholder Approval” beginning on page 69 of this proxy statement/prospectus.

First Health Stockholder Special Meeting (Page 32)

      The First Health special meeting will be held at                     , local time on                     , 2004 at                . At the special meeting, you will be asked:

1. to consider and vote on a proposal to adopt the merger agreement;

2. to consider and vote on a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement; and

3. to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

      You may vote at the First Health special meeting if you owned First Health common stock at the close of business on                     , 2004. On that date, there were                      shares of First Health common stock outstanding and entitled to vote, approximately      % of which were owned and entitled to be voted by First Health directors and executive officers and their affiliates. You can cast one vote for each share of First Health common stock you owned on that date. In order to adopt the merger agreement, the holders of a majority of the outstanding shares of First Health common stock entitled to vote must vote in favor of doing so.

Recommendation of First Health’s Board of Directors (Page 47)

      First Health’s board of directors has determined that the merger is advisable to and in the best interests of the First Health stockholders, and recommends that First Health stockholders vote “FOR” the adoption of the merger agreement.

      In determining whether to adopt the merger agreement, First Health’s board of directors consulted with its senior management and financial and legal advisors. In arriving at its determination, First Health’s board of directors also considered a number of factors more fully described below under “The Merger — First Health’s Reasons for the Merger” beginning on page 43.

Opinion of First Health’s Financial Advisor (Page 47)

      In connection with the merger, First Health’s board of directors received a written opinion of First Health’s financial advisor, Citigroup Global Markets Inc., or Citigroup, as to the fairness, from a financial point of view, of the merger consideration. The full text of Citigroup’s opinion is attached as Appendix C to this proxy statement/prospectus. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citigroup’s opinion, which was provided to First Health’s board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger.

Risk Factors (Page 18)

      See “Risk Factors” for a discussion of factors you should carefully consider before deciding how to vote your shares of First Health common stock at the special meeting.

Conditions to the Merger (Page 76)

      The completion of the merger is subject to a number of customary conditions being met, including the adoption by First Health stockholders of the merger agreement, as well as receipt of all required regulatory approvals. The conditions to completion of the merger are more fully described below under “The Merger Agreement — Conditions of the Merger” beginning on page 76.

      A party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied; provided, however, that after adoption of the merger agreement by First Health stockholders, no waiver can occur which, by law or stock exchange rule, requires further approval by the stockholders. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

Regulatory Approvals (Page 61)

      As a condition to the completion of the merger, Coventry is required to make acquisition of control and other transaction-related filings for approval in the states of Missouri, Texas and California. Coventry has made all such filings and expects all such approvals to be obtained.

      The merger is also subject to United States antitrust laws. Each of Coventry and First Health will file the required notification and report forms with the Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission. The applicable waiting period begins on the date of filing by both parties and will expire 30 days thereafter, unless the waiting period is earlier terminated, or is extended by a request for additional information, in which case the waiting period will expire 30 days after substantial compliance by both parties with respect to the request for additional information. The Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger under antitrust law at any time before or after its completion.

      The regulatory requirements for completion of the merger are more fully described below under “The Merger-Regulatory Matters” beginning on page 61 of this proxy statement/prospectus.

Termination of the Merger Agreement; Fees Payable (Page 77)

      First Health and Coventry may jointly agree to terminate the merger agreement at any time. Either First Health or Coventry may terminate the merger agreement if:

•	the merger is not completed on or before April 30, 2005, referred to as the outside date, subject to extension to July 31, 2005 if certain conditions to effect the merger related to governmental orders or regulatory approvals have not been satisfied.

•	a court of competent jurisdiction or other governmental authority takes any final, nonappealable action prohibiting the merger.

•	the stockholders of First Health do not adopt the merger agreement at the special meeting, or if Coventry stockholder approval is required, the stockholders of Coventry do not adopt the merger agreement.

•	the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement that would excuse the terminating party’s obligation to complete the merger and the breach cannot be cured prior to the outside date.

      Coventry may terminate the merger agreement:

•	if First Health’s board of directors withdraws or adversely modifies its recommendation that First Health stockholders vote “FOR” the adoption of the merger agreement in order to comply with its fiduciary duties to First Health stockholders under applicable law.

•	if First Health’s board of directors receives an unsolicited acquisition proposal that it determines in good faith is a superior proposal and either changes its recommendation that First Health stockholders vote “FOR” the adoption of the merger agreement or enters into a definitive agreement with respect to the superior proposal.

      First Health may terminate the merger agreement:

•	if First Health’s board of directors accepts a superior proposal.

•	if (x) the average closing price of Coventry common stock reported on the New York Stock Exchange for the 20 consecutive trading days ending on the date two business days prior to the date the merger is to be completed is less than $39.2524, and (y) the ratio of the average closing price of Coventry common stock over such 20 trading day period to $52.3365 is less than (i) the ratio of the average closing price of the HMO Index over such 20 trading day period to $974.08, minus (ii) 0.15.

      The merger agreement provides that if the merger agreement is terminated by either party due to the failure of First Health stockholders to adopt the merger agreement or by Coventry due to a willful and intentional breach of the merger agreement by First Health, and an acquisition proposal concerning First Health has been publicly announced and not withdrawn as of the date of the termination, and if First Health enters into a definitive agreement regarding or consummates a transaction regarding such acquisition proposal within 12 months after the termination, First Health is required to pay Coventry a termination fee of approximately $59.7 million upon consummation of the acquisition proposal. If Coventry terminates the merger agreement due to a change in the recommendation of First Health’s board of directors that First Health stockholders vote “FOR” the adoption of the merger agreement as a result of an unsolicited acquisition proposal that First Health’s board of directors determines in good faith is a superior proposal First Health is required to pay Coventry a termination fee of approximately $59.7 million within two business days of the date of termination. If First Health terminates the merger agreement due to the First Health board’s acceptance of a superior proposal, then First Health is required to pay Coventry a termination fee of approximately $59.7 million on the date of such termination. If First Health’s board of directors withdraws or adversely modifies its recommendation that First Health stockholders vote “FOR” the adoption of the merger agreement based on its fiduciary duties to First Health stockholders under applicable law and Coventry terminates the merger agreement, First Health is required to pay Coventry a termination fee of approximately $29.9 million.

      An acquisition proposal is any bona fide offer or proposal for a merger, consolidation or other business combination with First Health; the sale, lease or other disposition of assets of First Health or any subsidiary representing 20% or more of the assets of First Health and its subsidiaries, taken as a whole; the issuance, sale or other disposition of capital stock, including securities convertible or exercisable for capital stock, representing 20% or more of the voting power of First Health; a transaction in which any person or group shall acquire or have the right to acquire 20% or more of the outstanding voting capital stock of First Health; or any combination of the foregoing transactions.

      A superior proposal is an acquisition proposal to acquire 50% or more of the outstanding capital stock of First Health (or the surviving entity or direct or indirect parent of the surviving entity in a merger), or all or substantially all of the assets of First Health and its subsidiaries, taken as a whole, that in the good faith judgment of First Health’s board, after receiving advice from its financial advisor and outside legal counsel, is more favorable to First Health’s stockholders than the merger with Coventry and that is reasonably likely to be completed.

No Solicitation of Transactions Involving First Health (Page 74)

      First Health has agreed that it will not, whether directly or indirectly, until the merger is completed or the merger agreement is terminated:

•	solicit, initiate or facilitate any acquisition proposal;

•	participate in discussions or negotiations with, or furnish any non-public information to, any person who has made an acquisition proposal;

•	withdraw or modify in a manner adverse to Coventry the recommendation of First Health’s board of directors that First Health stockholders vote “FOR” the adoption of the merger agreement; or

•	approve or recommend any acquisition proposal or enter into any letter of intent or agreement with respect to any acquisition proposal.

      However, prior to the adoption of the merger agreement by First Health stockholders, First Health may

•	in response to an acquisition proposal by a third party, and with prior written notice to Coventry, furnish non-public information to, pursuant to a confidentiality agreement no less restrictive than the one with Coventry, and participate in discussions with, such third party regarding the acquisition proposal if First Health’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal is, or is reasonably likely to result in, a superior proposal.

•	in response to an unsolicited acquisition proposal by a third party, and with three days written notice to Coventry (during which time Coventry will have an opportunity to submit an amended proposal), change the recommendation of First Health’s board of directors that the First Health stockholders vote “FOR” the adoption of the merger agreement or enter into a definitive agreement with respect to such acquisition proposal if First Health’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal constitutes a superior proposal.

•	take and disclose to First Health stockholders a position with respect to a tender or exchange offer in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.

•	change the First Health board’s recommendation that First Health stockholders vote “FOR” the adoption of the merger agreement in order to comply with its fiduciary duties to First Health stockholders under applicable law.

Amendment and Waiver of Rights Under the Merger Agreement (Page 78)

      First Health and Coventry may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the First Health stockholders adopt the merger agreement, the merger agreement may only be amended or terms thereof waived if any amendment or waiver would not require further approval of the First Health stockholders under applicable law or Nasdaq rules.

Interests of Certain Persons in the Merger (Page 54)

      First Health’s directors and executive officers have financial and other interests in the merger in addition to their interests as stockholders of First Health. These interests include:

•	In August 2004, First Health entered into change in control severance agreements with certain employees, including all of its executive officers (other than Mr. McManaman), which provide for retention payments of up to one times base salary upon completion of the merger and severance payments of up to three times base salary if such employee is terminated without cause or voluntarily terminates his or her employment for good reason following a change in control transaction, including completion of the merger. In addition, First Health’s employment agreement with Mr. McManaman provides for a severance payment of two times base salary plus target bonus if Mr. McManaman is terminated without cause or voluntarily terminates his employment for good reason following a change in control transaction, including completion of the merger. Coventry has agreed to honor these agreements in accordance with their terms.

•	In connection with the merger, First Health will offer to purchase all outstanding options to purchase First Health common stock, whether or not vested and regardless of exercise price, for an amount in cash equal to the greater of the amount by which $18.75 exceeds the exercise price of the option, if any, or $1.25, reduced in each case by any applicable tax withholding. Completion of the option tender offer is conditioned upon satisfaction or waiver of all the conditions to completion of the merger. Because the value of the merger consideration may change prior to completion of the merger due to increases or decreases in the value of Coventry common stock, and the price per option offered by First Health in the option tender offer is a fixed price in cash, the price paid by First Health in the option tender offer may be more than or less than the value of the merger consideration at the completion of the merger. Certain holders of outstanding options to purchase shares of First Health common stock, including all of First Health’s directors and executive officers, have agreed to tender their options pursuant to this offer. See “The Merger Agreement — Options to Purchase First Health Common Stock” beginning on page 67 of this proxy statement/prospectus.

•	Coventry has agreed to indemnify and hold harmless each present and former director, officer and employee of First Health following completion of the merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent such persons would have been indemnified as directors, officers or employees of First Health under First Health’s certificate of incorporation and bylaws and existing indemnification agreements. This indemnification also covers liability and expenses arising out of the transactions contemplated by the merger agreement to the fullest extent permitted by applicable law. Coventry also has agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of First Health’s directors and officers for six years following completion of the merger.

      First Health’s board of directors knew about these additional interests, and considered them, when it approved the merger agreement.

Material United States Federal Income Tax Consequences of the Merger (Page 61)

      It is a condition to the merger that both Coventry and First Health receive tax opinions from their respective legal counsels, dated as of the closing date, to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, you generally will recognize gain, but not loss, equal to the lesser of (1) the excess of the sum of cash and the fair market value of the Coventry common stock received over your adjusted tax basis in the First Health stock exchanged in the merger, or (2) the amount of cash received in the merger.

      Tax matters are complicated and the actual tax consequences of the merger to you will depend on your specific situation. You are urged to read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 61 for a more complete discussion of the U.S. federal income tax consequences of the merger and to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Restrictions on Ability to Sell Coventry Common Stock (Page 65)

      All shares of Coventry common stock you receive in connection with the merger will be freely transferable unless you are considered an “affiliate” of either First Health or Coventry for the purposes of the Securities Act as of the date of the special meeting, in which case you will be permitted to sell the shares of Coventry common stock you receive in the merger only pursuant to an effective registration statement, the requirements of Rule 145 under the Securities Act or an exemption from the registration requirements of the Securities Act. This proxy statement/prospectus does not register the resale of stock held by affiliates.

Accounting Treatment (Page 65)

      Coventry will account for the merger as a purchase for financial reporting purposes.

Appraisal Rights (Page 65)

      Under Delaware law, you are entitled to appraisal rights in connection with the merger.

      You will have the right under Delaware law to have the fair value of your shares of First Health common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to First Health for appraisal in compliance with Delaware law before the vote on the merger;

•	not vote in favor of the merger; and

•	continuously hold your First Health common stock from the date you make the demand for appraisal through the completion of the merger.

      Merely voting against the merger will not protect your appraisal rights, which requires you to take all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail under “Appraisal Rights for First Health Stockholders” beginning on page 79. The relevant section of the Delaware General Corporation Law regarding appraisal rights is reproduced and attached as Appendix B to this proxy statement/prospectus.

      If you vote for the merger, you will waive your rights to seek appraisal of your shares of First Health common stock under Delaware law.

Surrender of Stock Certificates (Page 68)

      Following the effective time of the merger, Coventry will cause a letter of transmittal to be mailed to all holders of First Health common stock containing instructions for surrendering their stock certificates.

Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal. Please do not send stock certificates with your proxy.

Certain Effects of the Merger (Page 143)

      Upon completion of the merger, First Health stockholders will become stockholders of Coventry. The internal affairs of Coventry are governed by the Delaware General Corporation Law and Coventry’s certificate of incorporation and bylaws. The merger will result in differences in the rights of First Health stockholders, which are summarized in “Comparison of Rights of Stockholders of Coventry and Stockholders of First Health” beginning on page 143.

Selected Consolidated Historical Financial Data

of Coventry Health Care, Inc.

      The following table summarizes selected consolidated historical financial data of Coventry, which should be read in conjunction with the consolidated financial statements of Coventry included elsewhere in this proxy statement/prospectus. The financial data as of and for the five years ended December 31, 2003 has been derived from the audited consolidated financial statements of Coventry. The financial data as of and for the nine months ended September 30, 2003 and September 30, 2004 have been derived from the unaudited condensed consolidated financial statements of Coventry. In the opinion of Coventry’s management, all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the financial data for the nine months ended September 30, 2003 and 2004, have been reflected therein. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full year.

						For the Nine Months
	For the Year Ended December 31,					Ended September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except per share data)
Operations Statement Data(1)
Operating revenues	$2,162,372	$2,604,910	$3,147,245	$3,576,905	$4,535,143	$3,311,837	$3,927,789
Operating earnings	47,855	62,515	91,108	200,670	366,197	262,803	362,303
Earnings before income taxes	76,000	102,068	134,682	225,741	393,064	282,448	384,165
Net earnings	43,435	61,340	84,407	145,603	250,145	180,457	245,351
Basic earnings per share	0.49	0.69	0.87	1.64	2.84	2.05	2.79
Diluted earnings per share	0.45	0.62	0.83	1.58	2.75	1.99	2.71
Dividends declared per share	—	—	—	—	—	—	—
Balance Sheet Data(1)
Cash and investments	$614,603	$752,450	$952,491	$1,119,120	$1,405,922	$1,366,026	$1,635,093
Total assets	1,081,583	1,239,036	1,451,273	1,643,440	1,981,736	1,954,968	2,217,794
Total medical liabilities	362,786	444,887	522,854	558,599	597,190	610,033	646,277
Long-term liabilities	10,445	6,443	10,649	21,691	27,358	26,959	26,065
Senior notes	—	—	—	175,000	170,500	170,500	170,500
Redeemable convertible preferred stock	47,095	—	—	—	—	—	—
Stockholders’ equity	480,385	600,430	689,079	646,037	928,998	849,785	1,104,093
Operating Data(1)
Medical loss ratio(2)	86.1%	85.8%	86.0%	83.3%	81.2%	81.3%	80.6%
Operating earnings ratio	2.2%	2.4%	2.9%	5.6%	8.1%	7.9%	9.2%
Administrative expense ratio	13.8%	12.7%	12.0%	12.2%	12.0%	12.0%	11.6%
Basic weighted average shares outstanding(3)	88,538	89,282	97,485	88,802	88,113	87,824	87,954
Diluted weighted average shares outstanding(3)	96,238	98,635	101,812	91,865	90,765	90,441	90,527
Risk membership, continuing operations	1,202,000	1,437,000	1,522,000	1,640,000	1,899,000	1,865,000	1,888,000
Non-risk membership, continuing operations	238,000	276,000	319,000	395,000	484,000	488,000	558,000
Network rental membership, continuing operations	684,000	593,000	730,000	788,000	678,000	719,000	574,000

(1)	Operations Statement Data include the results of operations of acquisitions since the date of acquisition. Balance Sheet Data reflect acquisitions as of December 31 of the year of acquisition. See the notes to consolidated financial statements for detail on Coventry’s acquisitions.

(2)	Medical loss ratio excludes non-recurring charges and recoveries recorded in 1999 and 2000.

(3)	All historical common share data have been adjusted for a 3-for-2 stock split in the form of a 100% stock distribution paid on January 30, 2004 to stockholders of record on January 9, 2004.

Selected Consolidated Historical Financial Data

of First Health Group Corp.

      The following table summarizes selected consolidated historical financial data of First Health, which should be read in conjunction with the consolidated financial statements of First Health included in First Health’s Annual Report on Form 10-K for the year ended December 31, 2003, and First Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated herein by reference and from which this information is derived. The financial data as of and for the five years ended December 31, 2003 has been derived from the audited consolidated financial statements of First Health. The financial data as of and for the nine months ended September 30, 2003 and 2004 has been derived from the unaudited condensed consolidated financial statements of First Health. In the opinion of First Health’s management, all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the financial data for the nine months ended September 30, 2003 and 2004, have been reflected therein. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full year.

						For the Nine Months
	For the Year Ended December 31,					Ended September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$458,943	$506,741	$593,108	$759,966	$890,926	$652,140	$657,248
Operating Expenses:
Cost of services	215,480	225,783	261,985	336,094	401,335	294,967	315,532
Selling and marketing	45,588	48,377	58,416	77,878	92,977	65,580	66,052
General and administrative	36,549	34,201	39,598	55,057	66,104	46,648	57,785
Merger Expenses	—	—	—	—	—	—	1,304
Health care benefits	6,192	13,044	13,293	15,455	21,462	14,029	19,900
Depreciation and Amortization	29,445	38,389	46,527	56,077	63,033	46,334	57,678
Total operating expenses	333,254	359,794	419,819	540,561	644,911	467,558	518,251
Income from operations	125,239	146,947	173,289	219,405	246,015	184,582	138,997
Nonoperating expenses (income):
Interest income	(6,293)	(6,639)	(6,844)	(6,698)	(5,928)	(4,242)	(4,330)
Interest expense	15,017	14,731	7,152	5,454	5,586	3,870	5,145
Income before income taxes	116,515	138,855	172,981	220,649	246,357	184,954	138,182
Income taxes	(47,218)	(56,236)	(70,061)	(87,711)	(93,623)	(70,286)	(51,687)
Net income	$69,297	$82,619	$102,920	$132,938	$152,734	$114,668	$86,495
Weighted average shares outstanding- basic(1)	100,540	95,698	98,333	100,697	94,883	95,710	91,543
Net income per common share-basic(1)	$.69	$.86	$1.05	$1.32	$1.61	$1.20	$.94
Weighted average shares outstanding- diluted(1)	102,006	99,740	103,055	104,258	97,199	98,178	92,858
Net income per common share-diluted(1)	$.68	$.83	$1.00	$1.28	$1.57	$1.17	$.93
Balance Sheet Data:
Cash and investments	$128,596	$127,582	$137,353	$152,712	$139,729	$161,863	$163,705
Working capital	31,425	40,270	(159,130)	1,199	24,121	10,831	38,222
Total assets	488,734	491,596	780,734	843,361	977,411	887,446	1,022,078
Total liabilities (excluding debt)	162,002	182,683	243,935	309,215	328,933	328,664	348,852
Debt outstanding	240,000	127,500	197,500	120,000	270,000	155,000	195,000
Stockholders’ equity	$86,732	$181,413	$339,299	$414,146	$378,478	$403,782	$478,226

(1)	All historical common share data have been adjusted for a 2-for-1 stock split in the form of a 100% stock distribution paid on June 25, 2001 to stockholders of record on June 4, 2001.

Market Price and Dividend Information

Recent Closing Prices

      The table below presents the closing price per share of Coventry common stock on the New York Stock Exchange, and the closing price per share of First Health common stock on the Nasdaq, on October 13, 2004, the trading day immediately preceding the public announcement date of the merger, and on                     , 2004, the most recent practicable date prior to the mailing of this proxy statement/ prospectus, as well as the “equivalent per share value” of shares of First Health common stock on such dates. The “equivalent per share value” of shares of First Health common stock represents the closing sales price per share for Coventry common stock on the New York Stock Exchange on the applicable date, multiplied by the exchange ratio of 0.1791, plus the cash consideration of $9.375 to be paid with respect to each share of First Health common stock. The value of the merger consideration to be received by First Health stockholders will fluctuate with changes in the price of Coventry common stock — if the price of Coventry common stock increases or decreases, the value of merger consideration will increase or decrease. There can be no assurances as to the market price of Coventry common stock at any time prior to the merger or any time thereafter. Stockholders should obtain current market quotations for shares of Coventry common stock and First Health common stock prior to making any decision with respect to the merger.

	Coventry	First Health	First Health Equivalent
	Common Stock	Common Stock	Per Share Value
	(Closing price per share)	(Closing price per share)	(Price per share)

October 13, 2004	$52.05	$15.04	$18.70
, 2004

Historical Market Price Data

      Coventry common stock is quoted on the New York Stock Exchange under the symbol “CVH.” Prior to May 16, 2001, Coventry common stock was quoted on the Nasdaq. First Health common stock is quoted on the Nasdaq under the symbol “FHCC.”

      The following table sets forth the high and low sales prices per share of Coventry and First Health common stock as adjusted for all stock splits, as reported on the New York Stock Exchange and Nasdaq, respectively, for the periods indicated:

	Coventry		First Health
	Common Stock		Common Stock

	High	Low	High	Low

2002
Quarter ended March 31, 2002	$18.80	$13.01	$26.25	$22.00
Quarter ended June 30, 2002	$23.10	$16.23	$30.15	$23.75
Quarter ended September 30, 2002	$23.26	$14.63	$28.35	$23.49
Quarter ended December 31, 2002	$25.33	$16.83	$29.60	$20.79

2003
Quarter ended March 31, 2003	$22.25	$16.20	$26.25	$20.70
Quarter ended June 30, 2003	$31.46	$20.69	$28.80	$23.01
Quarter ended September 30, 2003	$38.59	$29.75	$28.88	$24.44
Quarter ended December 31, 2003	$44.19	$34.47	$26.97	$17.90

	Coventry		First Health
	Common Stock		Common Stock

	High	Low	High	Low

2004
Quarter ended March 31, 2004	$45.07	$39.50	$22.65	$18.95
Quarter ended June 30, 2004	$50.60	$40.79	$22.49	$14.60
Quarter ended September 30, 2004	$54.30	$45.50	$16.81	$13.26
Quarter ended December 31, 2004 (through November 4, 2004)	$54.18	$37.25	$18.25	$14.90

Dividend Information

      Coventry has not paid any cash dividends on Coventry common stock and expects for the foreseeable future to retain all of Coventry’s earnings to finance the development of Coventry’s business. Coventry’s ability to pay dividends is limited by certain covenants and restrictions contained in Coventry’s senior notes and by insurance regulations applicable to Coventry’s subsidiaries. Subject to the terms of such insurance regulations, any future decision as to the payment of dividends will be at the discretion of Coventry’s board of directors and will depend on Coventry’s earnings, financial position, capital requirements and other relevant factors. See “Information Concerning Coventry Health Care, Inc. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” beginning on page 112.

Number of Stockholders

      As of                     , 2004, there were approximately            stockholders of record of First Health common stock, as shown on the records of First Health’s transfer agent for such shares. As of                     , 2004, there were approximately            stockholders of record of Coventry, as shown on the records of Coventry’s transfer agent for such shares.

Shares Held by Certain Stockholders

      Adoption of the merger agreement by First Health stockholders requires the affirmative vote of the holders of a majority of the shares of First Health common stock outstanding and entitled to vote at the special meeting. As of                     , 2004, approximately           % of the outstanding shares of First Health common stock were held by directors and executive officers of First Health and their affiliates. Neither Coventry nor any of its directors or executive officers owns any shares of First Health common stock.

Selected Unaudited Pro Forma Condensed Combined Financial Information

      On October 13, 2004, Coventry, Merger Sub and First Health entered into a merger agreement pursuant to which First Health will be merged with and into Merger Sub, a wholly owned subsidiary of Coventry, with Merger Sub continuing as the surviving entity. Under the terms of the merger agreement, holders of First Health common stock will receive 0.1791 shares of Coventry common stock and $9.375 in cash for each share of First Health common stock they own. Total consideration for the transaction, to be issued upon closing, is comprised of approximately 16.5 million shares of Coventry common stock, valued at approximately $782.7 million based upon the average of Coventry’s share closing prices from October 12, 2004 through October 18, 2004, and approximately $904.9 million in cash. For purposes of this selected unaudited pro forma condensed combined financial information, it is assumed that 100% of the outstanding options to purchase First Health common stock will be purchased for cash pursuant to First Health’s option tender offer.

      The selected unaudited pro forma condensed combined financial information gives effect to the acquisition of First Health by Coventry as if the acquisition had occurred on January 1, 2003 and January 1, 2004 for purposes of the unaudited pro forma condensed combined operations statement data for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. The selected unaudited pro forma condensed combined financial information gives effect to the acquisition of First Health by Coventry as if the acquisition had occurred on September 30, 2004 for purposes of the unaudited pro forma condensed combined balance sheet data as of September 30, 2004.

      Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of an acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values will include management’s consideration of a valuation prepared by an independent valuation specialist. This valuation will be based on the actual net tangible and intangible assets of First Health that exist as of the closing date of the merger, currently estimated to occur in the first quarter of 2005.

      Because this selected unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates of fair values, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in this selected unaudited pro forma condensed combined financial information. In addition to the final valuation, the impact of any integration activities, the timing of completion of the transaction and other changes in First Health’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences from the information presented below.

      The selected unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Coventry included elsewhere in this proxy statement/prospectus, the historical consolidated financial statements and accompanying notes of First Health included in First Health’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated herein by reference, and, for each of Coventry and First Health, the selected consolidated historical financial data included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial information also should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 137. The selected unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of Coventry that would have been reported had the transaction been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Coventry.

      This information is for illustrative purposes only. Coventry and First Health would likely have performed differently had they always been combined. You should not rely on this information as being indicative of future results after the merger.

	(Unaudited Pro Forma)

		For the
	For the Year	Nine Months
	Ended	Ended
	December 31,	September 30,
	2003	2004

	(In thousands, except
	per share amounts)
Operations Statement Data(1)
Operating revenues	$5,426,069	$4,585,037
Operating earnings	596,934	491,146
Earnings before income taxes	581,971	481,333
Net earnings	365,536	305,187
Basic earnings per share	$3.50	$2.92
Diluted earnings per share	$3.41	$2.85
Dividends declared per share

September 30,
2004

Balance Sheet Data(1)
Cash and investments	$1,611,998
Total assets	4,396,903
Total medical liabilities	669,671
Long-term liabilities	298,580
Long-term debt	1,053,614
Stockholders’ equity	1,886,786

(1)	Operations Statement Data include the results of operations of acquisitions since the date of acquisition. Balance Sheet Data reflect acquisitions as of December 31 of the year of acquisition. See the notes to Coventry’s consolidated financial statements included elsewhere in this proxy statement/prospectus and the notes to First Health’s consolidated financial statements included in First Health’s Annual Report on Form 10-K for the year ended December 31, 2003, and First Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated herein by reference, for detail on acquisitions by Coventry and First Health.

COMPARATIVE PER SHARE DATA

(Unaudited)

      The following table shows historical per share information about basic and diluted earnings per share, cash dividends per share, and book value per share for each of Coventry and First Health for all periods presented and similar combined pro forma information after giving effect to the merger. The pro forma comparative per share data assumes the merger had been completed on January 1, 2003 and January 1, 2004 using the purchase method of accounting for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 137.

      The historical information for Coventry in the following table should be read in conjunction with the selected consolidated historical financial data and the historical consolidated financial statements and accompanying notes of Coventry included elsewhere in this proxy statement/prospectus. The historical information for First Health in the following table should be read in conjunction with the selected consolidated historical financial data of First Health included elsewhere in this proxy statement/prospectus and the historical consolidated financial statements and accompanying notes of First Health included in its Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated herein by reference.

      We derived the pro forma combined information in the following table from and based upon the Unaudited Pro Forma Condensed Combined Financial Statements and the notes thereto beginning on page 137. The information listed as the “Pro Forma Equivalent” for First Health in the following table was calculated by multiplying the pro forma combined Coventry common stock per share amounts by the exchange ratio of 0.1791.

      The pro forma combined information in the following table is for illustrative purposes only. Coventry and First Health would likely have performed differently had they always been combined. You should not rely on this information as being indicative of future results after the merger.

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2003	2004

Coventry Common Stock:
Earnings per Share
Basic:
Historical	$2.84	$2.79
Combined Pro Forma	$3.50	$2.92
Diluted:
Historical	$2.75	$2.71
Combined Pro Forma	$3.41	$2.85
Book Value Per Share at Period End:
Historical	$10.26	$12.30
Combined Pro Forma	N/A	$17.76
Common Dividends per Share
Historical	—	—
Combined Pro Forma	N/A	—

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2003	2004

First Health Common Stock:
Earnings per Share
Basic:
Historical	$1.61	$0.94
Pro Forma Equivalent	$0.63	$0.52
Diluted:
Historical	$1.57	$0.93
Pro Forma Equivalent	$0.61	$0.51
Book Value Per Share at Period End:
Historical	$4.16	$5.20
Pro Forma Equivalent	N/A	$3.18
Common Dividends per Share
Historical	—	—
Pro Forma Equivalent	N/A	—

N/A — Not Required to be Presented

RISK FACTORS

      Before you vote for adoption of the merger agreement, you should carefully consider the risks described below in addition to the other information contained in this proxy statement/ prospectus, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31. By voting for adoption of the merger agreement, you will be choosing to invest in Coventry common stock. The risks and uncertainties described below are not the only ones facing Coventry. If any of the following risks actually occur, Coventry’s business, financial condition or results of operations could be materially adversely affected, the value of Coventry common stock could decline and you may lose all or part of your investment.

Risks Associated with the Merger

The anticipated benefits of acquiring First Health may not be realized.

      Coventry and First Health entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Coventry integrates First Health in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact Coventry’s business, financial condition and operating results.

Coventry may have difficulty integrating First Health and may incur substantial costs in connection with the integration.

      Coventry could experience material, unanticipated difficulties or expenses in connection with the merger, especially given the relatively large size of the merger compared to Coventry’s other acquisitions. The time and expense associated with negotiating amended or new contracts with healthcare providers, as well as other service providers may exceed management’s expectations and limit or delay the intended benefits of the merger. Similarly, the process of combining network management forces, integrating information technology systems, consolidating administrative functions, and coordinating product and service offerings can take longer, cost more, and provide fewer benefits than initially projected. To the extent any of these events occurs, the benefits of the transaction may be reduced, at least for a period of time.

      Integrating First Health will be a complex, time-consuming and expensive process. Before the merger, Coventry and First Health operated independently, each with its own business, products, customers, employees, culture and systems.

      Coventry may face substantial difficulties, costs and delays in integrating First Health. These factors may include:

•	potential difficulty in leveraging the value of the separate technologies of the combined company;

•	perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

•	managing customer and provider overlap and potential pricing conflicts;

•	costs and delays in implementing common systems and procedures;

•	potential charges to earnings resulting from the application of purchase accounting to the transaction;

•	difficulty comparing financial reports due to differing management systems;

•	diversion of management resources from the business of the combined company;

•	the retention of existing customers of each company, including, with respect to First Health, the mail handlers benefit plan;

•	reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;

•	retaining and integrating management and other key employees of the combined company; and

•	coordinating infrastructure operations in an effective and efficient manner.

      After the merger, we may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. We may be unsuccessful in implementing the integration of these systems and processes. Coventry operates in 15 geographic markets and conducts business through three business segments. At September 30, 2004, Coventry employed approximately 4,300 people. For its fiscal year 2003, Coventry’s revenues were approximately $4.5 billion. By contrast, First Health operates throughout the United States and offers managed care and administrative products and services to workers’ compensation payors, to federal employee health benefits plans, including the Mail Handlers Benefit Plan (a nationally offered health plan for federal employees), to large self-insured employer groups and to group health third party administrators and insurance carriers. First Health also offers specialized managed care and administrative products and services to public sector (primarily state Medicaid programs) clients. First Health employs approximately 5,900 people. For its fiscal year 2003, First Health’s revenues were approximately $891 million. While the companies believe they share certain similar cultural characteristics and philosophies, the differences in size and scope of operations may affect the companies’ management processes.

      Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of either company.

We must obtain several governmental approvals to complete the merger, which, if delayed, not granted or granted with unacceptable conditions may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction.

      We must obtain specified approvals and consents in a timely manner from federal and state agencies prior to the completion of the merger. If we do not receive these approvals on terms that satisfy the conditions set forth in the merger agreement, then we will not be obligated to complete the merger. The governmental agencies from which we seek approvals have broad discretion in administering the regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs that could negatively affect the way the combined companies conduct business. These requirements, limitations or additional costs could adversely affect Coventry’s ability to integrate the business of First Health or reduce the anticipated benefits of the merger.

      The merger is subject to the requirements of the Hart Scott Rodino Act, or HSR Act, which prevents certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and certain waiting periods are terminated or expire.

      As a condition to completion of the merger, Coventry is required to make acquisition of control and other transaction-related filings for approval in the states of Missouri, Texas and California. Specifically, Coventry is required to make acquisition of control filings with the Missouri Department of Insurance and the Texas Department of Insurance, which are the domicile states of First Health’s insurance company subsidiaries. In addition, Coventry is required to make a disclaimer of affiliation with the California Department of Insurance because one of First Health’s insurance subsidiaries, American Life & Health Insurance Company, referred to as American, is also considered commercially domiciled in California. There can be no assurance that any of these local authorities will grant the necessary approvals or consents in order for the merger to be completed.

The value of the shares of Coventry common stock that First Health stockholders receive in the merger will vary as a result of the fixed exchange ratio and fluctuations in the price of Coventry common stock.

      At the effective time of the merger, each outstanding share of First Health common stock (other than shares held by Coventry, Merger Sub or First Health or shares held by stockholders who properly perfect appraisal rights) will be converted into the right to receive 0.1791 shares of Coventry common stock (plus cash in lieu of fractional shares) and $9.375 in cash. The ratio at which the shares will be converted is fixed and any changes in the price of Coventry common stock will affect the value of the consideration that First Health stockholders receive in the merger. If the price of Coventry common stock declines prior to completion of the merger, the value of the merger consideration to be received by First Health stockholders will decrease. Stock price variations could be the result of changes in the business, operations or prospects of Coventry, First Health or the combined company, market assessments of anticipated benefits of the merger or the potential integration or other costs and the likelihood that the merger will be completed within the anticipated time or at all, general market and economic conditions and other factors which are beyond the control of Coventry or First Health. Recent market prices of Coventry common stock and First Health common stock are set forth on page 12 under the heading “Market Price and Dividend Information.”

      We encourage First Health stockholders to obtain current market quotations for Coventry common stock and First Health common stock. The price of Coventry common stock and First Health common stock at the effective time of the merger may vary from their prices on the date of this proxy statement/prospectus. The historical prices of Coventry common stock and First Health common stock included in this proxy statement/prospectus are not indicative of their prices on the date the merger becomes effective. The future market prices of Coventry common stock and First Health common stock cannot be guaranteed or predicted.

The merger may result in a loss of customers.

      Some customers may seek alternative sources for products or services after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. The combined company could experience customer attrition by reason of announcement of the merger or after the merger. In addition, certain of First Health’s customer contracts contain a change of control provision that, under certain circumstances, may allow such customer to terminate the contract as a result of the merger. Difficulties in combining operations could also result in potential disputes or litigation with customers or others. Any steps by management to counter such potential increased customer attrition may not be effective. Failure by management to control attrition could result in worse than anticipated financial performance.

If the conditions to the merger are not met, the merger may not occur.

      Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. For a more complete discussion of the conditions to the merger, please see “The Merger Agreement — Conditions to the Merger” beginning on page 76. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and each of Coventry and First Health may lose some or all of the intended benefits of the merger. The following conditions must be satisfied or waived, if permissible, before Coventry and First Health are obligated to complete the merger:

•	the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act of 1933, as amended, referred to as the Securities Act, and must not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC;

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of First Health common stock as of the record date and, if required pursuant to the rules of the

New York Stock Exchange, the holders of a majority of the outstanding shares of Coventry common stock;

•	no federal or state court of competent jurisdiction or other governmental entity shall have entered any order (whether temporary, preliminary or permanent), which prevents the completion of the merger;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the HSR Act shall have expired or been terminated;

•	state insurance regulatory approvals in Missouri, Texas and California shall have been obtained;

•	the shares of Coventry common stock issuable to First Health stockholders must have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

•	each of Coventry and First Health must have received an opinion of its legal counsel to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      The obligations of Coventry and Merger Sub to complete the merger are also subject to the satisfaction or waiver, if permissible, of the following conditions specified in the merger agreement:

•	the representations and warranties of First Health set forth in the merger agreement shall be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct has not had a material adverse effect on First Health, in each case as of the date of the merger agreement and as of the date the merger is to be completed (except for representations and warranties made as of a particular date which need be true only as of such date); provided, however, that First Health’s representations and warranties as to capitalization shall be true and correct in all respects as of the date of the merger agreement and as of the date the merger is to be completed;

•	First Health shall have performed or complied in all material respects with all agreements and covenants under the merger agreement required to be performed or complied with as of the date the merger is to be completed; provided, however, that the failure to comply with covenants related to operating the First Health business in the ordinary course and cooperating with Coventry to obtain third party consents shall only constitute a failure of the condition if the failure to comply with these covenants, individually or in the aggregate, has had a material adverse effect on First Health;

•	there shall not be pending or threatened in writing (and not withdrawn) any suit, action or proceeding by any governmental entity against Coventry, Merger Sub or First Health:

•	challenging the acquisition by Coventry or Merger Sub of a material portion of First Health common stock or seeking to restrain or prohibit the merger;

•	seeking to prohibit or limit the ownership or operation by First Health or any of its subsidiaries or, after the effective time of the merger, by Coventry or any of its subsidiaries, of any portion of the business or assets of First Health and its subsidiaries or, after the effective time of the merger as a result of the merger, of Coventry or any of its subsidiaries;

•	seeking to compel First Health or any of its subsidiaries or Coventry or any of its subsidiaries as a result of the merger to divest or hold separate any portion of any business or of any assets of First Health or any of its subsidiaries or Coventry or any of its subsidiaries; or

•	seeking to obtain from First Health, Coventry or Merger Sub any damages,

which, in the case of the three immediately preceding sub-bullet points, has had or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Coventry or First Health; provided, however, that this condition shall be deemed satisfied with respect to threatened litigation if no suit or action in respect of such threatened litigation shall have been filed or commenced within 10 business days from the written threat.

      In addition, the obligations of First Health to complete the merger are subject to the satisfaction or waiver, if permissible, of the following conditions specified in the merger agreement:

•	the representations and warranties of Coventry set forth in the merger agreement shall be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct has not had a material adverse effect on Coventry, in each case as of the date of the merger agreement and as of the date the merger is to be completed (except for representations and warranties made as of a particular date which need be true only as of such date); provided, however, that Coventry’s representations and warranties as to capitalization shall be true and correct in all material respects as of the date of the merger agreement and as of the date the merger is to be completed; and

•	Coventry shall have performed or complied in all material respects with all agreements and covenants under the merger agreement required to be performed or complied with as of the date the merger is to be completed.

      In addition, in the event an insufficient number of options are tendered in response to First Health’s option tender offer, Coventry could be required to obtain stockholder approval, which could delay consummation of the merger or, if not obtained, result in termination of the merger agreement. Please see “The Merger Agreement — Possibility of Coventry Stockholder Approval” beginning on page 69 of this proxy statement/prospectus.

Coventry and First Health may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

      Each of the conditions to Coventry’s and First Health’s obligations to complete the merger may be waived, in whole or in part, after adoption of the merger agreement by First Health stockholders, if such waiver does not require further approval by First Health stockholders under applicable law or the rules of the Nasdaq. Each of the boards of directors of Coventry and First Health will evaluate any such waiver to determine whether further stockholder approval is necessary. However, Coventry and First Health generally do not expect any such waiver to require further stockholder approval. In the event that any such waiver is determined not to require resolicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

If there is a significant decrease in Coventry’s stock price, First Health’s board of directors may terminate the merger agreement even after adoption of the merger agreement by First Health stockholders.

      First Health has the right to terminate the merger agreement if (x) the average closing price of Coventry common stock reported on the New York Stock Exchange for the 20 consecutive trading days ending on the date two business days prior to the date the merger is to be completed is less than $39.2524, and (y) the ratio of the average closing price of Coventry common stock over such 20 trading day period to $52.3365 is less than (i) the ratio of the average closing price of the HMO Index reported and adjusted on the American Stock Exchange over such 20 trading day period to $974.08, minus (ii) 0.15. If First Health is entitled to exercise this termination right, the decision to terminate the merger agreement will be made by First Health’s board of directors immediately prior to the closing of the merger based on its determination of the best interests of First Health stockholders, and there is no assurance that the merger agreement will be terminated even if Coventry’s stock price drops below the threshold set forth above.

Directors and executive officers of First Health have interests in the merger that differ from those of First Health stockholders generally.

      Directors and executive officers of First Health have interests in the merger that are different from the interests of First Health stockholders generally. These interests include:

•	First Health has entered into change in control severance agreements with certain employees, including all of its executive officers other than Mr. McManaman, which provide for retention payments of up to one times base salary upon completion of the merger and severance payments of up to three times base salary if such employee is terminated without cause or voluntarily terminates his or her employment for good reason following completion of the merger. In addition, First Health’s employment agreement with Mr. McManaman provides for a severance payment of two times base salary plus target bonus if Mr. McManaman is terminated without cause or voluntarily terminates his employment for good reason following a change in control, including completion of the merger. Coventry has agreed to honor all of these agreements in accordance with their terms.

•	In connection with the merger, First Health will commence the option tender offer. Because the value of the merger consideration may change prior to completion of the merger due to increases or decreases in the value of Coventry common stock, and the price per option offered by First Health in the option tender offer is a fixed price in cash, the price paid by First Health in the option tender offer may be more than or less than the value of the merger consideration at the completion of the merger. Certain holders of outstanding options to purchase shares of First Health common stock, including all of First Health’s directors and executive officers, have agreed to tender their options pursuant to this offer.

•	Coventry agreed in the merger agreement to indemnify and provide liability insurance to First Health’s officers and directors.

      The directors of First Health knew about these additional interests and considered them when they approved the merger agreement and the merger. For more information about these interests, please see “The Merger –Interests of Certain Persons in the Merger” beginning on page 54.

Risks Related to Coventry’s Business

Coventry’s results of operations may be adversely affected if Coventry is unable to accurately estimate and control future health care costs.

      Most of the premium revenue Coventry receives is based upon rates set months before Coventry delivers services. As a result, Coventry’s results of operations largely depend on Coventry’s ability to accurately estimate and control future health care costs. Coventry bases the premiums it charges, at least in part, on its estimate of expected health care costs over the applicable premium period. Factors that may cause health care costs to exceed Coventry’s estimates include:

•	an increase in the cost of health care services and supplies, including pharmaceuticals;

•	higher than expected utilization of health care services;

•	periodic renegotiations of hospital, physician and other provider contracts;

•	the occurrence of epidemics and catastrophic events;

•	changes in the demographics of Coventry’s members and medical trends affecting them;

•	general inflation or economic downturns;

•	new mandated benefits or other regulatory changes that increase Coventry’s costs; and

•	other unforeseen occurrences.

      In addition, medical claims payable in Coventry’s financial statements include Coventry’s estimated reserves for incurred but not reported and unpaid claims, which Coventry calls IBNR. The estimates for submitted claims and IBNR are made on an accrual basis. Coventry believes that its reserves for IBNR are adequate to satisfy its medical claims liabilities, but Coventry cannot assure you of this. Any adjustments to Coventry’s IBNR reserves could adversely affect Coventry’s results of operations.

Coventry’s results of operations will be adversely affected if Coventry is unable to increase premiums to offset increases in health care costs.

      Coventry’s results of operations depend on Coventry’s ability to increase premiums to offset increases in health care costs. Although Coventry attempts to base the premiums Coventry charges on its estimate of future health care costs, Coventry may not be able to control the premiums it charges as a result of competition, government regulations and other factors. Coventry’s results of operations could be adversely affected if it is unable to set premium rates at appropriate levels or adjust premium rates in the event health care costs increase.

A reduction in the number of members in Coventry health plans could adversely affect Coventry’s results of operations.

      A reduction in the number of members in Coventry health plans could adversely affect Coventry’s results of operations. Factors that could contribute to the loss of membership include:

•	reductions in the number of employers offering health care coverage;

•	reductions in work force by existing customers;

•	increases in premiums or benefit changes;

•	benefit changes or reductions in premiums by Coventry competitors;

•	Coventry exit from a market or the termination of a health plan; and

•	negative publicity and news coverage relating to Coventry or the managed health care industry generally.

Coventry does not currently anticipate making additional acquisitions in 2005.

      Part of Coventry’s growth strategy historically has been to grow through the acquisition of additional health plans. During the last several years, Coventry has significantly increased Coventry membership through a number of acquisitions. Because of the size of the First Health acquisition, Coventry anticipates that its management will focus on the integration of First Health and does not currently intend to acquire additional health plans in 2005.

The value of the shares of Coventry common stock that First Health stockholders receive in the merger, as well as the percentage of the outstanding shares of capital stock of Coventry held by First Health stockholders following the merger, may decline as a result of additional acquisitions by Coventry in the future.

      Any acquisition strategy is subject to inherent risk and Coventry cannot guarantee that it will be able to complete any acquisition, including the ability to identify potential targets, successfully negotiate economically beneficial terms, successfully integrate such business, retain its key employees and achieve the anticipated revenue, cost benefits or synergies. Additionally, Coventry may issue additional shares of Coventry common stock in connection with any future acquisition which could dilute the holdings of Coventry common stock held by former First Health stockholders.

Competition in Coventry’s industry may limit Coventry’s ability to attract new members or to increase or maintain its premium rates, which could adversely affect Coventry’s results of operations.

      Coventry operates in a highly competitive environment that may affect Coventry’s ability to attract new members and increase premium rates. Coventry competes with other health plans for members. Coventry believes the principal factors influencing the choice among health care options are:

•	price of benefits offered;

•	location and choice of health care providers;

•	quality of customer service;

•	comprehensiveness of coverage offered;

•	reputation for quality care;

•	financial stability of the plan; and

•	diversity of product offerings.

      Coventry faces competition from other managed care companies, hospitals, health care facilities and other health care providers that may have broader geographical coverage, more established reputations in Coventry’s markets, greater market share, lower costs and greater financial and other resources. Coventry also may face increased rate competition from certain not–for–profit health insurance organizations that would potentially be required by state regulation to reduce capital surpluses that have been excessive.

Coventry depends on the services of non-exclusive independent agents and brokers to market Coventry products to employers, and Coventry cannot assure you that they will continue to market Coventry products in the future.

      Coventry depends on the services of independent agents and brokers to market Coventry managed care products and services, particularly to small employer group members. Coventry does not have long term contracts with independent agents and brokers, who typically are not dedicated exclusively to Coventry and frequently market the health care products of Coventry’s competitors. Coventry faces intense competition for the services and allegiance of independent agents and brokers, and Coventry cannot assure you that agents and brokers will continue to market Coventry products in a fair and consistent manner.

Coventry’s failure to obtain cost-effective agreements with a sufficient number of providers may result in higher medical costs and a decrease in Coventry membership.

      Coventry’s future results largely depend on Coventry’s ability to enter into cost-effective agreements with hospitals, physicians and other health care providers. The terms of those provider contracts will have a material effect on Coventry’s medical costs and Coventry’s ability to control these costs. In addition, Coventry’s ability to contract successfully with a sufficiently large number of providers in a particular geographic market will impact the relative attractiveness of Coventry managed care products in those markets.

      In some of Coventry’s markets, there are large provider systems that have a major presence. Some of these large provider systems have operated their own health plans in the past or may choose to do so in the future. These provider systems could adversely affect Coventry’s product offerings and results of operations if they refuse to contract with Coventry, place Coventry at a competitive disadvantage or use their market position to negotiate contracts that are less favorable to Coventry. Provider agreements are subject to periodic renewal and renegotiations. Coventry cannot assure you that these large provider systems will continue to contract with Coventry or that they will contract with Coventry on terms that are favorable to Coventry.

Negative publicity regarding the managed health care industry generally or Coventry in particular could adversely affect Coventry’s results of operations or business.

      Over the last several years, the managed health care industry has been subject to negative publicity. Negative publicity regarding the managed health care industry generally or Coventry in particular may result in increased regulation and legislative review of industry practices further increase Coventry’s costs of doing business and adversely affect Coventry’s results of operations by:

•	requiring Coventry to change its products and services;

•	increasing the regulatory burdens under which Coventry operates; or

•	adversely affecting Coventry’s ability to market its products or services.

      Negative publicity relating to Coventry or the managed care industry generally also may adversely affect Coventry’s ability to attract and retain members.

A failure of Coventry information technology systems could adversely affect Coventry’s business.

      Coventry depends on its information technology systems for timely and accurate information. Failure to maintain effective and efficient information technology systems or disruptions in Coventry’s information technology systems could cause disruptions in Coventry’s business operations, loss of existing customers, difficulty in attracting new customers, disputes with customers and providers, regulatory problems, increases in administrative expenses and other adverse consequences.

Compliance with privacy laws could adversely affect Coventry’s business and results of operations.

      The use of patient data by all of Coventry’s businesses is regulated at the federal, state and local level. The Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations, for example, impose significant requirements relating to maintaining the privacy and security of medical information. Various agencies of the federal government have issued regulations to implement certain sections of this Act. The law and its implementing regulations are far–reaching and complex, and the interpretation of these provisions continues to evolve. Consequently, Coventry’s efforts to measure, monitor and adjust Coventry’s business practices to comply with the privacy and security requirements are ongoing. Because these regulations and other similar federal, state and local laws and regulations continue to evolve, Coventry cannot guarantee that the costs of compliance will not adversely affect Coventry’s results of operations or cause Coventry’s operations to change significantly.

Coventry conducts business in a heavily regulated industry and changes in laws or regulations or violations of regulations could adversely affect Coventry’s business and results of operations.

      Coventry’s business is heavily regulated by federal, state and local authorities. Legislation or other regulatory reform that increases the regulatory requirements imposed on Coventry or that changes the way Coventry currently does business may in the future adversely affect Coventry’s business and results of operations. Legislative or regulatory changes that could significantly harm Coventry and its subsidiaries include changes that:

•	impose increased liability for adverse consequences of medical decisions;

•	limit premium levels;

•	increase minimum capital, reserves and other financial viability requirements;

•	impose fines or other penalties for the failure to pay claims promptly;

•	impose fines or other penalties as a result of market conduct reviews;

•	prohibit or limit rental access to health care provider networks;

•	prohibit or limit provider financial incentives and provider risk-sharing arrangements;

•	require health plans to offer expanded or new benefits;

•	limit the ability of health plans to manage care and utilization due to “any willing provider” and direct access laws that restrict or prohibit product features that encourage members to seek services from contracted providers or through referral by a primary care provider;

•	limit contractual terms with providers, including audit, payment and termination provisions; and

•	implement mandatory third party review processes for coverage denials.

      Coventry also may be subject to governmental investigations or inquiries from time to time. For example, several companies in the insurance industry have received subpoenas for information from the New York Attorney General and the Connecticut Attorney General with respect to an industry wide investigation into certain insurance brokerage practices, including broker compensation arrangements, bid quoting practices and potential antitrust violations. The existence of such investigations relating to other companies in Coventry’s industry could negatively impact the market value of all companies in Coventry’s industry including Coventry’s stock price. Any similar governmental investigations of Coventry could have a material adverse effect on Coventry’s financial condition, results of operations or business or result in significant liabilities to Coventry, as well as adverse publicity.

      In addition, Coventry is required to obtain and maintain various regulatory approvals to market many of its products. Delays in obtaining or failure to obtain or maintain these approvals could adversely impact Coventry’s results of operations. Federal, state and local authorities frequently consider changes to laws and regulations that could adversely affect Coventry’s business. Coventry cannot predict the changes that government authorities will approve in the future or assure you that those changes will not have an adverse effect on Coventry’s business or results of operations.

Coventry faces periodic reviews, audits and investigations under its contracts with federal and state government agencies, and these audits could have adverse findings that may negatively impact Coventry’s business.

      Coventry contracts with various federal and state governmental agencies to provide managed health care services. Pursuant to these contracts, Coventry is subject to various governmental reviews, audits and investigations to verify Coventry’s compliance with the contracts and applicable laws and regulations. Any adverse review, audit or investigation could result in:

•	refunding of amounts Coventry has been paid pursuant to Coventry’s government contracts;

•	imposition of fines, penalties and other sanctions on Coventry;

•	loss of Coventry’s right to participate in various federal programs;

•	damage to Coventry’s reputation in various markets;

•	increased difficulty in selling Coventry’s products and services; and

•	loss of one or more of Coventry’s licenses to act as an insurer or HMO or to otherwise provide a service.

Coventry is subject to litigation in the ordinary course of business, including litigation based on new or evolving legal theories, that could adversely affect Coventry’s results of operations.

      Due to the nature of Coventry’s business, Coventry is subject to a variety of legal actions relating to Coventry’s business operations including claims relating to:

•	Coventry’s denial of non-covered benefits;

•	vicarious liability for Coventry’s actions or medical malpractice claims;

•	disputes with Coventry’s providers over alleged violations of RICO;

•	disputes with Coventry’s providers over compensation and termination of provider contracts;

•	disputes related to Coventry’s non-risk business, including actions alleging breach of fiduciary duties, claim administration errors and failure to disclose network rate discounts and other fee and rebate arrangements;

•	disputes over Coventry’s co-payment calculations;

•	customer audits of Coventry’s compliance with its plan obligations; and

•	disputes over payments for out-of-network benefits.

      In addition, plaintiffs continue to bring new types of legal claims against managed care companies. Recent court decisions and legislative activity increase Coventry’s exposure to these types of claims. In some cases, plaintiffs may seek class action status and substantial economic, non-economic or punitive damages. The loss of even one of these claims, if it resulted in a significant damage award, could have an adverse effect on Coventry’s financial condition or results of operations. In the event a plaintiff were to obtain a significant damage award it may make reasonable settlements of claims more difficult to obtain. Coventry cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on the managed care industry in general or on Coventry in particular.

      Coventry has, and expects to maintain, liability insurance coverage for some of the potential legal liabilities Coventry may incur. Currently, professional liability and employment practices liability insurance is covered through Coventry’s captive subsidiary. Potential liabilities that Coventry incurs may not, however, be covered by insurance, Coventry insurers may dispute coverage or may be unable to meet their obligations or the amount of Coventry insurance coverage may be inadequate. Coventry cannot assure you that Coventry will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost effective basis, if at all.

Coventry stock price and trading volume may be volatile.

      From time to time, the price and trading volume of Coventry common stock, as well as the stock of other companies in the health care industry may experience periods of significant volatility. Company–specific issues and developments generally in the health care industry (including the regulatory environment) and the capital markets may cause this volatility. The price and trading volume of Coventry common stock may fluctuate in response to a number of events and factors, including:

•	variations in Coventry’s operating results;

•	changes in the market’s expectations about Coventry’s future operating results;

•	changes in financial estimates and recommendations by securities analysts concerning Coventry or the health care industry generally;

•	operating and stock price performance of other companies that investors may deem comparable;

•	news reports relating to trends in Coventry’s markets;

•	changes in the laws and regulations affecting Coventry’s business;

•	acquisitions and financings by Coventry or others in the industry; and

•	sales of substantial amounts of Coventry common stock by Coventry’s directors and executive officers or principal stockholders, or the perception that such sales could occur.

Coventry indebtedness imposes restrictions on Coventry’s business and operations.

      The indenture for Coventry’s senior notes, which Coventry issued on February 1, 2002, imposes restrictions on Coventry’s business and operations. These restrictions limit Coventry’s ability to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens on Coventry’s assets;

•	sell assets;

•	create or permit restrictions on the ability of certain of Coventry’s restricted subsidiaries to pay dividends or make other distributions to Coventry;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of Coventry’s assets.

      Coventry expects to incur approximately $950 million of additional indebtedness in order to finance the acquisition of all of First Health’s outstanding common stock, refinance the existing indebtedness of First Health and pay related transaction fees and expenses. This indebtedness may impose further restrictions on Coventry. The restrictions in the indenture for Coventry’s outstanding senior notes and in any future debt instruments could limit, among other things, Coventry’s ability to incur additional debt, pay dividends, repurchase shares of its common stock, make acquisitions or pursue available business opportunities.

Coventry’s ability to generate sufficient cash to service its indebtedness following the completion of the merger will depend on numerous factors beyond Coventry’s control.

      Coventry’s ability to service its indebtedness following the completion of the merger will depend on its ability to generate cash in the future. Coventry’s ability to generate the cash necessary to service its indebtedness is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Coventry cannot assure you that its business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable Coventry to service its indebtedness or to fund other liquidity needs. In addition, Coventry will be more vulnerable to economic downturns, adverse industry conditions and competitive pressures as a result of its significant indebtedness. Coventry may need to refinance all or a portion of its indebtedness before maturity. Coventry cannot assure you that it will be able to refinance any of its indebtedness or that it will be able to refinance its indebtedness on commercially reasonable terms.

Coventry’s stockholder rights plan, certificate of incorporation and bylaws and Delaware law could delay, discourage or prevent a change in control of Coventry that Coventry’s stockholders consider favorable.

      Coventry has a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire Coventry on terms not approved in advance by Coventry’s board of directors. In addition, provisions in Coventry’s certificate of incorporation and bylaws and Delaware law may delay, discourage or prevent a merger, acquisition or change in control involving Coventry that Coventry stockholders may consider favorable. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. Among other things, these provisions:

•	authorize Coventry to issue preferred stock, the terms of which may be determined at the sole discretion of Coventry’s board of directors and may adversely affect the voting or economic rights of Coventry’s common stockholders;

•	provide for a classified board of directors with staggered three-year terms so that no more than one-third of Coventry’s directors can be replaced at any annual meeting;

•	provide that directors may be removed without cause only by the affirmative vote of the holders of two-thirds of Coventry’s outstanding shares;

•	provide that any amendment or repeal of the provisions of Coventry’s certificate of incorporation establishing Coventry’s classified board of directors must be approved by the affirmative vote of the holders of three-fourths of Coventry’s outstanding shares; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at a meeting.

      These provisions of Coventry’s stockholder rights plan, certificate of incorporation and bylaws and Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for Coventry common stock and also could limit the price that investors are willing to pay in the future for shares of Coventry common stock.

Effects of terrorism

      There can be no assurance that the war on terrorism, the threat of future acts of terrorism or the related concerns of members or providers will not adversely affect Coventry’s health care costs and Coventry’s ability to predict and control such costs. Future acts of terrorism and bio-terrorism could adversely affect Coventry through, among other things:

•	increased utilization of health care services including, without limitation, hospital and physician services, ancillary testing and procedures, vaccinations, prescriptions for drugs, mental health services and other services;

•	loss of membership as the result of lay-offs or other reductions of employment;

•	adverse effects upon the financial condition or business of employers who sponsor health care coverage for their employees;

•	disruption of Coventry’s business or operations; and

•	disruption of the financial and insurance markets in general.

General economic conditions

      Changes in economic conditions could adversely affect Coventry’s business and results of operations. The state of the economy could adversely affect Coventry’s employer group renewal prospects and Coventry’s ability to collect or increase premiums. The state of the economy could also adversely affect the states’ budgets, which could result in the states attempting to reduce payments to Medicaid plans in those states in which Coventry offers Medicaid plans, and increase taxes and assessments on Coventry’s activities. Although Coventry could attempt to mitigate or cover Coventry’s exposure from such increased costs through, among other things, increases in premiums, there can be no assurance that Coventry will be able to mitigate or cover all of such costs resulting from any budget cuts in states in which Coventry operates. Although Coventry has attempted to diversify its product offerings to address the changing needs of its membership, the effects of economic conditions could cause Coventry’s existing membership to seek health coverage alternatives that Coventry does not offer or could result in significant membership loss, lower average premium yields or decreased margins on continuing membership.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus referring to Coventry or First Health, including the Appendices attached to this proxy statement/prospectus and made part of this proxy statement/prospectus, and may include statements regarding the period following completion of the merger. These statements are intended to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

      These forward-looking statements are based on current projections about operations, industry, financial condition and liquidity. Words such as “may,” “will,” “should,” “plan,” “predict,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or our businesses, identify forward-looking statements. You should note that the discussion of Coventry’s and First Health’s reasons for the merger and the description of the opinion of First Health’s financial advisor contain many forward-looking statements that describe beliefs, assumptions and estimates of the management of each of First Health and Coventry and public sources as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following matters:

•	Coventry may not successfully integrate the businesses of First Health or the integration may be more difficult, time consuming or costly than expected;

•	Coventry may not fully realize the expected benefits from the merger or may not realize these benefits within the expected time frame;

•	First Health revenues following the merger may be lower than expected;

•	operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the merger;

•	the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule;

•	the effects of legislative and regulatory changes (particularly health care regulations);

•	unanticipated developments that could occur with respect to contingencies such as litigation;

•	changes in labor or capital costs;

•	Coventry’s ability to attract and retain qualified employees;

•	increased leverage due to additional borrowings in connection with the merger;

•	future acquisitions, strategic partnerships and divestitures;

•	general business and economic conditions; and

•	other risks and uncertainties described under the caption “Risk Factors” in this proxy statement/prospectus.

      The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. First Health stockholders are cautioned not to place undue reliance on such statements.

      All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Coventry or First Health or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Coventry nor First Health undertakes any obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

FIRST HEALTH STOCKHOLDER SPECIAL MEETING

      This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of First Health common stock by First Health’s board of directors for use at the special meeting of First Health stockholders. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A and made part of this proxy statement/prospectus.

      This proxy statement/prospectus is first being furnished to First Health stockholders on or about                     , 2004.

Date, Time and Place of the Special Meeting

      The special meeting will be held at                     local time on                     , 2004 at                     .

Matters to be Considered at the Special Meeting

      At the special meeting, stockholders of First Health will be asked to (1) consider and vote upon a proposal to adopt the merger agreement, (2) consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement and (3) transact such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.

Record Date and Shares Entitled to Vote

      First Health’s board of directors has fixed the close of business on                     , 2004 as the record date for determination of First Health stockholders entitled to notice of and to vote at the special meeting. As of the close of business on                     , 2004, there were                      shares of First Health common stock outstanding and entitled to vote, held of record by approximately                     stockholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each First Health stockholder is entitled to one vote for each share of First Health common stock held as of the record date.

Vote Required

      Adoption of the merger agreement by the First Health stockholders is required by Delaware law. Such adoption requires the affirmative vote of the holders of a majority of the shares of First Health common stock outstanding on the record date and entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of First Health common stock present and entitled to vote at the special meeting. The directors and executive officers of First Health beneficially owned approximately      % of the outstanding shares of First Health common stock as of                     , 2004, including options exercisable within 60 days, as of the record date. As of the record date and the date of this proxy statement/prospectus, neither Coventry nor any of its directors or executive officers owned any shares of First Health common stock.

Voting of Proxies; Revocation of Proxies

      If you vote your shares of First Health common stock (1) by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, (2) by granting a proxy by telephone or (3) by granting a proxy over the Internet, your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” adoption of the merger agreement and authorization of the proxyholders to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional votes.

      You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares. To grant a proxy to vote by telephone or the Internet, please follow the instructions included on your proxy card. If you grant a proxy to vote by telephone or the Internet, you do not need to complete and mail your proxy card. Proxies submitted by telephone or the Internet must be received by 5:00 p.m., eastern time, on                     , 2004. Granting a proxy by telephone or the Internet will not affect your right to vote in person should you decide to attend the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not instruct your broker, bank or other nominee, they will not vote your shares.

      First Health’s board of directors does not intend to bring any other business before the special meeting and, so far as is known to First Health’s board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect of such business in accordance with the judgment of the persons voting such proxies.

      You may revoke your proxy at any time prior to its use (1) by delivering to the Secretary of First Health, at First Health’s offices at 3200 Highland Avenue, Downers Grove, Illinois 60515, a signed notice of revocation, (2) by granting a duly executed new, signed proxy or (3) by submitting a new proxy by telephone or the Internet, or (4) if you are a holder of record by attending the special meeting and voting in person. If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the special meeting. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Quorum; Broker Abstentions and Broker Non-Votes

      The required quorum for the transaction of business at the special meeting is a majority of the shares of First Health common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of First Health common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as votes against the authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes. In addition, the failure of a First Health stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement.

      The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If your shares are held of record by a broker, bank or other nominee and you do not instruct such broker, bank or other nominee, they will not vote your shares. Such failure to vote is referred to as a broker non-vote. Accordingly, if a broker, bank or other nominee holds your shares you are urged to instruct such broker, bank or other nominee on how to vote your shares.

Expenses of Solicitation

      Coventry and First Health will share equally the costs of preparing and distributing this proxy statement/prospectus for the special meeting. In addition to solicitation by mail, directors, officers and regular employees of First Health or its subsidiaries may solicit proxies from stockholders by telephone, telegram, e-mail, personal interview or other means. Coventry and First Health currently expect not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with seeking adoption of a merger agreement. Directors, officers and employees will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out of pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out of pocket expenses. First Health has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the meeting and First Health estimates it will pay them a fee of approximately $11,500.

Householding

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple stockholders in your household. First Health will promptly deliver a separate copy of this proxy statement/prospectus, including the attached Appendices to you if you write or call First Health at the following address or phone number: 3200 Highland Avenue, Downers Grove, Illinois 60515, telephone: (630) 737-7900.

Board Recommendation

      The First Health board of directors has approved and adopted the merger agreement and recommends that First Health stockholders vote “FOR” the adoption of the merger agreement and authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement.

      The matters to be considered at the special meeting are of great importance to the stockholders of First Health. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope or submit your proxy by telephone or the Internet.

      Stockholders should not send any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for First Health common stock will be mailed to you promptly after completion of the merger.

THE MERGER

      This section of the proxy statement/prospectus describes material aspects of the merger. While Coventry and First Health believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus, the attached appendices and the other documents to which this proxy statement/prospectus refers carefully for a more complete understanding of the merger.

General Description of the Merger

      At the effective time of the merger, First Health will merge with and into Merger Sub. Upon completion of the merger, the separate corporate existence of First Health will cease and Merger Sub will continue as the surviving entity and a wholly owned subsidiary of Coventry.

      Each share of First Health common stock outstanding at the effective time of the merger (other than shares held by Coventry, Merger Sub or First Health or shares held by stockholders who properly perfect appraisal rights) will be converted automatically into the right to receive 0.1791 shares of Coventry common stock, referred to as the exchange ratio, plus $9.375 in cash, without interest. Coventry will not issue fractional shares of Coventry common stock. Instead, in lieu of any fractional share that First Health stockholders would otherwise receive, First Health stockholders will receive cash based on the average closing price of Coventry common stock reported on the New York Stock Exchange for the 20 consecutive trading days ending on the second trading day before the completion of the merger. If the number of shares of either Coventry common stock or First Health common stock changes before the merger is completed because of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the merger consideration will be correspondingly adjusted to reflect such changes.

      Based on the exchange ratio and the number of shares of First Health common stock and Coventry common stock outstanding, and assuming that all outstanding First Health stock options are purchased pursuant to First Health’s option tender offer, as of the record date, approximately 16.5 million shares of Coventry common stock will be issued in the merger, representing approximately 15.49% of the Coventry common stock outstanding immediately after the merger. The total cash estimated to be payable to First Health stockholders in exchange for First Health common stock in the merger is approximately $861.4 million (excluding amounts to be paid by First Health to optionholders under the option tender offer) and determined without regard to any dissenting shares and any fractional shares.

      Coventry will account for the merger as a purchase for financial reporting purposes. See “The Merger — Accounting Treatment” beginning on page 65. The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 61 for a discussion of material U.S. federal income tax consequences of the merger.

Background of the Merger

      First Health has considered and evaluated strategic opportunities and business scenarios as a part of its ongoing evaluation of the market and opportunities to strengthen its business. In 2003 and the first half of 2004, in connection with an accelerating trend toward consolidation in the health benefits services industry, which has resulted in increasing price competition in First Health’s group health and other business segments, First Health sought to identify potential acquisitions or other strategic opportunities to remain competitive in this dynamic environment. During this period, First Health management evaluated and conducted due diligence on a number of acquisition candidates regarding a range of strategic opportunities that would better position First Health to meet these competitive pressures, and successfully completed acquisitions of Health Net Employer Services, Inc. and PPO Oklahoma in October 2003 and COMP Medical in April 2004.

      On January 15, 2004, Dale Wolf, Executive Vice President, Chief Financial Officer and Treasurer of Coventry, and Tom McDonough, Executive Vice President and Chief Operating Officer of Coventry,

met with Edward Wristen, President and Chief Executive Officer of First Health, and Patrick Dills, Executive Vice President of First Health, to discuss the businesses of Coventry and First Health. As of this meeting, First Health management was focused on identifying potential acquisitions and other strategic opportunities, not on a process that could result in the sale of First Health, and the parties did not specifically discuss a business combination between Coventry and First Health.

      During April and early May 2004, First Health’s board of directors became increasingly concerned about the impact of consolidation and price competition on First Health’s corporate group health and other business segments, evidenced by announcements in November 2003 and April 2004 that expected earnings per share for 2004 would be lower than previously announced First Health guidance and analyst expectations, and management’s inability to address the challenges facing the business by organic growth or strategic acquisitions.

      On May 13, 2004, the non-management members of First Health’s board of directors discussed First Health’s long-term growth prospects as a standalone entity, in light of accelerating consolidation and price competition, and commenced a review of strategic alternatives for First Health focused primarily on a formal process to solicit proposals for an acquisition of First Health. First Health’s board of directors established a transaction committee, comprised of James C. Smith, chairman of First Health’s board of directors, Ronald H. Galowich and William Mayer, to assist First Health’s board of directors with this review. Mr. Smith acted as chairman of the transaction committee. Citigroup was retained as First Health’s financial advisor to assist First Health in this process.

      In May and June 2004, the compensation committee of First Health’s board of directors held a series of meetings to review and discuss compensation, severance and retention matters in light of the process undertaken by First Health’s board of directors. The compensation committee engaged Compensation Consulting Consortium, an independent compensation consultant, to advise it during this review.

      In June 2004, the transaction committee, together with First Health’s management and financial advisor, discussed the formal process to solicit proposals for an acquisition of First Health and worked with First Health’s management and financial advisor in identifying potential parties that might have an interest in a transaction with First Health. First Health’s financial advisor was instructed to contact a selected group of eight companies, including Coventry, to discuss the prospect of meetings between Mr. Wristen and the chief executive officer of each company, referred to as the CEO meetings, to explore a possible business combination with First Health.

      On the afternoon of June 21, 2004, First Health’s board of directors met and discussed the solicitation process with First Health’s management and financial and legal advisors, and the role and authority of the transaction committee in assisting the full board in this process. A representative of First Health’s outside legal advisor, Latham & Watkins LLP, discussed with First Health’s board of directors its fiduciary duties under Delaware law. First Health’s board of directors determined to delegate authority to the transaction committee to manage the day-to-day process, including acting as a resource for management. First Health’s board of directors retained the authority to direct and make significant decisions with respect to the process and instructed that the transaction committee provide periodic or appropriate status reports to the full board.

      On June 24, 2004, the compensation committee approved a severance and retention program for certain First Health employees. First Health’s board of directors approved the severance and retention program on June 28, 2004. The change in control severance agreements entered into pursuant to this program are described under “The Merger — Interests of Certain Persons in the Merger” beginning on page 54 of this proxy statement/ prospectus.

      On June 25, 2004, First Health executed a confidentiality agreement, dated as of June 17, 2004, with Coventry.

      On June 28, 2004, representatives of First Health, including Mr. Wristen, met with representatives of Coventry, including Allen Wise, President and Chief Executive Officer of Coventry, Mr. Wolf and Mr. McDonough to explore a possible business combination with First Health. In the two weeks following this meeting, representatives of First Health and representatives of Coventry participated in preliminary due diligence calls related to First Health’s business and financial results.

      During June and July of 2004, First Health executed confidentiality agreements with seven companies, including Coventry, five other public companies within First Health’s industry sector and one company within First Health’s industry sector that is a portfolio company of a financial sponsor, and representatives of First Health, including Mr. Wristen, met with representatives of these companies to explore a possible business combination with First Health. During this period, representatives of First Health conducted preliminary due diligence calls with representatives of these companies.

      Also during June and July of 2004, the First Health transaction committee met a number of times to review the results of the CEO meetings and the status of First Health’s discussions with Coventry and the other companies. In addition, during this period, First Health’s management, together with First Health’s financial and legal advisors, worked to assemble an electronic data room that contained, among other things, financial, legal and operational due diligence materials related to First Health.

      On or about July 15, 2004, at the transaction committee’s direction, First Health’s financial advisor contacted representatives of Coventry and the other companies, informing them that First Health had established July 28, 2004 as the deadline for submission by interested parties of preliminary, non-binding indications of interest with respect to a business combination with First Health.

      On July 28, 2004, First Health received preliminary, non-binding indications of interest from two companies. Coventry was interested in participating in the process but concluded that the price level at which it was interested was not likely to be successful and, as a result, did not submit an indication of interest at this time. In addition, another company indicated that it was continuing to evaluate whether to submit an indication of interest.

      On August 2, 2004, the First Health transaction committee met, together with First Health’s management and financial and legal advisors, to review and discuss the two indications of interest received by First Health. At the meeting, First Health’s financial advisor discussed with the transaction committee the financial terms of the indications of interest that had been received, financial matters relating to First Health and certain publicly available information relating to each of the companies that had submitted bids. The transaction committee recommended that First Health’s board of directors authorize continued discussions with these companies, including permitting these companies to conduct comprehensive due diligence and receive First Health management presentations.

      On August 3, 2004, First Health’s board of directors met, together with First Health’s management and its financial and legal advisors, to review and discuss the indications of interest received by First Health. At the meeting, First Health’s financial advisor reviewed with the board of directors the matters that it had reviewed with the transaction committee at its August 2nd meeting. Mr. Wristen and other members of First Health management discussed the challenging conditions in the national health benefits services industry generally, the prospects and opportunities for First Health in 2004 and 2005, including developments in First Health’s corporate group health and federal employees business, and the potential impact these issues could have on First Health’s financial performance. First Health’s board of directors authorized continued discussions with the companies that submitted indications of interest, including inviting these companies to conduct comprehensive due diligence and participate in First Health management presentations. First Health’s board of directors also authorized the transaction committee to invite other companies into the process if they submitted an indication of interest that merited inclusion in the process.

      Shortly after the First Health board meeting, and consistent with the board’s instructions, First Health’s financial advisor contacted the two companies that submitted indications of interest to invite them to conduct formal due diligence and receive First Health management presentations. On August 6, 2004, First Health’s legal advisor provided each of these companies a draft merger agreement for their review and comment. First Health’s electronic data room was opened to participants in the process on August 9, 2004.

      In the first two weeks of August 2004, a company within certain of First Health’s industry sectors expressed interest in potentially participating in the First Health process. During this period, unsolicited inquiries about the First Health process also were received from several financial sponsors. On August 11, 2004, the First Health transaction committee met for an update on the process. At this meeting, the transaction committee, which was informed by First Health’s financial advisor of such expression of interest and inquiries, considered whether to invite these parties into the process. The transaction committee determined to invite the company within First Health’s industry sector to participate in the process, but this company subsequently declined to participate in the process. With respect to the financial sponsors, First Health’s financial advisor informed the transaction committee that no expressions of interest or further inquiries had been received from such financial sponsors. First Health’s financial advisor indicated to the transaction committee that, in its view, it was unlikely that a financial sponsor that did not have an existing portfolio company in First Health’s industry sector would submit a proposal to acquire First Health within the range of values proposed by a strategic buyer given, among other things, the rates of returns generally required by financial sponsors and the lack of synergies that would be available to such financial sponsors, as well as the difficulty such financial sponsors would likely have in supporting their financing requirements solely through First Health’s cash flows and assets in light of the lack of long-range projections for First Health, the multiple downward earnings guidance announcements of First Health and the absence of physical assets in First Health’s operations. Given that no further interest beyond their initial inquiries had been expressed by the financial sponsors, the limited likelihood of receiving a viable proposal from such financial sponsors and the fact that a company in First Health’s industry sector that is a portfolio company of a financial sponsor had been included in the process initially and had not submitted an indication of interest, the transaction committee determined not to invite these financial sponsors to participate in the process.

      On August 17 and August 19, 2004, representatives of First Health conducted management presentations with the two companies that had submitted indications of interest. The management presentations included, among other things, an overview of First Health’s business sectors, PPO network, information technology infrastructure, financial condition and projections and the potential synergies from a business combination with First Health.

      On August 18, 2004, the company that had indicated on July 18, 2004 it was continuing to evaluate whether to make a proposal, submitted a preliminary, non-binding indication of interest. First Health’s financial advisor discussed the financial terms of this indication of interest with Mr. Smith and, following consultation with the other members of the transaction committee, Mr. Smith instructed First Health’s financial advisor to invite this company to conduct due diligence and participate in a First Health management presentation. On August 31, 2004, representatives of First Health conducted a management presentation with this company.

      During August and September 2004, representatives of First Health and its financial and legal advisors conducted numerous due diligence calls with representatives of the three companies that had submitted indications of interest and responded to numerous requests for additional due diligence materials.

      On August 31, 2004, an unsolicited inquiry about the First Health process was received from a company within First Health’s industry sector. Following consultation with the other members of the transaction committee, Mr. Smith instructed First Health’s financial advisor to seek to obtain a confidentiality agreement from this company and to offer to conduct a meeting with the company. This company executed a confidentiality agreement with First Health on September 10, 2004. After taking into account the preliminary discussions held on September 21, 2004 with this company regarding, among other things, its views as to the potential strategic benefits of a combination with First Health and management’s concerns regarding the competitively sensitive information that would be provided to this company in the process, the transaction committee decided not to pursue further discussions with this company.

      On or about September 9, 2004, a representative of CIBC World Markets called Joseph E. Whitters, Executive Vice President of First Health, to inform him that CIBC World Markets planned to meet with representatives of Coventry to discuss the possible opportunities related to a business combination with First Health. Mr. Whitters and the representative of CIBC World Markets had general discussions about First Health’s business and results of operations.

      On September 13, 2004, Mr. Whitters met informally with a representative of CIBC World Markets at an analyst conference held in New York City. The representative of CIBC World Markets indicated that Coventry might be interested in submitting an indication of interest with respect to a business combination with First Health and asked whether First Health would be willing to consider such a proposal. Mr. Whitters responded that Coventry should contact First Health’s financial advisor with respect to any such proposal.

      On September 15, 2004, each of Mr. Wolf and a representative of Coventry’s financial advisor called First Health’s financial advisor to discuss possible opportunities related to a business combination with First Health and the process by which Coventry could submit an indication of interest.

      On September 16, 2004, Coventry submitted a preliminary, non-binding indication of interest to acquire First Health at a price in the range of $17.00 to $19.00 per share, consisting of approximately 60% Coventry common stock and 40% cash. Coventry indicated that any final offer would not be subject to financing contingencies. First Health’s financial advisor discussed with Mr. Smith the financial terms of Coventry’s indication of interest and, following consultation with the other members of the transaction committee, Mr. Smith instructed First Health’s financial advisor to invite Coventry to conduct due diligence and participate in a First Health management presentation.

      On September 20, 2004, representatives of First Health conducted a management presentation with representatives of Coventry. In the period after this meeting and leading up to the submission of Coventry’s definitive proposal, representatives of First Health and its financial and legal advisors had numerous due diligence and other meetings and calls with representatives of Coventry and its financial and legal advisors and responded to numerous requests for additional due diligence materials.

      During September 2004, representatives of each of the four companies participating in the process, including Coventry (beginning September 17, 2004), were contacted on a regular basis to respond to their due diligence inquiries and to determine the status of their due diligence review and the amount of time required by these companies to submit definitive proposals with respect to a business combination with First Health.

      On or about September 21, 2004, each company in the process was sent a letter outlining the procedures and requirements of submitting definitive proposals, which established October 8, 2004 as the deadline for participants to submit definitive proposals.

      On September 29, 2004, one of the four companies participating in the process indicated that it would not submit a definitive proposal.

      In the evening of October 3, 2004, Mr. Smith met Mr. Wolf for dinner and discussed First Health’s business and results of operations, the strategic opportunities related to a combination between First Health and Coventry and the process and timing of First Health’s review of definitive proposals.

      On October 4, 2004, Coventry sent a letter to First Health that described principal questions and issues related to the draft merger agreement previously distributed by First Health’s legal advisor. A representative of Coventry’s legal advisor, Bass, Berry & Sims PLC, contacted a representative of First Health’s legal advisor to discuss the questions and issues raised by Coventry’s letter.

      On October 5, 2004, Coventry circulated a mark-up of the draft merger agreement to First Health and its legal advisor.

      On October 7, 2004, Mr. Wristen called Mr. Wolf to discuss the process and timing for First Health’s evaluation of definitive proposals.

      On October 8, 2004, Coventry submitted a definitive proposal to acquire First Health at a price of $18.10 per share (the “October 8th Proposal”), consisting of 60% Coventry common stock and 40% cash.

Coventry indicated that the stock consideration would be calculated using a fixed exchange ratio based on the average stock price for the 20 trading days prior to signing a definitive agreement. Although not subject to any financing contingency, Coventry’s proposal was accompanied by financing commitment letters representing the full commitment for the debt financing required to complete the transaction. Mr. Wolf called each of Mr. Wristen and Mr. Smith to discuss the terms and conditions of Coventry’s proposal and the strategic rationale for a combination between Coventry and First Health. One of the three companies participating in the process advised First Health that it was still interested in evaluating a business combination with First Health but was not prepared to submit a definitive proposal by the October 8th deadline. The third company did not submit a definitive proposal.

      On October 9, 2004, the First Health transaction committee met, together with members of First Health’s management and financial and legal advisors, to discuss the terms and conditions of the October 8th Proposal. At this meeting, First Health’s financial advisor reviewed the financial terms and conditions of the October 8th Proposal, including the terms of Coventry’s financing commitment letters, and representatives of First Health’s legal advisor discussed the principal legal issues raised by the mark-up of the draft merger agreement circulated by Coventry, including whether Coventry stockholder approval would be required for the transaction. The transaction committee viewed an aquiror’s stockholder approval as an undesirable contingency to completion of the merger. The transaction committee instructed First Health’s financial advisor to contact Coventry and its financial advisors to clarify certain aspects of Coventry’s proposal, including whether Coventry stockholder approval would be required for the transaction, and request an increase in Coventry’s offer price. In addition, a representative of Coventry’s financial advisor contacted Mr. Whitters to discuss the process and timing of First Health’s review of Coventry’s proposal and Coventry’s offer price.

      On October 9, 2004, First Health’s financial advisor called Coventry’s financial advisor to clarify certain aspects of Coventry’s proposal and to request an increase in Coventry’s offer price. As a result of these discussions, on October 10, 2004, Coventry increased its offer price to $18.50 per share (the “October 10th Proposal”). Furthermore, Coventry agreed to negotiate the percent of cash consideration to an amount greater than 40% but no more than 50% cash.

      On October 10, 2004, First Health’s board of directors met, together with members of First Health’s management and financial and legal advisors, to discuss the terms and conditions of the October 10th Proposal. At this meeting, First Health’s financial advisor reviewed the financial terms and conditions of the October 10th Proposal, including the terms of Coventry’s financing commitment letters, and representatives of Latham & Watkins discussed the principal legal issues raised by the mark-up of the draft merger agreement circulated by Coventry. Mr. Wristen provided an overview of developments in First Health’s group health and other business segments and management’s outlook for the remainder of 2004 and 2005. First Health’s board of directors authorized First Health’s management and financial advisor to continue discussions with Coventry and its financial advisors regarding the terms and conditions of the October 10th Proposal. In addition, First Health’s board of directors authorized Mr. Smith to contact Mr. Wolf to seek an additional increase in Coventry’s offer price as a condition to inviting Coventry and its financial and legal advisors to Chicago, Illinois for meetings on October 11, 2004 to negotiate the terms of definitive documentation.

      In the evening of October 10, 2004, First Health’s management and financial advisor spoke several times with Coventry’s management and financial advisors regarding the terms and conditions of the October 10th Proposal. The parties discussed the relative percentage of cash versus Coventry common stock included in the merger consideration and other principal terms of the merger; First Health’s request for both a collar or other exchange ratio adjustment mechanism and a right to terminate the merger agreement in the event of significant declines in the market price of Coventry common stock; the contingencies to completion of the merger, including First Health’s objective that the transaction be structured to increase the likelihood that a Coventry stockholder approval would not be necessary to complete the merger, which First Health’s board of directors viewed as a significant contingency; the deal protection provisions; the size of and circumstances under which Coventry would be entitled to a termination fee; and the terms of Coventry’s financing commitment letters.

      Later in the evening of October 10, 2004, Mr. Smith called Mr. Wolf to discuss the October 10th Proposal and requested that Coventry further increase the offer price. Mr. Wolf stated that Coventry would increase its offer price to $18.75 per share (the “Final Proposal”). Mr. Wolf stated that this per share price was Coventry’s last and final offer. Based upon the increase in Coventry’s offer price and his discussions with Mr. Wolf, Mr. Smith invited Coventry and its financial and legal advisors to Chicago.

      Beginning on the morning of October 11, 2004 through mid-day on October 13, 2004, representatives of First Health and Coventry, together with their respective financial and legal advisors, met in Chicago, Illinois to discuss and finalize the terms of the merger agreement. After negotiations, the parties agreed that the merger consideration would consist of 50% cash and 50% Coventry common stock. The parties also discussed Coventry’s request that First Health’s options be cancelled in exchange for cash in the merger. Based upon Coventry’s objective to minimize the dilution to Coventry stockholders of assuming all outstanding First Health options, First Health’s objective to minimize or eliminate the contingency related to a Coventry stockholder approval and the limitations imposed by First Health’s option programs, the parties determined that First Health would make an offer to purchase for cash all outstanding options to purchase First Health common stock in order to reduce the dilution to Coventry stockholders and the number of shares of Coventry common stock deemed issued in the merger under applicable rules of the New York Stock Exchange which, in the view of First Health, would make it less likely that the transaction would necessitate Coventry stockholder approval. The parties determined the financial terms of the option tender offer, which were approved by First Health’s compensation committee on October 12, 2004. The parties determined that First Health would be entitled to terminate the agreement in the event of a significant decline in the standalone market price of Coventry common stock and its market price relative to an index of comparable HMO companies, but agreed that the exchange ratio would be fixed and not subject to a collar or other adjustment mechanism. The parties also agreed to the deal protection provisions and the size of and circumstances under which Coventry would be entitled to a termination fee. During this period, representatives of First Health, together with its financial and legal advisors, completed their financial, legal and operational due diligence review of Coventry.

      At a meeting in the evening of October 13, 2004, First Health’s board of directors, together with First Health’s management and financial and legal advisors, discussed the Final Proposal and the terms and conditions of the merger agreement. First Health’s financial advisor explained that the fixed exchange ratio was calculated based upon the average price of Coventry common stock for the 20 trading days ending on October 13, 2004 and would not be subject to adjustment in the event of fluctuations in the value of Coventry common stock. First Health’s financial advisor also explained that, based upon the closing sales price of Coventry common stock on the New York Stock Exchange on October 13, 2004, the merger consideration was valued at $18.70 per share, lower than the $18.75 per share implied by the 20 trading day average price of Coventry common stock. First Health’s legal advisor reviewed and discussed the fiduciary duties of First Health’s board of directors with respect to the merger. Mr. Wristen and other members of First Health management provided an update on conditions in the health benefits services industry, developments in First Health’s group health and other business segments and the prospects and opportunities for First Health and management’s outlook for the remainder of 2004 and 2005. Also at this meeting, Citigroup reviewed with First Health’s board of directors the results of First Health’s solicitation process and its financial analysis of the merger consideration, and delivered to First Health’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 13, 2004 to the effect that, as of the date of the opinion and based on and subject to the matters stated in such opinion, the merger consideration was fair, from a financial point of view, to holders of First Health common stock. First Health’s board of directors then adopted resolutions declaring that the merger agreement and the merger are advisable and in the best interests of First Health’s stockholders, approving and adopting the merger agreement, directing that the adoption of the merger agreement be submitted to a vote at the special meeting of First Health stockholders and recommending that the stockholders of First Health adopt the merger agreement. See “First Health’s Reasons for the Merger” beginning on page 43 and “Recommendation of First Health’s Board of Directors” beginning on page 47 below.

      Late in the evening on October 13, 2004, First Health, Coventry and Merger Sub executed the merger agreement.

      On October 14, 2004, First Health and Coventry publicly announced the execution of the merger agreement.

Coventry’s Reasons for the Merger

      In approving, adopting and authorizing the merger and the merger agreement, Coventry’s board of directors considered a number of factors, including, without limitation, the facts discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the Coventry board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board viewed its position and recommendations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Coventry’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31.

      In reaching its decision, the board consulted with Coventry’s management with respect to strategic and operational matters and with Coventry’s legal counsel with respect to the merger agreement and the transactions contemplated thereby. The board also consulted with CIBC World Markets Corp. and Lehman Brothers Inc., Coventry’s financial advisors, with respect to the financial aspects of the merger.

      The Coventry board identified a number of potential benefits of the merger that it believes will contribute to the success of the combined enterprise. These potential benefits include:

•	the combination of First Health’s product offerings and customer base with those of Coventry to achieve a national presence combined with local network strength;

•	a strong platform for future growth in existing and new markets;

•	a broad product portfolio and diversified customer base resulting from the combination of Coventry’s and First Health’s products and customer bases, thereby reducing Coventry’s dependence on risk-based business;

•	Coventry management’s knowledge of First Health’s commercial business and experience in integrating and improving the operations of acquired businesses;

•	the leveraging of Coventry’s expertise and investment in technology to improve the services to First Health’s current customers;

•	the opportunity to realize cost savings through potential operational synergies and the implementation of Coventry’s operating efficiencies and economies of scale;

•	accretion to Coventry’s earnings per share at closing; and

•	the intended treatment of the merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code with the results described under “The Merger — Material United States Federal Income Tax Consequences” beginning on page 61.

      The Coventry board also considered the structure of the transaction and the terms of the merger agreement and related documents, including:

•	the consideration to be paid to First Health’s stockholders;

•	the representations and warranties of First Health;

•	the covenants of Coventry and First Health;

•	the conditions required to be satisfied or waived, if permissible, prior to completion of the merger;

•	the rights of Coventry or First Health to terminate the merger agreement in certain circumstances; and

•	the terms relating to third party offers, including (1) the limitations on the ability of First Health to solicit offers for competing business combination proposals and (2) the ability to receive a termination fee if the merger agreement is terminated under certain circumstances.

      The Coventry board also identified and considered a number of uncertainties and risks. Those negative factors included:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk of decline in the Coventry common stock price upon announcement of the transaction;

•	the risk that the merger may not be completed;

•	the challenges, costs and risks of integrating the business of Coventry and First Health and the potential management, customer, supplier, partner and employee disruption that may be associated with the merger;

•	the diversion of management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the conditions to the merger agreement requiring receipt of certain regulatory consents and approvals; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 18.

      The Coventry board weighed the benefits, advantages and opportunities against the challenges inherent in the combination of two businesses of the size of Coventry and First Health and the possible resulting diversion of management attention for an extended period of time. The Coventry board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Coventry board concluded that the potential benefits outweighed the potential risks of consummating the merger.

      After taking into account these and other factors, the Coventry board determined that the merger agreement and the transactions contemplated thereby were fair to, and in the bests interests of, Coventry and its stockholders, and approved, adopted and authorized the merger agreement and the transactions contemplated thereby, including the merger.

First Health’s Reasons for the Merger

      In approving, adopting and authorizing the merger and the merger agreement, First Health’s board of directors considered a number of factors, including without limitation, the factors discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, First Health’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. First Health’s board of directors viewed its position and recommendations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of First Health’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31.

      In reaching its decision, First Health’s board of directors consulted with First Health’s management with respect to strategic and operational matters, including the prospects and opportunities for First Health, and the transaction committee with respect to the process of reviewing strategic alternatives. First

Health’s board of directors also consulted with its financial advisor with respect to financial aspects of the merger and its legal advisor with respect to the merger agreement and related issues.

      In reaching its decision, First Health’s board of directors considered a number of factors, including the following:

      Strategic Alternatives; Trends in the Health Benefits Industry. First Health’s board of directors considered the range of strategic alternatives available to First Health, including, among others, a strategic combination with a third party or remaining as a standalone entity, in light of the current business environment and trends in the health benefits services industry, including accelerating consolidation and price competition in First Health’s corporate group health and other business segments. First Health’s board of directors considered the historical, current and prospective financial condition, results of operations and business and strategic objectives of First Health. First Health’s board of directors evaluated the opportunities and risks inherent in attempting to achieve those objectives through a standalone business model, in which First Health would need to successfully execute strategic acquisitions and achieve organic growth and improvements in operating efficiencies or, alternatively, might need to consider a strategic combination with a third party as a means of meeting those objectives. First Health’s board of directors considered the impact of accelerating consolidation and price competition in the health benefits services industry on First Health’s corporate group health and other business segments, evidenced by announcements in November 2003 and April 2004 that expected earnings per share for 2004 would be lower than previously announced First Health guidance and analyst expectations, and management’s inability to address the challenges facing the business by organic growth or strategic acquisitions. First Health’s board of directors considered the likelihood that the combined company would be better positioned to achieve First Health’s business and strategic objectives, and that the composition of the merger consideration would afford First Health’s stockholders the opportunity to participate by means of the stock consideration in the future growth in the combined company through continued ownership of Coventry common stock. First Health’s board of directors also considered the certainty afforded to First Health’s stockholders by the cash consideration and the possible detriment to stockholders of giving up the opportunity to participate in the benefits of future First Health earnings or any future growth in First Health’s value as a standalone entity.

      Process of Reviewing Strategic Alternatives. First Health’s board of directors considered, with the assistance of First Health’s management and financial and legal advisors, whether the process of reviewing strategic alternatives was reasonably designed to maximize value for the First Health stockholders. First Health’s board of directors considered that (i) it established a transaction committee to administer the process, but retained authority with respect to key transaction decisions and approvals, (ii) First Health had retained independent, internationally recognized legal and financial advisors, (iii) working with First Health’s management and financial advisor, First Health solicited indications of interest from a number of suitable strategic partners, as a result of which CEO meetings were arranged with, and management presentations were made to, such parties, and (iv) it and the transaction committee maintained flexibility in the process, inviting Coventry and other third parties to participate even after certain process deadlines had passed. First Health’s board of directors also considered the deal protection provisions in the merger agreement discussed above under “The Merger Agreement — Termination of the Merger Agreement; Fees Payable” beginning on page 77 and the flexibility afforded by those provisions to First Health’s board of directors to consider and evaluate acquisition proposals by persons other than Coventry, including the board’s view that the termination fees provided in the merger agreement were not expected to preclude an acquisition proposal by persons other than Coventry. First Health’s board of directors considered that First Health stockholders are required to approve the transaction by an absolute majority of shares outstanding and, to the knowledge of First Health’s board of directors, there are no voting or other agreements between Coventry and any First Health stockholder to vote in favor of the transaction.

      Merger Consideration and Stock Price. First Health’s board of directors considered the relationship of the consideration to be paid pursuant to the merger agreement to recent and historical market prices of First Health common stock and Coventry common stock. First Health’s board of directors considered the form of the merger consideration, the premium to be paid to the First Health stockholders, and the certainty of the value of the cash component of the merger consideration, as well as the ability of the holders of First Health common stock to become holders of Coventry common stock and participate in the future growth of the combined company. First Health’s board of directors took into account that the mix of cash and stock consideration to be paid in the merger was generally consistent with recent comparable transactions in the health benefits services industry, but noted that Coventry had offered a higher percentage of cash consideration than observed in recent comparable transactions. With respect to the stock consideration to be paid in the merger, First Health’s board of directors considered that the fixed exchange ratio between First Health common stock and Coventry common stock placed upon First Health stockholders the risk of fluctuations in the value of Coventry common stock between signing and closing and the absence of any collar or other mechanism to adjust the exchange ratio to account for fluctuations in the value of Coventry common stock. First Health’s board of directors also discussed that the risk of fluctuations in the value of Coventry common stock was mitigated by the cash consideration and First Health’s right to terminate the merger agreement if the average closing price of Coventry common stock for the 20 consecutive trading days ending on the date two business days prior to the date the merger is to be completed is less than $39.2524 and has declined in the period between signing and closing by 15% more than an index of comparable HMO companies.

      Opinion of First Health’s Financial Advisor. First Health’s board of directors considered the financial presentation of Citigroup, including its opinion, dated October 13, 2004, to First Health’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, as more fully described below under the caption “The Merger — Opinion of First Health’s Financial Advisor” beginning on page 47.

      Merger Agreement. First Health’s board of directors considered discussions with First Health’s management and legal and financial advisors regarding the principal terms of the merger agreement, including:

•	That the merger agreement contains customary representations and warranties of First Health and Coventry.

•	That the merger agreement contains customary conduct of business and other covenants of First Health and Coventry, and the potential impact thereof on the operation of First Health’s business between signing and closing of the merger.

•	That the merger agreement contains conditions that are required to be satisfied or waived, if permissible, prior to completion of the merger, including the effectiveness of the registration statement of which this proxy statement/ prospectus is a part, the approval of the First Health stockholders, and receipt of required regulatory approvals under the HSR Act and applicable state insurance laws, among others; and the circumstances under which Coventry stockholder approval would be required under the applicable rules of the New York Stock Exchange, in light of the financial and other terms and conditions of the option tender offer and the board’s expectation that First Health option holders would likely tender their options pursuant to the option tender offer.

•	That the merger agreement provides that the stock consideration is determined by a fixed exchange ratio between First Health common stock and Coventry common stock, which places upon First Health stockholders the risk of fluctuations in the value of Coventry common stock between signing and closing and the absence of any collar or other mechanism to adjust the exchange ratio to account for fluctuations in the value of Coventry common stock; and that the risk of fluctuations in the value of Coventry common stock was mitigated by the cash consideration and First Health’s right to terminate the merger agreement if the average closing price of Coventry common stock for the 20 consecutive trading days ending on the date two business days prior to the date the merger is to be completed is less than $39.2524 and has declined in the period between signing and closing by 15% more than an index of comparable HMO companies.

•	That the merger agreement contains provisions restricting First Health’s ability to participate in discussions or negotiations with, or provide non-public information to, any person in response to an acquisition proposal, and the flexibility afforded to First Health’s board of directors to have such discussions or provide such information in response to an acquisition proposal that is, or is reasonably likely to result in, a superior proposal; that the merger agreement (i) permits First Health’s board of directors to change its recommendation to First Health stockholders or enter into a definitive agreement with respect to a superior proposal subject to providing Coventry notice and an opportunity to submit a counter-proposal and, in the event of termination of the merger agreement under such circumstances, requires First Health to pay a termination fee of approximately $59.7 million to Coventry, (ii) requires First Health to pay a termination fee of $59.7 million to Coventry if the merger agreement is terminated because (x) First Health stockholders fail to adopt the merger agreement at the special meeting or (y) First Health commits a willful and intentional breach of the merger agreement and, in either case of sub-clauses (x) or (y), prior to the termination of the merger agreement, an acquisition proposal has been publicly announced and not withdrawn and a definitive agreement with respect to such acquisition proposal is entered into within 12 months after termination of the merger agreement, and (iii) permits First Health’s board of directors to change its recommendation to First Health stockholders at any time if necessary to do so to comply with applicable law and, in the event of termination of the merger agreement under such circumstances, requires First Health to pay a termination fee of approximately $29.8 million; that, with respect to the termination fee described under clause (iii) above, Coventry threatened to terminate discussions related to the merger if First Health did not agree to payment of a termination fee under these circumstances; and that these termination fees could, at the margin, discourage the submission of an acquisition proposal by any person other than Coventry because the termination fee increases the cost to such person of acquiring First Health by the amount equal to the termination fee, which consideration was balanced against the board’s view that the termination fee was reasonable and customary, given the size of the transaction and general and industry comparables, and would not be expected to preclude an acquisition proposal by parties other than Coventry.

•	That the merger agreement provides that First Health will use commercially reasonable efforts to solicit the consent of each holder of First Health options to cancel his or her options in exchange for a cash payment equal to an amount per option equal to the greater of (i) the excess, if any, of $18.75 over the exercise price per share of such option, and (ii) $1.25; that the cash payments pursuant to this offer are based upon a fixed price formula and may result in significant payments to First Health’s directors, executive officers and employees; that Coventry requested that First Health implement this offer so as to cancel a substantial portion of First Health’s outstanding options to reduce the dilution to Coventry stockholders of assuming all outstanding First Health options; that the terms of the option tender offer and, if successful, the cancellation of a substantial portion of First Health’s options would minimize the likelihood of a Coventry stockholder approval, which the board viewed as a significant contingency; and that the amount of consideration offered in the program was established only after First Health and Coventry agreed to the amount of the final merger consideration and, therefore, did not reduce the consideration to be received by First Health stockholders in the merger.

•	That the merger agreement requires Coventry to honor all existing employment, severance and change of control agreements between First Health and its employees, including the change in control severance agreements described in “The Merger — Interests of Certain Persons in the Merger” beginning on page 54, which will result in the acceleration of certain rights and other payments to First Health’s executive officers in connection with completion of the merger.

      Regulatory Approvals. First Health’s board of directors considered the risk that the merger might not receive the necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition their approval of the merger on the companies’ compliance with certain burdensome terms or conditions.

      Synergies. First Health’s board of directors considered the ability of the combined company to achieve economies of scale and thereby enhance the profitability and operating efficiency of the combined company. First Health’s board of directors took note that First Health stockholders would have the opportunity to participate by means of the stock consideration in the future growth in the combined company through continued ownership of Coventry common stock. First Health’s board of directors also considered the possibility of encountering difficulties in integrating the two companies, realizing synergies and revenue enhancements in the amounts currently estimated or in the time frame currently contemplated, and the possibility that the process of planning for the integration of First Health into Coventry might adversely affect the ability of First Health to meet its existing business performance targets or realize expected synergies.

      Financing. First Health’s board of directors considered, with the assistance of First Health’s financial advisor, Coventry’s ability to borrow and repay the funds needed for the cash portion of the merger consideration and for transaction costs and the probability that an adverse change in financial, banking or capital markets in general would negatively affect Coventry’s ability to pay the cash consideration at the closing or that any such payment under the circumstances would negatively affect Coventry’s financial strength or credit rating.

      United States Federal Income Tax Treatment. First Health’s board of directors considered the intended treatment of the merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code with the results described under the heading “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 61. First Health’s board of directors also considered that the cash portion of the consideration to be received by First Health stockholders will be taxable to them.

Recommendation of First Health’s Board of Directors

      At a special meeting held on October 13, 2004, after due consideration and consultation with First Health’s management and financial and legal advisors, taking into account a number of factors, including the factors discussed under “First Health’s Reasons for the Merger” above, First Health’s board of directors (i) adopted and approved the merger agreement and the merger, (ii) declared that the merger agreement and the merger are advisable and in the best interests of First Health’s stockholders, and (iii) recommended that First Health’s stockholders adopt the merger agreement.

Opinion of First Health’s Financial Advisor

      First Health has retained Citigroup to act as its exclusive financial advisor in connection with the merger. In connection with this engagement, First Health requested that Citigroup evaluate the fairness, from a financial point of view, of the consideration to be provided for in the merger. At a meeting of First Health’s board of directors held on October 13, 2004 to evaluate the merger, Citigroup rendered to First Health’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 13, 2004, to the effect that, as of that date and based on and subject to the matters stated in its opinion, the merger consideration was fair, from a financial point of view, to holders of First Health common stock.

      In arriving at its opinion, Citigroup:

•	reviewed the merger agreement;

•	held discussions with senior officers, directors and other representatives and advisors of First Health and senior officers and other representatives and advisors of Coventry concerning the businesses, operations and prospects of First Health and Coventry;

•	examined publicly available business and financial information relating to First Health and Coventry, including publicly available financial forecasts relating to Coventry and financial forecasts and other information and data relating to First Health which were provided to or otherwise discussed with Citigroup by First Health’s management;

•	reviewed other information and data provided to or otherwise discussed with Citigroup by the managements of First Health and Coventry, including information relating to the potential strategic implications and operational benefits anticipated by the managements of First Health and Coventry to result from the merger;

•	reviewed the financial terms of the merger contained in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of First Health common stock and Coventry common stock, the historical and projected earnings and other operating data of First Health and Coventry, and the capitalization and financial condition of First Health and Coventry;

•	considered, to the extent publicly available, the financial terms of other transactions effected which Citigroup considered relevant in evaluating the merger and analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of First Health and Coventry;

•	evaluated certain pro forma financial effects of the merger on Coventry;

•	at the direction of First Health, approached and held discussions with selected third parties to solicit indications of interest in the possible acquisition of First Health; and

•	conducted other analyses and examinations and considered other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

      In rendering its opinion, Citigroup assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data relating to First Health provided to or otherwise discussed with Citigroup by First Health’s management, Citigroup was advised by First Health’s management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of First Health’s management as to the future financial performance of First Health. With respect to publicly available financial forecasts relating to Coventry utilized in Citigroup’s analyses, Citigroup discussed such forecasts with Coventry’s management and was advised by Coventry’s management that such forecasts reflected reasonable estimates and judgments as to the future financial performance of Coventry. Citigroup further was advised by the managements of First Health and Coventry, and assumed, that the information and data provided to or otherwise discussed with Citigroup relating to the potential strategic implications and operational benefits anticipated to result from the merger were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of First Health and Coventry as to such strategic implications and operational benefits. Citigroup also assumed, with First Health’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on First Health, Coventry or the contemplated benefits of the merger. Citigroup further assumed, with First Health’s consent, that the merger would be treated as a reorganization for federal income tax purposes.

      Citigroup did not make, and was not provided with, an independent evaluation or appraisal of First Health’s or Coventry’s assets or liabilities, contingent or otherwise, and did not make any physical inspection of First Health’s or Coventry’s properties or assets. Citigroup is not an actuarial firm and its services did not include any actuarial determinations or evaluations by it or an attempt by it to evaluate actuarial assumptions. In that regard, Citigroup did not analyze, and expressed no opinion as to, the adequacy of First Health’s or Coventry’s reserves, and Citigroup relied on information supplied to it by First Health and Coventry as to the adequacy of those reserves. Citigroup did not express any opinion as to what the value of Coventry common stock actually will be when issued pursuant to the merger or the price at which Coventry common stock will trade at any time. Citigroup’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for First Health or the effect of any other transaction in which First Health might engage. Citigroup’s opinion was necessarily based on information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although Citigroup evaluated the merger consideration from a financial point of view, Citigroup was not asked to and it did not recommend the specific consideration payable in the merger, which was determined through negotiation between First Health and Coventry. Except as described above, First Health imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

      The full text of Citigroup’s written opinion, dated October 13, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as Appendix C to this proxy statement/ prospectus and is incorporated herein by reference. Citigroup’s opinion was provided to First Health’s board of directors in connection with its evaluation of the merger consideration and relates only to the fairness of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger.

      In preparing its opinion, Citigroup performed a variety of financial and comparative analyses (including those described below) relying, in performing such analyses, on the assurances of the managements of First Health and Coventry that no information was omitted or remained undisclosed to Citigroup. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or analysis or method of analysis. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of First Health and Coventry. No company, transaction or business used in Citigroup’s analyses as a comparison is identical to First Health, Coventry or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions analyzed.

      The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Citigroup’s analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates contained in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

      Citigroup’s opinion and analyses were only one of many factors considered by First Health’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of First Health’s board of directors or management with respect to the merger or the merger consideration.

      The following is a summary of the material financial analyses presented to First Health’s board of directors in connection with Citigroup’s opinion dated October 13, 2004. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Citigroup.

Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses. For purposes of the summary of Citigroup’s financial analyses, the term “implied per share value of the merger consideration of $18.70” refers to the cash consideration in the merger of $9.375 per share and the implied per share value of the stock consideration in the merger based on the exchange ratio provided for in the merger of 0.1791 and the closing price per share of Coventry common stock on October 13, 2004 of $52.05. In its analyses, Citigroup utilized earnings per share, commonly referred to as EPS, estimates for First Health based both on publicly available research analysts’ consensus estimates, referred to below as First Health consensus estimates, and internal estimates of First Health’s management, referred to below as First Health management estimates. Calendar year 2005 EPS estimates for First Health prepared by First Health’s management were based on three cases: (i) a Downside Case, which reflected an EPS estimate of $1.25; (ii) an Expected Case, which reflected an EPS estimate of $1.35; and (iii) an Upside Case, which reflected an EPS estimate of $1.45. While these three cases represent management’s best estimates and judgments as to the business outlook for First Health for calendar year 2005, First Health’s management indicated that there existed uncertainty in these estimates resulting from, among other factors, enrollment activity in First Health’s Mail Handlers business, First Health’s largest customer representing approximately 25% of First Health’s total revenue, and the mix of businesses within various Mail Handlers plan options. First Health’s management expects enrollment results for 2005 to be available in the first quarter of 2005.

First Health Analyses

Selected Companies Analysis

      Using publicly available information, Citigroup reviewed the market values and trading multiples of First Health and the following 11 selected publicly held companies in the managed care industry:

•	Aetna Inc.

•	Anthem, Inc.

•	CIGNA Corporation

•	Coventry

•	Health Net, Inc.

•	Humana Inc.

•	PacifiCare Health Systems, Inc.

•	Sierra Health Services, Inc.

•	UnitedHealth Group Incorporated

•	WellChoice, Inc.

•	WellPoint Health Networks, Inc.

Citigroup compared, among other things, per share equity values of the selected companies as a multiple of estimated EPS for calendar years 2004 and 2005. Citigroup then applied to corresponding financial data of First Health a range of selected multiples of calendar years 2004 and 2005 estimated EPS derived from the selected companies, which range of selected multiples generally corresponded to a range representing First Health’s EPS trading multiples based on publicly available research analysts’ EPS consensus estimates for First Health and the mean and median EPS multiples of the selected companies for those years. All multiples were based on closing stock prices on October 13, 2004. Estimated EPS data for the selected companies were based on publicly available research analysts’ consensus estimates. Estimated EPS data for First Health were based both on First Health consensus estimates and First Health management estimates.

      This analysis indicated the following approximate implied per share equity reference ranges for First Health, as compared to the implied per share value of the merger consideration of $18.70:

Implied Per Share Equity Reference Ranges for First Health

	First Health Consensus Estimates	First Health Management Estimates

Calendar Year 2004 EPS	$15.18 - $17.16	$14.55 - $16.45

First Health Management Estimates
First Health
	Consensus Estimates	Downside Case	Expected Case	Upside Case

Calendar Year 2005 EPS	$14.40 - $16.56	$12.50 - $14.38	$13.50 - $15.53	$14.50 - $16.68

     Precedent Transactions Analysis

      Using publicly available information, Citigroup reviewed the transaction value multiples paid in the following 14 selected transactions in the managed care industry:

Announcement
Date	Acquiror	Target

09/15/04	• PacifiCare Health Systems, Inc.	• American Medical Security Group, Inc.
04/26/04	• UnitedHealth Group Incorporated	• Oxford Health Plans, Inc.
10/27/03	• UnitedHealth Group Incorporated	• Mid Atlantic Medical Services, Inc.
10/27/03	• Anthem, Inc.	• WellPoint Health Networks, Inc.
06/03/03	• WellPoint Health Networks, Inc.	• Cobalt Corporation
04/29/02	• Anthem, Inc.	• Trigon Healthcare, Inc.
11/20/01	• WellPoint Health Networks, Inc.	• CareFirst, Inc.
10/18/01	• WellPoint Health Networks, Inc.	• RightCHOICE Managed Care, Inc.
12/10/98	• Aetna Inc.	• Prudential Healthcare
02/28/98	• Aetna Inc.	• NYLCare Health Plans
02/29/98	• CIGNA Corporation	• Healthsource, Inc.
10/01/96	• Foundation Health Corporation	• Health Systems International, Inc.
08/04/96	• PacifiCare Health Systems, Inc.	• FHP International Corp.
03/30/96	• Aetna Life and Casualty Company	• U.S. Healthcare, Inc.

Citigroup compared, among other things, equity values in the selected transactions as a multiple of one-year forward net income. Citigroup then applied to corresponding financial data of First Health a range of selected multiples of one-year forward net income derived primarily from four of the selected transactions — UnitedHealth Group Incorporated/ Oxford Health Plans, Inc., UnitedHealth Group Incorporated/ Mid Atlantic Medical Services, Inc., Anthem, Inc./ WellPoint Health Networks, Inc. and WellPoint Health Networks, Inc./ Cobalt Corporation — which range of selected multiples, although generally at the lower end of the multiples observed for the selected transactions, were representative of recent consolidations in the managed care industry comparable to the merger and reflective of First Health’s lower growth profile relative to that of the target companies in the four selected transactions. All multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated net income data for First Health were based on First Health management estimates.

      This analysis indicated the following approximate implied per share equity reference ranges for First Health, as compared to the implied per share value of the merger consideration of $18.70:

Implied Per Share Equity Reference Ranges for First Health
First Health Management Estimates

	Downside Case	Expected Case	Upside Case

One-Year Forward Net Income	$16.25 - $18.75	$17.55 - $20.25	$18.85 - $21.75

Coventry Analysis

Selected Companies Analysis

      Using publicly available information, Citigroup reviewed the market values and trading multiples of Coventry and the following 11 selected publicly traded companies in the managed care industry:

•	Aetna Inc.

•	Anthem, Inc.

•	CIGNA Corporation

•	First Health

•	Health Net, Inc.

•	Humana Inc.

•	PacifiCare Health Systems, Inc.

•	Sierra Health Services, Inc.

•	UnitedHealth Group Incorporated

•	WellChoice, Inc.

•	WellPoint Health Networks, Inc.

Citigroup compared, among other things, per share equity values of the selected companies as a multiple of estimated EPS for calendar years 2004 and 2005. Citigroup then applied to corresponding financial data of Coventry a range of selected multiples of calendar years 2004 and 2005 estimated EPS derived from the selected companies, the midpoint of which generally corresponded to Coventry’s EPS trading multiples for those years. All multiples were based on closing prices on October 13, 2004. Estimated EPS data for Coventry and the selected companies were based on publicly available research analysts’ consensus estimates.

      This analysis indicated the following approximate implied per share equity reference range for Coventry, as compared to the closing price of Coventry common stock on October 13, 2004:

Implied Per Share Equity	Closing Price of Coventry
Reference Range for Coventry	Common Stock on 10/13/04

$47.50 - $55.25	$52.05

Pro Forma Accretion/ Dilution Analysis

      Citigroup analyzed the potential pro forma impact of the merger on Coventry’s estimated EPS for calendar year 2005 based on First Health management estimates under the Downside Case, the Expected Case and the Upside Case and publicly available research analysts’ consensus estimates for Coventry, both with and without giving effect to potential synergies anticipated by the managements of First Health and Coventry to result from the merger. Based on the merger consideration, this analysis indicated that the merger could be accretive to Coventry’s calendar year estimated EPS under each of the cases analyzed both with and without giving effect to potential merger synergies anticipated by the managements of First Health and Coventry. The actual results achieved by the combined company following consummation of the merger may vary from projected results and the variations may be material.

Other Factors

      In rendering its opinion, Citigroup also reviewed other factors, including:

•	the relationship between movements in the trading price of First Health common stock and movements in the trading price of Coventry common stock, as compared to movements in the trading prices of the common stock of selected companies in the managed care industry, from October 13, 2003 through October 13, 2004;

•	historical trading prices and trading volumes of First Health common stock and Coventry common stock from April 13, 2003 to October 13, 2004;

•	the historical stock price volatility of First Health common stock and the historical stock price volatility of Coventry common stock, as compared to the volatility of the stock prices of selected companies in the managed care industry, for the 12-month period ended October 13, 2004;

•	Coventry’s historical operating margins, defined as operating income over revenue, for the period January 1, 1999 through June 30, 2004, Coventry’s operating margins relative to the operating margins of selected companies in the managed care industry for the 12-month period ended June 30, 2004, and Coventry’s projected margins for calendar years 2004 and 2005;

•	the potential pro forma effect of the merger on certain credit statistics of Coventry as compared to corresponding credit statistics of selected companies in the managed care industry;

•	the enterprise value of First Health implied by applying a range of selected EBITDA multiples derived from selected companies and transactions in the managed care industry to the latest 12 months and calendar year 2005 estimated EBITDA of First Health; and

•	publicly available research analysts’ reports for First Health and Coventry.

Miscellaneous

      Under the terms of Citigroup’s engagement, First Health has agreed to pay Citigroup customary fees for its financial advisory services in connection with the merger, a significant portion of which is contingent upon consummation of the merger and a portion of which was payable upon delivery of Citigroup’s opinion. First Health also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of First Health and Coventry for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates in the past have provided services to First Health and Coventry unrelated to the merger, for which services Citigroup and its affiliates have received compensation. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with First Health, Coventry and their respective affiliates.

      First Health selected Citigroup as its exclusive financial advisor based on Citigroup’s reputation, experience and familiarity with First Health and its business. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Completion and Effectiveness of the Merger

      The merger will be completed as promptly as practicable after all of the conditions to completion of the merger are satisfied or waived, if permissible, including adoption of the merger agreement by the stockholders of First Health and receipt of required regulatory approvals. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

      Coventry and First Health intend to complete the merger as promptly as practicable after the adoption of the merger agreement by the First Health stockholders at the special meeting, and the satisfaction or waiver, if permissible, of certain other conditions to completion of the merger. We expect to complete the merger in the first quarter of 2005, however, the merger is subject to the expiration or early termination of the waiting period under the HSR Act and the approval of the Departments of Insurance of California, Missouri and Texas, among other conditions, and Coventry and First Health cannot predict the exact timing of the completion of the merger.

      Promptly after the merger is completed, Mellon Investor Services, LLC, the exchange agent for the merger, will mail to you a letter of transmittal and instructions for surrendering your First Health stock certificates in exchange for Coventry common stock and cash. When you deliver your First Health stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your First Health stock certificates will be cancelled and you will receive a certificate representing that number of whole shares of Coventry common stock that you are entitled to receive pursuant to the merger agreement and a check for the cash that you are entitled to receive pursuant to the merger agreement.

      You should not submit your stock certificates for exchange until you have completed and mailed the letter of transmittal and instructions referred to above.

      Coventry will issue a Coventry stock certificate or check in a name other than the name in which a surrendered First Health stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Operations Following the Merger

      Following the merger, the business of First Health will be continued by Merger Sub, which will be a wholly owned subsidiary of Coventry. Upon completion of the merger, the managers and officers of Merger Sub will operate the business formerly conducted by First Health. The stockholders of First Health will become stockholders of Coventry and their rights as stockholders will be governed by the Coventry certificate of incorporation, the Coventry bylaws and the laws of the State of Delaware. See “Comparison of Rights of Stockholders of Coventry and Stockholders of First Health” beginning on page 143 for a discussion of some of the differences in the rights of stockholders of Coventry and the stockholders of First Health.

Interests of Certain Persons in the Merger

      First Health’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, your interests as stockholders. First Health’s board of directors was aware of these interests of First Health’s directors and executive officers and considered them in its decision to approve and adopt the merger agreement.

Options Tender Offer

      In connection with the merger and as provided in the merger agreement, First Health will make an offer to purchase all outstanding options to purchase First Health common stock, whether or not vested and regardless of exercise price, for an amount in cash equal to the greater of the amount by which $18.75 exceeds the exercise price of the option, if any, or $1.25, reduced in each case by any applicable tax withholding. Completion of the option tender offer is conditioned upon satisfaction or waiver of all the conditions to completion of the merger. Because the value of the merger consideration may change prior to completion of the merger due to increases or decreases in the value of Coventry common stock, and the price per option offered by First Health in the option tender offer is a fixed price in cash, the price paid by First Health in the option tender offer may be more than or less than the value of the merger consideration at the completion of the merger. Certain holders of outstanding options to purchase shares of First Health common stock, including all of First Health’s directors and executive officers, have agreed to tender their options pursuant to this offer.

      The following table summarizes the estimated amounts that will be payable to First Health’s directors and executive officers upon completion of the option tender offer:

	Number of	Gross Payment
	Options	For Options in
Name of Beneficial Owner	Beneficially Owned	Option Tender Offer*

James C. Smith	861,000	$5,543,910
Chairman of the Board
Edward L. Wristen	1,149,998	$4,817,166
President and Chief Executive Officer, Director
William R. McManaman	250,000	$312,500
Senior Vice President and Chief Financial Officer
Joseph E. Whitters	267,252	$983,467
Executive Vice President
A. Lee Dickerson	375,000	$2,158,594
Executive Vice President
Patrick G. Dills	267,252	$983,467
Executive Vice President
Susan E. Oberling	133,300	$433,315
Senior Vice President, Operations
Susan T. Smith	180,000	$997,500
Vice President, General Counsel
Michael J. Boskin, Ph.D.	212,000	$794,275
Director
Daniel S. Brunner	64,000	$116,320
Director
Raul Cesan	80,000	$136,320
Director
Ronald H. Galowich	180,000	$801,400
Director
Harold S. Handelsman	170,000	$795,400
Director
Don Logan	204,000	$851,025
Director
William Mayer	80,000	$136,320
Director
David E. Simon	156,000	$725,320
Director
Executive Officers and Directors as a group (16 persons)	4,629,802	$20,586,300

*	Gross payment amounts are without regard to any applicable tax withholding.

      Each option to purchase First Health common stock that is not purchased by First Health in the option tender offer and is outstanding at the effective time of the merger, whether or not then exercisable, will be assumed by Coventry, subject generally to the same terms and conditions as previously applicable thereto. Generally, each option to purchase First Health common stock will become exercisable for that number of whole shares of Coventry common stock equal to number of shares of First Health common stock that were issuable upon exercise of the First Health option immediately prior to the effective time of the merger multiplied by an exchange ratio of 0.3583, rounded to the nearest whole number of shares of Coventry common stock. In addition, the per share exercise price for the shares of Coventry common stock issuable upon exercise of each First Health option will be adjusted by dividing the exercise price per share of First Health common stock at which such First Health option was exercisable immediately prior to the effective time by the exchange ratio of 0.3583, rounded to the nearest whole cent. However, any option to purchase First Health common stock which is intended to be “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code will be adjusted as described above only if such adjustment does not adversely impact the treatment of such option as an incentive stock option. In such case, any First Health options that are incentive stock options will be adjusted according to the methodology described above based on the ratio of the market value of First Health common stock immediately prior to the merger to the trading price of Coventry common stock on such date.

Change in Control Severance Agreements

      In August 2004, First Health entered into change in control severance agreements with certain employees, including all of its executive officers (other than Mr. McManaman). Coventry has agreed to honor these agreements in accordance with their terms. Each change in control severance agreement falls under one of three categories which generally provide for:

•	a retention payment (under categories one and two as described below);

•	severance payments;

•	continuation of medical, dental, prescription drug, vision and group term life plans provided by First Health for a period of two years following termination of employment;

•	vesting of each option to purchase First Health common stock which has an exercise price which is less than the fair market value of the underlying common stock at the time of the merger; and

•	outplacement assistance.

      Pursuant to the change in control severance agreements, each employee in category one, which includes Messrs. Wristen, Dickerson and Dills and Ms. Oberling and Smith, among others, and certain employees in category two will be entitled to receive a lump-sum cash retention payment on the earlier of July 31, 2005 or within 30 days following a change in control. The consummation of the merger will constitute a change in control for purposes of the change in control severance agreement. For employees in category one, the retention payment will equal their annual base salary. For each of Messrs. Wristen, Dickerson and Dills and Ms. Oberling and Ms. Smith, the retention payments will be $800,010, $440,045, $400,005, $260,021, and $230,027, respectively. Certain employees in category two will be entitled to a retention payment equal to one half of their base salary.

      Pursuant to the change in control severance agreements, if an employee is terminated within 2 years of completion of the merger under the circumstances described below, each employee will be entitled to severance. Except for Messrs. Wristen and Whitters, who will be entitled to severance of three times their base salary, each employee in category one, which includes Messrs. Dickerson and Dills and Ms. Oberling and Ms. Smith, will be entitled to severance equal to two times their base salary, plus a tax gross-up equal to any excise and additional income taxes resulting from such gross-up sustained by the employee as a result of the payments received by the employee in connection with the change in control within the meaning of Section 280G of the Internal Revenue Code. Each employee in category two will be entitled to severance equal to one times their base salary and each employee in category three will be entitled to severance equal to half their base salary. Severance for category one employees is payable in 24 equal monthly installments and in twelve monthly installments for category two employees. Except in the case of Mr. Whitters, an employee will qualify for severance if their employment is terminated within the 2 years after completion of the merger other than for cause or by the employee after giving sufficient notice in the event the employee experiences (i) a reduction in the aggregate amount of their base salary or bonus opportunity by more than 5%; (ii) a material adverse change in their duties, responsibilities, perquisites or authority without their consent; or (iii) an involuntary relocation of their principal place of business to a location more than 30 miles from their current principal place of business. Mr. Whitters may terminate his employment for any reason following the merger and receive severance.

      Upon a qualifying termination of employment under the change in control severance agreement, each employee’s options to purchase First Health common stock that has an exercise price that is less than the fair market value of the underlying common stock at the time of the merger will vest.

      Each employee who has entered into a change in control severance agreement has agreed not to compete with First Health or any of its affiliates during employment, and with respect to Messrs. Wristen and Whitters for twenty-four months following termination of employment and for all other executives for 12 months following termination of employment. Additionally they have agreed not to solicit customers away from First Health or its affiliates or to solicit for employment any employees of First Health or its affiliates for the same period of time following termination of employment.

      Mr. McManaman did not enter into a change in control severance agreement.

Indemnification and Insurance

      Coventry has agreed to indemnify and hold harmless, and advance expenses to, each past and present director, officer and employee of First Health following completion of the merger to the same extent such persons would have been indemnified as of the date of the merger agreement by First Health pursuant to First Health’s certificate of incorporation, by-laws and indemnification agreements for acts or omissions occurring at or prior to the effective time of the merger. In addition, Coventry has agreed to indemnify and hold harmless, and advance expenses to, each past and present director, officer and employee of First Health to the fullest extent permitted by applicable law for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement.

      The merger agreement provides that Merger Sub’s certificate of incorporation and bylaws must contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of past and present directors, officers and employees than are currently set forth in First Health’s certificate of incorporation and bylaws. In addition, upon effectiveness of the merger, Merger Sub will assume and maintain in full force and effect any indemnification agreements with past and present directors, officers and employees in existence on the date of the merger agreement.

      Coventry has agreed that, for six years from the completion of the merger, Merger Sub shall provide for the benefit of First Health’s current directors and officers an insurance and indemnification policy that is no less favorable than the First Health’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Coventry is not required to pay an annual premium for this insurance coverage in excess of 300% of the last annual premium paid by First Health prior to the date of the merger agreement, but in such case shall purchase as much insurance coverage as reasonably practicable for such maximum amount.

Employment Agreements

      First Health has employment agreements with certain of its employees, including all of its executive officers. Pursuant to the merger agreement, Coventry has agreed to honor, in accordance with their terms, all employment agreements between First Health and its employees.

      Descriptions of First Health’s employment agreements with Messrs. Smith, Dickerson and Dills and Ms. Oberling are included in First Health’s Proxy Statement on Schedule 14A filed with the SEC on April 15, 2004, which is incorporated herein by reference. Descriptions of First Health’s employment agreements with Messrs. Wristen, Whitters and McManaman and Ms. Smith are set forth below. Except as described below with respect to Mr. McManaman, who does not have a change in control severance agreement and is entitled to receive severance payments pursuant to his employment agreement, any severance payment to which a First Health employee would otherwise be entitled pursuant to an employment agreement is superseded by the severance payments described under “— Change in Control Severance Agreements” above.

      First Health entered into an employment agreement with Edward L. Wristen on August 1, 2004, which expires on December 31, 2005 unless otherwise terminated in accordance with the terms of the agreement. This agreement amended and restated Mr. Wristen’s prior employment agreement described in First Health’s Proxy Statement on Schedule 14A field with the SEC on April 15, 2004. Under this agreement, Mr. Wristen receives an annual salary of $800,010, subject to an increase of $50,000 on January 1, 2005. In addition, Mr. Wristen is entitled to participate in all of First Health’s employee benefits programs and other policies and programs. Mr. Wristen also participates in a cash bonus plan that First Health maintains for its senior management. Mr. Wristen has also agreed not to compete with First Health or any of its affiliates during employment and for a period of one year following termination of employment. Additionally, he has agreed not to solicit customers away from First Health or its affiliates or to solicit for employment any employees.

      First Health entered into an employment agreement with Joseph E. Whitters on May 1, 1999, which automatically renewed on April 30, 2002 until such time as either party elects to terminate upon 120 days prior written notice to the other party. This agreement was amended on November 1, 2003. Under the agreement, Mr. Whitters receives an annual base salary of $400,000. In addition, Mr. Whitters is entitled to participate in all of First Health’s employee benefits programs and other policies and programs. Mr. Whitters also participates in a cash bonus plan that First Health maintains for its senior management. Mr. Whitters has also agreed not to compete with First Health or any of its affiliates during employment and for a period of one year following termination of employment. Additionally, he has agreed not to solicit customers away from First Health or its affiliates or to solicit for employment any employees.

      First Health entered into an employment agreement with William McManaman on March 22, 2004, which expires and automatically renews on March 22, 2008 for successive one year periods until such time as either party elects to terminate upon 120 days prior written notice to the other party. Under this agreement, Mr. McManaman receives an annual salary of $450,008, subject to annual review. In addition, Mr. McManaman is entitled to participate in all of First Health’s employee benefits programs and other policies and programs. If First Health terminates the agreement upon 120 days prior written notice to Mr. McManaman, or Mr. McManaman terminates the agreement for good reason (as defined in the employment agreement), Mr. McManaman is entitled to receive a cash severance payment equal to his continued base salary and target bonus for the remainder of the initial term of the agreement or if such termination occurs during a one year renewal term, continued base salary and target bonus for the remainder of the renewal term. In addition, if Mr. McManaman’s employment is terminated without cause or he terminates for good reason within two years following the consummation of the merger (which will be a change in control for purposes of his agreement), he will receive a cash severance payment equal to two times his base salary and target bonus. Mr. McManaman has also agreed not to compete with First Health or any of its affiliates during employment and for a period of one year following termination of employment. Additionally, he has agreed not to solicit customers away from First Health or its affiliates or to solicit for employment any employees.

      First Health entered into an employment agreement with Susan T. Smith on May 1, 1999, which automatically renewed on April 30, 2001 until such time as either party elects to terminate upon 120 days prior written notice to the other party. Under this agreement, Ms. Smith receives an annual salary of $230,027, subject to approved annual increases. In addition, Ms. Smith is entitled to participate in all of First Health’s employee benefits programs and other policies and programs. Ms. Smith also participates in a cash bonus plan that First Health maintains for its senior management. Ms. Smith has also agreed not to compete with First Health or any of its affiliates during employment and for a period of one year following termination of employment. Additionally, she has agreed not to solicit customers away from First Health or its affiliates or to solicit for employment any employees.

First Health Common Stock Ownership

      The following table provides information about each stockholder known to First Health to own beneficially more than 5% of the outstanding shares of First Health common stock.

	Number of Shares		Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Beneficially Owned

Columbia Wanger Asset Management, L.P.	11,519,400	(1)(3)	12.54%(2)
WAM Acquisition GP, Inc.
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606
Fidelity Management & Research Co.	9,136,100	(3)	9.33%(2)
82 Devonshire St.
Boston, MA 02109
(617) 570-7000
Kayne Anderson Rudnick Investment Management LLC	5,169,514	(3)	5.63%(2)
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
(310) 556-2721

(1)	Columbia Wanger Asset Management, L.P. (“WAM”), WAM Acquisition GP, Inc. the general partner of WAM, and Columbia Acorn Trust share voting and dispositive power over all of the shares listed as beneficially owned.

(2)	The amounts and percentages are based upon 91,887,018 shares of First Health common stock outstanding as of October 31, 2004.

(3)	As reported by Nasdaq Corporate Services Network, Nasdaq Online Report “Holders — Institutional Ownership” dated November 3, 2004.

      The following table provides information about the beneficial ownership of First Health common stock as of October 31, 2004 by each director of First Health, each executive officer of First Health, and by all First Health directors and executive officers as a group. Unless otherwise noted, each person named in the table has sole voting and investment power (or shares such powers with his spouse) for all shares shown.

      For purposes of this table, a person is deemed to be the “beneficial owner” of securities that can be acquired within 60 days of October 31, 2004 through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days of October 31, 2004 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 91,887,018 shares of our common stock outstanding as of October 31, 2004.

	Number of Shares	Percent of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

James C. Smith	1,597,309(1) (2)	1.74%
Chairman of the Board
Edward L. Wristen	1,237,912(1)	1.35%
President and Chief Executive Officer, Director
William R. McManaman	—	—
Senior Vice President and Chief Financial Officer
Joseph E. Whitters	361,805(1)	*
Executive Vice President
Susan T. Smith	148,148(1)	*
Vice President, Secretary & General Counsel
A. Lee Dickerson	407,561(1)	*
Executive Vice President

	Number of Shares	Percent of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

Patrick G. Dills	241,699(1)	*
Executive Vice President
Susan E. Oberling	107,528(1)	*
Senior Vice President, Operations
Michael J. Boskin, Ph.D.	237,000(1)	*
Director
Daniel S. Brunner	276,404(1) (3)	*
Director
Raul Cesan	105,000(1)	*
Director
Ronald H. Galowich	329,755(1)	*
Director
Harold S. Handelsman	176,000(1)	*
Director
Don Logan	208,000(1)	*
Director
William Mayer	81,000(1)	*
Director
David E. Simon	204,000(1)	*
Director
All Directors and Executive Officers as a Group (16 persons)	5,719,121	6.22%

*	Less than 1%.

(1)	Includes shares of First Health common stock that such person has the right to acquire pursuant to stock options which are exercisable within 60 days of October 31, 2004, as follows:

Shares Issuable
Name	Upon Exercise

Michael J. Boskin, Ph.D	212,000
Daniel S. Brunner	64,000
Raul Cesan	80,000
Ronald H. Galowich	180,000
Harold S. Handelsman	170,000
Don Logan	204,000
William Mayer	80,000
David E. Simon	156,000
James C. Smith	861,000
A. Lee Dickerson	295,000
Patrick G. Dills	187,252
Susan E. Oberling	93,300
Edward L. Wristen	949,998
Joseph E. Whitters	187,252
Susan T. Smith	140,000

(2)	Includes 186,098 shares of First Health common stock held by a foundation of which Mr. Smith is an officer and director.

(3)	Includes 35,000 shares of First Health common stock held by a trust of which Mr. Brunner is a co-trustee.

(4)	Includes an aggregate of 3,859,802 shares of First Health common stock that First Health’s directors and executive officers have the right to acquire pursuant to stock options which are exercisable within 60 days of October 31, 2004.

Regulatory Matters

      The merger is subject to the requirements of the HSR Act, which prevents certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods are terminated or expire. Each of Coventry and First Health will file the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The applicable waiting period begins on the date of filing by both parties and expires 30 days thereafter, unless the waiting period is earlier terminated or extended by a request for additional information, in which case the waiting period will expire 30 days after substantial compliance by both parties with respect to the request for additional information. Coventry and First Health both received requests from the Department of Justice on October 26, 2004 that they voluntarily provide information regarding the transaction and are providing information to the Department of Justice in response to such requests.

      At any time before or after completion of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, notwithstanding expiration of the applicable waiting period, any state or private person could take action under the antitrust laws. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, First Health and Coventry will prevail.

      Pursuant to the insurance laws of California, Missouri and Texas, and as a condition to completion of the merger, Coventry is required to make acquisition of control and other transaction-related filings for approval in the states of Missouri, Texas and California, including completion of any applicable public hearing process in Missouri. Specifically, Coventry is required to make acquisition of control filings with the Missouri Department of Insurance and the Texas Department of Insurance, which are the domicile states of First Health’s insurance company subsidiaries, and to complete a public hearing process in Missouri. In addition, Coventry is required to make an acquisition of control filing or a disclaimer of affiliation (as described below) with the California Department of Insurance and to complete a public hearing process in California because one of First Health’s insurance subsidiaries, American Life & Health Insurance Company, referred to as American, is also considered commercially domiciled in California. First Health has entered into an agreement to sell American to an unrelated third party. Because First Health has a pending agreement to sell American, Coventry is able to file a disclaimer of affiliation with the California Department of Insurance concurrently with the unrelated party’s acquisition of control filing, which we believe may expedite receipt of requisite approval in California. On October 22, 2004, Coventry filed Form A “Statements Regarding The Acquisition Of Control Or Merger With A Domestic Insurer” or similar applications as required by law, in Missouri and Texas. Coventry filed a disclaimer of affiliation with California on November 1, 2004. There can be no assurance that any of these local authorities will grant the necessary approvals or consents in order for the merger to be completed.

Material United States Federal Income Tax Consequences

      The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders of First Health common stock who exchange their shares of First Health common stock for shares of Coventry common stock and cash in the merger. This discussion is limited to U.S. federal income tax consequences of the merger and does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code, Treasury regulations promulgated thereunder, judicial decisions and administrative interpretations and published rulings of the Internal Revenue Service, each as in effect as of the date of this proxy statement/ prospectus. These authorities may change, possibly retroactively, which could result in U.S. federal income tax consequences different from those described below. We have not sought, and will not seek, any ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. There can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained.

      This discussion addresses only First Health stockholders who hold their shares of First Health common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). It does not address all of the U.S. federal income tax consequences that may be relevant to a particular First Health stockholder in light of that stockholder’s individual circumstances, or to a First Health stockholder who is subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	a stockholder that is not a U.S. holder;

•	a partnership, S corporation or other pass-through entity;

•	a mutual fund, bank, thrift or other financial institution;

•	a tax-exempt organization or tax-qualified retirement plan;

•	an insurance company;

•	a trader in securities that elects mark-to-market accounting treatment for its securities holdings;

•	a dealer in securities or foreign currencies;

•	a stockholder who acquired his or her shares of First Health common stock through the exercise of employee stock options or otherwise as compensation;

•	a stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a stockholder whose functional currency is not the U.S. dollar;

•	a stockholder who exercises dissenters’ rights; and

•	a stockholder who holds First Health common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

      If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds First Health common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

      First Health stockholders should consult their own tax advisors regarding the specific U.S. federal income tax consequences of the merger to them in light of their particular circumstances, as well as the application and effect of any state, local and foreign tax laws and any other U.S. federal tax laws.

      For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of First Health common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership, or other entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust controlled by one or more U.S. persons that is subject to the primary supervision of a U.S. court, and certain other trusts that validly have elected to be treated as U.S. persons for U.S. federal income tax purposes.

Qualification of the Merger as a Reorganization

      First Health and Coventry each anticipate that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that First Health receive from Latham & Watkins LLP and Coventry receive from Bass, Berry & Sims PLC, a written opinion dated as of the effective date of the merger to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each opinion will be based on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in accordance with the terms of the merger agreement, and representations and covenants made by First Health, Coventry and Merger Sub, including those contained in representation letters to be delivered by First Health, Coventry and Merger Sub at closing. If any of those representations, covenants or assumptions is inaccurate as of the closing, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed below under “Exchange of First Health Common Stock for Coventry Common Stock and Cash.” An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court.

      For the merger to qualify as a reorganization, the value of the Coventry common stock received by First Health stockholders in the merger must represent some minimum amount of the total merger consideration. Under proposed U.S. Treasury regulations, the determination of whether the value of stock received in a merger satisfies this minimum continuity requirement would be determined as of the date the parties enter into the merger agreement. As of the date Coventry and First Health entered into the merger agreement, the value of the Coventry common stock that will be issued in the merger satisfied this requirement. Because the proposed regulations have not yet been adopted, there is some uncertainty as to whether the merger will qualify as a reorganization because the value of the Coventry common stock received in the merger, determined as of the effective date of the merger, may be less than the minimum continuity requirement. If the merger fails to qualify as a reorganization, First Health generally would recognize taxable gain or loss as if it had sold its assets to Coventry for the merger consideration. In addition, First Health stockholders generally would recognize gain or loss equal to the difference between the sum of cash and the fair market value of Coventry common stock received in the merger and their adjusted tax basis in their First Health common stock exchanged therefor. First Health stockholders would take a fair market value tax basis in the Coventry common stock received in the merger, and their holding period in such stock would begin on the day after the effective date of the merger.

Exchange of First Health Common Stock for Coventry Common Stock and Cash

      If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences to a First Health stockholder who exchanges First Health common stock for Coventry common stock and cash in the merger will be as follows:

•	A First Health stockholder generally will recognize capital gain equal to the lesser of (1) the excess, if any, of the sum of cash and the fair market value of the Coventry common stock received over that stockholder’s adjusted tax basis in the First Health common stock exchanged in the merger or (2) the amount of cash received by the stockholder in the merger. No loss may be recognized, except for loss resulting from the receipt of cash in lieu of a fractional share of Coventry common stock. Gain or loss must be calculated separately for each identifiable block of First Health common stock exchanged in the merger and a loss realized on one block of First Health common stock cannot be used to offset a gain realized on another block of First Health common stock.

•	The aggregate tax basis of the shares of Coventry common stock received by a First Health stockholder (including, for this purpose, any fractional share of Coventry common stock for which cash is received) in the merger will be the same as the aggregate tax basis of the stockholder’s First Health common stock exchanged therefor, decreased by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share) and increased by the amount of gain recognized by the stockholder in the merger (including any portion of gain treated as a dividend, but excluding any gain recognized as a result of cash received in lieu of a fractional share).

•	The holding period of the shares of Coventry common stock received by a First Health stockholder in the merger will include the holding period of the stockholder’s First Health common stock exchanged therefor.

•	A First Health stockholder who receives cash in lieu of a fractional share of Coventry common stock generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such stockholder’s tax basis in the fractional share.

•	Any capital gain recognized by a First Health stockholder generally will constitute long-term capital gain if the stockholder’s holding period for the First Health common stock exchanged in the merger is more than one year as of the effective date of the merger, and otherwise will constitute short-term capital gain.

Tax Character of Gain

      In the case of First Health stockholders having no direct or indirect control over Coventry’s corporate affairs, any gain should be treated as capital gain for U.S. federal income tax purposes. However, there are circumstances under which all or a part of any gain recognized by a First Health stockholder in the merger could be treated as a distribution of a dividend, instead of capital gain, to the extent of the stockholder’s ratable share of undistributed accumulated earnings and profits of the corporation. Due to the inherently factual nature of this determination, First Health stockholders are encouraged to consult their tax advisors to determine whether any gain recognized in the merger could be treated as a distribution of a dividend.

Backup Withholding

      Non-corporate holders of First Health common stock may be subject to backup withholding at the applicable rate on any cash payments received in the merger. However, backup withholding may be avoided if a stockholder: (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 (or any successor form) included in the letter of transmittal to be delivered to First Health stockholders following the completion of the merger; (2) provides a certification of foreign status on IRS Form W-8BEN or any successor form; or (3) is otherwise exempt from backup withholding and properly establishes such exemption. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided the stockholder furnishes certain required information to the IRS.

Reporting Requirements

      A First Health stockholder will be required to retain records pertaining to the merger and will be required to file a statement setting forth certain facts relating to the merger with such First Health stockholder’s U.S. federal income tax return for the year in which the merger takes place. In addition, in accordance with forms and regulations to be prescribed by the U.S. Treasury under the American Jobs Creation Act of 2004, Coventry (or if required by regulation, First Health) will be required to provide information with respect to the merger to the IRS and First Health stockholders, including information regarding the identities of First Health stockholders and the amount of cash and the fair market value of Coventry common stock received by each First Health stockholder in the merger.

      TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR FIRST HEALTH STOCKHOLDER WILL DEPEND ON THAT STOCKHOLDER’S PARTICULAR SITUATION. FIRST HEALTH STOCKHOLDERS ARE STRONGLY

URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AS WELL AS THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Accounting Treatment

      Coventry intends to account for the merger in accordance with accounting principles generally accepted in the United States using the purchase method of accounting. Coventry will establish a new accounting basis for the assets and liabilities of First Health based on their fair values, the value of the consideration deemed to be provided to First Health stockholders in connection with the merger and the costs of the merger. Coventry will record as goodwill the excess, if any, of the merger consideration over the fair values of First Health’s net tangible and identifiable intangible assets. A final determination of required purchase accounting adjustments, including the allocation of consideration to the net assets acquired, based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the preparation of the unaudited pro forma combined financial information of Coventry appearing elsewhere in this document are preliminary and have been made solely for purposes of preparing pro forma combined financial information. Coventry will undertake to determine the fair value of certain of First Health’s net assets (as so adjusted) and will make appropriate purchase accounting adjustments upon the completion of that determination. For financial reporting purposes, the results of operations of First Health will be included in Coventry’s consolidated statements of operations following the completion of the merger. Coventry’s financial statements for prior periods will not be restated as a result of the merger.

Appraisal Rights

      Under Delaware law, First Health stockholders are entitled to appraisal rights in connection with the merger. First Health stockholders will have the right under Delaware law to have the fair value of their shares of First Health common stock plus a fair rate of interest, if any, determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, First Health stockholders must:

•	send a written demand to First Health for appraisal in compliance with Delaware law before the vote on the merger;

•	not vote in favor of the merger; and

•	continuously hold their First Health common stock from the date they make the demand for appraisal through the completion of the merger.

      Merely voting against the merger will not protect your appraisal rights, which requires First Health stockholders to take all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail under “Appraisal Rights for First Health Stockholders” beginning on page 79. The relevant section of the Delaware General Corporation Law regarding appraisal rights is reproduced and attached as Appendix B to this proxy statement/ prospectus.

Restrictions on Ability to Sell Coventry Common Stock

      The shares of Coventry common stock to be received by First Health stockholders in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Coventry common stock issued to any person who is deemed to be an affiliate of either First Health or Coventry at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with either First Health or Coventry and may include the executive officers and directors, as well as the principal stockholders, of both companies. Affiliates may not sell their shares of Coventry common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	in accordance with Rule 145 under the Securities Act; or

•	an opinion of counsel or a “no action” letter from the SEC, that such sale will not violate the Securities Act or is otherwise exempt from registration under the Securities Act.

      The merger agreement requires First Health to use its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of Coventry common stock issued to such person in or pursuant to the merger except in compliance with the Securities Act and the rules and regulations promulgated by the SEC thereunder. Coventry’s registration statement on Form S-4, of which this proxy statement/ prospectus forms a part, may not be used in connection with the resale of shares of Coventry common stock received in the merger by affiliates.

Stock Market Listing

      Coventry will use its best efforts to cause the Coventry common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to notice of official issuance, prior to completion of the merger and will file an application for listing the shares of Coventry common stock to be issued in the merger on the New York Stock Exchange. It is a condition to completion of the merger that the Coventry common stock to be issued in the merger has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the merger is completed, First Health common stock will be delisted from the Nasdaq and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

      The following is a summary of selected aspects of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement/ prospectus as Appendix A and made part of this proxy statement/ prospectus. Coventry and First Health urge you to read carefully the merger agreement in its entirety because this summary may not contain all of the information that is important to you.

Structure of the Merger and Conversion of First Health Common Stock

      In accordance with the merger agreement and Delaware law, First Health will merge with and into Merger Sub, a direct wholly owned subsidiary of Coventry. As a result of the merger, the separate corporate existence of First Health will cease, and Merger Sub will continue as the surviving corporation and a wholly owned subsidiary of Coventry. Effective upon completion of the merger, all of the property, rights, privileges, powers and franchises of First Health and Merger Sub will vest in Merger Sub, and all debts, liabilities and duties of First Health and Merger Sub will become the debts, liabilities and duties of Merger Sub.

      Upon completion of the merger, each outstanding share of First Health common stock, other than shares held by (1) First Health as treasury stock, (2) subsidiaries of First Health or (3) holders who perfect appraisal rights under Delaware law, will be canceled and converted into the right to receive 0.1791 shares of Coventry common stock and $9.375 in cash. The cash payment and the number of shares of Coventry common stock issuable in the merger will be adjusted for any stock dividend, subdivision, reclassification, split, combination or exchange of shares with respect to Coventry common stock or First Health common stock effected between the date of the merger agreement and the completion of the merger.

      No fractional shares of Coventry common stock will be issued in connection with the merger. Instead, you will receive an amount of cash in lieu of a fraction of a share of Coventry common stock based on the average closing price of Coventry common stock reported on the New York Stock Exchange for the 20 consecutive trading days ending on the second trading day before the completion of the merger.

      First Health stockholders will be entitled to receive dividends or other distributions on Coventry common stock with a record date after the merger is completed, but only if they have surrendered their First Health stock certificates. If there is any dividend or other distribution on Coventry common stock with a record date after the merger is completed, First Health stockholders will receive the dividend or distribution promptly after the later of the date the Coventry common stock is issued to such stockholder or the date the dividend or other distribution is paid to all Coventry stockholders.

Options to Purchase First Health Common Stock

      The merger agreement requires that First Health use its commercially reasonable efforts to solicit the consent of each holder of outstanding options to purchase First Health common stock, whether or not then exercisable and regardless of exercise price, immediately prior to the completion of the merger to cancel his or her options in exchange for a single lump sum cash payment in an amount in cash equal to (1) the number of shares of First Health common stock subject to such options, whether or not then exercisable, immediately prior to completion of the merger, multiplied by (2) the greater of the amount by which $18.75 exceeds the exercise price of each such option, if any, or $1.25. To satisfy this obligation under the merger agreement, First Health will make an offer to purchase, referred to as the option tender offer, each outstanding option to purchase First Health common stock, whether or not then exercisable, for an amount in cash equal to the greater of the amount by which $18.75 exceeds the exercise price of the option, if any, or $1.25, reduced in each case by any applicable tax withholding.

      First Health’s offer to purchase its outstanding options is being made pursuant to an offer to purchase and related offer documents, which are attached as exhibits to a tender offer statement on Schedule TO to be filed by First Health with the SEC. The tender offer statement, including the offer to purchase and related offer documents, contain important information that First Health option holders should read carefully before any decision is made with respect to the option tender offer. The offer to purchase, and all other documents filed with the Securities and Exchange Commission in connection with the First Health’s offer to purchase its outstanding options will be available free of charge at the SEC’s web site, www.sec.gov.

      Upon completion of the merger, each option to purchase First Health common stock that is not purchased by First Health in the option tender offer and is outstanding at the effective time of the merger, whether or not then exercisable, will be assumed by Coventry, subject generally to the same terms and conditions as previously applicable thereto. Generally, each option to purchase First Health common stock so assumed will become exercisable for that number of whole shares of Coventry common stock equal to the number of shares of First Health common stock that were issuable upon exercise of the First Health option immediately prior to the effective time of the merger multiplied by an exchange ratio of 0.3583, rounded to the nearest whole number of shares of Coventry common stock. In addition, the per share exercise price for the shares of Coventry common stock issuable upon exercise of each First Health option will be adjusted by dividing the exercise price per share of First Health common stock at which such First Health option was exercisable immediately prior to the effective time by the exchange ratio of 0.3583, rounded to the nearest whole cent. However, any option to purchase First Health common stock which is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code will be adjusted as described above only if such adjustment does not adversely impact the treatment of such option as an incentive stock option. In such case, any First Health options that are incentive stock options will be adjusted according to the methodology described above based on the ratio of the market value of First Health common stock immediately prior to the merger to the trading price of Coventry common stock on such date. Coventry will credit each holder of First Health options for periods of continuous employment with First Health or its subsidiaries for purposes of determining the vesting of all First Health options to be assumed by Coventry upon completion of the merger. Following the closing of the merger, Coventry does not anticipate issuing any additional options under First Health’s option plans, except as may be required for adjustments to assumed options.

Closing and Effective Time

      The merger will take place as soon as practicable after satisfaction or waiver, if permissible, of all conditions to the obligations of the parties to complete the merger. The merger will become effective at the date and time at which a certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Coventry and First Health agree and specify in the certificate of merger.

Surrender of First Health Stock Certificates

      Promptly after the effective time of the merger, Mellon Investor Services, LLC, the exchange agent for the merger, will mail to each record holder of First Health common stock a transmittal letter that will detail the procedures for record holders to exchange First Health common stock certificates for Coventry common stock certificates and the cash payment, including cash in lieu of any fractional shares. Transmittal letters will also be available following completion of the merger at the offices of the exchange agent at Mellon Investor Services, LLC, 85 Challenger Boulevard, 4th Floor, Ridgefield Park, New Jersey 07660. Additionally, after the effective time of the merger, holders of First Health common stock certificates can exchange their stock certificates for certificates evidencing Coventry common stock and the cash payment at the offices of the exchange agent. Do not surrender your certificate before the effective time of the merger and do not send them in with your proxy. After the effective time of the merger, transfers of First Health common stock will not be registered on First Health stock transfer books.

Possibility of Coventry Stockholder Approval

      Approval of the Coventry stockholders will be a condition to completion of the merger only if required by applicable New York Stock Exchange Rules. Rule 312.2 of the New York Stock Exchange requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction if:

•	the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or

•	the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

      Based upon the number of shares of Coventry common stock outstanding as of October 31, 2004, which was 89,760,111 shares, a Coventry stockholder approval will be required if Coventry is deemed to issue more than 17,952,021 shares of Coventry common stock in connection with the merger. Based upon the number of shares of First Health common stock outstanding as of October 31, 2004, and assuming that all outstanding First Health stock options are purchased pursuant to First Health’s option tender offer, Coventry expects to issue 16,456,965 shares of Coventry common stock as consideration in the merger. Coventry has been advised that the assumption by Coventry of First Health options outstanding at the effective time of the merger will be deemed to constitute an issuance of the number of shares of Coventry common stock issuable with respect to such assumed First Health options, whether vested or unvested and regardless of the exercise price of the First Health option. If options to purchase more than 1,495,056 shares of First Health common stock are assumed by Coventry at the effective time of the merger, Coventry believes the Coventry stockholders will be required to approve the issuance of Coventry common stock in connection with the merger.

      In order to, among other things, reduce the dilution to Coventry stockholders and reduce the number of shares of Coventry common stock deemed issued in the merger under the rules of the New York Stock Exchange, which, in the view of First Health, will make it less likely that the transaction will necessitate Coventry stockholder approval, First Health will offer to purchase all outstanding options to purchase First Health common stock, whether or not vested and regardless of exercise price, on the terms described under “The Merger — Interests of Certain Persons in the Merger — Options Tender Offer” beginning on page 54. As of                     , 2004, First Health has received tenders with respect to options to purchase                      shares of First Health common stock pursuant to the option tender offer, including 5,258,510 options tendered by First Health’s directors and officers pursuant to irrevocable tender agreements. In addition, the implied value of the merger consideration of                     as of                     , 2004 is less than the exercise price of                     options to purchase shares of First Health common stock, of which                     options have already been tendered pursuant to the option tender offer.

      If Coventry determines, after consultation with its counsel, that the number of shares of Coventry common stock issuable in the merger and pursuant to First Health stock options to be assumed by Coventry in the merger will result in the merger being subject to Coventry stockholder approval under the rules of the New York Stock Exchange, Coventry may elect to seek such stockholder approval or to adjust the exchange ratio to an amount which would eliminate the requirement for such stockholder approval but not more. For example, if no shares were tendered to First Health pursuant to its option tender offer other than those from directors and officers subject to irrevocable tender agreements, Coventry would assume options to purchase approximately 5,696,866 shares of First Health common stock under the merger agreement, and, after giving affect to the option exchange ratio, approximately 2,041,187 shares of Coventry common stock would be issuable under such assumed options. Coventry believes this would exceed the number of shares of Coventry common stock that Coventry can issue in the merger and in options assumed without stockholder approval by approximately 546,131 shares, unless the merger consideration was adjusted to increase the amount of cash per share to $9.688 and to decrease the exchange ratio to 0.1732 (so that the adjusted cash consideration plus the adjusted Exchange Ratio times

$52.3365 equals $18.75). Although Coventry could so adjust the merger consideration, Coventry currently anticipates that it would elect to seek Coventry stockholder approval of the merger agreement rather than make any such adjustment.

      Based upon the number of First Health options currently agreed to be tendered pursuant to the option tender offer and the belief that the option tender offer is economically beneficial to optionholders, Coventry does not currently anticipate that Coventry stockholder approval will be required to approve the issuance of Coventry common stock in connection with the merger. The option tender offer is conditioned upon the satisfaction or waiver, if permissible, of all of the conditions to completion of the merger. Because optionholders may withdraw their First Health options from the option tender offer at any time during the offering period, we can provide no assurance that a sufficient number of options will be purchased by First Health in the option tender offer such that Coventry stockholder approval will not be required. If Coventry stockholder approval is required, the completion of the merger will be delayed and, if Coventry stockholder approval is not obtained, the merger agreement could be terminated.

Representations and Warranties

      Each of First Health, Coventry and Merger Sub made a number of representations and warranties in the merger agreement regarding their authority to enter into the merger agreement and to complete the other transactions contemplated by the merger agreement, and with regard to certain aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

      The representations and warranties made by First Health cover the following topics as they relate to First Health and its subsidiaries:

1. organization, standing, qualification to do business and corporate power;

2. organizational documents;

3. capitalization;

4. corporate power and authority to enter into and perform its obligations under, and the enforceability of, the merger agreement;

5. conflicts between the merger agreement and First Health’s organizational documents, certain permits, and applicable law;

6. necessary permits and compliance with law;

7. filings and reports with the SEC;

8. information supplied by First Health in the proxy statement/ prospectus and the related registration statement of Coventry;

9. absence of certain changes in First Health’s business since January 1, 2004;

10. employee benefit plans;

11. labor and other employment matters;

12. matters relating to certain contracts;

13. litigation;

14. environmental matters;

15. intellectual property and software;

16. taxes;

17. properties and assets;

18. relationships and transactions with related parties;

19. opinion of First Health’s financial advisor;

20. First Health stockholder vote; and

21. fees and commissions required to be paid to brokers, finders or investment bankers engaged in connection with the merger;

      Certain aspects of the representations and warranties covering the topics set forth in items 1, 5, 6, 7, 9, 12, 13 and 15 above are qualified by the concept of material adverse effect, which is discussed under “Concept of Material Adverse Effect.”

      The representations made by Coventry and Merger Sub cover the following topics as they relate to Coventry, Merger Sub and Coventry’s other subsidiaries:

1. organization, standing, qualification to do business and corporate power;

2. organizational documents;

3. capitalization;

4. corporate power and authority to enter into and perform its obligations under, and the enforceability of, the merger agreement;

5. conflicts between the merger agreement and Coventry’s and Merger Sub’s organizational documents, certain contracts and permits and applicable law;

6. necessary permits and compliance with law;

7. filings and reports with the SEC;

8. information supplied by Coventry and Merger Sub in the proxy statement/ prospectus and the related registration statement of Coventry;

9. absence of certain changes in Coventry’s business since January 1, 2004;

10. litigation;

11. ownership of and no previous business activities involving Merger Sub;

12. no approval by Coventry stockholders being necessary for the merger;

13. opinion of Coventry’s financial advisors;

14. fees and commissions required to be paid to brokers, finders or investment bankers engaged in connection with the merger;

15. financing;

16. tax matters; and

17. no ownership by Coventry or Merger Sub of First Health common stock.

      Certain aspects of the representations and warranties covering the topics set forth in items 1, 5, 6, 7, 9 and 10 above are qualified by the concept of material adverse effect, which is discussed under “Concept of Material Adverse Effect.”

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the headings “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

Concept of Material Adverse Effect

      Many of the representations and warranties contained in the merger agreement are qualified by the concept of “material adverse effect.” This concept also applies to some of the covenants and conditions to the merger described under “Conditions to the Merger” below, as well as to termination of the merger agreement for breaches of representations and warranties as described under “Termination of the Merger Agreement; Fees Payable.” For purposes of the merger agreement, the concept of material adverse effect means any change, event or effect that is materially adverse to the assets, liabilities, business, financial condition or results of operations of First Health or Coventry, as the case may be, taken as a whole with their respective subsidiaries, other than any change, effect or event relating to:

•	any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger or the transactions contemplated thereby;

•	any adverse change, effect, event, occurrence, state of facts or development after the date of the merger agreement, attributable to conditions affecting the industries in which such party participates (and with respect to First Health, national or state managed care or health benefits services industries including, without limitation, group health, workers’ compensation, federal employee health benefits or state agency markets within such industries), or the U.S. economy or financial markets; provided that such change, effect, event, circumstances or state of facts is not materially more adverse to the applicable party to the agreement than to other companies operating in the relevant industry;

•	any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of the merger agreement, or action taken, or failure to act, to which the other party has consented;

•	changes in laws after the date of the merger agreement; provided that such change is not materially more adverse to the applicable party to the agreement than to other companies operating in the relevant industry, or

•	changes in GAAP or regulatory accounting principles after the date of the merger agreement.

First Health’s Conduct of Business Before Completion of the Merger

      First Health has agreed that, until the completion of the merger, unless specifically permitted by the merger agreement, as required by applicable law or the rules of the Nasdaq or upon obtaining Coventry’s written consent, First Health and its subsidiaries will conduct their operations in the ordinary and usual course substantially consistent with past practice and will use reasonable efforts to preserve substantially intact their current business organizations and preserve their customer and provider relationships and goodwill. First Health has also agreed that, until the completion of the merger, unless expressly contemplated by the merger agreement, as required by applicable law or the rules of the Nasdaq or upon obtaining Coventry’s written consent, none of First Health nor any of its subsidiaries will take the following actions, among other things:

•	declare dividends or make other distributions, enter into any agreement with respect to the voting of its capital stock, split, combine or reclassify any of its capital stock, or purchase, redeem or otherwise acquire First Health common stock or other equity securities;

•	issue or authorize the issuance of shares of its capital stock or any options, warrants, or other rights of any kind to acquire shares of its capital stock other than pursuant to the exercise of outstanding options outstanding on the date of the merger agreement;

•	amend or change its certificate of incorporation or bylaws or equivalent organizational documents;

•	acquire any interest in, or substantially all the assets of, any person in excess of a specified amount;

•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber its property or assets in excess of a specified amount, other than pursuant to existing contracts or commitments as in effect on the date of the merger agreement;

•	with respect to First Health’s 2004 fiscal year, make any unbudgeted capital expenditures involving the purchase of real property or in excess of a specified amount other than capital expenditures in connection with customer contracts entered into in the ordinary course of business after the date of the merger agreement;

•	repurchase or prepay any indebtedness (except as required by the terms of such indebtedness) or incur or guarantee any indebtedness in excess of a specified amount or issue any debt securities, other than prepayments or borrowings under First Health’s existing credit facility;

•	make any loans to employees, other than advances for ordinary course business expenses, or make any loans, advances or capital contributions to any person in excess of a specified amount;

•	pay, discharge or settle any claims, liabilities or obligations exceeding a specified amount or imposing a material limitation on First Health’s or any of its subsidiaries’ conduct of business or waive or release any right of First Health or its subsidiaries with a value exceeding a specified amount (other than in the ordinary course of business consistent with past practice);

•	settle any stockholder litigation relating to the merger agreement or the merger;

•	enter into, modify, amend or terminate any material contracts, if doing so would have a material adverse effect on First Health or prevent the consummation of the transactions contemplated by the merger agreement, or any material contract which involves First Health or its subsidiaries incurring liabilities exceeding a specified amount and which is not terminable without penalty upon one year or less notice (other than contracts or amendments entered into in the ordinary course of business with First Health’s customers or providers except for multiple year vendor contracts) consistent with past practice, or material contracts whereby First Health or its subsidiaries grants intellectual property rights other than in the ordinary course of business consistent with past practice, or contracts restricting First Health’s or its subsidiaries’ ability to compete;

•	enter into any material contract if the completion of the transactions contemplated by, or compliance with, the merger agreement would reasonably be expected to conflict with or result in a violation, breach or default of such contract or result in the creation of liens or rights of termination, cancellation or acceleration of an obligation or loss of benefit under such contract;

•	increase the compensation or fringe benefits, the payment of bonuses or the payment of benefits to current or former officers, directors, employees or consultants except in the ordinary course of business consistent with past practice, as required by law or pursuant to any contract or existing benefit plans; exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or existing benefit plan; materially change any actuarial or other assumption used to calculate funding obligations with respect to any existing benefit plan or change the manner in which contributions to any existing benefit plan are made or determined; or take certain actions affecting payments under, obligations regarding, or contributions to, benefit plans or enter into, alter or terminate any existing benefit plan for the benefit of any director, officer, employee or consultant, other than as required by law or by any tax qualification requirement;

•	adopt or enter into any collective bargaining agreement or labor contract;

•	fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies;

•	change its fiscal year, change accounting methods or make any material change in investment or actuarial policies, except as required by generally accepted accounting principles or law;

•	make any material tax election, settle material tax liabilities or agree to extend the statute of limitations with respect to any material taxes;

•	take, or enter into an agreement to undertake, any actions that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	undertake or enter into an agreement to undertake, any business combination, acquisition or disposition that would result in a requirement to include financial statements for the acquired entity or assets in this registration statement; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

      The agreements related to the conduct of First Health’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the heading “Conduct of Business by the Company Pending the Closing.”

      Coventry has agreed that, until completion of the merger, unless specifically permitted by the merger agreement, as required by applicable law or the rules of the New York Stock Exchange or upon obtaining First Health’s written consent, Coventry and its subsidiaries will conduct their operations in the ordinary and usual course and will use reasonable best efforts to preserve its current business organization and preserve customer and provider relationships and its goodwill. Coventry has also agreed that, until the completion of the merger, unless expressly contemplated by the merger agreement or as required by applicable law or upon obtaining First Health’s written consent, it will not (1) amend its certificate of incorporation or bylaws or equivalent organizational documents, (2) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of Coventry to Coventry or another wholly owned subsidiary, (3) change its fiscal year, (4) make any material change in its financial accounting policies and procedures, except as required by generally accepted accounting principles or applicable law, (5) take any action that would prevent the merger from qualifying as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code, (6) undertake or agree to undertake any business combination, acquisition or disposition that would result in a requirement to include financial statements for the acquired entity or assets in this registration statement, or (7) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

No Solicitation of Transactions

      First Health has agreed that it will not, whether directly or indirectly, until the merger is completed or the merger agreement is terminated:

•	solicit, initiate or facilitate any acquisition proposal;

•	participate in discussions or negotiations with, or furnish any non-public information to, any person who has made an acquisition proposal;

•	withdraw or modify in a manner adverse to Coventry the recommendation of First Health’s board of directors that First Health stockholders vote “FOR” the adoption of the merger agreement; or

•	approve or recommend any acquisition proposal or enter into any letter of intent or agreement with respect to any acquisition proposal.

      However, prior to the adoption of the merger agreement by First Health stockholders, First Health may:

•	in response to an acquisition proposal by a third party, and with prior written notice to Coventry (during which time Coventry will have an opportunity to submit an amended proposal), furnish non-public information to, pursuant to a confidentiality agreement no less restrictive than the one with Coventry, and participate in discussions with, such third party regarding the acquisition proposal if First Health’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal is, or is reasonably likely to result in, a superior proposal.

•	in response to an unsolicited acquisition proposal by a third party, and with three days written notice to Coventry, change the recommendation of First Health’s board of directors that the First Health stockholders vote “FOR” the adoption of the merger agreement or enter into a definitive agreement with respect to such acquisition proposal if First Health’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal constitutes a superior proposal.

•	take or disclose to First Health stockholders a position with respect to a tender or exchange offer in accordance with Rule 14d-9 and Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.

•	change the recommendation of First Health’s board of directors that the First Health stockholders vote “FOR” the adoption of the merger agreement if First Health’s board of directors determines in good faith, after consultation with outside counsel, that it is necessary to do so to comply with its fiduciary duties to First Health stockholders under applicable law.

      An acquisition proposal is any bona fide offer or proposal for (1) a merger, consolidation or other business combination with First Health, (2) the sale, lease or other disposition of assets of First Health or any subsidiary representing 20% or more of the assets of First Health and its subsidiaries, taken as a whole, (3) the issuance, sale or other disposition of capital stock, including securities convertible or exercisable for capital stock, representing 20% or more of the voting power of First Health, (4) a transaction in which any person or group shall acquire or have the right to acquire 20% or more of the outstanding voting capital stock of First Health, or (5) any combination of the foregoing transactions.

      A superior proposal is an acquisition proposal to acquire 50% or more of the outstanding capital stock of First Health (or the surviving entity or direct or indirect parent of the surviving entity in a merger), or all or substantially all of the assets of First Health and its subsidiaries, taken as a whole, that the First Health board determines, in good faith, after receiving advice from its financial advisor and outside legal counsel, to be more favorable to First Health stockholders than the merger with Coventry and that is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

Reasonable Best Efforts

      Each of Coventry and First Health has agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement as promptly as practicable, including, among other things, obtaining all governmental and third party consents and approvals. Notwithstanding this covenant, nothing shall require Coventry to agree to regulatory restrictions on the operation of the business, including divestitures of assets or businesses, or the imposition of obligations on Coventry to maintain, among other things, facilities, operations, employment levels or businesses, which restrictions or obligations would reasonably be likely to (1) have a material adverse effect on First Health or Coventry or (2) materially impair the benefits sought to be derived by Coventry from the transactions contemplated by the merger agreement, including the merger.

Employee Matters

      Coventry has agreed that, for a period of two years after the completion of the merger, it will either (i) maintain for the employees of First Health who remain employees with Merger Sub or any of Coventry’s subsidiaries the compensation and benefits that are currently available to employees of First Health pursuant to First Health’s and its subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the completion of the merger or (ii) provide to the employees of First Health who remain with Merger Sub or any of Coventry’s subsidiaries compensation and benefits that are no less favorable in the aggregate to the compensation and benefits that are provided to similarly situated employees of Coventry and its subsidiaries. Coventry has also agreed to, and will cause Merger Sub to, generally recognize prior service with First Health for purposes of Coventry’s benefit plans. Coventry will, or will cause Merger Sub to, honor, in accordance with their terms, all individual employment, severance and change of control agreements with First Health. After completion of the merger, Coventry or Merger Sub have agreed to provide or pay when due to the employees of First Health who remain with Merger

Sub or any of Coventry’s subsidiaries all benefits and compensation pursuant to existing First Health benefit plans, programs and arrangements in effect on October 13, 2004.

Conditions to the Merger

      The obligations of the parties to complete the merger are subject to the prior satisfaction or waiver, if permissible, of the following conditions specified in the merger agreement:

•	the registration statement of which this proxy statement/prospectus is a part must be effective under the Securities Act and must not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC;

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of First Health common stock as of the record date, and if Coventry stockholder approval is required, the merger agreement must be adopted by the holders of a majority of the outstanding shares of Coventry common stock;

•	no federal or state court of competent jurisdiction or other governmental entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which prevents the consummation of the merger; provided, however, that this condition is not available to any party whose failure to fulfill its obligations to take certain actions, seek certain consents and make certain filing necessary for the consummation of the merger;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the HSR Act shall have expired or been terminated;

•	insurance regulatory approvals shall have been obtained in Missouri, Texas and California;

•	the shares of Coventry common stock issuable to First Health stockholders must have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

•	each of Coventry and First Health must have received an opinion of its legal counsel to the effect that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      The obligations of Coventry and Merger Sub to complete the merger are subject to the satisfaction or waiver, if permissible, of the following conditions specified in the merger agreement:

•	the representations and warranties of First Health set forth in the merger agreement shall be true and correct without giving effect to any qualification as to materiality or, a material adverse effect, except where the failure to be true and correct has not had a material adverse effect on First Health, in each case as of the date of the merger agreement and as of the date the merger is to be completed (except for representations and warranties made as of a particular date which need be true only as of such date); provided, however, that First Health’s representations and warranties as to capitalization shall be true and correct in all respects as of the date of the merger agreement and as of the date the merger is to be completed;

•	First Health shall have performed or complied in all material respects with all agreements and covenants under the merger agreement required to be performed or complied with as of the date the merger is to be completed; provided, however, that the failure to comply with covenants related to operating the First Health business in the ordinary course and cooperating with Coventry to obtain third party consents shall only constitute a failure of the condition if the failure to comply with these conditions, individually or in the aggregate, has had a material adverse effect on First Health;

•	there shall not be pending or threatened in writing (and not withdrawn) any suit, action or proceeding by any governmental entity against Coventry, Merger Sub or First Health:

•	challenging the acquisition by Coventry or Merger Sub of a material portion of First Health common stock or seeking to restrain or prohibit the merger;

•	seeking to prohibit or limit the ownership or operation by First Health or any of its subsidiaries or, after the effective time of the merger, by Coventry or any of its subsidiaries, of any portion of the business or assets of First Health and its subsidiaries or, after the effective time of the merger as a result of the merger, of Coventry or any of its subsidiaries;

•	seeking to compel First Health or any of its subsidiaries or Coventry or any of its subsidiaries as a result of the merger to divest or hold separate any portion of the business or assets of First Health or any of its subsidiaries or Coventry or any of its subsidiaries; or

•	seeking to obtain from First Health, Coventry or Merger Sub any damages;

which, in the case of the three immediately preceding sub-bullets, has had or would be reasonably likely to have, individually or in the aggregate a material adverse effect on Coventry or First Health; provided, however, that this condition shall be deemed satisfied with respect to threatened litigation if no suit or action in respect of such threatened litigation shall have been filed or commenced within 10 business days from the written threat.

      In addition, the obligations of First Health to complete the merger are subject to the satisfaction or waiver, if permissible, of the following conditions specified in the merger agreement:

•	the representations and warranties of Coventry set forth in the merger agreement shall be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct has not had a material adverse effect on Coventry, in each case as of the date of the merger agreement and as of the date the merger is to be completed (except for representations and warranties made as of a particular date which need be true only as of such date); provided, however, that Coventry’s representations and warranties as to capitalization shall be true and correct in all material respects as of the date of the merger agreement and as of the date the merger is to be completed; and

•	Coventry shall have performed or complied in all material respects with all agreements and covenants under the merger agreement required to be performed or complied with by it as of the date the merger is to be completed.

Termination of the Merger Agreement; Fees Payable

      First Health and Coventry may jointly agree to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if:

•	the merger is not completed on or before April 30, 2005 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date), provided that this date shall be extended to July 31, 2005, referred to as the outside date, in the event all conditions to effect the merger, except the absence of an order, decree, judgment, injunction or other ruling prohibiting the merger, expiration or the termination of the waiting period under the HSR Act and the receipt of required insurance regulatory approvals, have been satisfied.

•	a court of competent jurisdiction or other governmental authority issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, which is final and nonappealable (provided this termination right is not available to a party whose failure to comply with the merger agreement has been the primary cause of or primarily resulted in any such order, decree, ruling or other action).

•	the stockholders of First Health do not approve the merger agreement at the special meeting. If the merger agreement is terminated by either party and an acquisition proposal for First Health is publicly announced and not withdrawn prior to termination of the merger agreement, referred to as an announced third party transaction, and First Health enters into a definitive agreement regarding or consummates an announced third party transaction within 12 months of the termination of the merger agreement, First Health is required to pay Coventry a termination fee of approximately $59.7 million upon consummation of the announced third party transaction.

•	the other party is in breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and such breach is not capable of being cured prior to the outside date. If the merger agreement is terminated by Coventry due to a willful and intentional breach and First Health enters into a definitive agreement regarding or consummates an announced third party transaction within 12 months of the termination of the merger agreement, First Health is required to pay Coventry a termination fee of approximately $59.7 million upon consummation of the announced third party transaction.

      Coventry may terminate the merger agreement:

•	if First Health’s board of directors withdraws or adversely modifies its recommendation that First Health stockholders vote “FOR” the adoption of the merger agreement in order to comply with its fiduciary duties to First Health stockholders under applicable law, on or before the earlier of two days before the special meeting or within 30 days of the date on which First Health’s board of directors withdraws or modifies its recommendation. If First Health’s board of directors withdraws or adversely modifies its recommendation and Coventry terminates the merger agreement as set forth above, First Health is required to pay Coventry a termination fee of approximately $29.9 million two business days after the termination.

•	if First Health’s board of directors receives an unsolicited acquisition proposal and determines in good faith (after consultation with its financial advisor and outside counsel) that the proposal is a superior proposal, and First Health’s board of directors changes its recommendation that First Health’s stockholders vote “FOR” the adoption of the merger agreement or enters into a definitive agreement with respect to the superior proposal, the foregoing referred to as a company adverse recommendation change, within 30 days after the company adverse recommendation change. If Coventry terminates the merger agreement due to a company adverse recommendation change, First Health is required to pay Coventry a termination fee of approximately $59.7 million two business days after the termination.

      First Health may terminate the merger agreement:

•	if First Health’s board of directors accepts a superior proposal. If First Health terminates the merger agreement because it has accepted a superior proposal, First Health is required to pay Coventry a termination fee of approximately $59.7 million on the date of termination.

•	if the average closing price of Coventry’s common stock for the 20 consecutive trading days ending on the date two business days prior to the date the merger is to be completed, referred to as the determination date, is less than $39.2524 and if (a) the number obtained by dividing such price by $52.3365 is less than (b) the number obtained by dividing the average closing price of the HMO Index on the determination date, by $974.08, and subtracting 0.15 from the quotient in clause (b).

Amendments and Waivers

      First Health and Coventry may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the First Health stockholders approve the merger agreement, no amendment may be made, or waiver of this agreement granted, that, by applicable law or the rules of the Nasdaq, would require further approval of First Health stockholders.

APPRAISAL RIGHTS FOR FIRST HEALTH STOCKHOLDERS

      Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your First Health common stock plus a fair rate of interest, if any, as determined by the Court of Chancery of the State of Delaware. First Health stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. First Health will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement/ prospectus as Appendix B.

      The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. This summary does not constitute legal advice, nor does it constitute a recommendation that First Health stockholders exercise their appraisal rights under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix B because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

      Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement/ prospectus constitutes First Health’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

1. You must deliver to First Health a written demand for appraisal of your shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. A holder of shares of First Health common stock wishing to exercise appraisal rights must hold of record the shares on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

2. You must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the First Health stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a First Health stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

      If you fail to comply with either of these conditions, and the merger is completed, you will be entitled to receive the shares of Coventry common stock and cash payment for your shares of First Health common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of First Health common stock.

      All demands for appraisal should be addressed to First Health Group Corp., General Counsel, 3200 Highland Avenue, Downers Grove, Illinois 60515, should be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of First Health common stock. The demand must reasonably inform First Health of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

      To be effective, a demand for appraisal by a holder of First Health common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares.

      If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record holder.

      If you hold your shares of First Health common stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

      Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each First Health stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Merger Sub, as the surviving entity, has no obligation (and has no present intention) to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

      At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the shares of Coventry common stock and cash payment specified by the merger agreement for his or her shares of First Health common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of Merger Sub and must, to be effective, be made within 120 days after the effective date of the merger. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of First Health common stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by Merger Sub, as the surviving corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Merger Sub, Merger Sub will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

      After determination of the stockholders entitled to appraisal of their shares of First Health common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

      In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not an opinion as to fair value under Section 262.

      Costs of the appraisal proceeding may be imposed upon Merger Sub and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of Coventry common stock and cash payment for shares of his or her First Health common stock pursuant to the merger agreement. Once a petition for appraisal is filed with the Chancery Court, the appraisal proceeding may not be dismissed as to any First Health stockholder without the approval of the Chancery Court.

      In view of the complexity of Section 262, First Health stockholders who may wish to pursue appraisal rights should consult their legal advisors.

      Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

INFORMATION CONCERNING COVENTRY HEALTH CARE, INC.

BUSINESS

General

      Coventry is a leading publicly traded managed health care company with 2.45 million members, excluding network rental members, as of September 30, 2004. Coventry operates a diversified portfolio of local market health plans serving 15 markets, primarily in the Mid-Atlantic, Midwest and Southeast United States. Coventry health plans are operated under the names Altius Health Plans, Carelink Health Plans, Coventry Health Care, Coventry Health and Life, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. Coventry health plans generally are located in small to mid-sized metropolitan areas. Coventry was incorporated under the laws of the State of Delaware on December 17, 1997 and is the successor to Coventry Corporation, which was incorporated on November 21, 1986.

      Coventry offers employer groups a broad range of commercial managed care products that vary with respect to the level of benefits provided, the costs paid by employers and members and Coventry members’ access to providers without referral or preauthorization requirements. Coventry offers underwritten or “risk” products, including health maintenance organizations (HMOs), preferred provider organizations (PPOs) and point of service (POS) plans. In addition, Coventry offers defined contribution health plans. Coventry’s risk products also include state-sponsored managed Medicaid programs and Medicare+Choice programs in selected markets where Coventry believes it can achieve profitable growth based upon favorable reimbursement levels, provider costs and regulatory climates. For Coventry’s risk products, Coventry receives premiums in exchange for assuming underwriting risks and performing sales, marketing and administrative functions. Coventry also offers “non-risk” products to employer groups located in its geographic markets that self-insure employee health benefits.

Products

Commercial Risk and Governmental Programs

      Coventry’s health plans and insurance companies offer employer groups a full range of commercial risk products, including HMO, PPO and POS products. Coventry designs its products to meet the needs and objectives of a wide range of employers and members and to comply with the regulatory requirements in the markets in which it operates. Coventry had 1.5 million commercial risk members as of September 30, 2004 and December 31, 2003, that accounted for $3.0 billion and $3.4 billion of revenue for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

      Coventry’s products vary with respect to the level of benefits provided, the costs to be paid by employers and members, including deductibles and co-payments, and Coventry members’ access to providers without referral or preauthorization requirements.

Health Maintenance Organizations

      Coventry’s HMO products provide comprehensive health care benefits to members, including ambulatory and inpatient physician services, hospitalization, pharmacy, mental health and ancillary diagnostic and therapeutic services. In general, a fixed monthly membership fee covers all HMO services, although some benefit plans require co-payments or deductibles in addition to the basic membership fee. A primary care physician assumes overall responsibility for the care of a member, including preventive and routine medical care and referrals to specialists and consulting physicians. While an HMO member’s choice of providers is limited to those within the health plan’s HMO network, the HMO member is typically entitled to coverage of a broader range of health care services than is covered by typical reimbursement or indemnity policies. Furthermore, many of Coventry’s HMO plans have added features to more easily allow “direct access” to providers.

Preferred Provider Organizations and Point of Service

      Coventry’s PPO and POS products also provide comprehensive managed health care benefits to members, but allow members to choose their health care providers at the time medical services are required and allow members to use providers that do not participate in Coventry’s managed care networks. If a member chooses a non-participating provider, deductibles, co-payments and other out-of-pocket costs to the member generally are higher than if the member chooses a participating provider. Premiums for Coventry’s PPO and POS products typically are lower than HMO premiums due to the increased out-of-pocket costs borne by the members.

Medicare

      As of September 30, 2004, Coventry operated three Medicare+Choice/ Medicare Advantage HMOs in four states covering 64,000 members. Coventry also operated four Medicare+Choice/ Medicare Advantage demonstration PPOs in six states covering 4,000 members. These demonstrations will continue through 2005. In addition, Coventry managed one Medicare+Choice/ Medicare Advantage alternative payment demonstration HMO in two states covering 3,000 members, for which Coventry assumed no underwriting risk. This demonstration will terminate on December 31, 2004. The Medicare+Choice/ Medicare Advantage line of business accounted for $419.2 million of revenue for the nine months ended September 30, 2004.

      Under the Medicare+Choice/ Medicare Advantage contracts, Coventry receives a county-specific fixed premium per member per month (PMPM) from the Centers for Medicare and Medicaid Services (CMS). In 2004, 70% of this premium is based on certain demographic adjusters of the Medicare population and 30% reflects individually determined health risk adjusters. In 2005, 2006 and 2007, fifty, seventy-five and one hundred percent, respectively, of the CMS premium will be based on individually determined health risk adjusters. The average increase of the CMS rates for Coventry service area counties in 2003 and 2004 was 2% and 3.2% respectively. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 provided for an additional 4.5% increase to the CMS premium for 2004. The additional revenue was applied to reducing member cost sharing, increasing benefits and/or provider stabilization as required by law. In the HMO alternative payment demonstration, Coventry provides only administrative services to an employer retiree account for a fixed administrative fee with 10% of that fee at risk as part of an agreement among CMS, the employer and Coventry. PPO products in all markets benefit from a risk sharing arrangement with CMS.

Medicaid

      Coventry offers health care coverage to Medicaid recipients in seven states which, as of September 30, 2004 and December 31, 2003, covered 333,000 and 324,000 members, respectively, and accounted for $426.9 million and $523.8 million of revenue for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. The Medicaid Management Care agreement is a contract with each individual state. Under a Medicaid contract, the participating state pays a monthly premium per member based on the age, sex, eligibility category and in some states, county or region of the Medicaid member enrolled. In some states, these premiums are adjusted according to the health risk associated with the individual member.

      During 2004, Coventry total Medicaid membership grew by 2.7%. The majority of the Medicaid members are in the Missouri and Pennsylvania markets, representing 83.5% of Coventry total Medicaid membership.

      Effective October 1, 2004, Coventry completed its purchase of certain assets of Omnicare Health Plan in Detroit, Michigan, including approximately 63,000 Medicaid risk members.

Segment Financial Information

      Coventry has three reportable segments: Commercial, Medicare and Medicaid products. The products are provided to a cross section of employer groups and individuals throughout Coventry’s health plans. Commercial products include HMO, PPO and POS products. HMO products provide comprehensive health care benefits to members through a primary care physician. PPO and POS products permit members to participate in managed care but allow them the flexibility to utilize out-of-network providers in exchange for increased out-of-pocket costs. Coventry provides comprehensive health benefits to members participating in Medicare and Medicaid programs and receives premium payments from federal and state governments.

      Coventry evaluates the performance of its operating segments and allocates resources based on gross margin. Assets are not allocated to specific products and, accordingly, cannot be reported by segment. The following tables summarize Coventry’s reportable segments through gross margin and include a medical loss ratio (MLR) calculation:

	Nine Months Ended September 30,

	Commercial	Medicare	Medicaid	Total

	(In thousands)
2004
Revenues	$2,997,397	$419,189	$426,943	$3,843,529
Medical costs	2,378,663	348,726	369,471	3,096,860

Gross margin	$618,734	$70,463	$57,472	$746,669
MLR	79.4%	83.2%	86.5%	80.6%
2003
Revenues	$2,496,041	$358,315	$390,528	$3,244,884
Medical costs	2,003,630	295,258	339,143	2,638,031

Gross margin	$492,411	$63,057	$51,385	$606,853
MLR	80.3%	82.4%	86.8%	81.3%

	Years Ended December 31,

	Commercial	Medicare	Medicaid	Total

	(In thousands)
2003
Revenues	$3,438,424	$480,258	$523,763	$4,442,445
Medical costs	2,746,236	402,688	458,365	3,607,289

Gross margin	$692,188	$77,570	$65,398	$835,156
MLR	79.9%	83.8%	87.5%	81.2%
2002
Revenues	$2,614,370	$432,556	$457,289	$3,504,215
Medical costs	2,163,709	371,538	384,252	2,919,499

Gross margin	$450,661	$61,018	$73,037	$584,716
MLR	82.8%	85.9%	84.0%	83.3%
2001
Revenues	$2,347,614	$352,130	$383,081	$3,082,825
Medical costs	2,016,182	314,867	319,944	2,650,993
Gross margin	$331,432	$37,263	$63,137	$431,832
MLR	85.9%	89.4%	83.5%	86.0%

Management Services

      Coventry offers management services and access to its provider networks to employers in its geographic markets that self-insure their employee health benefits. The management services Coventry provides typically include network management, claims processing, utilization review and quality assurance. For Coventry’s management services, Coventry receives a fixed fee for the access to its provider networks and the management services it provides and assumes no underwriting risk. As of September 30, 2004, Coventry had approximately 558,000 non-risk members.

      Coventry offers a product to third-party payors under which Coventry provides access to its provider networks for members of self-insured employers, as well as the benefits of Coventry’s provider pricing arrangements, claims repricing and utilization review services. Coventry does not assume underwriting risk for these services. As of September 30, 2004, Coventry had approximately 574,000 network rental members.

      These management services accounted for $84.3 million and $92.7 million of revenue for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

Markets

      The geographic markets in which Coventry operates are described as follows:

•	Delaware — commercial products in Delaware and eastern Maryland; Medicaid products in the Baltimore metropolitan area and northeast counties.

•	Georgia — commercial products in the Atlanta metropolitan area.

•	Illinois — commercial products, primarily in the Central, Western (exclusive of the Chicago Metropolitan area) and Southern areas.

•	Iowa — commercial products to members primarily in the Des Moines metropolitan area with additional networks in Sioux City, Waterloo and rural Iowa; and Medicaid products in the Waterloo area.

•	Kansas — commercial and Medicare+Choice products in the Kansas City and Wichita metropolitan areas, including portions of Western Missouri.

•	Louisiana — commercial products, primarily in the New Orleans and Baton Rouge metropolitan areas.

•	Michigan — Medicaid products in Wayne County, Michigan

•	Missouri — commercial and Medicare+Choice products to members in the St. Louis metropolitan area, including portions of Southern Illinois; Medicaid products also in the St. Louis metropolitan area and Central and Western Missouri.

•	Nebraska — commercial products primarily in the Omaha metropolitan area with additional networks in Lincoln and rural Nebraska.

•	North Carolina — commercial and Medicaid products primarily in the Charlotte and Raleigh — Durham metropolitan areas.

•	Pennsylvania — commercial products primarily in Harrisburg and the State College metropolitan areas comprising the eastern Pennsylvania market; commercial products in Pittsburgh, Erie and portions of Eastern Ohio comprising the Western Pennsylvania market; Medicaid products in the Harrisburg metropolitan area; and Medicare+Choice in the Pittsburgh and State College metropolitan areas.

•	Utah — commercial products primarily in the Ogden, Salt Lake City and Provo metropolitan areas.

•	Virginia — commercial and Medicaid products primarily in the Richmond, Roanoke and Charlottesville metropolitan areas and the Shenandoah Valley.

•	West Virginia — commercial, Medicaid and Medicare+Choice products to a service area covering a majority of the state’s population.

Membership

      The following tables show the total number of members as of September 30, 2004 and 2003 and December 31, 2003 and 2002 (rounded to the nearest thousand) and the percentage change in membership between each of the respective dates.

	September 30,			December 31,
			Percent			Percent
	2004	2003	Change	2003	2002	Change

Membership by market*:
Delaware	103,000	101,000	2.0%	104,000	105,000	(1.0)%
Georgia	76,000	77,000	(1.3)%	80,000	80,000	—
Illinois	87,000	75,000	16%	75,000	—	—
Iowa	66,000	94,000	(29.8)%	96,000	85,000	12.9%
Kansas	210,000	230,000	(8.7)%	222,000	307,000	(27.7)%
Louisiana	76,000	73,000	4.1%	73,000	71,000	2.8%
Missouri	495,000	461,000	7.4%	470,000	376,000	25.0%
Nebraska	50,000	47,000	6.4%	48,000	39,000	23.1%
North Carolina	120,000	118,000	1.7%	118,000	109,000	8.3%
Pennsylvania	736,000	680,000	8.2%	694,000	640,000	8.4%
Utah	184,000	168,000	9.5%	169,000	—	—
Virginia	166,000	154,000	7.8%	155,000	140,000	10.7%
West Virginia	77,000	75,000	2.7%	79,000	83,000	(4.8)%

Total	2,446,000	2,353,000	4.0%	2,383,000	2,035,000	17.1%

	September 30,			December 31,
			Percent			Percent
	2004	2003	Change	2003	2002	Change

Risk membership:
Commercial	1,487,000	1,486,000	0.1%	1,510,000	1,283,000	17.7%
Medicare	68,000	64,000	6.3%	65,000	82,000	(20.7)%
Medicaid	333,000	315,000	5.7%	324,000	275,000	17.8%
Total risk membership	1,888,000	1,865,000	1.2%	1,899,000	1,640,000	15.8%
Non-risk membership	558,000	488,000	14.3%	484,000	395,000	22.5%
Total membership	2,446,000	2,353,000	4.0%	2,383,000	2,035,000	17.1%
Network rental membership	574,000	719,000	(20.2)%	678,000	788,000	(14.0)%

*	Membership by market excludes network rental membership

Provider Networks

      Coventry’s health plans maintain provider networks that furnish health care services through contractual arrangements with physicians, hospitals and other health care providers. All of Coventry’s health plans currently offer an open panel delivery system. In an open panel structure, individual physicians or physician groups contract with the health plans to provide services to members but also maintain independent practices in which they provide services to individuals who are not members of Coventry’s health plans.

      A small percentage of Coventry’s membership is covered by global capitation arrangements. Under the typical arrangement, the provider receives a fixed percentage of premium to cover all the medical costs provided to the globally capitated members. Under some capitated arrangements, physicians may also receive additional compensation from risk sharing and other incentive arrangements. Global capitation arrangements limit Coventry’s exposure to the risk of increasing medical costs, but expose it to risk as to the adequacy of the financial and medical care resources of the provider organization. In addition to global capitation arrangements, Coventry has capitation arrangements for ancillary services, such as mental health care. Coventry is ultimately responsible for the coverage of its members pursuant to the customer agreements. To the extent that the respective provider organization faces financial difficulties or otherwise is unable to perform its obligations under the capitation arrangements, Coventry will be required to perform such obligations. Consequently, Coventry may have to incur costs in excess of the amounts Coventry would otherwise have to pay under the original global or ancillary capitation arrangements.

      Most contracted primary care and specialist physicians are compensated under a discounted fee-for-service arrangement. The majority of Coventry’s contracts with hospitals provide for inpatient per diem or per case hospital rates. Outpatient services are contracted on a discounted fee-for-service, a per case basis or in some instances a discount from charges basis. Coventry pays ancillary providers on a fixed fee schedule or a capitation basis. Prescription drug benefits are provided through a formulary comprised of an extensive list of drugs. Drug prices are negotiated through a network of pharmacies in the markets in which Coventry operates at discounted rates.

Medical Management

      Coventry has established systems to monitor the availability, appropriateness and effectiveness of the patient care it provides. Coventry collects utilization data in each of its markets that Coventry uses to analyze over-utilization or under-utilization of services and to assist Coventry’s health plans in providing appropriate care for their members and improving patient outcomes in a cost efficient manner. Coventry’s corporate office monitors the medical management policies of Coventry’s health plans and assists Coventry’s health plans in implementing disease management programs, quality assurance programs and other medical management tools. In addition, Coventry’s health plans have internal quality assurance review committees made up of practicing physicians and staff members whose responsibilities include periodic review of medical records, development and implementation of standards of care based on current medical literature and the collection of data relating to results of treatment.

      Coventry has developed a comprehensive disease management program that identifies those members having certain chronic diseases, such as asthma and diabetes. Coventry’s case managers proactively work with members and their physicians to facilitate appropriate treatment, help to ensure compliance with recommended therapies and educate members on lifestyle modifications to manage the disease. Coventry believes that its disease management program promotes the delivery of efficient care and helps to improve the quality of health care delivered.

      Each of Coventry’s health plans either employs or contracts with physicians as medical directors who monitor the quality and appropriateness of the medical services provided to Coventry’s members. The medical directors supervise medical managers who review and approve requests by physicians to perform certain diagnostic and therapeutic procedures, using nationally recognized clinical guidelines developed based on nationwide benchmarks that maximize efficiency in health care delivery and InterQual, a nationally recognized evidence-based set of criteria developed through peer review medical literature. Medical managers also continually review the status of hospitalized patients and compare their medical progress with established clinical criteria, make hospital rounds to review patients’ medical progress and perform quality assurance and utilization functions.

      Medical directors also monitor the utilization of diagnostic services and encourage the use of outpatient surgery and testing where appropriate. Data showing each physician’s utilization profile for diagnostic tests, specialty referrals and hospitalization are collected by each health plan and presented to the health plan’s physicians. The medical directors monitor these results in an attempt to ensure the use of cost-effective, medically appropriate services.

      Coventry also focuses on the satisfaction of its members. Coventry monitors appointment availability, member-waiting times, provider environments and overall member satisfaction. Coventry health plans continually conduct membership surveys of existing employer groups concerning the quality of services furnished and suggestions for improvement.

Information Technology

      Coventry believes that integrated and reliable information technology systems are critical to its success. Coventry has implemented advanced information systems to improve the operating efficiency of its health plans, support medical management, underwriting and quality assurance decisions and effectively service its employer customers, members and providers. Each of Coventry’s health plans operates on a single financial reporting system along with a common, fully integrated application which encompasses all aspects of Coventry’s commercial, government and non-risk business, including enrollment, provider referrals, claims processing and premium billing.

      Coventry has dedicated in-house teams providing infrastructure and application support services to its members. Coventry’s data warehouse collects information from all of Coventry’s health plans and uses it in medical management to support Coventry’s underwriting, product pricing, quality assurance, rates, marketing and contracting functions. Coventry’s centralized data center processes approximately 21 million claims annually. Coventry has dedicated in-house teams that convert acquired health plans to Coventry’s information systems as soon as possible following the closing of the acquisition.

      Approximately 65% of all claim transactions are processed via electronic data interface which supports Coventry’s ability to auto adjudicate 80% of all claims.

      HIPAA imposed new requirements relating to the standardization of electronic healthcare transactions, privacy and security. Dedicated HIPAA project teams, along with a senior management steering committee, have been created to ensure that Coventry has satisfied all applicable requirements. The HIPAA projects for privacy and for transaction and code sets were delivered on schedule by the mandatory compliance dates. Coventry is continuing to work on HIPAA security and expects to complete all security required enhancements to Coventry’s systems and business processes by the mandatory compliance date.

Marketing

      Coventry’s health plans market commercial HMO, POS and PPO products to employer group purchasers on both a fully insured and self-funded basis. Among small and medium size employers, Coventry’s commercial products are most commonly offered on an exclusive basis. In the large group segment, Coventry’s products may be made available to employees as one option among multiple carriers. In all size segments, employers generally pay a large part of their employees’ health care premiums, although Coventry has witnessed a trend toward a growing portion of that cost being assumed by employees. Typically, Coventry’s employer group contracts are renewed annually.

      To respond to market demand in all size segments, Coventry’s health plans have expanded the number of lower cost product options made available to employee group purchasers. In addition, Coventry currently anticipates offering Health Savings Accounts in its markets in January, 2005.

      Coventry maintains an active presence in the communities served by Coventry’s health plans through participation in health fairs, special children’s programs and other community activities, which Coventry believes enhances its visibility and reputation in the community it serves. Coventry markets its managed care products and services through its own sales staff and a network of several thousand independent brokers and agents. Coventry’s local direct sales staff and independent brokers and agents market Coventry’s health plans, seeking to attract new employer customers and members and retain Coventry’s existing employer customers and members. Coventry compensates its direct sales staff through a combination of base salary and incentive arrangements. Coventry compensates its independent brokers and agents on a commission basis.

      Coventry’s direct sales staff and independent brokers and agents typically market Coventry’s managed care products and services to employers in a two-step process in which presentations are made first to employers to secure contracts to provide health benefits. In most instances, Coventry’s sales are made on a complete replacement basis. If Coventry is co-existing in an account with another carrier, Coventry’s direct sales staff will then be involved in the solicitation of members from the employee base during periodic open enrollments during which employees are permitted to change health care programs. In some markets, Coventry uses workplace presentations, direct mail and radio and television advertisements to market to prospective members.

      Coventry’s Medicaid products are marketed to Medicaid recipients by state Medicaid authorities. Coventry markets its Medicare+Choice/Medicare Advantage products to both individuals and retirees of employer groups that provide benefits to retirees through television, radio, newspaper and billboard advertising and direct mail. Coventry’s Medicaid and Medicare+Choice/Medicare Advantage contracts are renewable annually. Medicare enrollees may disenroll monthly. Medicaid enrollees may disenroll monthly or annually, depending on the jurisdiction.

Significant Customers

      Coventry’s commercial business is diversified across a large customer base and there are no commercial groups that make up 10% or more of Coventry’s managed care premiums. Coventry received 10.9% and 11.0% of its managed care premiums for the nine months ended September 30, 2004 and 2003, respectively, and 10.8%, 12.3% and 11.4% for the years ended December 31, 2003, 2002 and 2001, respectively, from the federal Medicare+Choice program throughout its various markets. Coventry also received 11.1% and 12.0% of its managed care premiums for the nine months ended September 30, 2004 and 2003, respectively, and 11.8%, 13.0% and 12.4% for the years ended December 31, 2003, 2002 and 2001, respectively, from Coventry’s state-sponsored Medicaid programs throughout its various markets. In

2003 and for the nine months ended September 30, 2004, the State of Missouri accounted for over half of Coventry’s Medicaid premiums.

Competition

      The managed care industry is highly competitive, both nationally and in the individual markets Coventry serves. Generally, in each market, Coventry competes against local Blue Cross Blue Shield affiliated health plans, locally-owned plans and provider sponsored plans. In certain markets, Coventry also competes in its local markets with national health plans, such as UnitedHealth Group, Inc., Aetna, Inc. and CIGNA Corporation. Coventry competes for employer groups and members primarily on the basis of the price of the benefit plans offered, locations of the health care providers, reputation for quality care, financial stability, comprehensiveness of coverage, diversity of product offerings and access to care. Coventry also competes with other managed care organizations and indemnity insurance carriers in obtaining and retaining favorable contracts for health care services and supplies.

Government Regulation

      As a managed health care company, Coventry is subject to extensive government regulation of its products and services. The laws and regulations affecting Coventry’s industry generally give state and federal regulatory authorities broad discretion in their exercise of supervisory, regulatory and administrative powers. These laws and regulations are intended primarily for the benefit of the members of the health plans. Managed care laws and regulations vary significantly from jurisdiction to jurisdiction and changes are frequently considered and implemented.

State Regulation

      The states served by Coventry’s health plans provide the principal legal and regulatory framework for the commercial risk products offered by Coventry’s insurance companies and HMO subsidiaries. One of Coventry’s insurance company subsidiaries, Coventry Health and Life Insurance Company (CH&L), offers managed care products, primarily PPO and POS products, in conjunction with Coventry’s HMO subsidiaries in states where HMOs are not permitted to offer these types of health care benefits. CH&L does not currently offer traditional indemnity insurance.

      Coventry’s regulated subsidiaries are required by state law to file periodic reports and to meet certain minimum capital and deposit and/or reserve requirements and may be restricted from paying dividends to the parent or making other distributions or payments under certain circumstances. They also are required to provide their members with certain mandated benefits. Coventry’s HMO subsidiaries are required to have quality assurance and educational programs for their professionals and enrollees. Certain states’ laws further require that representatives of the HMOs’ members have a voice in policy making. Several states impose requirements with respect to the prompt payment of claims and permitting “any willing provider” to join Coventry’s network. Compliance with “any willing provider” laws could increase Coventry’s costs of assembling and administering provider networks.

      Coventry also is subject to the insurance holding company regulations in the states in which Coventry’s regulated subsidiaries operate. These laws and associated regulations generally require registration with the state department of insurance and the filing of reports describing capital structure, ownership, financial condition, certain inter-company transactions and business operations. Most state insurance holding company laws and regulations require prior regulatory approval or, in some states, prior notice, of acquisitions or similar transactions involving regulated companies, and of certain transactions between regulated companies and their parents. In connection with obtaining regulatory approvals of acquisitions, Coventry may be required to agree to maintain capital of regulated subsidiaries at specified levels, to guarantee the solvency of such subsidiaries or to other conditions. Generally, Coventry’s regulated subsidiaries are limited in their ability to pay dividends to Coventry due to the requirements of state regulatory agencies that the subsidiaries maintain certain minimum capital balances.

      Most states now impose risk-based or other net worth-based capital requirements on Coventry’s regulated entities. These requirements assess the capital adequacy of the regulated subsidiary based upon the investment asset risks, insurance risks, interest rate risks and other risks associated with the subsidiary’s business. If a subsidiary’s capital level falls below certain required capital levels, it may be required to submit a capital corrective plan to regulatory authorities, and at certain levels may be subjected to regulatory orders, including regulatory control through rehabilitation or liquidation proceedings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” beginning on page 112 for more information.

Health Insurance Portability and Accountability Act of 1996

      The Health Insurance Portability and Accountability Act of 1996 (HIPAA) imposes requirements relating to a variety of issues that affect Coventry’s business, including the privacy and security of medical information, limits on exclusions based on preexisting conditions for certain plans, guaranteed renewability of health care coverage for most employers and individuals and administrative simplification procedures involving the standardization of transactions and the establishment of uniform health care provider, payor and employer identifiers. Various agencies of the federal government have issued regulations to implement certain sections of HIPAA.

      For example, the Department of Health and Human Services issued a final rule that establishes the standard data content and format for the electronic submission of claims and other administrative health transactions. Coventry is compliant with the electronic data standards established by the final rule.

      Further, the Department of Health and Human Services has issued a final privacy rule that applies to individually identifiable health information. The primary purposes of the privacy rule are to protect and enhance the rights of consumers by providing them access to their health information and controlling the inappropriate use of that information, and to improve the efficiency and effectiveness of health care delivery by creating a national framework for health privacy protection that builds on efforts by states, health systems, individual organizations and individuals. Coventry is compliant with the final rule.

      On January 5, 2001, the U.S. Department of Labor’s Pension and Welfare Benefits Administration, the IRS and the Department of Health and Human Services issued two regulations that provide guidance on the nondiscrimination provisions under the HIPAA as they relate to health factors and wellness programs. These nondiscrimination provisions prohibit a group health plan or group health insurance issuer from denying an individual eligibility for benefits or charging an individual a higher premium based on a health factor. Coventry currently does not believe that these regulations will have a material adverse effect on Coventry’s business.

      On February 20, 2003, the Department of Health and Human Services issued its final rule for security standards under the HIPAA. This rule establishes minimum standards for the security of electronic individually identifiable health information. The compliance date for the security standards rule is April 20, 2005. Coventry has implemented a plan of action to achieve compliance with the final security standards rule by the compliance date.

Employee Retirement Income Security Act of 1974

      The provision of services to certain employee health benefit plans is subject to the Employee Retirement Income Security Act of 1974 (ERISA). ERISA regulates certain aspects of the relationships between Coventry and employers who maintain employee benefit plans subject to ERISA. Some of Coventry’s administrative services and other activities may also be subject to regulation under ERISA. In addition, some states require licensure or registration of companies providing third party claims administration services for benefit plans. Coventry provides a variety of products and services to employee benefit plans that are covered by ERISA.

      The U.S. Department of Labor adopted federal regulations that establish claims procedures for employee benefit plans under ERISA (insured and self-insured). The regulations shorten the time allowed for health and disability plans to respond to claims and appeals, establishes new requirements for plan responses to appeals and expands required disclosures to participants and beneficiaries. The regulations apply to claims filed under a group health plan on or after the first day of the first plan year beginning on or after July 1, 2002 and not later than January 1, 2003. These regulations have not had a material adverse effect on Coventry’s business.

Medicare+Choice/ Medicare Advantage and Medicaid

      Some of Coventry’s HMOs contract with the CMS to provide services to Medicare beneficiaries pursuant to the Medicare+Choice/ Medicare Advantage program. Some of Coventry’s HMOs also contract with states to provide health benefits to Medicaid recipients. As a result, Coventry is subject to extensive federal and state regulations. CMS may audit any health plan operating under a Medicare+Choice/ Medicare Advantage contract to determine the plan’s compliance with federal regulations and contractual obligations.

      CMS and the appropriate state regulatory agency have the right to audit any health plan operating under a Medicaid managed care contract to determine the plan’s compliance with state and federal law. In some instances, states engage peer review organizations to perform quality assurance and utilization review oversight of Medicaid managed care plans. Coventry’s HMOs are required to abide by the peer review organizations standards.

      CMS rules require Medicaid managed care plans to have beneficiary protections and protect the rights of participants in the Medicaid program. Specifically, states must assure continuous access to care for beneficiaries with ongoing health care needs who transfer from one health plan to another. States and plans must identify enrollees with special health care needs and assess the quality and appropriateness of their care. These requirements have not had a material adverse effect on Coventry’s business.

      The federal anti-kickback statute imposes criminal and civil penalties for paying or receiving remuneration (which is deemed to include a kickback, bribe or rebate) in connection with any federal health care program, including the Medicare, Medicaid and Federal Employees Health Benefits Programs. The law and related regulations have been interpreted to prohibit the payment, solicitation, offering or receipt of any form of remuneration in return for the referral of federal health care program patients or any item or service that is reimbursed, in whole or in part, by any federal health care program. Similar anti-kickback provisions have been adopted by many states, which apply regardless of the source of reimbursement.

      With respect to the federal anti-kickback statute, there exists a statutory exception and two safe harbors addressing certain risk-sharing arrangements. A safe harbor is a regulation that describes relationships and activities that are deemed not to violate the federal anti-kickback statute. However, failure to satisfy each criterion of an applicable safe harbor does not mean that the arrangement constitutes a violation of the law; rather the arrangement must be analyzed on the basis of its specific facts and circumstances. Coventry believes that its risk agreements satisfy the requirements of these safe harbors. In addition, the Office of the Inspector General has adopted other safe harbor regulations that relate to managed care arrangements. Coventry believes that the incentives offered by Coventry’s HMOs to Medicare and Medicaid beneficiaries and the discounts Coventry’s plans receive from contracting health care providers satisfy the requirements of these safe harbor regulations. Coventry believes that its arrangements do not violate the federal or similar state anti-kickback laws.

      CMS has promulgated regulations that prohibit HMOs with Medicare contracts from including any direct or indirect payment to physicians or other providers as an inducement to reduce or limit medically necessary services to a Medicare beneficiary. These regulations impose disclosure and other requirements relating to physician incentive plans such as bonuses or withholds that could result in a physician being at “substantial financial risk” as defined in Medicare regulations. Coventry’s ability to maintain compliance with such regulations depends, in part, on Coventry’s receipt of timely and accurate information from its providers. Although Coventry believes it is in compliance with all such Medicare regulations, Coventry is subject to future audit and review.

Federal Employees Health Benefits Program

      Coventry contracts with the Office of Personnel Management (OPM) to provide managed health care services under the Federal Employee Health Benefits Program (FEHBP). These contracts with the OPM and applicable government regulations establish premium rating arrangements for this program. The OPM conducts periodic audits of its contractors to, among other things, verify that the premiums established under its contracts are in compliance with the community rating and other requirements under FEHBP. The OPM may seek premium refunds or institute other sanctions against health plans that participate in the program.

      HealthAmerica Pennsylvania, Inc., Coventry’s Pennsylvania HMO subsidiary, received audit reports from the OPM that questioned approximately $31.1 million of subscription charges that were paid to HealthAmerica under the FEHBP for contract years 1993 - 1999. In the fourth quarter of 2003, HealthAmerica settled this dispute with the OPM and the U.S. Department of Justice. The final settlement payment of $29.0 million was fully reserved by HealthAmerica and therefore had no impact on Coventry’s 2003 earnings, the regulated capital of HealthAmerica, or Coventry’s consolidated stockholders’ equity.

Managed Care Legislative Proposals

      Numerous proposals have been introduced in the U.S. Congress and various state legislatures relating to managed health care reform. The provisions of legislation that may be adopted at the state level cannot be accurately and completely predicted at this time, and Coventry therefore cannot predict the effect of proposed legislation on Coventry’s operations. On the federal level, it is possible that some form of managed health care reform may be enacted. At this time, it is unclear as to when any legislation might be enacted or the content of any new legislation, and Coventry cannot predict the effect on Coventry’s operations of the proposed legislation or any other legislation that may be adopted.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003

      On December 8, 2003, President George W. Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003. This Act makes changes to the existing Medicare law, including the creation of a new outpatient drug benefit beginning in 2006 and an immediate drug discount card for the interim period until January 1, 2006. The Act makes managed care organizations eligible to be sponsors of both the drug card and drug benefit plan programs. Coventry members have access to a CMS endorsed prescription drug discount card throughout 2004 and 2005. Coventry is currently monitoring the implementation of the law to determine how it will impact Coventry’s offerings in 2006 and will continue to monitor this issue as new regulations are released.

      In addition, the Medicare+Choice program, renamed Medicare Advantage, is expanded in a number of ways and payments are increased. This Act increased base rate payments to Medicare+Choice/ Medicare Advantage plans. The total increase in 2004 for all of Coventry’s markets averaged 7.7%. The increase in revenue was required to be spent as follows: to increase benefits to members; to decrease cost sharing of members through reduced co-payments and coinsurance; to stabilize provider networks; to decrease member premiums; and to stabilize benefits.

Risk Management

      In the normal course of business, Coventry has been named as a defendant in various legal actions such as actions seeking payments for claims denied by Coventry, medical malpractice actions, employment related claims and other various claims seeking monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Any additional incidents may result in the assertion of additional claims. Coventry maintains general liability, professional liability and employment practices liability insurances in amounts that Coventry believes are appropriate, with varying deductibles for which Coventry maintains reserves. The professional liability and employment practices liability insurances are carried through Coventry’s captive subsidiary.

      Coventry’s captive subsidiary provides up to $5 million in professional liability coverage for each single claim and up to $10 million in coverage for each class action claim. The captive professional liability policy has an aggregate limit of $20 million per year. The captive is also co-insured with a commercial carrier for an additional $10 million for professional liability claims made and reported prior to May 1, 2004. For claims made and reported after May 1, 2004, Coventry has chosen to have no co-insurance coverage with a commercial carrier. Additionally, the captive employment practices liability policy provides up to $250,000 per single claim, $10 million per class action claim, and an aggregate policy limit of $10 million. Each year Coventry will re-evaluate the most cost effective method for insuring these types of claims.

Employees

      At September 30, 2004, Coventry employed approximately 4,300 persons, none of whom are covered by a collective bargaining agreement.

Acquisition Growth

      Coventry began operations in 1987 with the acquisition of the American Service Companies entities, including Coventry Health and Life Insurance Company. Coventry has grown substantially through acquisitions. The table below summarizes all of Coventry’s significant acquisitions.

Acquisition	Markets	Type of Business	Year Acquired

American Service Company (ASC) entities	Multiple Markets	Multiple Products	1987
HealthAmerica Pennsylvania, Inc. (HAPA)	Pennsylvania	HMO	1988
Group Health Plan, Inc. (GHP)	Missouri	HMO	1990
Southern Health Services, Inc. (SHS)	Virginia	HMO	1994
HealthCare USA, Inc. (HCUSA)	Multiple Markets	Medicaid	1995
Principal Health Care, Inc. (PHC)	Multiple Markets	HMO	1998
Carelink Health Plans (Carelink)	West Virginia	HMO	1999
Kaiser Foundation Health Plan of North Carolina (Kaiser — NC)	North Carolina	HMO	1999
PrimeONE, Inc. (PrimeONE)	West Virginia	HMO	2000
Maxicare Louisiana, Inc. (Maxicare)	Louisiana	HMO	2000
WellPath Community Health Plans (WellPath)	North Carolina	HMO	2000
Prudential Health Care Plan, Inc. (Prudential)	Missouri	Medicaid	2000
Blue Ridge Health Alliance, Inc. (Blue Ridge)	Virginia	HMO	2001
Health Partners of the Midwest (Health Partners)	Missouri	HMO	2001
Kaiser Foundation Health Plan of Kansas City, Inc. (Kaiser — KC)	Kansas	HMO	2001
NewAlliance Health Plan, Inc. (NewAlliance)	Pennsylvania	HMO	2002
Mid-America Health Partners, Inc. (Mid-America)	Kansas	HMO	2002
PersonalCare Health Management, Inc. (PersonalCare)	Illinois	HMO	2003
Altius Health Plans, Inc. (Altius)	Utah	HMO	2003
Omnicare	Michigan	Medicaid	2004

Service Marks and Trademarks

      Coventry has the following federally registered service marks: “Advantra,” “Carelink,” “Carelink Health Plans” logo, “Coventry,” “Coventry Healthy Choices Program,” “Coventry USA,” cross design, “Delawarecare,” Doc Bear character, “GHP,” “GHP” logo, “GHP Network Connection,” “HealthAmerica,” “HealthAssurance,” “HealthAssurance Flex,” “It’s That Simple,” “Mid-America Health Network,”

“Sensicare,” “SouthCare,” “SouthCare Medical Alliance” logo, sun design logo, “Strong Starts,” “WellPath Select,” “WellPath 65,” “WellPath Community Health Plans,” “Senior Life Management,” “The Good Life Times,” “The Answer To Your Health Care Needs,” and Coventry torch logo design. Coventry has the right in perpetuity to use the federally registered name “HealthCare USA” in Missouri, Illinois, Kansas and Florida.

      Coventry has pending applications for federal registration of the following service marks: “Coventry Healthy Decisions Program,” “Coventry FlexChoice,” “With You When It Matters,” “Mid America Health Access,” “Mid America Health Access Plus,” “Mid America Health Access +,” “Mid America Health Administrators,” “Mid America Health Care,” “Mid America Health Reinsurance, Ltd.,” “Mid America Health” logo and “The Health Conscious Health Plan.”

PROPERTIES

      As of September 30, 2004, Coventry leased approximately 60,000 square feet of space for Coventry corporate office in Bethesda, Maryland. Coventry also leased approximately 825,000 aggregate square feet for office space, subsidiary operations and customer service centers for the various markets where Coventry’s health plans operate, of which approximately 9% is subleased. Coventry’s leases expire at various dates from 2004 through 2013. Coventry also owns a building in Richmond, Virginia with approximately 42,000 square feet, which is used for administrative services related to Coventry’s health plan in that state, of which 49% is subleased. Coventry believes that its facilities are adequate for its operations.

LEGAL PROCEEDINGS

      In the normal course of business, Coventry has been named as a defendant in various legal actions such as actions seeking payments for claims denied by Coventry, medical malpractice actions, employment related claims and other various claims seeking monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through September 30, 2004 may result in the assertion of additional claims.

      Coventry’s captive subsidiary provides up to $5 million in professional liability coverage for each single claim and up to $10 million in coverage for each class action claim. The captive professional liability policy has an aggregate limit of $20 million per year. The captive is also co-insured with a commercial carrier for an additional $10 million for professional liability claims made and reported prior to May 1, 2004. For claims made and reported after May 1, 2004, Coventry has chosen to have no co-insurance coverage with a commercial carrier. Additionally, the captive employment practices liability policy provides up to $250,000 per single claim, $10 million per class action claim, and an aggregate policy limit of $10 million. Each year Coventry will re-evaluate the most cost effective method for insuring these types of claims.

      Coventry is a defendant in the provider track in the Managed Care Litigation filed in the United States District Court for the Southern District of Florida, Miami Division, Multi-District Litigation (“MDL”) No. 1334, styled in re: Humana, Inc., Charles B. Shane, MD, et al. vs. Humana, Inc., et al. This action was filed by a group of physicians as a class action against Coventry and twelve other companies in the managed care industry. In its fourth amended complaint, the plaintiffs have alleged violations of RICO, conspiracy to violate RICO and aiding and abetting a scheme to violate RICO. In addition to these RICO claims, the complaint includes counts for breach of contract, violations of various state prompt payment laws and equitable claims for unjust enrichment and quantum meruit. Coventry has filed a motion to dismiss each of these claims because they fail to state a cause of action or, in the alternative, to compel arbitration pursuant to the arbitration provisions which exist in its physician contracts. In response to the motion to dismiss, the trial court dismissed several of the claims and ordered that all physicians who have an arbitration provision in their provider contracts must submit all of their claims to arbitration. As a consequence of this ruling, all the plaintiffs who have arbitration provisions voluntarily dismissed all of their claims that are subject to arbitration. In response to the trial court’s order, the defendants filed demands to arbitrate the plaintiffs’ arbitrable claims. The trial court, however, in response to a motion filed by the plaintiffs, entered an order enjoining the defendants from arbitrating those claims. The 11th Circuit Court of Appeals overturned the trial court’s order and dissolved the injunction barring arbitration of the plaintiffs’ arbitrable claims. The trial court, however, has ordered that the plaintiffs’ claims of conspiracy, conspiracy to violate RICO and aiding and abetting violations of RICO are not subject to arbitration. The defendants, including Coventry, have appealed the trial court’s decision to the 11th Circuit Court of Appeals. The appeal has been fully briefed and argued and the parties are awaiting the decision. The Court of Appeals has stayed the Shane lawsuit pending its decision. The trial court has certified various subclasses of physicians; however, Coventry is not subject to the class certification order because the motion to certify was filed before Coventry was joined as a defendant. The plaintiffs have now filed a motion to certify a class as to Coventry, and Coventry has filed its opposition to that motion. The trial court has not yet issued a ruling on the motion. The defendants who were subject to the certification order filed an appeal to the 11th Circuit Court of Appeals. The Court of Appeals has overturned the class certification order as to the plaintiffs’ state law claims but affirmed the certification with respect to the plaintiffs’ federal law claims. The Court of Appeals has also suggested to the trial court that it reconsider the various subclasses it had certified. Two defendants have entered into settlement agreements with the plaintiffs. Both settlement agreements have been filed with the Court and have received final approval. The Shane lawsuit has triggered the filing of copycat class action complaints by other health care providers such as chiropractors, podiatrists, acupuncturists and other licensed health care professionals. Each of these actions has been transferred to the MDL and has been designated as “tag-along” actions to Shane. The court has entered an order which stays all proceedings in the tag-along actions until all pre-trial proceedings in Shane have been concluded. Although Coventry cannot predict the outcome, management believes that the Shane lawsuit and the tag-along actions will not have a material adverse effect on Coventry’s financial position or its results of operations. Management also believes that the claims asserted in these lawsuits are without merit, and Coventry intends to defend its position.

      Several companies in the insurance industry have received subpoenas for information from the New York Attorney General and the Connecticut Attorney General with respect to an industry wide investigation into certain insurance brokerage practices, including broker compensation arrangements, bid quoting practices and potential antitrust violations. Any similar governmental investigations of Coventry could have a material adverse effect on Coventry’s financial condition, results of operations or business.

MARKET FOR COVENTRY COMMON STOCK AND RELATED

STOCKHOLDER MATTERS

      Coventry common stock is traded on the New York Stock Exchange under the ticker symbol “CVH.” See “Market Price and Dividend Information” beginning on page 12 for the quarterly range of the high and low sales prices of Coventry’s common stock from 2002 through                     , 2004.

      On December 23, 2003, Coventry’s Board of Directors approved a three-for-two stock split of Coventry’s common stock. The stock split, in the form of a stock dividend, was effective January 30, 2004 for stockholders of record on January 9, 2004. The stock split is reflected retroactively in Coventry’s price per share for all periods presented.

      On                     , 2004, Coventry had approximately                     stockholders of record, not including beneficial owners of shares held in nominee name. On                     , 2004, Coventry’s closing price was $          .

      Coventry has not paid any cash dividends on its common stock and expects for the foreseeable future to retain all of its earnings to finance the development of its business. Coventry’s ability to pay dividends is limited by certain covenants and restrictions contained in its senior notes and by insurance regulations applicable to its subsidiaries. Subject to the terms of such insurance regulations, any future decision as to the payment of dividends will be at the discretion of Coventry’s board of directors and will depend on Coventry’s earnings, financial position, capital requirements and other relevant factors. See “Management’s

Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      Coventry’s board of directors has approved a program to repurchase up to 10% of its outstanding common stock. Stock repurchases may be made from time to time at prevailing prices on the open market, by block purchase or in private transactions. As a part of this program, Coventry purchased 3.3 million shares of its common stock in 2002 at an aggregate cost of $65.5 million, no shares in 2003 and 2.0 million shares during the first quarter of 2004 at an aggregate cost of $84.6 million. The total remaining common shares Coventry is authorized to repurchase under the program, is approximately 1.8 million as of September 30, 2004. Coventry currently does not plan to complete the repurchase of any shares of Coventry common stock under the program until after the completion of the merger.

Equity Compensation Plans

      The following table summarizes information about the options, restricted stock awards, warrant, rights and other equity compensation under Coventry’s equity plans as of December 31, 2003 (calculated in post three-for-two stock split shares which were distributed on January 30, 2004, to stockholders of record on January 9, 2004).

			(c)
			Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrant and rights	warrant and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)(2)	5,352,600 (3)	$15.36 (3)	2,673,409
Equity compensation plans not approved by securityholders(4)(5)	10,050 (6)	5.08	121,999

Total	5,362,650		2,795,408

(1)	Includes options to purchase common stock of Coventry under the Coventry Share Plan, an employee stock purchase plan.

(2)	Includes options, restricted stock awards, or other rights under Coventry’s Amended and Restated 1998 Stock Incentive Plan (the 1998 Plan), which was approved by the stockholders of Coventry Health Care, Inc. before it became the successor to Coventry Corporation.

(3)	Only includes outstanding stock options granted under the 1998 Plan and under a warrant issued to a former director. The number of shares and weighted average exercise price under the Coventry Share Plan cannot be determined until the end of an offering period.

(4)	Includes shares under Coventry’s Supplemental Executive Retirement Plan. See below for a description of the material features of this plan.

(5)	Excludes credits to stock equivalent accounts under Coventry’s 2003 Deferred Compensation Plan. No shares are reserved under the plan for the future because all amounts are payable in cash. No shares have been purchased or set aside under this plan and participants do not have any rights of stockholders with respect to balances in the stock accounts in this plan.

(6)	Relates to a warrant issued to a former director that was exercised in full in January 2004. See below for a description of the material features of this warrant.

Description of Equity Compensation Plans Not Approved by Security Holders

      The material features of the equity compensation plan not approved by security holders of Coventry are as follows:

      Supplemental Executive Retirement Plan (the SERP). The SERP is a non-qualified deferred compensation arrangement under the federal tax laws. The SERP allows highly compensated senior management individuals designated by the Compensation Committee to defer additional compensation beyond what they defer under the Coventry Health Care, Inc. Retirement Savings Plan (the 401(k) Plan) and to receive employer matching contributions. Participants may contribute up to 15% of their base salary, plus up to 100% of their bonus. Aggregate employer matching contributions to the SERP and the 401(k) Plan may not exceed 4.5% of a participant’s compensation and vest in equal increments over two years. In order to receive a matching contribution, participants must contribute the maximum amount permitted under law in the 401(k) Plan, without regard to “catch-up” contributions.

      Individual Warrant (the Warrant). Effective April 19, 1999, the disinterested members of the Board of Directors approved the issuance of a Warrant for 15,000 shares to Laurence DeFrance, a former member of the Board of Directors, in recognition of the contributions made by Mr. DeFrance during his nine-year tenure on the Board and in consideration of the fact that the majority of Mr. DeFrance’s stock options were out-of-the-money and would expire 90 days following his resignation. The warrant was issued at the closing market price on the date of grant, vesting after six months and terminating after five years. At December 31, 2003, Mr. DeFrance had a remaining balance of 10,050 shares. However, in January 2004, Mr. DeFrance exercised his Warrant with respect to the remaining 10,050 shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the accompanying audited consolidated financial statements and notes thereto. The organization of Coventry’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is as follows:

•	Executive-Level Overview

•	Critical Accounting Policies

•	New Accounting Standards

•	Acquisitions

•	Membership

•	Results of Operations

•	Liquidity and Capital Resources

•	Other Disclosures

•	Risk Factors

Executive-Level Overview

          General Operations

      Coventry operates its health plans with a local focus but with the management expertise, resources and economies of scale of a large, well-capitalized company. Coventry believes the delivery of health care benefits and services is best managed on a market-by-market basis. Each of Coventry’s health plans operates under its local market name and has local management, including sales and marketing, medical management, contracting and provider relations personnel that design and manage health benefits to meet the needs of its individual markets. Coventry believes that its local focus enables it to quickly adapt its products and services to the needs of individual markets and maintain strong relationships with its employer customers, members and health care providers. Coventry will continue to meet competitive challenges by offering quality products at adequate rates while maintaining its low cost structure.

          Highlights of Third Quarter 2004 Performance

•	Membership increased 4.0% over the prior year quarter.

•	Revenue increased 15.6% over the prior year quarter.

•	Medical loss ratio of 80.1% improved 40 basis points over the prior year quarter.

•	Selling, general and administrative expenses were 11.6% of operating revenue, a 30 basis point improvement over the prior year quarter.

•	Operating margin of 9.6% improved 70 basis points over the prior year quarter.

•	Diluted earnings per share increased 29.7% over the prior year quarter.

          Highlights of 2003 Performance

•	Membership increased 17% over the prior year.

•	Revenue increased 27% over the prior year.

•	Medical loss ratio of 81.2% improved 210 basis points over the prior year.

•	Selling, general and administrative expenses, as a percentage of revenue, improved by 20 basis points over the prior year.

•	Operating margin of 8.1% improved 250 basis points over the prior year.

•	Diluted earnings per share increased 74% over the prior year.

•	Cash flows from operations was $323.1 million, a 55% improvement over the prior year.

•	Total cash and investments increased to $1.4 billion, a 26% increase over the prior year.

          Stock Split

      On December 23, 2003, Coventry’s Board of Directors approved a three-for-two stock split of its common stock, effective January 30, 2004 for stockholders of record on January 9, 2004. The stock split is reflected retroactively in per share data for all periods presented.

          Operating Revenue and Products

      Coventry generates its operating revenues from premiums for a broad range of managed care and management service products. Premiums for Coventry’s commercial risk products, for which Coventry assumes full underwriting risk, can vary. For example, premiums for Coventry’s PPO and POS products are typically lower than Coventry’s HMO premiums due to medical underwriting and higher deductibles and co-payments that are typically required of the PPO and POS members. Premium rates for Coventry’s government programs, Medicare+Choice and state-sponsored managed Medicaid, are established by governmental regulatory agencies. These government products are offered in selected markets where Coventry believes it can achieve profitable growth based upon favorable reimbursement levels, provider costs and regulatory climates.

      Revenue for Coventry’s management services products (also known as “non-risk” products) is generally a fixed administrative fee for access to its provider networks and management services, for which Coventry does not assume underwriting risk. The management services Coventry provides typically include network management, claims processing, utilization review and quality assurance. In addition, Coventry rents its network of providers (referred to as “network rental”), including claims repricing and utilization review, to other managed care plans or non-risk employers and assumes no underwriting risk.

      During the three years ended December 31, 2003 and the nine months ended September 30, 2004, Coventry experienced substantial growth in operating revenues due to membership increases from acquisitions. Coventry pursued acquisitions that fit into its local market strategy and that Coventry feels it is able to operate at target margins for the long term. Acquisitions must have a manageable regulatory and business climate and have the ability to add value to Coventry. Additionally, membership growth was achieved organically through marketing efforts, geographic expansion and increased product offerings.

      Coventry’s ability to introduce products quickly to each market has helped it to expand its customer base. In particular, Coventry has been able to a add a large variety of lower cost products, which has proven especially attractive to customers. In some instances, Coventry has introduced products in one market that it was already administering in another. Such commonality can help not only in properly administering benefit plans from day one, but also in expediting the regulatory approval processes. Although the approval processes are unique to each state, common plan documents can provide additional efficiencies.

          Operating Expenses

      Coventry’s medical costs include medical claims paid under contractual relationships with a wide variety of providers and capitation arrangements. Medical costs also include an estimate of claims incurred but not reported (IBNR).

      Coventry’s health plans maintain provider networks that furnish health care services through contractual arrangements with physicians, hospitals and other health care providers. Most contracted primary care and specialist physicians are compensated under a discounted fee-for-service arrangement. The majority of Coventry’s contracts with hospitals provide for inpatient per diem or per case hospital rates. Outpatient services are contracted on a discounted fee-for-service, a per case basis or in some instances a discount from charges basis. Coventry pays ancillary providers on a fixed fee schedule or a capitation basis. Prescription drug benefits are provided through a formulary comprised of an extensive list of drugs. Drug prices are negotiated through a national network of pharmacies at discounted rates.

      A small percentage of Coventry’s membership is covered by global capitation arrangements. Under the typical arrangement, the provider receives a fixed percentage of premium to cover all the medical costs provided to the globally capitated members. Under some capitated arrangements, physicians may also receive additional compensation from risk sharing and other incentive arrangements. Global capitation arrangements limit Coventry’s exposure to the risk of increasing medical costs, but expose it to risk as to the adequacy of the financial and medical care resources of the provider organization. In addition to global capitation arrangements, Coventry has capitation arrangements for ancillary services, such as mental health care. Coventry is ultimately responsible for the coverage of its members pursuant to the customer agreements. To the extent that the respective provider organization faces financial difficulties or otherwise is unable to perform its obligations under the capitation arrangements, Coventry will be required to perform such obligations. Consequently, Coventry may have to incur costs in doing so in excess of the amounts it would otherwise have to pay under the original global or ancillary capitation arrangements.

      Coventry has established systems to monitor the availability, appropriateness and effectiveness of the patient care it provides. Coventry collects utilization data in each of its markets that it uses to analyze over-utilization or under-utilization of services and assist its health plans in providing appropriate care for their members and improving patient outcomes in a cost efficient manner. Medical directors also monitor the utilization of diagnostic services and encourage the use of outpatient surgery and testing where appropriate. Each health plan collects data showing each physician’s utilization profile for diagnostic tests, specialty referrals and hospitalization collects and presents such data to the health plan’s physicians. The medical directors monitor these results in an effort to ensure the use of cost-effective, medically appropriate services.

      Coventry operates four regional service centers that perform claims processing, premium billing and collection, enrollment and customer service functions for its plans. Coventry’s regional service centers enable it to take advantage of economies of scale, implement standardized management practices at each of its plans and capitalize on the benefits of its integrated information technology systems. Coventry centralizes the underwriting and product pricing functions for its health plans, which allows it to utilize its underwriting expertise and a disciplined pricing strategy at each of its plans. Coventry believes its centralization of certain administrative functions at the corporate and regional levels gives it a competitive advantage over local market health plans that lack its resources.

          Cash Flows

      Coventry generates cash through operations. As a profitable company in an industry that is not capital equipment intensive, Coventry has not needed to use financing methods to generate cash for operations. Coventry has a low debt to capital ratio and while it did issue senior notes in 2002 (as described in Note H to Coventry’s audited consolidated financial statements included elsewhere in this proxy statement/ prospectus), the entire proceeds were used to repurchase a portion of Coventry’s common stock and were not used to fund operations. Coventry’s primary use of cash is to pay medical claims. Any excess cash has historically been used for acquisitions and for repurchases of Coventry common stock.

      In connection with the merger, Coventry expects to incur approximately $950 million of indebtedness in order to finance the acquisition of all of First Health’s outstanding common stock, refinance the existing indebtedness of First Health and pay related transaction fees and expenses. Coventry does not anticipate that the proceeds of such indebtedness will be used to fund operations.

Critical Accounting Policies

      The accounting policies described below are ones Coventry considers critical in preparing its consolidated financial statements. Critical accounting policies are ones that require difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The judgments and uncertainties affecting the application of these policies include significant estimates and assumptions made by Coventry using information available at the time the estimates are made. Actual results could differ materially from those estimates.

          Revenue Recognition

      Managed care premiums are recorded as revenue in the month in which members are entitled to service. Premiums are based on both a per subscriber contract rate and the number of subscribers in Coventry’s records at the time of billing. Premium billings are generally sent to employers in the month preceding the month of coverage. Premium billings may be subsequently adjusted to reflect changes in membership as a result of retroactive terminations, additions or other changes. Due to early timing of the premium billing, Coventry is able to identify the retroactive adjustments for two subsequent months billings. Current period revenues are adjusted to reflect these retroactive adjustments.

      Based on information received subsequent to generating premium billings, historical trends, bad debt write-offs and the collectibility of specific accounts, Coventry estimates, on a monthly basis, the amount of bad debt and future membership retroactivity and adjusts its revenue and reserves accordingly.

      As of December 31, 2003, Coventry maintained reserves for retroactive billing adjustments of approximately $7.2 million compared with approximately $12.0 million as of December 31, 2002. Coventry also maintained reserves for doubtful accounts of approximately $1.4 million as of December 31, 2003 compared with $2.9 million as of December 31, 2002. The calculation for these reserves is based on a percentage of the gross accounts receivable with the reserve percentage increasing for the older receivables. The reserves have declined as a result of an improvement in the aging of Coventry’s premium receivables.

      Coventry also receives premium payments from CMS on a monthly basis for its Medicare+Choice/Medicare Advantage membership. Membership and category eligibility are periodically reconciled with CMS and could result in adjustments to revenue. Premiums collected in advance are recorded as deferred revenue.

      Coventry contracts with the OPM to provide managed health care services under FEHBP. These contracts with the OPM and applicable government regulations establish premium rating arrangements for this program. The OPM conducts periodic audits of its contractors to, among other things, verify that the premiums established under its contracts are in compliance with the community rating and other requirements under FEHBP. The OPM may seek premium refunds or institute other sanctions against health plans that participate in the program. Coventry’s contracts are periodically reconciled by Coventry with the OPM and could result in adjustments to revenue. Premiums for services to federal employee groups are subject to audit and review by the OPM on a periodic basis. Such audits are usually a number of years in arrears. Coventry records reserves, on an estimated basis annually, based on appropriate guidelines. Any differences between actual results and estimates are recorded in the year the audits are finalized.

      Coventry currently enters into performance guarantees with employer groups where it pledges that it will meet certain standards. These standards vary widely and could involve customer service, member satisfaction, claims processing, claims accuracy, telephone on-hold time, etc. Under these performance guarantees, Coventry could be at risk and may incur penalties for not maintaining the standards established in the contracts. The risk level varies by agreement with penalties based on a variety of calculations including PMPM, percentage of premium, or percentage of administration fees. Risk levels are evaluated at least quarterly. Coventry estimates its potential exposure and records appropriate reserves. The penalties that Coventry has incurred have been immaterial and, although, Coventry cannot predict with precision the future effect on its results of operations of these penalties, it expects them to remain immaterial.

          Medical Claims Expense and Liabilities

      Medical claims liabilities consist of actual claims reported but not paid and estimates of IBNR. IBNR estimates are developed using actuarial principles and assumptions that consider, among other things, contractual requirements, historical utilization trends and payment patterns, benefits changes, medical inflation, product mix, seasonality, membership and other relevant factors. Coventry also establishes reserves, if required, for the probability that anticipated future health care costs and contract maintenance costs under the group of existing contracts will exceed anticipated future premiums and reinsurance recoveries on those contracts. These accruals are continually monitored and reviewed, and as settlements are made or accruals adjusted, differences are reflected in current operations. Changes in assumptions for medical costs caused by changes in actual experience could cause these estimates to change in the near term. Certain situations require judgment in setting reserves, such as system conversions, processing interruptions, environmental changes or other factors.

      Coventry employs a team of actuaries that have developed, refined and used the same set of reserve models over the past several years. For inpatient reserves, Coventry’s models use credibility weighting of lag-based incurred claim estimates (traditional triangle based completion factors) and incurred claims estimates calculated as authorized days multiplied by per diem forecasts. For non-inpatient reserves, Coventry’s models use credibility weighting of lag-based incurred claim estimates and trended PMPM estimates. For both the inpatient and non-inpatient reserves, lag-based estimates receive little or no credibility weighting in the more current incurral months. Credibility factors are increased for older months within the lag models since those older months have a higher completion factor and are the best indicator of Coventry’s ultimate cost.

      Within the reserve setting methodologies for inpatient and non-inpatient services, there are certain assumptions that are used. For inpatient services, authorized days are used for utilization factors, while cost trend assumptions are incorporated into per diem amounts. The per diem estimates reflect anticipated effects of changes in reimbursement structure and severity mix. For non-inpatient services, a composite trend assumption is applied which reflects anticipated changes in cost per service, provider contracts, utilization and other factors.

      Actuarial standards of practice generally require the actuarial developed medical claims estimates to cover obligations under an assumption of moderately adverse conditions. Adverse conditions are situations in which the actual claims are expected to be higher than the otherwise estimated value of such claims. In many situations, the claims paid amount experienced will be less than the estimate that satisfies the actuarial standards of practice. Medical claims liabilities are recorded at an amount Coventry estimates to be appropriate. Adjustments of prior years estimates may result in additional medical costs or, as Coventry has experienced during the last several years, a reduction in medical costs in the period an adjustment was made. Coventry’s reserve models have historically developed favorably suggesting that the accrued liabilities calculated from the models were more than adequate to cover Coventry’s ultimate liability for unpaid claims. Coventry believes that this favorable development is a result of good communications between its health plans and its actuarial staff regarding medical utilization, mix of provider rates and other components of medical cost trend.

      The following table presents the components of the change in medical liabilities (Medical claims liabilities and other medical liabilities) for the years ended December 31, 2003, 2002 and 2001, respectively (in thousands).

		Year Ended
		December 31,
	2003	2002	2001

Medical liabilities, Beginning of Period	$558,599	$522,854	$444,887
Acquisitions	38,828	30,778	34,627
Reported medical costs
Current year	3,693,821	2,985,472	2,679,337
Prior year	(86,532)	(65,973)	(28,344)

Total reported medical costs	$3,607,289	$2,919,499	$2,650,993
Claim payments
Payments for current year	3,235,902	2,527,999	2,259,523
Payments for prior year	371,624	386,533	348,130

Total claim payments	$3,607,526	$2,914,532	$2,607,653

Medical liabilities, End of Period	$597,190	$558,599	$522,854

      Acquisition balances represent medical liabilities as of the applicable acquisition date. Subsequent changes in estimates related to the acquired balances are recorded as adjustments to the settlement account with the acquired entity’s previous owner.

      The negative amounts noted as “prior year” medical costs are favorable adjustments for claim estimates being settled for amounts less than originally anticipated. As noted above, these favorable restatements from original estimates occur due to changes in medical utilization, mix of provider rates and other components of medical cost trends.

          Investments

      Coventry accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 — “Accounting for Certain Investments in Debt and Equity Securities.” Coventry invests primarily in fixed income securities and classifies all of its investments as available-for-sale. Investments are evaluated at least quarterly to determine if declines in value are other-than-temporary. In making that determination, Coventry considers all available evidence relating to the realizable value of a security. This evidence includes, but is not limited to, the following:

•	adverse financial conditions of a specific issuer, segment, industry, region or other variables;

•	the length of the time and the extent to which the fair value has been less than cost;

•	the financial condition and near-term prospects of the issuer;

•	Coventry’s intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value;

•	elimination or reduction in dividend payments, or scheduled interest and principal;

•	rating agency downgrade of a debt security; and

•	expected cash flows of a debt security.

      Temporary declines in value of investments classified as available-for-sale are netted with unrealized gains and reported as a net amount in a separate component of stockholders’ equity. A decline in fair value below amortized cost that is judged to be other-than-temporary is accounted for as a realized loss and the write down is included in earnings. Realized gains and losses on the sale of investments are determined on a specific identification basis.

      The following table shows Coventry’s investments’ gross unrealized losses and fair value, at December 31, 2003 aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands).

	Less than 12 Months		12 months or more		Total

		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

State and municipal bonds	$57,425	$(714)	$—	$—	$57,425	$(714)
US Treasury & agency securities	28,372	(161)	—	—	28,372	(161)
Mortgage-backed securities	20,923	(391)	3,270	(21)	24,193	(412)
Asset-backed securities	—	—	—	—	—	—
Corporate debt and other securities	147,709	(1,200)	—	—	147,709	(1,200)

	$254,429	$(2,466)	$3,270	$(21)	$257,699	$(2,487)

      The securities presented in this table do not meet the criteria for an other-than-temporarily impaired investment. These securities have an investment grade credit rating. The current unrealized loss is the result of interest rate increases and not unfavorable changes in the credit ratings associated with these securities. These investments are not in high risk industries or sectors and Coventry intends to hold these investments for a period of time sufficient to allow for a recovery in market value.

      Investments with original maturities in excess of three months and less than one year are classified as short-term investments and generally consist of corporate bonds, U.S. treasury notes and commercial paper. Long-term investments have original maturities in excess of one year and primarily consist of fixed income securities.

          Goodwill and Other Intangible Assets

      Goodwill and other intangible assets that have indefinite lives are subject to a periodic assessment for impairment by applying a fair-value-based test. Coventry uses three approaches to identifying the fair value of its goodwill and other intangible assets: a market approach, a market capitalization approach and an income approach. The market approach estimates a business’s fair value by analyzing the recent sales of similar companies. The market capitalization approach is based on the market value of Coventry’s total shares outstanding. The income approach is based on the present value of expected future cash flows. All three approaches are reviewed together for consistency and commonality. Any impairment charges that may result will be recorded in the period in which the impairment took place as recalculated on October 1, Coventry’s revaluation date. Coventry has not incurred an impairment charge related to goodwill. See Note C to the consolidated financial statements for additional disclosure related to intangible assets.

New Accounting Standards

      In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure” as an amendment to FASB statement No. 123, “Accounting for Stock-Based Compensation.” This statement provides alternative methods of transition to the fair value method of accounting for stock-based compensation and requires prominent disclosure in the footnotes to Coventry’s consolidated financial statements. Unless the accounting rules change, Coventry currently does not expect to transition to the fair value method of accounting for stock-based compensation, and, accordingly, this statement did not affect its financial position or results of operations.

      In July 2002, the FASB issued SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” and nullifies EITF Issue No. 88-10, “Cost Associated with Lease Modification or Termination.” SFAS No. 146 requires a liability for a cost associated with an exit or disposal activity to be recognized and measured at fair value only when the liability is incurred. This statement did not have a material impact on Coventry’s financial position or results of operations.

      In June 2001, the FASB issued two standards related to business combinations. The first statement, SFAS No. 141 — “Business Combinations,” requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and prohibits the pooling-of-interest method of accounting. SFAS No. 141 also states that acquired intangible assets should be separately recognized upon meeting certain criteria. Such intangible assets include, but are not limited to, trade and service marks, non-compete agreements, customer lists and licenses. Coventry was not significantly affected by the implementation of this statement.

      The second statement, SFAS No. 142 — “Goodwill and Other Intangible Assets,” requires companies to cease amortization of goodwill. Rather, goodwill and other intangible assets that have indefinite lives will be subject to a periodic assessment for impairment by applying a fair-value-based test. Impairment charges may result in future write-downs in the period in which the impairment took place. As required, Coventry adopted SFAS No. 142 for the fiscal year beginning January 1, 2002, and, accordingly, goodwill was not amortized during 2002 nor 2003. Refer to Note C of Coventry’s consolidated financial statements included elsewhere in the proxy statement/ prospectus for more information.

      In June 1998, the FASB issued SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activities.” Effective January 1, 2001, Coventry adopted SFAS No. 133. Accordingly, a transition gain of $0.9 million, net of tax, was recorded in the first quarter of 2001 related to one financial investment classified as derivative in nature. The adjustment was shown separately as a cumulative effect of a change in accounting principle.

Acquisitions

      During the three years ended December 31, 2003, Coventry completed several business combinations and membership purchases. These business combinations are all accounted for using the purchase method of accounting, and, accordingly, the operating results of each acquisition have been included in Coventry’s consolidated financial statements since their effective date of acquisition. The purchase price for each business combination was allocated to the assets, including the identifiable intangible assets, and liabilities based on estimated fair values. The excess of the purchase price over the net identifiable assets acquired was allocated to goodwill. Prior to December 31, 2001, goodwill was amortized over a useful life of 35 years. In accordance with SFAS No. 142, effective January 1, 2002, Coventry no longer amortizes goodwill. The purchase price of Coventry’s membership purchases is allocated to identifiable intangible assets and is being amortized over a useful life of five to twenty years.

      The following table summarizes all business combinations and membership purchases for the three years ended December 31, 2003 and the nine months ended September 30, 2004. The purchase price, in thousands, of each business combination includes the payment for net worth and transition costs. Transition costs are initial estimates of future expenses based on historical experience and known costs. These estimates may be adjusted as actual expenses are incurred, thereby affecting the final purchase price of the acquisition. In addition, most of Coventry’s acquisition agreements contain a provision for a final retroactive balance sheet settlement which may result in adjustments to the purchase price. The purchase price shown for recent acquisitions, in thousands, is inclusive of all retroactive balance sheet settlements to date and transaction cost adjustments.

			Purchase
	Effective Date	Market	Price

Business Combinations
Blue Ridge Health Alliance, Inc. (Blue Ridge)	September 1, 2001	Virginia	$14,850
NewAlliance Health Plan, Inc. (NewAlliance)	May 1, 2002	Pennsylvania	$8,303
Mid-America Health Partners, Inc. (Mid America)	December 1, 2002	Kansas	$41,260
PersonalCare Health Management, Inc.
(PersonalCare)	February 1, 2003	Illinois	$20,116
Altius Health Plans, Inc. (Altius)	September 1, 2003	Utah	$46,696
Membership Purchases
Health Partners of the Midwest (Health Partners)	January 1, 2001	Missouri	$4,863
Kaiser Foundation Health Plan of Kansas City,
Inc. (Kaiser-KC)	April 2, 2001	Kansas	$6,498
OmniCare Health Plan (Omnicare)*	October 1, 2004	Michigan	$12,421

*	Effective October 1, 2004, Coventry completed the acquisition of certain assets of OmniCare Health Plan in Detroit, Michigan, including rights to enroll approximately 63,000 Medicaid risk members. The purchase price will be allocated to identifiable assets based in estimated fair values. The purchase price is based on members that enroll with Coventry as of January 1, 2005. Project payments are $6.2 million in the fourth quarter of 2004 and $6.2 million in the first quarter of 2005.

Membership

      The following table presents Coventry’s membership as of September 30, 2004 and 2003 and December 31, 2003 and 2002 (rounded to the nearest thousand) and the percentage change in membership between each of the respective dates.

	September 30,			December 31,
			Percent			Percent
	2004	2003	Change	2003	2002	Change

Risk membership:
Commercial	1,487,000	1,486,000	0.1%	1,510,000	1,283,000	17.7%
Medicare	68,000	64,000	6.3%	65,000	82,000	(20.7)%
Medicaid	333,000	315,000	5.7%	324,000	275,000	17.8%
Total risk membership	1,888,000	1,865,000	1.2%	1,899,000	1,640,000	15.8%
Non-risk membership	558,000	488,000	14.3%	484,000	395,000	22.5%
Total membership	2,446,000	2,353,000	4.0%	2,383,000	2,035,000	17.1%
Network rental membership	574,000	719,000	(20.2)%	678,000	788,000	(14.0)%

      This increase in commercial risk membership is attributable to the acquisitions of Altius in the third quarter of 2003 and PersonalCare in the first quarter of 2003, as well as continued organic growth. Medicare membership decreased as a result of the termination of the Mid-America Medicare Risk contract as of January 1, 2003. Medicaid membership increased primarily as a result of an auto-assignment of additional members by the State of Missouri due to the withdrawal of a competitor in that market. Non-risk membership increased as a result of the Altius acquisition and from additional organic membership obtained in Coventry’s Missouri market as well as the fact that three large groups changed from a risk product to a non-risk product effective January 1, 2004. Overall organic membership growth, which excludes initial acquisitions and all changes to acquired entities during the first twelve months of operations, was approximately 2.7% for the nine months ended September 30, 2004, compared to the prior year comparable period, and 7.7% and 2.8% for the years ended December 31, 2003 and 2002, respectively. Coventry expects organic membership growth to be 3-5% for the year ending December 31, 2004.

      In January 2005, Coventry expects to lose a large insured account of approximately 25,000 members to an administrative services only (“ASO”) bid and a large existing ASO account of approximately 20,000 members to another third party administrator. Because of the loss of this membership, Coventry expects that organic growth is likely to be negative in January but net positive for all of 2005.

Results of Operations

      The following tables (in thousands, except percentages and membership data) are provided to facilitate a more meaningful discussion regarding the comparison of Coventry’s operations for the nine months ended September 30, 2004 and 2003 and each of the three years in the period ended December 31, 2003.

	Nine Months Ended September 30,

	2004	2003	Increase (Decrease)

	(Unaudited)
Summary Results (in thousands, except EPS)
Total operating revenues	$3,927,789	$3,311,837	18.6%
Operating earnings	$362,303	$262,803	37.9%
Net earnings	$245,351	$180,457	36.0%
Diluted earnings per share	$2.71	$1.99	36.2%
Managed Care Premium Yields (per member per month):
Commercial	$225.00	$204.73	9.9%
Medicare	$691.96	$628.61	10.1%
Medicaid	$141.99	$140.24	1.2%
Medical Costs (per member per month):
Commercial	$178.56	$164.34	8.7%
Medicare	$575.65	$517.98	11.1%
Medicaid	$122.88	$121.78	0.9%
Medical Loss Ratios:
Commercial	79.4%	80.3%	(0.9)%
Medicare	83.2%	82.4%	0.8%
Medicaid	86.5%	86.8%	(0.3)%

Total	80.6%	81.3%	(0.7)%

Administrative Statistics:
Selling, general and administrative as a percentage of revenue	11.6%	12.0%	(0.4)%
Days in medical claims liabilities	52.7	55.8	(3.1)
Days in other medical liabilities	4.3	6.1	(1.8)

	Year Ended December 31,

			Increase			Increase
	2003	2002	(Decrease)	2002	2001	(Decrease)

Summary Results (in thousands, except EPS)
Total operating revenues	$4,535,143	$3,576,905	26.8%	$3,576,905	$3,147,245	13.7%
Operating earnings	$366,197	$200,670	82.5%	$200,670	$91,108	120.3%
Net earnings	$250,145	$145,603	71.8%	$145,603	$84,407	72.5%
Diluted earnings per share	$2.75	$1.58	74.1%	$1.58	$0.83	90.4%
Managed Care Premium Yields (per member per month):
Commercial	$206.08	$183.78	12.1%	$183.78	$162.91	12.8%
Medicare	$629.52	$593.29	6.1%	$593.29	$565.70	4.9%
Medicaid	$139.69	$137.54	1.6%	$137.54	$144.80	(5.0)%
Medical Costs (per member per month):
Commercial	$164.56	$152.12	8.2%	$152.12	$140.04	8.6%
Medicare	$527.84	$509.60	3.6%	$509.60	$505.84	0.7%
Medicaid	$122.25	$115.58	5.8%	$115.58	$120.93	(4.4)%
Medical Loss Ratios:
Commercial	79.9%	82.8%	(2.9)%	82.8%	85.9%	(3.1)%
Medicare	83.8%	85.9%	(2.1)%	85.9%	89.4%	(3.5)%
Medicaid	87.5%	84.0%	3.5%	84.0%	83.5%	0.5%

Total	81.2%	83.3%	(2.1)%	83.3%	86.0%	(2.7)%

Administrative Statistics:
Selling, general and administrative as a percentage of revenue	12.0%	12.2%	(0.2)%	12.2%	12.0%	0.2%
Days in medical claims liabilities	51.0	59.5	(8.5)	59.5	62.0	(2.5)
Days in other medical liabilities	5.7	7.3	(1.6)	7.3	8.4	(1.1)

Comparison of Nine Months Ended September 30, 2004 and 2003

      Managed care premium revenue increased as a result of rate increases that occurred throughout all markets, acquisitions and organic growth. Medicare yields increased 10.1% on a PMPM basis as a result of the rate increases from the annual Adjusted Community Rating filings and as a result of the Medicare Modernization Act. The rate increases from the Medicare Modernization Act were for enhanced member benefits and/ or network access and thus will not affect profitability. The acquisition of Altius effective September 1, 2003 resulted in an increase in managed care premium revenue of $165.0 million over the prior year nine months.

      Management services revenue increased due to the increase in non-risk membership discussed earlier.

      Medical costs expense has increased due to medical trend, acquisitions and organic growth. However, total medical expense as a percentage of premium revenue has improved by 0.7% over the prior year nine months. This favorable change was attributable mostly to Coventry’s commercial business and is a result of the commercial premium rate increases mentioned above outpacing commercial medical trend. Reported commercial medical trend, excluding Altius and net of benefit buy downs, was 10.2%. Coventry’s Medicare business medical loss ratio deteriorated compared to the prior year nine months as a result of unusually high medical utilization in the first quarter of 2004. The deterioration was partially offset by the increase in premium yields discussed above. Coventry’s Medicaid medical loss ratio improved as a result of rate increases across its markets and as a result of much improved performance in the Virginia market. The Virginia market benefited from lower utilization, lower drug costs and provider contract renegotiations.

      Selling, general and administrative expense increased primarily due to normal operating costs of recent acquisitions, an increase in broker commissions and an increase in salary expenses. Broker commissions, excluding acquisitions, have increased due to the growth in both organic membership and in premium rates. Salary expenses, excluding acquisitions, have increased due to annual salary increases, additional amortization expense related to restricted shares of common stock granted in 2003 and 2004, and incremental salary expense related to organic membership growth. Selling, general and administrative expenses as a percentage of revenue have improved as a result of continuing revenue growth and success in controlling customer service costs.

      The provision for income taxes increased due to an increase in earnings. The effective tax rate remained flat at 36.1%.

Comparison of 2003 to 2002

      Managed care premium revenue increased as a result of rate increases on renewals that occurred throughout all markets, acquisitions and organic membership growth. Rate increases on commercial risk renewals averaged 13.5% for the year 2003. Commercial yields increased by an average of 12.1% on a PMPM basis. Excluding the Altius acquisition, the commercial yield increased 12.8%. Medicare yields increased 6.1% on a PMPM basis as a result of changes being made to rate structures, as well as changes in demographics. The acquisitions of Mid-America, PersonalCare, and Altius resulted in an increase in managed care premium revenue of approximately $325 million. Organic membership growth resulted in an increase to managed care premiums of approximately $265 million.

      Management services revenue increased due to the increase in non-risk membership discussed earlier.

      Medical costs have increased due to acquisitions, organic growth and medical trend. Coventry’s total medical loss ratio (medical costs as a percentage of managed care premiums) for all products improved 2.1%. This favorable change was attributable mostly to Coventry’s commercial business and is a result of the commercial premium rate increases mentioned above outpacing commercial medical trend. Reported commercial medical trends, net of benefit buy downs, have been below 10% for each of the last two years. Coventry’s Medicare business medical loss ratio improved as a result of an increase in premium yields discussed above and exiting three counties in the Kansas City market on January 1, 2003. Coventry’s Medicaid medical loss ratio increased as a result of changes in the geographical markets in which it operates, and an increase in membership in a capitated service. Coventry exited the Delaware Medicaid market on July 1, 2002. Within Coventry’s Pennsylvania market, membership in Coventry’s capitated Medicaid behavioral health program has increased significantly during 2002 and 2003. This program has a high medical loss ratio, but is lower in risk to Coventry. Coventry’s days in total medical claims liabilities have decreased 10.1 days from prior year due to faster claim receipts and processing cycle times as well as efforts to reduce claim inventories.

      Selling, general and administrative expense increased primarily due to increased costs associated with acquisitions, an increase in broker commissions and an increase in salary expenses. Broker commissions, excluding acquisitions, have increased due to the growth in both organic membership and in premium yields. Salary expenses, excluding acquisitions, have increased due to annual salary increases, additional amortization expense related to restricted shares of common stock granted in 2003, additional management and sales incentive accruals and incremental salary expense related to Coventry’s organic membership growth. As a percentage of revenue, selling, general and administrative expense decreased by 0.2%.

      Senior notes interest and amortization expense has increased in 2003. Due to the issuance of the notes on February 1, 2002, the prior year period represented eleven months of interest compared to twelve months in 2003. Also contributing to the increase is a $0.5 million loss on the repurchase of a portion of Coventry’s senior notes at a premium in the third quarter of 2003.

      Other income increased due to a larger investment portfolio in 2003 offset by a decrease in interest income as a result of lower interest rates. Additionally, the current year included a gain from Coventry’s single derivative investment compared to a loss in the prior year. This derivative investment was sold during the second quarter of 2003.

      Coventry’s provision for income taxes increased primarily due to an increase in earnings before taxes. The effective tax rate increased to 36.4% in 2003 from 35.5% in 2002.

Comparison of 2002 to 2001

      Managed care premium revenue increased in 2002 over 2001 primarily from commercial rate increases that occurred throughout both years and from membership growth, both organically and through the previously discussed acquisitions. Commercial premium rates increased by an average of $20.75 over 2001 on a PMPM basis, to $183.80 PMPM.

      Management services revenue increased in 2002 from 2001 as a result of acquisitions. In particular, the Health Partners, Blue Ridge, NewAlliance and Mid-America acquisitions accounted for approximately 113,800 new non-risk members.

      Medical costs increased in 2002 compared to 2001 due to membership growth, as discussed above and medical trend. Coventry’s commercial medical trend for the year ended 2002 was 8.6% and the average trend for the three year period ended December 31, 2002 was 10.1%. Coventry’s medical loss ratio improved in 2002 in its Commercial and Medicare product lines as a result of rate increases outpacing medical trends.

      Selling, general and administrative expense increased in 2002 primarily due to acquisitions, an increase in fees paid to brokers and incremental salary expense related to the expansion of Coventry’s customer service organization. During 2002, Coventry opened a new regional service center in Bismarck, North Dakota to perform customer service functions related to the Mid-America acquisition and to create additional capacity for future acquisitions. As a percentage of revenue, selling general and administrative expense increased slightly by 0.2% to 12.2% for 2002.

      Depreciation and amortization decreased compared to the prior year primarily due to the adoption of SFAS No. 142 in January 2002. In accordance with SFAS No. 142, Coventry no longer amortizes goodwill but rather tests for impairment at least once a year. In 2001, Coventry amortized $7.5 million in goodwill. Coventry did not incur any impairment charges during 2002.

      Senior notes interest and amortization expense were incurred in 2002 due to the issuance of Coventry’s senior notes on February 1, 2002, as described below in “— Liquidity and Capital Resources.”

      Other income, net decreased in 2002 from 2001 due primarily to the change in valuation of a derivative investment. Coventry recorded a gain in 2001 and a loss in 2002 related to this derivative. The decrease is also related to a decrease in the amortization of discounts on investments, offset by an increase in interest income due to cash placed in long-term investments to achieve higher yields.

      Coventry’s provision for income taxes increased in 2002 due to an increase in operating earnings, offset by a decrease in Coventry’s effective tax rate from 38.0% in 2001 to 35.5% in 2002. This decrease in the tax rate is the result of strategic tax planning and due to the elimination of goodwill amortization in 2002.

Summary of Operations by Quarter

      The following is a summary of unaudited quarterly results of operations (in thousands, except per share data) for the eleven quarters in the period ended September 30, 2004.

	Quarters Ended

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2004	2004	2004	2003	2003	2003

Operating revenues	$1,329,816	$1,310,006	$1,287,967	$1,223,305	$1,149,989	$1,096,431
Operating earnings	128,206	123,387	110,710	103,394	102,094	91,255
Earnings before income taxes	135,443	130,743	117,979	110,616	107,179	99,104
Net earnings	87,022	84,002	74,327	69,688	67,523	63,427
Basic earnings per share	0.99	0.96	0.85	0.78	0.76	0.72
Diluted earnings
per share	0.96	0.93	0.82	0.76	0.74	0.70

	Quarters Ended

	March 31,	December 31,	September 30,	June 30,	March 31,
	2003	2002	2002	2002	2002

Operating revenues	$1,065,418	$946,290	$891,953	$890,113	$848,549
Operating earnings	69,454	56,757	55,983	51,437	36,493
Earnings before income taxes	76,165	62,602	62,302	56,746	44,091
Net earnings	49,507	40,378	40,185	36,601	28,439
Basic earnings per share	0.57	0.46	0.45	0.41	0.31
Diluted earnings per share	0.55	0.45	0.44	0.40	0.30

Liquidity and Capital Resources

          Consolidated

      Coventry’s total cash and investments, consisting of cash and cash equivalents and short-term and long-term investments, but excluding deposits of $23.2 million restricted under state regulations, increased $229.2 million to $1.6 billion at September 30, 2004 from December 31, 2003.

      Coventry has classified all of its investments as available-for-sale. Coventry’s investments at September 30, 2004 mature according to their contractual terms, as follows, in thousands (actual maturities may differ because of call or prepayment rights):

	Amortized
	Cost	Fair Value

As of September 30, 2004
Maturities:
Within 1 year	$347,005	$347,167
1 to 5 years	473,007	480,815
5 to 10 years	248,960	255,691
Over 10 years	148,984	152,567

Total short-term and long-term securities	$1,217,956	$1,236,240

      Net cash from operating activities is primarily driven by net earnings and an increase in certain liabilities. The medical claims liabilities increased during the nine months ended September 30, 2004 due to claim inventories being unusually low at December 31, 2003. Additionally, accounts payable and other accrued liabilities for the year increased primarily as a result of tax payments being less than the tax provision. Cash flow from operating activities has improved over the prior year quarter primarily as a result of higher earnings and a larger increase in medical claims liabilities during the nine months ended September 30, 2004 than over the same period of 2003.

      Net cash from financing activities decreased from the prior year nine months due primarily to cash paid for the repurchase of stock during the first quarter of 2004. The stock was repurchased under a share repurchase program previously approved by Coventry’s Board of Directors. The program authorized 9.4 million shares to be repurchased and the total remaining common shares Coventry is authorized to repurchase under this program is 1.8 million.

      Projected payments for the OmniCare purchase are $6.2 million in the fourth quarter of 2004 and $6.2 million in the first quarter of 2005.

      Projected capital investments in 2004 of approximately $10 million consist primarily of computer hardware, software and related equipment costs associated with the development and implementation of improved operational and communication systems.

      On February 1, 2002, Coventry completed a transaction to sell $175.0 million original 8.125% senior notes due February 15, 2012 in a private placement. These senior notes were then registered with the Securities and Exchange Commission. The proceeds from the sale of senior notes were used to purchase, from Principal Health Care, Inc., 7.1 million shares of Coventry common stock and a warrant exercisable, at that time, for 3.1 million shares of Coventry common stock. The aggregate purchase price for the shares of common stock and the warrant was $176.1 million. Interest on the notes is payable on February 15 and August 15 each year.

      In August 2003, Coventry repurchased a portion of its senior notes with a face value of $4.5 million and a weighted average premium of 8.9%. Coventry recorded a loss on the repurchase in accordance with SFAS No. 145 which requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations. The loss of $0.5 million was included as additional senior notes interest expense. The carrying value of the senior notes is equal to the face value and the fair value is based on the quoted market prices. As of September 30, 2004, the carrying value was $170.5 million and the fair value was $189.26 million. As of December 31, 2003, the carrying value was $170.5 million and the fair value was $189.7 million.

      Coventry’s senior notes contain certain covenants and restrictions regarding incurring additional debt, limiting dividends or other restricted payments and restricting transactions with affiliates, sales of assets and consolidations or mergers. Coventry has complied with all covenants under the senior notes.

      Coventry expects to incur approximately $950 million of additional indebtedness in order to finance the acquisition of all of First Health’s outstanding common stock, refinance the existing indebtedness of First Health and pay related transaction fees and expenses. This indebtedness may impose further restrictions on Coventry, including, among other things, Coventry’s ability to incur additional debt, pay dividends, repurchase shares of its common stock, make acquisitions or pursue available business opportunities.

      Coventry’s investment guidelines emphasize investment grade fixed income instruments in order to provide liquidity to meet future payment obligations and minimize the risk to the principal. The fixed income portfolio includes government and corporate securities with an average quality rating of “AAA” and an average contractual duration of 2.6 years, as of September 30, 2004. The duration has declined from 3.1 as of December 31, 2003. Coventry has shortened its portfolio duration in anticipation of rising interest rates. Coventry will continue to fund its working capital requirements from its cash flow from operations. Coventry believes that because its long-term investments are available-for-sale, the amount of such investments should be considered when assessing its liquidity. On such basis, current assets plus long-term investments available-for-sale less current liabilities increased to $906.1 million at September 30, 2004 from $730.5 million at December 31, 2003.

          Health Plans

      Coventry’s regulated HMO and insurance company subsidiaries are required by state regulatory agencies to maintain minimum surplus balances, thereby limiting the dividends the parent may receive from its regulated entities. During the nine months ended September 30, 2004, Coventry collected $158.6 million in dividends and $12.6 million for note repayments from its regulated subsidiaries.

      The majority of states in which Coventry operates health plans have adopted a risk-based capital (RBC) policy that recommends the health plans maintain statutory reserves at or above the “Company Action Level” which is currently equal to 200% of their RBC. Coventry has adopted an internal policy to maintain all of its regulated subsidiaries’ statutory capital and surplus at or above 250% of their RBC and a level of 300% in the aggregate. Some states in which Coventry’s regulated subsidiaries operate require deposits to be maintained with the respective states’ departments of insurance. The table below summarizes Coventry’s statutory reserve information, as of September 30, 2004 and December 31, 2003 (in millions, except percentage data). The RBC threshold for September 30, 2004 has been estimated as Coventry is not required to update this calculation except on an annual basis. This calculation was based on December 31, 2003 data and when it is recalculated at December 31, 2004 it is likely to increase.

Statutory Information

	September 30,	December 31,
	2004	2003

	(in millions, except percentage data)
Regulated capital and surplus	$617.6 (a)	$588.6
300% of RBC	449.4	449.4
Excess capital and surplus above 300% of
RBC	168.2	139.2
Capital and surplus as a percentage of RBC	412%	393%
Statutory deposits	23.2	23.2

(a)	Estimated.

      The increase in capital and surplus for Coventry’s regulated subsidiaries is a result of income from 2004 offset by dividends paid to the parent company.

      Excluding funds held by entities subject to regulation, Coventry had cash and investments of approximately $339.7 million and $209.5 million at September 30, 2004 and December 31, 2003, respectively. The increase in non-regulated cash and investments is primarily a result of dividends received from its regulated subsidiaries, as mentioned above, and ordinary operating activities offset by stock repurchases made during the first quarter. During the nine months ended September 30, 2004, Coventry made a capital contribution of $15.0 million to its newly-formed Michigan subsidiary to meet statutory capital requirements.

          Other

      The United States Department of Health and Human Services has issued rules, as mandated by HIPAA, which, among other things, impose security and privacy requirements with respect to individually identifiable patient data, including a member’s transactions with health care providers and payors, as well as requirements for the standardization of certain electronic transaction code sets and provider identifiers. Coventry anticipates spending approximately $2.0 million in 2004, of which approximately $1.0 million will be capitalized, related to improved functionality of its electronic transaction code sets, improved provider identifier standards and improved security and patient information privacy standards.

      As of December 31, 2003, Coventry was contractually obligated to make the following payments within the next five years and thereafter (in thousands):

			Payments Due by
			Period
		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Senior notes	$170,500	$—	$—	$—	$170,500
Interest payable on senior notes	117,751	13,853	27,706	27,706	48,486
Operating leases	84,546	16,560	28,775	18,559	20,652

Total contractual obligations	372,797	30,413	56,481	46,265	239,638

Less sublease income	(10,506)	(1,439)	(2,351)	(2,050)	(4,666)

Net contractual obligations	$362,291	$28,974	$54,130	$44,215	$234,972

Refer to Note I to Coventry’s audited consolidated financial statements included elsewhere in this proxy statement/ prospectus for disclosure related to its operating leases.

      The nature of Coventry’s operations is such that cash receipts from premium revenues are typically received up to two months prior to the expected cash payment for related medical costs. The demand for Coventry’s products and services are subject to many economic fluctuations, risks and uncertainties that could materially affect the way it does business. See “Risk Factors — Risks Related to Coventry’s Business” beginning on page 23. Management believes that the combination of its ability to generate cash flows from operations, cash and investments on hand and the excess funds held in certain of Coventry’s regulated subsidiaries will be sufficient to fund continuing operations, capital expenditures, debt interest costs and any other reasonably likely future cash requirements.

Share Repurchase Program

      Under a share repurchase program previously approved by the Board of Directors, Coventry purchased 2.0 million shares of its common stock during the first quarter of 2004 at an aggregate cost of $84.6 million. There were no shares purchased during the third quarter of 2004 under this program. The program authorized 9.4 million shares to be repurchased and the total remaining common shares Coventry is authorized to repurchase under this program is 1.8 million. Excluded from these amounts are shares purchased in exchange for employee payroll taxes on vesting of restricted stock awards as these purchases are not part of the program. Coventry currently does not plan to complete the repurchase of any shares of Coventry common stock under the program until after the completion of the merger.

QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK

      Under an investment policy approved by Coventry’s Board of Directors, Coventry invests primarily in marketable U.S. government and agency, state, municipal, mortgage-backed and asset-backed securities and corporate debt obligations that are investment grade. The investment policy specifically prohibits investments in any equities or in fixed income securities that are below investment grade. Coventry has classified all of its investments as available-for-sale. Coventry is exposed to certain market risks including interest rate risk and credit risk.

      Coventry has established policies and procedures to manage its exposure to changes in the fair value of its investments. Coventry’s policies include an emphasis on credit quality and the management of its portfolio’s duration and mix of securities. Coventry believes its investment portfolio is diversified and currently expects no material loss to result from the failure to perform by the issuers of the debt securities it holds. The mortgage-backed securities are insured by several associations, including Government National Mortgage Administration, Federal National Mortgage Administration and the Federal Home Loan Mortgage Corporation.

      Coventry invests primarily in fixed income securities and classifies all of its investments as available-for-sale. Investments are evaluated at least quarterly to determine if declines in value are other-than-temporary. In making that determination, Coventry considers all available evidence relating to the realizable value of a security. This evidence includes, but is not limited to, the following:

•	adverse financial conditions of a specific issuer, segment, industry, region or other variables;

•	the length of the time and the extent to which the fair value has been less than cost;

•	the financial condition and near-term prospects of the issuer;

•	Coventry’s intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value;

•	elimination or reduction in dividend payments, or scheduled interest and principal;

•	rating agency downgrade of a debt security; and

•	expected cash flows of a debt security.

      Temporary declines in value of investments classified as available-for-sale are netted with unrealized gains and reported as a net amount in a separate component of stockholders’ equity. A decline in fair value below amortized cost that is judged to be other-than-temporary is accounted for as a realized loss and the write down is included in earnings. Realized gains and losses on the sale of investments are determined on a specific identification basis. See Note E to Coventry’s audited consolidated financial statements included elsewhere in this proxy statement/ prospectus for more information concerning other-than-temporary impaired investments.

      Coventry’s projections of hypothetical net losses in fair value of its market rate sensitive instruments, should potential changes in market rates occur, are presented below. The projection is based on a model, which incorporates effective duration, convexity and price to forecast hypothetical instantaneous changes in interest rates of positive and negative 100, 200 and 300 basis points. The model only takes into account the fixed income securities in the portfolio and excludes all cash. While Coventry believes that the potential market rate change is reasonably possible, actual results may differ.

Increase (decrease) in fair value of portfolio

given an interest rate (decrease) increase of X basis points

As of September 30, 2004

(300)	(200)	(100)	100	200	300

(In thousands)
$97,308	$63,515	$31,417	$(31,325)	$(62,108)	$(91,874)

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information with respect to Coventry’s current directors and executive officers:

Directors

Name	Age	Committee Memberships

Class I Directors
L. Dale Crandall	63	Audit Committee
Robert W. Morey	68
Elizabeth E. Tallett	55	Audit Committee
Allen F. Wise	62

Name	Age	Committee Memberships

Class II Directors
Joel Ackerman	29	Nominating/Corporate Governance Committee (Chair)
Emerson D. Farley, Jr., M.D.	66
Lawrence N. Kugelman	62	Audit Committee (Chair)
Class III Directors
John H. Austin, M.D.*	60	Audit Committee, Compensation Committee (Chair), Nominating/Corporate Governance Committee
Rodman W. Moorhead, III	61	Compensation Committee
Timothy T. Weglicki	53	Compensation Committee,
		Nominating/Corporate Governance Committee

Executive Officers

Name	Age	Position

Allen F. Wise(1)	62	President, Chief Executive Officer and Director
Thomas P. McDonough(2)	55	Executive Vice President and Chief Operating Officer
Dale B. Wolf(1)	50	Executive Vice President, Chief Financial Officer and Treasurer
Nancy G. Cocozza	44	Senior Vice President
Thomas A. Davis	44	Senior Vice President
Harvey C. DeMovick, Jr.(3)	58	Senior Vice President, Customer Service Operations and Chief Information Officer
Richard J. Gilfillan, M.D.	55	Senior Vice President
Shawn M. Guertin(4)	41	Senior Vice President
J. Stewart Lavelle	51	Senior Vice President, Sales and Marketing
Bernard J. Mansheim, M.D.	58	Senior Vice President and Chief Medical Officer
James E. McGarry	46	Senior Vice President
Timothy E. Nolan	49	Senior Vice President
John J. Ruhlmann	42	Vice President and Corporate Controller
Francis S. Soistman, Jr.(5)	48	Senior Vice President
Janet M. Stallmeyer	55	Senior Vice President
Charles R. Stark	60	Senior Vice President
Thomas C. Zielinski	53	Senior Vice President and General Counsel

(1)	Mr. Wise has announced his retirement as President and Chief Executive Officer of Coventry effective January 1, 2005, at which time Mr. Wolf will assume the position of Chief Executive Officer and Mr. Wise will assume the position of Chairman of the Board. Mr. Austin, who currently serves as Chairman of the Board, will continue as a director of Coventry. Mr. Wise will begin serving as a director of Coventry effective January 1, 2005.

(2)	Effective January 1, 2005, Mr. McDonough will assume the position of President of Coventry Health Care.

(3)	Effective January 1, 2005, Mr. DeMovick will assume the position of Executive Vice President, Customer Service Operations and Chief Information Officer.

(4)	Effective January 1, 2005, Mr. Guertin will assume the position of Executive Vice President and Chief Financial Officer.

(5)	Effective January 1, 2005, Mr. Soistman will assume the position of Executive Vice President — Health Plan Operations.

      John H. Austin, M.D. has been a director of Coventry since January 1988, and has served as Chairman of the Board since December 1995. Dr. Austin has been Chairman and Chief Executive Officer of Arcadian Management Services, Inc., a company that owns and manages rural health care provider networks, since June 1997. From October 1994 through March 1997, he was President of the Professional Services Division of Unihealth, a voluntary non-profit health care network. From July 1992 to October 1994, Dr. Austin was a self-employed health care consultant and from 1987 to 1992 was Executive Vice President of Health Plan of America, a California HMO.

      Joel Ackerman has been a director of Coventry since November 1999. He is a general partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC, where he has been employed since 1993. He is a director of Medical Staffing Network Holdings, Inc., a leading medical staffing company and provider of per diem nurse staffing services, as well as several privately held companies.

      L. Dale Crandall has been a director of Coventry since January 1, 2004. Mr. Crandall previously served in various management positions with Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, including President and Chief Operating Officer from March 2000 until his retirement in June 2002, and Senior Vice President, Finance and Administration, from June 1998 until March 2000. Prior to joining Kaiser, he served as Executive Vice President, Chief Financial Officer and Treasurer of APL Limited from April 1995 until February 1998. Prior to APL, Mr. Crandall was an audit partner at PricewaterhouseCoopers, LLP where his last position was Southern California Group Managing Partner. He is also a member of the boards of directors of UnionBanCal, a bank holding company whose primary subsidiary is Union Bank of California, a large California commercial bank, Covad Communications Group Inc., a provider of high speed internet connectivity and related communications services, Ansell Limited, a global provider of healthcare barrier protection products, BEA Systems, an application infrastructure software company, and a trustee of four funds in the Dodge and Cox family of mutual funds.

      Emerson D. Farley, Jr., M.D. has been a director of Coventry since December 1994. He became a Trustee serving on the Board of Trustees of Fork Union Military Academy in April 2003. From 1998 to December 2003 he served as a Trustee on the Board of Trustees of First Baptist Church of Ashland, Virginia. From 1972 to 2002, Dr. Farley was engaged in the private practice of medicine in Richmond, Virginia and has been self-employed since July 1997. From 1989 until September 1997, he was the Medical Consultant for Signet Bank in Richmond, Virginia. From 1991 to March 2002, Dr. Farley was the Vice-Chairman of Doctors Insurance Reciprocal Risk Retention Group (“DIR”), which provided medical malpractice insurance coverage to physicians. On January 31, 2003, DIR was placed in receivership, with DIR’s consent, by the Chancery Court of Davidson County, Tennessee, due to the financial instability of DIR’s reinsurer, Reciprocal of America.

      Lawrence N. Kugelman has been a director of Coventry since August 1992. He has been a director of Arcadian Management Services, Inc., a company that owns and manages rural health care provider networks, since July 2001, and a director since October 2002 of Valeant Pharmaceuticals International (formerly ICN Pharmaceuticals, Inc.), a global, research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products. Since 2003, he has been a director of AccentCare, Inc., a company which provides in-home health care and support services. Mr. Kugelman has been a private investor and business consultant since October 1996. During the period between the unanticipated resignation of the Coventry’s then chief executive officer in December 1995 and the appointment of Mr. Wise as President and Chief Executive Officer in October 1996, Mr. Kugelman served as Coventry’s interim Chief Executive Officer and President. From March 1995 until December 1995, he was self-employed. He was Executive Vice President of American Medical International, an organization that owns and operates acute care hospitals nationwide, from January 1993 to March 1995. From November 1986 to January 1992, he was President and Chief Executive Officer of Health Plan of America, an HMO company.

      Rodman W. Moorhead, III has been a director of Coventry since May 1997. He is a general partner of Warburg Pincus and a Managing Director and Senior Advisor of Warburg Pincus LLC, where he has been employed since 1973. From June 1998 to present he has served as a director of Scientific Learning Corporation, a computer-based special education training company. From 1992 to present he has served as a director of Transkaryotic Therapies, Inc., a biopharmaceutical company specializing in gene therapy. He is also a director of 4GL School Solutions, a data management company for schools.

      Robert W. Morey has been a director of Coventry since August 2001. Mr. Morey has been President, Director and Principal of Catalina Life and Health Reinsurers, Inc. and R.W. Morey Reinsurers Limited since 1992. Mr. Morey has also served as controlling principal of Moors & Cabot, Inc., a retail and institutional stock brokerage firm headquartered in Boston, since 1991 and as President of RWM Management Company, a company providing reinsurance and financial counseling services to various companies in which Mr. Morey holds investments, since 1977.

      Elizabeth E. Tallett has been a director of Coventry since March 1998. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July 2002. She was Chief Executive Officer of Marshall Pharmaceuticals, Inc., a specialty pharmaceutical company, from November 2000 to January 2003. She was President and Chief Executive Officer of Dioscor, Inc., a biopharmaceutical company, from May 1996 to July 2003. Ms. Tallett was President and Chief Executive Officer of Ellard Pharmaceuticals, Inc. and Galenor, Inc., both biopharmaceutical companies, from 1997 to 2000 and 1999 to 2000, respectively. Ms. Tallett is also a director of IntegraMed America, Inc., a health services management company specializing in fertility and assisted reproductive technology, Principal Financial Group, Inc., a global financial institution, Varian, Inc., an analytical scientific instruments company, Varian Semiconductor Equipment Associates, Inc., a semiconductor company, and Immunicon Inc., a specialty diagnostics company.

      Timothy T. Weglicki has been a director of Coventry since August 2001. Mr. Weglicki has been employed as a general partner of ABS Capital Partners, a private equity fund, since December 1993. Prior to December 1993, he was employed as a Managing Director of Alex. Brown & Sons, where he established and headed that firm’s capital markets group. He is a director of a number of privately held information technology and health care companies. He is a trustee of Garrison Forest School.

      Allen F. Wise has been a director and President and Chief Executive Officer of Coventry since October 1996. From October 1994 to October 1995, he was Executive Vice President of MetraHealth Companies, Inc., a managed health care company that was acquired by UnitedHealth Group, Incorporated, a diversified health and well being company, in October 1995. From October 1995 to October 1996, he was Executive Vice President of UnitedHealth Group, Incorporated. From January 1994 to October 1994, he was President and Chief Executive Officer of Wise Health System, a health care investment company. From 1991 to 1994, Mr. Wise was President and Chief Executive Officer of Keystone Health Plan, a managed health care company, and also Chief Operating Officer of Independence Blue Cross, a health care insurance company. He is a director and a member of the audit committee of NCO Group, Inc., a provider of accounts receivable management and other outsourced services.

      Thomas P. McDonough was elected Executive Vice President of Coventry in April 1998 and Chief Operating Officer in July 1998. He was Chief Executive Officer of Uniprise, a subsidiary of UnitedHealth Group, Incorporated, a diversified health and well being company, from November 1997 until April 1998; Executive Vice President, Customer Services Group from February 1997 to November 1997; and Senior Vice President, Claim Services from August 1995 through February 1997. Prior to 1995, he was the President of Harrington Service Corporation, an insurance services company, and the Chief Operating Officer of Jardine Group Services Corporation, an insurance brokerage company and third party administrator.

      Dale B. Wolf was elected Executive Vice President, Chief Financial Officer and Treasurer of Coventry in April 1998. From December 1996 to April 1998, he was Senior Vice President, Chief

Financial Officer and Treasurer of Coventry. From August 1995 to December 1996, he was Executive Vice President of SpectraScan Health Services, Inc., a women’s health care services company. From January 1995 to August 1995, Mr. Wolf was Senior Vice President, Business Development of MetraHealth Companies, Inc., a managed health care company. From August 1988 to December 1994, Mr. Wolf was Vice President, Specialty Operations of the Managed Care and Employee Benefits Operations of The Travelers, an insurance company. He is a director and a member of the audit committee of HealthExtras, Inc., a provider of pharmacy benefit management services and supplemental benefits. Mr. Wolf is a Fellow of the Society of Actuaries.

      Nancy G. Cocozza was elected Senior Vice President, Government Programs, of Coventry in May 2001, and has served as head of Medicare Operations since August 2003. Prior to that time, she held the following positions with former Aetna US HealthCare Inc. (now Aetna Inc.), a national employee benefits carrier: from October 1999 to February 2001, she was Vice President, e-Health PMO; from March 1998 to January 2000, she was Vice President, Y2K Readiness; and from August 1996 to March 1998, she was Vice President, Mid Atlantic Region Customer Service. Prior to that time, she was head of Self-Insured Operations of US HealthCare (now Aetna Inc.).

      Thomas A. Davis was elected Senior Vice President of Coventry in April 1998 and President and Chief Executive Officer of Coventry Health Care of Georgia, Inc., Coventry’s Georgia health plan, in May 1998. Prior to that time from 1996 to 1998, he was the Chief Executive Officer of the Utah operations of UnitedHealth Group, a diversified health and well being company. From 1995 to 1996, Mr. Davis was Vice President, Operations, of MetraHealth Companies, Inc., a managed health care company. From 1992 to 1994, he was Director, HMO Operations, of Prudential Health Care System. Prior to 1992, Mr. Davis held various positions in health care venture capital and management consulting firms.

      Harvey C. DeMovick, Jr. was elected Senior Vice President of Coventry in April 1998. He has served as Coventry’s Chief Information Officer since April 2001 and as Coventry’s Senior Vice President, Customer Service Operations since September 2001. From April 2001 to September 2001, he served as Coventry’s Senior Vice President, Organizational Development, Human Resources and Compliance. From April 1998 to April 2001, he was Senior Vice President, Government Programs, Compliance, Information Systems and Human Resources of Coventry. He was Senior Vice President, Medical and Government Programs of Coventry Corporation from July 1997 to April 1998. From October 1995 to July 1997, Mr. DeMovick was Senior Vice President, Customer Administrative Services, of UnitedHealth Group, Incorporated, a diversified health and well being company, and from October 1994 through October 1995 he was Vice President, Managed Care Operations, of MetraHealth Companies, Inc., a managed health care company.

      Richard J. Gilfillan, M.D. was elected Senior Vice President of Coventry in August 2001. Prior to that time, from October 2000 to August 2001, he was an independent health care consultant. From June 1989 to October 2000, he held various positions with Independence Blue Cross, a health care insurance company in southeastern Pennsylvania, including most recently Senior Vice President and General Manager of AmeriHealth New Jersey, a managed health care plan and subsidiary of Independence Blue Cross. Prior to that, he was Senior Vice President and Chief Medical Officer of Independence Blue Cross. Prior to that time, from 1985 to 1989, he served as Medical Director for Medigroup Central Health Plan, a managed health care plan, and from 1980 to 1985, he served as Medical Director and practicing physician with The Winchendon Community Health Center, a health care clinic.

      Shawn M. Guertin was elected Senior Vice President of Coventry in February 2003. He has served as President of Coventry Health and Life Insurance Company since February 2002. From April 1998 to February 2003, he was Vice President of Finance of Coventry. Prior to that date, he was Vice President of Finance of Coventry Corporation from January 1998. From October 1995 to January 1998, he was a Vice President of UnitedHealth Group, Incorporated, a diversified health and well being company. Prior to that time, from 1993 to 1995, he served as a Vice President for The MetraHealth Companies, Inc., a Connecticut managed health care company, and for The Travelers, a Connecticut insurance company.

      J. Stewart Lavelle was elected Senior Vice President, Sales and Marketing, of Coventry in April 1998. He was the Chief Executive Officer of Southern Health Services, Coventry’s Virginia health plan, from January 1998 to December 1999. From 1996 to November 1997, Mr. Lavelle was President of Riscorp Health Plans, a managed health care company. He joined U.S. Healthcare, Inc. in 1987 and served as Senior Vice President, General Manager of its New Jersey, Delaware, Maryland, Washington D.C. and Virginia operations from 1991 to 1996.

      Bernard J. Mansheim, M.D. was elected Senior Vice President and Chief Medical Officer of Coventry in April 1998. From August 1997 to April 1998, he was the Chief Operating Officer of United HealthCare of the Mid-Atlantic, a managed health care company, and, from August 1996 to July 1997, was its Chief Medical Officer. In April 1995, he became President and Chief Executive Officer of HealthSpring, Inc., a pre-paid, primary care group medical practice and subsidiary of MetraHealth Companies, Inc. Following the acquisition of MetraHealth Companies, Inc. by UnitedHealth Group, Incorporated, a diversified health and well being company, in October 1995. Dr. Mansheim continued as the President and Chief Executive Officer of HealthSpring, Inc. until its divestiture in August 1996 and also served as National Medical Director of UnitedHealth Group, Incorporated. From August 1994 to April 1995, he was President and Chief Executive Officer of Triangle HealthCare Group, a primary care group medical practice, and Medical Director of Prudential Health Care System of the Triangle in Raleigh-Durham-Chapel Hill, North Carolina, a managed health care company.

      James E. McGarry was elected Senior Vice President of Coventry in July 1998. From November 1997 to July 1998, he was the Chief Operating Officer of Uniprise of UnitedHealth Group, Incorporated. From January 1995 to October 1997, he was Senior Vice President, Consumer Services Administration, of UnitedHealth Group, Incorporated. Prior to 1995, he was Vice President of Field Operations of MetraHealth Companies, Inc. and Vice President of Field Operations for The Travelers, an insurance company.

      Timothy E. Nolan was elected Senior Vice President of Coventry in December 2003. From September 2000 to December 2003, he was an independent consultant for various healthcare companies, including Coventry. From September 2000 to January 2004, he served as a director of Andrx Corporation, a generic pharmaceutical company. From late March 2000 through November 2001, Mr. Nolan served as President and Chief Operating Officer of Cybear, Inc., an information technology company and a wholly owned subsidiary of Andrx Corporation. From June 1999 to September 2000, he served as a director of Cybear, Inc. From 1985 through March 2000, Mr. Nolan was employed by Aetna Inc., last serving as Senior Vice President of former AetnaUSHealthcare Inc. (now Aetna Inc.) in charge of the field organization. On May 6, 2003, Mr. Nolan entered into an administrative consent Order with the SEC pursuant to which, without admitting or denying the SEC’s findings, he agreed to cease and desist from committing or causing any future violations of certain of the reporting provisions of the Securities Exchange Act of 1934. The Order related to the SEC’s finding that Cybear had improperly recognized approximately $1.3 million in revenue (representing approximately $27,000 in gross profit) pursuant to a joint venture between Andrx and Cybear. The SEC’s Order found that these amounts were improperly recognized in Year’s March 31, 2000 and June 30, 2000 Forms 10-Q, and in the July 31, 2000 joint proxy statement/ prospectus with respect to a reorganization completed in September 2000 under which Cybear became a wholly owned subsidiary of Andrx Corporation.

      John J. Ruhlmann was elected Vice President and Corporate Controller of Coventry in November 1999. From December 1993 to September 1999, Mr. Ruhlmann was Vice President of Accounting of Integrated Health Services, Inc., a national provider of health services that owned and managed hospitals, nursing homes and clinics.

      Francis S. Soistman, Jr. was elected Senior Vice President of Coventry in April 1998. He was named President and Chief Executive Officer of HealthAmerica Pennsylvania, Inc. and HealthAssurance Pennsylvania, Inc., Coventry’s Pennsylvania subsidiaries, in May 1998 and July 2001, respectively. He was Regional Vice President of Principal Health Care, Inc., from December 1994 to March 1998. From April 1994 to December 1994, he was Executive Director of Principal Health Care of the Mid-Atlantic, Inc., a

wholly owned managed health care subsidiary of one of Principal’s subsidiaries. From January 1983 until March 1994, Mr. Soistman held various positions with Blue Cross Blue Shield of Maryland and its subsidiary companies.

      Janet M. Stallmeyer was elected Senior Vice President of Coventry in March 1999. She has been the President and Chief Executive Officer of Coventry Health Care of Kansas, Inc., Coventry’s Kansas health plan, since October 1998, and its Executive Director from January 1995 to October 1998. From October 1992 to December 1994, she was the Executive Director of Coventry’s Louisiana health plan, Coventry Health Care of Louisiana, Inc.

      Charles R. Stark was elected Senior Vice President of Coventry in August 2001 and was named President and Chief Executive Officer of Group Health Plan, Inc., one of Coventry’s Missouri health plans, in October 2001. He was President and Chief Executive Officer of HealthCare USA of Missouri, LLC, one of Coventry’s Missouri health plans, from January 2001 to October 2001. From December 1996 to September 1999, he was the President and Chief Executive Officer of Anteroom Health Plans, a Colorado managed care company. From June 1992 to December 1996, he was President and Chief Executive Officer of Health Direct, an Illinois health care company.

      Thomas C. Zielinski was elected Senior Vice President and General Counsel of Coventry in August 2001. Prior to that time, Mr. Zielinski worked for 19 years in various capacities for the law firm of Cozen and O’Connor, P.C., including as a senior member, stockholder and Chair of the firm’s Commercial Litigation Department.

Classes of Directors

      Coventry’s Bylaws provide that the Board of Directors shall consist of such number of directors as shall be determined by the Board of Directors from time to time. Coventry’s Certificate of Incorporation provides that the directors shall be divided into three classes as nearly equal in numbers as possible. There are currently ten persons serving on the Board of Directors: four in Class I, three in Class II and three in Class III. There are currently no vacancies on the Board of Directors. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term.

Directors’ Compensation

      All directors are reimbursed by Coventry for out-of-pocket expenses incurred in connection with attendance at Board or committee meetings. The members of the Board of Directors receive an annual retainer for service on the Board. On July 10, 2003, the Compensation Committee submitted to the Board of Directors recommended changes to the compensation of Outside Directors (defined below) based upon an analysis of director compensation of peer group companies. Upon review of the director compensation analysis, the Board of Directors unanimously approved an increase in the annual retainer of Outside Directors from $25,000 to $40,000, payable in quarterly installments of $10,000 each. The chairs of the Board of Directors and the Audit Committee each receive an annual chair retainer of $10,000, and the chair of the Compensation Committee receives an annual chair retainer of $2,000. In addition, the directors receive a fee of $2,000 for each Board meeting attended in person. The members of the Audit Committee receive a fee of $3,000 for each Audit Committee meeting attended in person and the members of the Compensation Committee and the Nominating/Corporate Governance Committee receive a fee of $1,500 for each Committee meeting attended in person. The fee for attendance at a telephonic meeting is $500 with the exception of the Audit Committee, which receives $1,000 for each telephonic meeting attended. Medical and basic life insurance coverage is also available to directors at the same cost as paid by employees of Coventry. Only members of the Board of Directors who are not officers or employees of Coventry, its subsidiaries or affiliates, referred to as Outside Directors, receive remuneration for their service on the Board or any committee. Prior to November 2003, Warburg Pincus & Co. prohibited Mr. Ackerman and Mr. Moorhead from receiving fees as directors of Coventry because of the investments in Coventry of certain of its affiliates. Since it no longer has a material investment in Coventry, Warburg Pincus & Co. has lifted this prohibition.

      Under the terms of the 2004 Incentive Plan, Outside Directors receive 1,500 shares each of restricted stock, except the Chair and Vice Chair, if any, receive 3,000 shares each of restricted stock, and new directors receive an initial non-qualified stock option grant of 15,000 shares of Coventry’s common stock upon joining the Board of Directors at an exercise price equal to 100% of the fair market value on the date of grant. The restricted stock grants and non-qualified stock option grants vest in equal increments over three years.

Executive Compensation

      The following table sets forth annual, long-term and other compensation awarded to, earned by or paid, during fiscal years 2001, 2002 and 2003, to the chief executive officer of Coventry and the persons who, in fiscal year 2003, were the other four most highly compensated executive officers who were executive officers on December 31, 2003, referred to as the Named Executive Officers:

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payouts

						Common Shares		All Other
Name and				Other Annual	Restricted	Underlying	Retention Plan	Compensation
Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Stock (3)	Options (#)(4)	Payouts ($)(5)	(6)(7)(8)

Allen F. Wise	2003	$900,000	$2,100,000	$180,707	$3,256,500	300,000	$3,352,037	$292,207
President and Chief	2002	$892,308	$2,100,000	$164,230	$5,710,000	200,000	—	$106,626
Executive Officer	2001	$699,998	$1,300,000	$111,116	$2,767,500	—	—	$75,479
Thomas P. McDonough	2003	$600,000	$1,000,000	$81,983	$1,085,500	187,500	$1,542,631	$102,217
Executive Vice	2002	$594,230	$1,000,000	$74,450	$2,141,250	—	—	$57,676
President and Chief	2001	$449,982	$600,000	*	$922,500	—	—	$43,828
Operating Officer
Dale B. Wolf	2003	$598,077	$1,000,000	$127,300	$1,085,500	187,500	$1,456,990	$96,940
Executive Vice	2002	$544,230	$1,000,000	$102,809	$2,141,250	—	—	$56,698
President, Chief	2001	$399,984	$600,000	$73,314	$1,383,750	—	—	$40,882
Financial Officer
and Treasurer
Harvey C. DeMovick, Jr.	2003	$360,000	$400,000	*	$1,302,600	—	$546,614	$60,901
Senior Vice President,	2002	$359,231	$400,000	*	$285,500	—	—	$32,300
Customer Service	2001	$298,475	$330,000	*	$461,250	—	—	$23,240
Operations and Chief
Information Officer
Bernard J. Mansheim, M.D.	2003	$349,664	$400,000	*	$651,300	—	$572,029	$33,195
Senior Vice President	2002	$349,231	$375,000	*	$428,250	—	—	$29,061
and Chief Medical	2001	$329,992	$275,000	*	$461,250	—	—	$25,667
Officer

*	Does not exceed reporting thresholds for perquisites and other personal benefits.

(1)	The amounts in this column represent Management Incentive Plan awards earned during the year specified, which are paid in the following year. Does not include bonuses awarded in December 2003, but made subject to the deferred provisions of the 2003 Deferred Compensation Plan (“2003 Executive Retention Plan”). See Footnote 7.

(2)	Other Annual Compensation included: for 2003, Mr. Wise, Mr. McDonough, and Mr. Wolf received $53,493, $26,988 and $30,542, respectively, for the lease of an automobile, Mr. Wise, Mr. McDonough, and Mr. Wolf received $110,918, $37,694, and $67,642, respectively, for the use of company transportation, and Mr. Wise, Mr. McDonough and Mr. Wolf received $15,996, $17,301 and $28,816, respectively, for estate planning services; for 2002, Mr. Wise received $53,628 for the lease of an automobile and Mr. Wise, Mr. McDonough and Mr. Wolf received $92,647, $55,203 and $71,333, respectively, for use of company transportation; for 2001, Mr. Wise and Mr. Wolf received $64,934 and $35,236, respectively, for use of company transportation.

(3)	Includes the value, based on the closing market price of the common stock on the New York Stock Exchange on the date of issuance of restricted stock awards as follows: for 2003 (issued June 25, 2003), Mr. Wise, 112,500 shares, Mr. McDonough, 37,500 shares, Mr. Wolf, 37,500 shares, Mr. DeMovick, 45,000 shares and Dr. Mansheim, 22,500 shares; for 2002 (issued May 22, 2002), Mr. Wise, 300,000 shares, Mr. McDonough 112,500 shares, Mr. Wolf, 112,500 shares, Mr. DeMovick, 15,000 shares, Dr. Mansheim, 22,500 shares; for 2001 (issued July 11, 2001), Mr. Wise, 225,000 shares, Mr. McDonough, 75,000 shares, Mr. Wolf, 112,500 shares, Mr. DeMovick, 37,500 shares, and Dr. Mansheim, 37,500 shares.

As of December 31, 2003, the Named Executive Officers’ aggregate holdings of restricted stock of Coventry and the market value of such shares were as follows: Mr. Wise, 514,740 shares valued at $22,130,371, Mr. McDonough, 198,501 shares valued at $8,534,213, Mr. Wolf, 184,455 shares valued at $7,930,329, Mr. DeMovick, 89,407 shares valued at $3,843,902, Dr. Mansheim, 76,168 shares valued at $3,274,714. The closing market price at December 31, 2003, was $42.9933 per share, which is calculated post three-for-two stock split distributed on January 30, 2004 to shareholders of record on January 9, 2004.

(4)	On June 25, 2003, Mr. Wise, Mr. McDonough and Mr. Wolf received a stock option grant of 300,000 shares, 187,500 shares and 187,500 shares, respectively, of Coventry’s common stock vesting in equal increments over three years for Mr. Wise and four years for Messrs. McDonough and Wolf at an exercise price equal to the closing market price on the date of grant ($28.95). See the table “Options Grants in 2003” below.

(5)	Represents the payout on September 5, 2003 under Coventry’s 2000 Deferred Compensation Plan (the “2000 Executive Retention Plan”) of cash compensation equal to the value of credits to fixed dollar allocation cash and stock equivalent allocation accounts made in 2000, 2001 and 2002. See Footnote 8 below for the amount of the awards under the 2000 Executive Retention Plan in 2001 and 2002.

(6)	Consists of group life insurance premium, Coventry’s matching contribution to its Retirement Savings Plan and Coventry’s matching contribution to its Supplemental Executive Retirement Plan, respectively, as follows: for 2003, Mr. Wise, $642, $6,230, and $285,335, Mr. McDonough, $642, $9,000 and $92,575, Mr. Wolf, $642, $7,714 and $88,584, Mr. DeMovick, $642, $9,000 and $51,259, and Dr. Mansheim, $642, $9,000 and $23,553; for 2002, Mr. Wise, $582, $5,500 and $100,544, Mr. McDonough, $582, $8,250 and $48,841, Mr. Wolf, $582, $7,071 and $49,045, Mr. DeMovick, $582, $8,250 and $23,468, and Dr. Mansheim, $582, $8,250 and $20,229; and for 2001, Mr. Wise, $593, $5,251 and $69,635; Mr. McDonough, $593, $7,650 and $35,585; Mr. Wolf, $593, $6,750 and $33,539; Mr. DeMovick, $593, $7,650 and $14,997, and Dr. Mansheim, $593, $7,650 and $17,424.

(7)	Does not include the value of initial credits to the fixed dollar allocation and stock equivalent allocation accounts made by the Compensation Committee in July 2003 under Coventry’s 2003 Executive Retention Plan as follows, respectively: Mr. Wise, $1,650,000 and $1,650,002 (55,111 shares), Mr. McDonough, $640,000 and $640,043 (21,378 shares), Mr. Wolf, $640,000 and $640,043 (21,378 shares), Mr. DeMovick, $228,000 and $228,003 (7,615 shares), and Dr. Mansheim, $181,250 and $181,253 (6,054 shares). Also, does not include an additional fixed dollar allocation credited by the Compensation Committee in December 2003 to the accounts of four of the Named Executive Officers in the 2003 Executive Retention Plan as follows: Mr. Wise, $1,000,000, Mr. McDonough, $500,000, Mr. Wolf, $500,000, and Mr. DeMovick, $200,000. The amounts payable are not determinable until the actual payouts occur at the end of the three-year deferral period in 2006 when the 2003 Executive Retention Plan will terminate. The amounts distributed at that time will depend on investment returns throughout the term of the 2003 Executive Retention Plan, including the value of the stock equivalent accounts at the date of the actual payout in 2006.

(8)	Does not include the value of initial credits to the fixed dollar allocation and stock equivalent allocation accounts made by the Compensation Committee in 2002 and 2001 under the 2000 Executive Retention Plan and paid in September 2003 as follows: for 2002: Mr. Wise, $1,100,000 and $249,200 (11,604 shares), Mr. McDonough, $420,000 and $135,423 (6,306 shares), Mr. Wolf,

$402,500 and 126,726 (5,901 shares), Mr. DeMovick, $138,000 and $50,961 (2,373 shares, and Dr. Mansheim, $126,440 and $60,045 (2,796 shares); for 2001: Mr. Wise, $680,000 and $189,996 (11,604 shares), Mr. McDonough, $289,315 and $103,250 (6,306 shares), Mr. Wolf, $273,595 and $96,619 (5,901 shares), Mr. DeMovick, $97,444 and $38,854 (2,373 shares, and Dr. Mansheim, $83,579 and $45,780 (2,796 shares). Such amounts were dependent upon investment returns throughout the three-year term of the 2000 Executive Retention Plan, including the value at the end of the term of the stock equivalent accounts, and were not determinable until the actual payout, which occurred on September 5, 2003. See “Retention Plan Payouts” in this table and Footnote 5 above.

      The following table provides information on option grants to the Named Executive Officers during fiscal year 2003. No stock appreciation rights were granted during fiscal year 2003.

Option Grants in 2003

	Number of	Percent of			Potential Realizable Value at
	Securities	Total			Assumed Annual Rates of Stock
	Underlying	Options	Exercise		Price Appreciation for
	Options	Granted to	or Base		Option Term
	Granted	Employees in	Price	Expiration
Name	(#)	Fiscal Year	($/Share)	Date	5%	10%

Allen F. Wise	300,000	16.0%	$28.95	06/25/2013	$5,461,950	$13,841,653
Thomas P. McDonough	187,500	10.0%	$28.95	06/25/2013	$3,413,719	$8,651,033
Dale B. Wolf	187,500	10.0%	$28.95	06/25/2013	$3,413,719	$8,651,033

      The following table provides information as to options exercised in 2003 by the Named Executive Officers and the value of their options at December 31, 2003:

Aggregated Option Exercises in 2003 and

Option Values at December 31, 2003

			Number of
			Securities
			Underlying		Value of In-The-
			Unexercised		Money Options at
			Options at Fiscal		Fiscal Year-
			Year-End (#)		End ($)

	Shares Acquired	Value	Exercisable (E)/		Exercisable (E)/
Name	on Exercise (#)	Realized ($)	Unexercisable (U)		Unexercisable (U)

Allen F. Wise	400,000	$9,965,459	150,000	E	$5,779,500	E
			500,000	U	$9,004,000	U
Thomas P. McDonough	112,500	2,362,500	353,310	E	$13,182,996	E
			187,500	U	$2,632,500	U
Dale B. Wolf	31,521	1,153,488	446,134	E	$16,733,343	E
			187,500	U	$2,632,500	U
Harvey C. DeMovick, Jr.	98,266	2,179,627	168,750	E	$6,120,937	E
			—0—	U	—0—	U
Bernard J. Mansheim, M.D.	80,625	1,549,687	106,875	E	$3,894,056	E
			—0—	U	—0—	U

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      Allen F. Wise. Mr. Wise’s Employment Agreement with Coventry dated December 30, 1998, was amended effective January 1, 2001, and renewed for a term of three years, and will continue thereafter on a year-to-year basis in the absence of notice by either party or unless otherwise extended. Under the terms of the agreement, Mr. Wise receives an annual base salary (currently $950,000) subject to annual review, and is eligible for an annual bonus that may range from 0% to 200% of base salary (or greater)

determined in the sole discretion of Coventry’s Compensation Committee. In addition, Mr. Wise is entitled to participate in all benefit plans, stock incentive plans, and has other benefits and perquisites, including a leased automobile and other transportation provided by Coventry. In the event of Mr. Wise’s death or disability during the term of his employment agreement, Mr. Wise or his beneficiaries will receive a lump sum payment equal to his average bonus for the previous two years, the cost of medical and dental insurance premiums for 36 months, and, in the event of his disability, Mr. Wise will continue to receive his base compensation until he is eligible for long-term disability benefits. He will then receive 60% of his pre-disability earnings, which will be paid by Coventry to the extent not covered under Coventry’s long-term disability program. If Mr. Wise’s employment is terminated through a Termination Without Cause (defined below) or a Constructive Termination (defined below), Coventry is required to pay Mr. Wise for a period of 24 months a monthly amount equal to 250% of the sum of his base salary plus his average bonus for the previous two calendar years divided by 24 months, reimbursement of the cost of medical and dental benefits for 30 months and an additional 12 months of vesting credit for his stock options and restricted stock awards, and unrestricted title to the leased automobile. If he is terminated through a Termination Without Cause or a Constructive Termination within two years following a Change in Control (defined below), he would receive (i) a lump sum upon termination of 300% of his combined base salary and average bonus for the previous two years, plus an additional amount for taxes, if any, that may be due under Section 280G of the Internal Revenue Code, (ii) the cost of medical and dental insurance for 36 months, (iii) unrestricted title to the leased automobile, and (iv) full vesting of all stock options and restricted stock grants. Mr. Wise has agreed not to compete with Coventry during his employment and thereafter (i) for two years following a Termination Without Cause or Constructive Termination or (ii) for one year following termination after a Change in Control, or (iii) without restriction following voluntary termination. If Mr. Wise’s employment is terminated through a Termination With Cause (defined below) or voluntarily, Coventry would not be obligated to pay any amounts, except earned but unpaid base salary.

      As discussed above, effective January 1, 2005, Mr. Wise will retire as Chief Executive Officer and President of Coventry and will assume the position of Chairman of the Board in a non-executive capacity. In connection with Mr. Wise’s retirement, on September 22, 2004, Mr. Wise and Coventry entered into a Transition and Retirement Agreement. Pursuant to the terms of the Transition and Retirement Agreement, Mr. Wise will receive an annual base salary of $750,000 for each of 2005 and 2006. In addition, for 2005, Mr. Wise will continue to participate in the Management Incentive Plan, the Executive Retention Plan, the Supplemental Executive Retirement Plan and all other employee benefit programs and arrangements generally available for executives. Beginning in January 2006, Mr. Wise will only participate in the Supplemental Executive Retirement Plan and other employee benefit programs and arrangements generally available for executives. Beginning in January 2007, Mr. Wise will no longer receive any base salary but will continue to participate in certain employee benefit programs and arrangements generally available for executives. In addition, beginning in January 2007, Mr. Wise will receive the standard director fees payable to other directors of Coventry.

      Thomas P. McDonough. Mr. McDonough amended his Employment Agreement with Coventry effective January 1, 2004, for a three year term, which will continue thereafter on a year-to-year basis in the absence of notice by either party or unless otherwise extended. Under the terms of the agreement, Mr. McDonough receives an annual base salary of not less than $700,000, subject to annual review, and is eligible for an annual bonus in accordance with Coventry’s performance based 162(m) plan. In addition, Mr. McDonough is entitled to participate in all employee benefit plans, plans developed for executive officers, and has other benefits and perquisites, including a discretionary monthly automobile allowance. In the event of Mr. McDonough’s disability or death during the term of his employment agreement, Mr. McDonough or his beneficiary will receive a lump sum payment equal to his average bonus for the previous two years, and payment of the cost of medical, dental and vision insurance premiums for 24 months. In the event of his disability, Mr. McDonough will continue to receive his base compensation until he is eligible for long-term disability benefits. He will then receive 60% of his pre-disability earnings, which will be paid by Coventry to the extent not covered under Coventry’s long-term disability program. He will also receive 12 months additional vesting credit for all stock options and restricted stock awards. If

Mr. McDonough’s employment is terminated through a Termination Without Cause (defined below) or a Constructive Termination (defined below), Coventry is required to pay Mr. McDonough for a period of 12 months, a monthly amount equal to 100% of the sum of his base salary in effect at termination plus his average bonus for the previous two calendar years divided by 12 months, payment of the cost of medical, dental and vision benefits for 12 months and an additional 12 months of vesting credit for his stock options and restricted stock awards. If he is terminated through a Termination Without Cause or a Constructive Termination within two years following a Change in Control (defined below), he would receive (i) a lump sum upon termination of 250% of his combined base salary in effect at termination and average bonus for the previous two years, plus an additional amount for taxes, if any, that may be due under Section 280G of the Internal Revenue Code, (ii) payment of the cost of medical, dental and vision insurance for 24 months, and (iii) full vesting of all stock options and restricted stock grants. Mr. McDonough has agreed not to compete with Coventry during his employment and thereafter (i) for one year following a Termination Without Cause or Constructive Termination or Change in Control, or (ii) without restriction following voluntary termination. If Mr. McDonough’s employment is terminated through a Termination With Cause (defined below) or voluntarily, Coventry would not be obligated to pay any amounts, except earned but unpaid base salary.

      Dale B. Wolf. Mr. Wolf amended his Employment Agreement with Coventry effective January 1, 2004, for a three year term, which will continue thereafter on a year-to-year basis in the absence of notice by either party or unless otherwise extended. Under the terms of the agreement, Mr. Wolf receives an annual base salary of not less than $700,000, subject to annual review, and is eligible for an annual bonus in accordance with Coventry’s performance based 162(m) plan. In addition, Mr. Wolf is entitled to participate in all employee benefit plans, plans developed for executive officers, and has other benefits and perquisites, including a discretionary monthly automobile allowance. In the event of Mr. Wolf’s disability or death during the term of his employment agreement, Mr. Wolf or his beneficiary will receive a lump sum payment equal to his average bonus for the previous two years, and payment of the cost of medical, dental and vision insurance premiums for 24 months. In the event of his disability, Mr. Wolf will continue to receive his base compensation until he is eligible for long-term disability benefits. He will then receive 60% of his pre-disability earnings, which will be paid by Coventry to the extent not covered under Coventry’s long-term disability program. He will also receive 12 months additional vesting credit for all stock options and restricted stock awards. If Mr. Wolf’s employment is terminated through a Termination Without Cause (defined below) or a Constructive Termination (defined below), Coventry is required to pay Mr. Wolf for a period of 12 months, a monthly amount equal to 100% of the sum of his base salary in effect at termination plus his average bonus for the previous two calendar years divided by 12 months, payment of the cost of medical, dental and vision benefits for 12 months and an additional 12 months of vesting credit for his stock options and restricted stock awards. If he is terminated through a Termination Without Cause or a Constructive Termination within two years following a Change in Control (defined below), he would receive (i) a lump sum upon termination of 250% of his combined base salary in effect at termination and average bonus for the previous two years, plus an additional amount for taxes, if any, that may be due under Section 280G of the Internal Revenue Code, (ii) payment of the cost of medical, dental and vision insurance for 24 months, and (iii) full vesting of all stock options and restricted stock grants. Mr. Wolf has agreed not to compete with Coventry during his employment and thereafter (i) for one year following a Termination Without Cause or Constructive Termination or Change in Control, or (ii) without restriction following voluntary termination. If Mr. Wolf’s employment is terminated through a Termination With Cause (defined below) or voluntarily, Coventry would not be obligated to pay any amounts, except earned but unpaid base salary.

      Harvey C. DeMovick, Jr. Mr. DeMovick amended his Employment Agreement with Coventry effective January 1, 2004, for a three year term, which will continue thereafter on a year-to-year basis in the absence of notice of either party or unless otherwise extended. Under the terms of the Agreement, Mr. DeMovick receives an annual base salary of not less than $450,000, subject to annual review, and is eligible for an annual bonus in accordance with Coventry’s performance based 162(m) plan in effect on the date of the Agreement. In addition, Mr. DeMovick is entitled to participate in all employee benefit plans, plans developed for executive officers and has other benefits and perquisites, including a discretionary monthly automobile allowance. In the event of Mr. DeMovick’s disability or death during the term of his employment agreement, Mr. DeMovick or his beneficiary will receive a lump sum payment equal to his average bonus for the previous two years, and payment of the cost of medical, dental and vision insurance premiums for 24 months. In the event of his disability, Mr. DeMovick will continue to receive his base compensation until he is eligible for long-term disability benefits. He will then receive 60% of his pre-disability earnings, which will be paid by Coventry to the extent not covered under Coventry’s long-term disability program. He will also receive 12 months additional vesting credit for all stock options and restricted stock awards. If Mr. DeMovick’s employment is terminated through a Termination Without Cause (defined below) or a Constructive Termination (defined below), Coventry is required to pay Mr. DeMovick for a period of 12 months, a monthly amount equal to 100% of the sum of his base salary in effect at termination plus his average bonus for the previous two calendar years divided by 12 months, payment of the cost of medical, dental and vision benefits for 12 months and an additional 12 months of vesting credit for his stock options and restricted stock awards. If he is terminated through a Termination Without Cause or a Constructive Termination within two years following a Change in Control (defined below), he would receive (i) a lump sum upon termination of 150% of his combined base salary in effect at termination and average bonus for the previous two years, plus an additional amount for taxes, if any, that may be due under Section 280G of the Internal Revenue Code, (ii) payment of the cost of medical, dental and vision insurance for 12 months, and (iii) full vesting of all stock options and restricted stock grants. Mr. DeMovick has agreed not to compete with Coventry during his employment and thereafter (i) for one year following a Termination Without Cause or Constructive Termination or Change in Control, or (ii) without restriction following voluntary termination. If Mr. DeMovick’s employment is terminated through a Termination With Cause (defined below) or voluntarily, Coventry would not be obligated to pay any amounts, except earned but unpaid base salary.

      Bernard J. Mansheim, M.D. Dr. Mansheim entered into an Employment Agreement with Coventry dated February 2, 1998 (assumed by Coventry as of April 1, 1998) for an initial term of one year, which has continued and will continue on a year-to-year basis as long as a new employment contract is not executed or the agreement has not been otherwise terminated. Under the terms of the agreement, Dr. Mansheim receives an annual base salary (currently $375,000), is eligible for a bonus, and receives other perquisites and an annual expense allowance of $7,200. At execution of the agreement, he received an option to purchase 150,000 shares of common stock vesting over a four-year period. Dr. Mansheim is currently eligible for an annual bonus potential of up to 70% of his base compensation and is eligible to participate in any annual incentive bonus programs available to management of Coventry and to receive other incentive compensation as determined annually by the Compensation Committee of the Board of Directors. In the event of termination for any reason other than for Good Cause (as defined below), Dr. Mansheim will continue to receive his base salary and bonus earned, based on performance factors, for one year. Dr. Mansheim has agreed not to compete with or solicit employees from Coventry during the term of his employment and severance period thereafter.

      Definitions. For purposes of the agreements described above:

(1) “Good Cause” or “Termination With Cause” is generally defined to include termination of the executive’s employment by Coventry due to the executive’s conviction for a felony, or his perpetration of a fraud, embezzlement or other act of dishonesty or the breach of a trust or fiduciary duty which materially adversely affects Coventry or its stockholders.

(2) A “Change in Control” shall occur if at any time, substantially all of the assets of Coventry are sold or transferred by sale, merger or otherwise, to an entity which is not a direct or indirect subsidiary of Coventry, or if any “person” (as such term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of Coventry representing 35% or more of the combined voting power of the then existing outstanding securities of Coventry.

(3) “Constructive Termination” means termination by the executive which follows (i) a reassignment of duties, responsibilities, title, or reporting relationships that are not at least the equivalent of his then current position as set forth in each employment agreement or a material reduction in the compensation and benefits provided therein, or (ii) the intentional or material breach by Coventry of the applicable employment agreement, or (iii) a reassignment, after a Change of Control, to a geographic location more than fifty miles from Bethesda, Maryland. The executive shall have a period of ninety (90) days after termination of his employment to assert against Coventry that he suffered a Constructive Termination, and after the expiration of such ninety (90) day period, the executive shall be deemed to have irrevocably waived the right to such assertion.

(4) “Termination With Cause” means termination by Coventry, acting in good faith, by written notice to the executive specifying the event relied upon for such termination, due to; (i) the executive’s indictment or conviction of a felony, (ii) the executive’s intentional perpetration of a fraud, theft, embezzlement or other acts of dishonesty, (iii) the executive’s intentional breach of a trust or fiduciary duty which materially adversely affects Coventry or its stockholders.

(5) “Termination Without Cause” means termination by Coventry other than due to the executive’s death or disability or Termination With Cause.

      2003 Deferred Compensation Plan. As of July 1, 2003, Coventry established the 2003 Deferred Compensation Plan, referred to as the 2003 Executive Retention Plan. The 2003 Executive Retention Plan is a three-year deferred compensation plan designed to promote the retention of key senior management and to recognize their strategic importance to Coventry. Under the terms of the 2003 Executive Retention Plan, Coventry will make an annual fixed dollar allocation to the 2003 Executive Retention Plan for each participant. The fixed dollar allocation for the Chief Executive Officer of Coventry is determined by the Compensation Committee of the Board of Directors for each plan year. The maximum fixed dollar allocation for the Chief Operating Officer, the Chief Financial Officer and the Senior Vice President, Customer Service Operations and Chief Information Officer, of Coventry is 40% of compensation (salary plus bonus) for each plan year. The maximum fixed dollar allocation for the remaining participants is 25% of compensation for each plan year. In addition, although not guaranteed, all participants are eligible to receive a credit to a stock equivalent allocation account calculated as a percentage of each participant’s fixed dollar allocation conditioned on Coventry’s and the individual’s performance. The credits in the stock equivalent allocation account increase and decrease in accordance with the price of Coventry’s common stock. Amounts in the fixed dollar allocation and stock equivalent allocation accounts are forfeited if the executive resigns or is terminated for cause prior to June 30, 2006. All fixed dollar allocations and stock equivalent allocation credits will vest and be paid in cash after June 30, 2006, except in the event of an earlier change-of-control (as defined in below) in which case all participants’ accounts will vest in full, or in the event of a participant’s death or involuntary discharge not-for-cause in which case such participant’s accounts will vest on the date of death or discharge. The 2003 Executive Retention Plan is a non-qualified, unfunded and unsecured deferred compensation plan. Amounts payable under the 2003 Executive Retention Plan are not determinable until the actual payout occurs in 2006, and, therefore, will be reported in the Executive Compensation table in the year paid. Coventry currently contemplates that any awards made for 2004 and 2005 will be made subject to performance conditions under the provisions of Section 8 and (if made to “Covered Officers”) Section 9 of the 2004 Incentive Plan.

      “Change of Control” under the 2003 Executive Retention Plan, the Amended and Restated 1998 Stock Incentive Plan and the 2004 Incentive Plan means:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Coventry or a wholly owned subsidiary thereof or any employee benefit plan of Coventry or any of its subsidiaries, becomes the beneficial owner of Coventry’s securities having 35% or more of the combined voting power of the then outstanding securities of Coventry that may be cast for the election of directors of Coventry (other than as a result of an issuance of securities initiated by Coventry in the ordinary course of business or other than transactions which are approved by a majority of the Board of Directors of Coventry); or

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Coventry or any successor corporation or entity entitled to vote generally in the election of the directors of Coventry or such other corporation or entity after such transactions are held in the aggregate by the holders of Coventry’s securities entitled to vote generally in the election of directors of Coventry immediately prior to such transaction; or

(iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of Coventry cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Coventry’s stockholders, of each director of Coventry first elected during such period was approved by a vote of at least two-thirds of the directors of Coventry then still in office who were directors of Coventry at the beginning of any such period.

      In addition, with respect to the Amended and Restated 1998 Stock Incentive Plan all of the outstanding stock options and other rights will vest and become exercisable in the event the Compensation Committee determines that a potential Change in Control has occurred as a result of either (a) stockholder approval of an agreement that would result in one of the events described above or (b) the acquisition of beneficial ownership, directly or indirectly, by any person, entity or group (other than Coventry, any of its subsidiaries or any employee benefit plans of Coventry) of securities of Coventry representing 5% or more of the combined voting power of Coventry’s outstanding securities.

VOTING STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS,

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information, as of Monday, November 1, 2004, regarding the beneficial ownership of Coventry’s common stock by (i) each person or group known by Coventry to be the beneficial owner of more than five percent of the common stock, (ii) each director of Coventry, (iii) each executive officer named in the Executive Compensation Table; and (iv) all directors and executive officers of Coventry as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

      For purposes of the table, a person or group of persons is deemed to beneficially own shares of common stock issuable upon the exercise of stock options that are currently exercisable or that become exercisable within 60 days from the date set forth above. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after the date set forth above are deemed outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. Coventry believes that the beneficial owners of the common stock listed in the table below, based on information furnished by such owners, have sole voting and dispositive power (or shares such powers with his or her spouse) with respect to such shares, except as explained in the footnotes to the table.

      For purposes of computing the number of shares and percentage of outstanding common stock beneficially owned by a person or group of persons, the number of shares of common stock outstanding after the completion of the merger:

•	is based upon 89,760,111 shares of Coventry common stock outstanding as of November 1, 2004; and

•	assumes that in connection with the completion of the merger, Coventry issues 16,456,965 shares of common stock and all outstanding options to purchase First Health common stock are purchased for cash pursuant to First Health’s option tender offer.

					Shares Beneficially
	Shares Beneficially			Shares of	Owned After
	Owned Prior to			Common	Completion
	Completion of Merger			Stock Issued	of the Merger
				Pursuant to
Name and Address of Beneficial Owner	Number		Percent	the Merger	Number		Percent

Barclays Global Investors, N.A.(1)	10,706,993		11.9%	670,498 (7)	11,377,491		10.7%
45 Freemont Street
San Francisco, CA 94105
Putnam Investment Management, L.L.C.(2)	5,528,542		6.2%	—	5,528,542		5.2
One Post Office Square
Boston, MA 02109
Wellington Management Company, LLP(3)	5,138,250		5.7%	—	5,138,250		4.8
75 State Street
Boston, MA 02109
FMR Corp.(4)	4,515,825		5.0%	1,636,275 (7)	6,152,100		5.8
82 Devonshire Street
Boston, MA 02109
John H. Austin, M.D.	123,511	(5)	*	—	123,511	(5)	*
Joel Ackerman	4,785	(6)	*	—	4,785	(6)	*
L. Dale Crandall	1,500		*	—	1,500		*
Emerson D. Farley, Jr., M.D.	80,140		*	—	80,140		*
Lawrence N. Kugelman	40,750	(5)	*	—	40,750	(5)	*
Robert W. Morey	187,898	(5)	*	—	187,898	(5)	*
Rodman W. Moorhead, III	55,149	(6)	*	—	55,149	(6)	*
Elizabeth E. Tallett	19,750	(5)	*	—	19,750	(5)	*
Timothy T. Weglicki	29,500	(5)	*	—	29,500	(5)	*
Allen F. Wise	770,200	(5)	*	—	770,200	(5)	*
Harvey C. DeMovick, Jr.	193,665	(5)	*	—	193,665	(5)	*
Bernard J. Mansheim, M.D.	162,566	(5)	*	—	162,566	(5)	*
Thomas P. McDonough	607,984	(5)	*	—	607,984	(5)	*
Dale B. Wolf	635,795	(5)	*	—	635,795	(5)	*
All executive officers and directors as a group (26 persons)	4,042,561	(5)	4.4%	—	4,042,561	(5)	3.7%

*	Less than one percent

(1)	According to the Schedule 13D filed on July 13, 2004, by Barclays Global Investors, NA, a bank with United States citizenship; Barclays Global Fund Advisors, an investment advisor with United States citizenship; Barclays Global Investors, Ltd, a bank with England citizenship; Barclays Global Investors Japan Trust and Banking Company Limited, a bank with Japan citizenship; Barclays Life Assurance Company Limited, a bank with England citizenship; Barclays Bank PLC, a bank with England citizenship; Barclays Capital Securities Limited, a bank with England citizenship; Barclays Capital Inc, a broker or dealer with United States citizenship; Barclays Private Bank & Trust (Isle of Man) Limited, a bank with England citizenship; Barclays Private Bank and Trust (Jersey) Limited, a bank with England citizenship; Barclays Bank Trust Company Limited, a bank with England citizenship; Barclays Bank (Suisse) SA, a bank with Switzerland citizenship; and Barclays Private Bank Limited, a bank with England citizenship (referred to collectively as Barclays). According to the Schedule 13D, the Barclays entities holding shares of Coventry have sole voting and sole dispositive power for all shares held.

(2)	According to the Schedule 13G filed on February 17, 2004, by March & McLennan Companies, Inc. (MMC), Putnam, LLC d/b/a Putnam Investments (PI), Putnam Investment Management, LLC (PIM), and The Putnam Advisory Company, LLC (PAC), registered investment advisors. According to Schedule 13G, PI has shared voting power with respect to 366,270 shares and shared dispositive power with respect to 5,528,542 shares; PIM has shared voting power with respect to 218,479 shares and shared dispositive power with respect to 5,231,497 shares; PAC has shared voting power with respect to 147,795 shares and shared dispositive power with respect to 297,045 shares.

(3)	According to the most recent Schedule 13G filed by Wellington Management Company, LLP (Wellington Management), the securities reported are owned of record by clients of Wellington Management, in its capacity as an investment adviser. As of December 31, 2003, Wellington Management, in its capacity as an investment adviser, may be deemed to have beneficial ownership of 5,138,250 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 904,350 shares and no voting authority over 4,233,900 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(4)	According to the most recent Schedule 13G filed by FMR Corp., a parent holding company (FMR), and its wholly owned subsidiaries, Fidelity Management & Research Company, a registered investment advisor (Fidelity), Fidelity International Limited, a Bermudan joint stock company and registered investment advisor, (FIL) and Fidelity Management Trust Company, a bank, and Edward C. Johnson 3d and Abigail P. Johnson. Schedule 13G reports that Edward C. Johnson 3d, FMR, through its control of Fidelity, and the funds each has sole power to dispose of 2,137,450 shares and the Board of Trustees of the Fidelity Funds has the sole power to vote the 3,206,175 shares; Fidelity Management Trust Company has the sole dispositive power with respect to 666,750 shares, the sole power to vote 638,550 shares of the 666,750 shares and no power to vote the remaining 28,200 shares; FIL has sole power to vote and sole dispositive power with respect to 642,900 shares.

(5)	Includes the following shares issuable upon exercise of stock options that are currently exercisable or which become exercisable within 60 days of the date set forth above: John H. Austin, M.D., 72,700 shares; Emerson D. Farley, Jr., M.D., 1,849; Lawrence N. Kugelman, 32,200 shares; Robert W. Morey, 6,700 shares; Elizabeth E. Tallett, 11,200 shares; Timothy T. Weglicki, 9,700 shares; Allen F. Wise, 200,000 shares; Harvey C. DeMovick, Jr., 98,750 shares; Bernard J. Mansheim, M.D., 66,000 shares; Thomas P. McDonough, 400,185 shares; Dale B. Wolf, 493,009 shares; and all executive officers and directors as a group (26 persons), 2,036,393 shares.

(6)	Includes 721 shares held by Warburg, Pincus Ventures, L.P. and 369 shares held by Warburg Pincus Equity Partners, L.P. Mr. Ackerman and Mr. Moorhead each disclaim beneficial ownership of these shares. For more information, see “Certain Relationships and Related Transactions — Warburg Pincus” below.

(7)	Computed by multiplying 0.1791, the exchange ratio, by the number of shares of First Health common stock owned by such stockholder, as reported by Nasdaq Corporate Services Network, Nasdaq Online Report “Holders — Institutional Ownership” dated November 3, 2004.

Compensation Committee Interlocks and Insider Participation

      During the year ended December 31, 2003, the compensation committee was comprised of John H. Austin, M.D. (Chair), Rodman W. Moorhead, III, Timothy T. Weglicki, none of whom had at any time been an officer or employee of Coventry or any of its subsidiaries.

      Mr. Moorhead is Managing Director and Senior Advisor of Warburg Pincus LLC, which manages Ventures and Equity Partners. See “— Certain Relationships and Related Transactions” below for definitions and a description of the related transactions involved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Warburg Pincus. The sole general partner of Warburg, Pincus Ventures, L.P. (Ventures) is Warburg Pincus & Co., a New York general partnership (WP). Warburg Pincus LLC, a New York limited liability company (WP LLC), manages Ventures. Rodman W. Moorhead, III and Joel Ackerman are Managing Director and Senior Advisor and Managing Director, respectively, of WP LLC. Joel Ackerman, Jonathan S. Leff and Patrick T. Hackett are general partners of WP and were named Trustees of certain voting trusts relating to Coventry’s common stock. During 1997, Coventry issued to Ventures Warrants to purchase 2,117,647 shares of Coventry’s common stock at $10.625 per share and Convertible Notes in the aggregate principal amount of $36,000,000, which accrued interest through May 28, 1999, in the amount of $6,358,404. On September 3, 1999, the Convertible Notes held by Ventures and the accrued interest were converted at $10 per share into 4,235,840 shares of preferred stock of Coventry. On December 26, 2000, Ventures: (i) converted its 4,235,840 shares of preferred stock into 4,236,263 shares of common stock, as adjusted for anti-dilution, and (ii) acquired 1,026,614 shares of common stock, as adjusted for anti-dilution, in a cashless net exercise of its warrants. On September 8, 2000, Warburg Pincus affiliated partnerships purchased 10,000,000 shares of Coventry’s common stock from Principal Financial Group, Inc. in a private transaction as follows: (i) Warburg Pincus Equity Partners, L.P., 9,450,000 shares; (ii) Warburg, Pincus Netherlands Equity Partners I, C.V., 300,000 shares; (iii) Warburg, Pincus Netherlands Equity Partners II, C.V., 200,000 shares; and (iv) Warburg, Pincus Netherlands Equity Partners III, C.V., 50,000 shares (referred to collectively as Equity Partners). In addition, Ventures purchased 3,941,500 shares of Coventry’s common stock on the open market. At December 31, 2003, Ventures and Equity Partners had sold or distributed to its partners substantially all of its shares of Coventry’s common stock and held a remaining balance of 1,090 shares.

      Ventures and Equity Partners entered into a Shareholders’ Agreement with Coventry, dated as of May 5, 2000 (referred to as the Warburg Pincus Shareholders’ Agreement). The Warburg Pincus Shareholders’ Agreement includes (i) a standstill agreement, pursuant to which Ventures and Equity Partners agreed for the five-year period ending September 30, 2004 (A) not to acquire more than 34.9% of the total issued and outstanding shares of Coventry’s common stock, and (B) not to take certain other actions; and (ii) certain restrictions on direct or indirect transfers of the common stock by Ventures and Equity Partners. With the sale or distribution of substantially all of Ventures and Equity Partners shares, the Warburg Pincus Shareholders’ Agreement has been fully performed and Ventures and Equity Partners are no longer subject to its terms.

      Brian J. Wise. Brian J. Wise is the son of Allen F. Wise, President, Chief Executive Officer and a Director of the Company. Mr. Wise’s son is employed by Coventry as an attorney in the legal department. He was paid an aggregate base salary and bonus of $166,923.24 for his services during 2003.

INFORMATION CONCERNING FIRST HEALTH GROUP CORP.

Overview

      First Health is a full-service national health benefits services company. First Health specializes in providing large payors with integrated managed care solutions. First Health is a national managed care company serving the group health, workers’ compensation and state agency markets.

      First Health assists a broad range of payor clients through a portfolio of both integrated and stand-alone managed care and administrative products. These products are designed to produce a positive impact on medical care, manage medical costs and promote a high level of service and satisfaction among end users. The components of our offerings include:

•	A broad, national preferred provider organization (PPO) of directly contracted, quality, cost-effective health care providers;

•	Clinical programs, including case management, disease management and return to work programs;

•	Administrative products, including group health claims administration and business process outsourcing for the workers’ compensation business, including bill review, first report of injury and front end processing;

•	Pharmacy benefit management;

•	Fiscal agent services (generally for state entitlement programs); and

•	Group health insurance products.

      These products, particularly in the group health sector, are offered as part of a comprehensive, integrated package. They are supported by our integrated IT infrastructure, centralized data and consumer and client services, including:

•	A suite of proprietary, integrated applications that allow for efficiency, control and flexibility;

•	Centralized data that enables easy access for service, product development and analysis;

•	Member, provider, client and consultant websites;

•	Internal applications that support self service or interactive dialogue with First Health representatives;

•	Consumer access to member service representatives who answer the phone 24-hours-a-day, 7-days-a-week for group health services; and

•	Account management teams dedicated to specific clients.

Business Sectors

      First Health offers its managed care and administrative products and services to five different sectors. First Health’s product and service offerings are centered around its broad, national PPO network of medical providers.

Group Health Corporate

      First Health serves national, multi-site, self-insured ERISA payors with its health benefit services. A variety of stand-alone managed care services are offered in this sector, as well as a portfolio of integrated health plan offerings, which may include stop-loss insurance coverage. First Health’s target market generally consists of payors with 1,000 employees or more.

      In addition, First Health services mid-size, self-insured ERISA payors in local and regional markets with an integrated health plan offering, which may include stop-loss insurance coverage. Generally, marketing in this sector is done directly to payors and through relationships with select consultants and brokers.

      In this sector, First Health competes with large and mid-size national carriers and, in some cases, third party administrators. In addition, other programs, such as HMOs, compete for the enrollment of benefit plan participants. First Health distinguishes itself on the basis of the impact of its proprietary national network, as well as its comprehensive case management and disease management programs, coupled with its 24/7 member service and outreach capabilities.

Federal Employee Health Benefits (FEHB)

      First Health has competed in the FEHB Program for nearly two decades. The FEHB Program is the largest employer-sponsored group health program in the U.S. This is both a business-to-business and business-to-consumer sector, where federal employees have the opportunity to receive health benefits from a number of offered plans each year. For First Health’s largest client in this sector, the Mail Handlers Benefit Plan (MHBP), First Health serves as the plan administrator. For all other clients, First Health provides a variety of managed care and administrative services.

      In this sector, First Health markets directly to the consumer to gain additional membership in the MHBP. In 2003, First Health launched a national consumer direct response campaign, including direct mail, print and television. First Health has continued direct marketing in 2004 as a means of retaining and increasing membership in the MHBP.

      Various health plans are offered under the FEHB Program, including Blue Cross plans and HMOs. First Health distinguishes itself by its experience and long-term presence in this market and its ability to offer a single source program that impacts cost on a national basis.

Group Health Third Party Administrators (TPA)/Health Insurance Carriers

      First Health offers its national PPO and other managed care products to national, regional and local TPAs. This sector is served by both the First Health brand and CCN brand networks, with CCN comprising the majority of business. This is largely a business-to-business sector, focusing on delivering managed care and administrative solutions that increase client efficiency and profit.

      The TPAs’ sales and marketing staff has primary responsibility for offering First Health’s services to their clients, relieving First Health of significant marketing expense. First Health supports these efforts through participation in the proposal process. The clients of the TPAs, to which First Health provides services, typically have less than 1,000 employees/members, so there is generally very little conflict with First Health’s corporate sales initiative.

      First Health competes largely with stand-alone national, regional and local PPOs in this sector. First Health distinguishes itself on the basis of its network results as well as its ability to interact efficiently with clients in a variety of ways, including remote web repricing and electronic data interchange (EDI) connectivity.

      First Health offers services in the health insurance carrier sector that include the First Health® Network, supplemented with a variety of product options, including clinical management programs, pharmacy benefit management and imaging/medical records repository. This is a highly regulated environment which requires investment in infrastructure to comply with regulatory requirements. The carrier sector has experienced high and increasing administrative costs, creating a market where First Health can leverage its investment in technology and related infrastructure to impact these costs.

      The insurance carrier’s sales and marketing staff ordinarily has the responsibility for offering First Health’s services to its policyholders, mitigating significant marketing expense. These clients generally are selling to individuals and small employers (less than 250 employees) and First Health’s technology allows them to have a more cost effective offering.

      Competitors in the carrier sector include national, regional and local PPO networks. First Health distinguishes itself through its ability to reduce both medical and administrative costs.

Workers’ Compensation

      First Health targets insurance carriers, TPAs, state funds, federal employees and self-insured employers with its workers’ compensation programs. In this area, First Health offers managed care services, including the First Health® Network and business process outsourcing, including bill review, imaging and work flow management and first report of injury. This sector has experienced significant challenges in recent years due to increases in medical costs and a decline in investment income for insurance carriers. As a result, there is a demand by payors for products that target high cost and/or high volume services. In order to provide services that target increased areas for cost savings, First Health has developed products such as a subset-point-of-entry network (smaller network of providers), a managed physical therapy program, an appointment setting program, and a pain management network and will continue development of such programs. In addition, First Health’s business process outsourcing provides customers with work flow and medical records solutions to maximize the financial impact for every claim.

      In this sector First Health markets to insurance carriers and TPAs, which in turn take responsibility for marketing First Health’s services to their prospects and clients. First Health also markets directly to state funds, municipalities, self-insured payors and other distribution channels.

      First Health competes in this sector with mostly regional managed care companies with an emphasis on PPO, clinical programs or bill review. First Health differentiates itself based on national PPO results and the ability to provide an integrated product, coupled with technology that reduces administrative cost.

      These commercial revenue sectors are all focused around First Health’s national proprietary PPO Network and are the largest contributors to its revenue.

Public Sector

      First Health’s subsidiary, First Health Services, provides integrated automation, administration, payment and health care management services for public sector claims. Specifically, First Health Services includes the following programs:

•	Pharmacy benefit management;

•	Health care management; and

•	Fiscal agent services

      First Health has been able to utilize its Medicaid fiscal agent expertise, its base of experience in the public sector and its client relationships with over 24 state governments to provide new products and services as the public sector health programs (primarily Medicaid) move toward more efficient utilization of health care services.

Additional Information

      A detailed description of First Health’s business and other matters related to First Health is incorporated by reference in this proxy statement/ prospectus. For additional information, see “Where You Can Find More Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      On October 13, 2004, Coventry, Merger Sub and First Health entered into a merger agreement pursuant to which First Health will be merged with and into Merger Sub, a wholly owned subsidiary of Coventry, with Merger Sub being the surviving entity. Under the terms of the merger agreement, holders of First Health common stock will receive 0.1791 shares of Coventry common stock and $9.375 in cash for each share of First Health common stock they own. Total consideration for the transaction, to be issued upon closing, is comprised of approximately 16.5 million shares of Coventry common stock, valued at approximately $782.7 million based upon the average of Coventry’s share closing prices from October 12, 2004 through October 18, 2004, and approximately $904.9 million in cash. For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that 100% of the outstanding options to purchase First Health common stock will be tendered for cash pursuant to First Health’s option tender offer.

      The unaudited pro forma condensed combined financial statements give effect to the acquisition of First Health by Coventry as if the acquisition had occurred on January 1, 2003 and January 1, 2004 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. The unaudited pro forma condensed combined financial statements give effect to the acquisition of First Health by Coventry as if the acquisition had occurred on September 30, 2004 for purposes of the unaudited pro forma condensed combined balance sheet as of September 30, 2004.

      Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of an acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values will include management’s consideration of a valuation prepared by an independent valuation specialist. This valuation will be based on the actual net tangible and intangible assets of First Health that exist as of the closing date of the merger, currently estimated to occur in the first quarter of 2005.

      Because this unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in this unaudited pro forma condensed combined financial information. In addition to the final valuation, the impact of any integration activities, the timing of completion of the transaction and other changes in First Health’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences from the information presented below.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Coventry included elsewhere in this proxy statement/prospectus, the historical consolidated financial statements and accompanying notes of First Health included in First Health’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated herein by reference. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Coventry that would have been reported had the transaction been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Coventry.

      This information is for illustrative purposes only. Coventry and First Health would likely have performed differently had they always been combined. You should not rely on this information as being indicative of future results after the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2004
(in thousands)

	Coventry	First Health	Pro Forma
	Historical	Historical(1)	Adjustments			Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$398,853	$27,660		$(186,800	)(4)	$239,713
Short-term investments	287,141	7,103				294,244
Accounts receivable, net	91,523	105,656				197,179
Other receivables, net	52,240					52,240
Deferred income taxes	35,698	23,155				58,853
Other current assets	8,670	47,235				55,905

Total current assets	874,125	210,809		(186,800)		898,134

Long-term investments	949,099	128,942				1,078,041
Property and equipment, net	29,917	247,200				277,117
Goodwill	281,328	328,823		(328,823	)(8)	1,747,829
				1,466,501	(2)
Other intangible assets, net	26,154	79,147		(79,147	)(8)	301,154
				275,000	(3)
Other long-term assets	57,171	27,157		10,300	(14)	94,628

Total assets	$2,217,794	$1,022,078		$1,157,031		$4,396,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$597,510	$23,394	$			$620,904
Other medical liabilities	48,767					48,767
Accounts payable and other accrued liabilities	198,139	123,834		38,200	(9)	360,173
Short-term debt				30,000	(10)	30,000
Income taxes payable		25,359				25,359
Deferred revenue	72,720					72,720

Total current liabilities	917,136	172,587		68,200		1,157,923

Long-term debt	170,500	195,000		(195,000	)(12)	1,053,614
				883,114	(10)
Deferred income taxes and other long-term liabilities	26,065	176,265		96,250	(2)	298,580

Total liabilities	1,113,701	543,852		852,564		2,510,117

Stockholders’ equity:
Common stock	1,057	1,373		(1,373	)(8)	1,057
Treasury stock	(291,043)	(628,690)		628,690	(8)	(291,043)
Additional paid in capital	588,923	347,405		(347,405	)(8)	1,371,616
				782,693	(2)(11)
Retained earnings	794,003	758,476		(758,476	)(8)	794,003
Accumulated other comprehensive income	11,153	(338)		338	(8)	11,153

Total stockholders’ equity	1,104,093	478,226		304,467		1,886,786

Total liabilities and stockholders’ equity	$2,217,794	$1,022,078		$1,157,031		$4,396,903

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2004

(In thousands, except per share amounts)

	Coventry	First Health	Pro Forma
	Historical	Historical(1)	Adjustments		Pro Forma

Operating revenues:
Managed care premiums	$3,843,529	$28,200			$3,871,729
Management services	84,260	629,048			713,308

Total operating revenues	3,927,789	657,248	—		4,585,037

Operating expenses:
Medical costs	3,096,860	19,900			3,116,760
Selling, general and administrative	455,705	439,369			895,074
Merger expenses		1,304	$(1,304	)(13)	—
Depreciation and amortization	12,921	57,678	11,458	(3)	82,057

Total operating expenses	3,565,486	518,251	10,154		4,093,891

Operating earnings	362,303	138,997	(10,154)		491,146
Interest and amortization expense	10,719	5,145	(5,145	)(12)	43,349
			32,630	(5)
Other income, net	32,581	4,330	(3,375	)(4)	33,536

Earnings before income taxes	384,165	138,182	(41,014)		481,333
Provision for income taxes	138,814	51,687	(14,355	)(6)	176,146

Net earnings	$245,351	$86,495	$(26,659)		$305,187

Net earnings per share:
Basic	$2.79	$0.94			$2.92
Diluted	$2.71	$0.93			$2.85
Weighted average shares outstanding:
Basic	87,954	91,543			104,411	(7)
Diluted	90,527	92,858			106,984	(7)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

(In thousands, except per share amounts)

	Coventry	First Health	Pro Forma
	Historical	Historical(1)	Adjustments		Pro Forma

Operating revenues:
Managed care premiums	$4,442,445	$21,560			$4,464,005
Management services	92,698	869,366			962,064

Total operating revenues	4,535,143	890,926	—		5,426,069

Operating expenses:
Medical costs	3,607,289	21,462			3,628,751
Selling, general and administrative	543,478	560,416			1,103,894
Merger expenses
Depreciation and amortization	18,179	63,033	15,278	(3)	96,490

Total operating expenses	4,168,946	644,911	15,278		4,829,135

Operating earnings	366,197	246,015	(15,278)		596,934
Interest and amortization expense	15,051	5,586	(5,586	)(12)	58,309
			43,258	(5)
Other income, net	41,918	5,928	(4,500	)(4)	43,346

Earnings before income taxes	393,064	246,357	(57,450)		581,971
Provision for income taxes	142,919	93,623	(20,107	)(6)	216,435

Net earnings	$250,145	$152,734	$(37,343)		$365,536

Net earnings per share:
Basic	$2.84	$1.61			$3.50
Diluted	$2.75	$1.57			$3.41
Weighted average shares outstanding:
Basic	88,113	94,883			104,570	(7)
Diluted	90,765	97,199			107,222	(7)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	While Coventry has conducted preliminary reviews of accounting and financial reporting policy differences relating to First Health, this review is ongoing and will continue throughout the merger process. As such, reclassifications or additional pro forma adjustments may be identified.

(2)	The unaudited pro forma condensed combined financial statements give effect to the issuance of Coventry common stock and cash based upon the exchange ratio of 0.1791 shares of Coventry common stock and $9.375 of cash for each outstanding share of First Health common stock. The cash and stock components of the merger consideration could change as explained under the caption “Market Price and Dividend Information” beginning on page 12. The average market price per share of Coventry common stock of $47.56 is based upon the average of the closing prices on the New York Stock Exchange for a range of trading days (October 12, 2004 through October 18, 2004) around the announcement date (October 14, 2004) of the merger. This results in an estimated purchase price of $1,726 million ($783 million in stock, $905 million in cash, and $38 million of estimated transaction costs) as follows (in thousands, except per share amounts):

Stock Consideration
Coventry market price per share (measured as described above)	$47.56
Exchange ratio	0.1791

Equivalent per share consideration	$8.52
Outstanding shares of First Health common stock	91,887

Fair value of shares of Coventry common stock to be issued		$782,693
Cash Consideration
Per share cash consideration	$9.375
Outstanding shares of First Health common stock	91,887

Cash to be paid to stockholders		$861,441
Cash to be paid for tendered options (assuming 100% are tendered)		$43,473

Total cash to be paid		$904,914
Estimated transaction costs		$38,200

Estimated purchase price		$1,725,807

The estimated purchase price of $1,726 million has been preliminarily allocated to acquired tangible and intangible assets and liabilities based upon their estimated fair values as of September 30, 2004 as detailed below (in thousands):

Estimated purchase price	$1,725,807
First Health net tangible assets — September 30, 2004	$(70,256)

Total excess purchase price	$1,655,551
Estimated finite-lived intangible assets	$(275,000)
Deferred tax liability for finite-lived intangible assets	$96,250
Cost of debt issuance (as described in note 14)	$(10,300)

Estimated goodwill	$1,466,501

(3)	Finite lived intangible assets relating to the First Health acquisition have been estimated at approximately $275 million, consisting of primarily customer lists, membership lists and provider networks. The estimated weighted average useful life is approximately 18 years and the estimated annual amortization expense is approximately $15.3 million.

(4)	Represents the use of free cash of $225 million to finance the transaction, less unpaid transaction costs (see note 9). The effective interest rate used for the foregone interest income is 2.0% based upon estimated current interest rates on Coventry’s short term investments. The foregone interest income is estimated at $4.5 million for the year ending December 31, 2003 and $3.4 million for the nine months ending September 30, 2004.

(5)	Represents the estimated interest expense associated with borrowing the approximate $913 million to be paid as part of the merger consideration (see note 10). The effective interest rates include the amortization of estimated deferred issuance costs and are based upon the issuance of $500 million of senior notes at approximately 6.25% and $413 million of variable rate debt (based on LIBOR) with interest rates of 2.88% for the year ending December 31, 2003 and 2.94% for the nine months ending September 30, 2004. The cost of the unused portion of the revolving credit facility is .3%. The associated interest expense for the borrowings described above is estimated at $43.3 million for the year ending December 31, 2003 and $32.6 million for the nine months ending September 30, 2004.

(6)	Represents the pro forma tax effect of the pro forma adjustments based upon the statutory federal income tax rate of 35%.

(7)	Represents the increase in weighted average shares outstanding following the completion of the merger assuming the issuance of 16.5 million shares of Coventry common stock at the beginning of the period presented. The share issuance is based upon the 91.9 million outstanding shares of First Health common stock multiplied by the 0.1791 exchange ratio as described in note 2.

(8)	Represents the elimination of First Health’s equity, goodwill and other intangible assets accounts.

(9)	Represents an accrual of $38.2 million for estimated merger expenses (including advisory fees, debt issuance costs and other transaction related costs).

(10)	Anticipated sources of cash for the merger are as follows (in thousands):

Issuance of senior notes	$500,000
Term loan ($30 million due within one year after closing)	$300,000
$150 million revolving line of credit, remainder unused	$113,114
Cash on hand	$225,000
Less: Payoff of First Health debt	$(195,000)

Cash to be paid	$943,114

(11)	Represents the issuance of Coventry’s common stock as consideration in the merger as described in note 2.

(12)	Represents the payoff of the First Health debt and the corresponding estimated reduction in interest expense.

(13)	Represents the elimination of First Health transaction expenses reported for the nine months ended September 30, 2004.

(14)	Represents deferred financing costs associated with borrowings to finance the merger and related transactions that were reclassified to other long-term assets.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF COVENTRY

AND STOCKHOLDERS OF FIRST HEALTH

      Upon completion of the merger, the First Health stockholders will become stockholders of Coventry. As Coventry stockholders, the rights of former First Health stockholders will be governed by Coventry’s certificate of incorporation and bylaws, which differ in certain material respects from First Health’s certificate of incorporation and bylaws. Delaware is the jurisdiction of incorporation of each of Coventry and First Health and as such stockholders will continue to be governed by the Delaware General Corporation Law. The material differences between the rights of holders of First Health common stock and the rights of holders of Coventry common stock, resulting from the differences in their governing documents, are summarized below.

      The following summary does not purport to be a complete statement of the rights of holders of Coventry common stock under applicable Delaware law, the Coventry certificate of incorporation and the Coventry bylaws or the rights of the holders of First Health shares under applicable Delaware law, the First Health certificate of incorporation and the First Health bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Delaware General Corporation Law and the governing corporate instruments of Coventry and First Health, to which we refer the holders of First Health common stock. Copies of the governing corporate instruments of Coventry and First Health are available, without charge, to any person, including any beneficial owner to whom we deliver this proxy statement/ prospectus, by following the instructions listed under “Where You Can Find More Information.”

	Coventry Stockholder Rights	First Health Stockholder Rights

Authorized Capital Stock:	The authorized capital stock of Coventry consists of 200 million shares of common stock and 7 million shares of preferred stock.	The authorized capital stock of First Health consists of 400 million shares of common stock and 1 million shares of preferred stock.
Size and Composition of the Board of Directors:	The Coventry bylaws provide that Coventry’s board of directors shall consist of such number of directors as shall be determined by the Coventry board of directors from time to time, but shall consist of no fewer than 3 directors at any time. The Coventry board of directors currently consists of 10 directors.	The First Health by-laws provide that First Health’s board of directors shall consist of not less than 8 nor more than 13 directors. First Health’s board of directors currently consists of 10 directors.
Classification:	The Coventry board of directors is divided into 3 classes, with each class serving a staggered 3 year term. There are currently 2 classes with 3 directors, and 1 class with 4 directors.	First Health’s board of directors has one class of directors, with each director serving a 1 year term.
Removal of Directors:	The Coventry certificate of incorporation provides that any director may be removed from office for cause by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote; provided, however, that a director may be removed for cause only upon a finding that the director	The First Health by-laws provide that any director may be removed with or without cause by a majority of the shares entitled to vote.

	Coventry Stockholder Rights	First Health Stockholder Rights

engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to Coventry; and removal is in the best interests of Coventry.
The Coventry certificate of incorporation further provides that any director may be removed from office for any reason other than cause only upon the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of Coventry entitled to vote.
Board Vacancies:	The Coventry certificate of incorporation provides that vacancies may be filled by the affirmative vote of a majority of the remaining directors then in office.	The First Health by-laws provides for vacancies on First Health’s board of directors to be filled by a majority of the directors then in office or by a sole remaining director.
Amendment of Certificate of Incorporation:	In general, amendment of the Coventry certificate of incorporation requires approval by the affirmative vote of a majority of Coventry’s outstanding shares of common stock. Amendment of provisions relating to Coventry’s classified board, filling board vacancies, removal of directors, calling special meetings and indemnification of directors requires the affirmative vote of holders of at least 75% of the voting power of all shares of stock entitled to vote.	In general, amendment of the First Health certificate of incorporation requires approval by the affirmative vote of a majority of First Health’s outstanding shares of common stock. In addition, the prior written consent of a majority of the holders of the outstanding preferred stock at the time of such amendment is required. At this time First Health does not have any outstanding preferred stock.
Amendment of Bylaws:	The Coventry board of directors has the power to amend the bylaws. The stockholders may not amend the bylaws except upon the affirmative vote of the holders of not less than 75% of the outstanding capital stock of Coventry entitled to vote.	The First Health by-laws provide that First Health’s board of directors has the power to amend the by-laws.
Voting Requirements for Stockholder Action Generally:	Except as otherwise required by law, the certificate of incorporation or the bylaws, any action to be taken by the stockholders under the Delaware General Corporation Law may be taken by the vote of the holders of a majority of the shares represented and entitled to vote.	Except as otherwise required by law, the First Health certificate of incorporation or the First Health by- laws, any action taken by the stockholders under the Delaware General Corporation Law may be taken by the vote of the holders of a majority of the shares represented and entitled to vote.

	Coventry Stockholder Rights	First Health Stockholder Rights

Advance Notice for Stockholder Nominations and other Business:	Director nominations by stockholders and other proposals to be brought before a meeting shall be made pursuant to timely notice in writing to the Secretary of Coventry. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Coventry not less than 120 days prior to the meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made; provided, further, that in the case of the annual meeting of stockholders, notice by a stockholder must be received at least 120 days in advance of the anniversary of the date Coventry’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, unless no such annual meeting was held during the prior year or the date of the annual meeting has been changed by more than 30 calendar days.	Director nominations by stockholders to be brought before a meeting shall be made pursuant to timely notice in writing to the Secretary of First Health. To properly nominate a person for election to the board of directors of First Health at an annual meeting, a stockholder must notify First Health not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. If the annual meeting date is changed by more than 30 days before or 70 days after the anniversary date of the prior year’s annual meeting, the stockholder must notify First Health not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by First Health.
Limitation of Liability:	To the fullest extent permitted by the Delaware General Corporation Law, a person who is or was a director, officer, employee or agent of Coventry shall not be liable to Coventry or its stockholders for monetary damages for breach of fiduciary duty as a director, officer, employee or agent if such person acted in good faith and in, or not opposed to, the best interests of Coventry, and, with respect to any criminal action, had no reason to believe his conduct was unlawful.	The First Health certificate of incorporation provides that no director shall be liable to First Health or its stockholders for monetary damages arising from a breach of fiduciary duty owed to First Health or its stockholders, provided, however, that such limitation on liability does not eliminate or limit the liability of a director to the extent provided by applicable law: for any breaches of the director’s duty of loyalty; for acts or omissions not in good faith or which involve intentional misconduct

	Coventry Stockholder Rights	First Health Stockholder Rights

or a knowing violation of law; under Section 174 of the Delaware General Corporation Law; or for any transaction form which the director derived an improper benefit.
Indemnification:	Coventry’s bylaws provide that Coventry will indemnify its directors, officers, employees and agents for expenses incurred in any proceeding relating to his or her services as a director, officer, employee or agent, if he or she acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Coventry, and with respect to any criminal action or proceeding, had no reason to believe his or her conduct was not unlawful.	The First Health certificate of incorporation provides that First Health will indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Pursuant to the First Health by-laws First Health will indemnify and advance expenses, including all reasonable attorneys’ fees and other customary expenses incurred in any proceeding relating to his or her services as a director, officer, employee, agent or fiduciary of First Health if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of First Health, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
The indemnification right includes the right to be paid by Coventry the expenses incurred in defending any proceeding in advance of its final disposition. Subject to the requirements of the Delaware General Corporation Law, Coventry is authorized by Coventry’s bylaws to purchase and maintain insurance on behalf of its directors, officers, employees and agents.
Special Meetings of Stockholders:	Special meetings of stockholders may be called by the holders of not less than 50% of all shares entitled to vote at the meeting, or by the Chief Executive Officer, the President or the Coventry Board.	Special meetings of the stockholders may only be called by First Health’s board of directors, the Chairman of the Board or the President of First Health.
Stockholder Action by Written Consent:	Stockholders may act by written consent if a consent in writing is signed by holders of Coventry shares having the minimum number of votes necessary to authorize the action at a meeting of stockholders.	Stockholders may act by written consent in lieu of an annual or special meeting of stockholders, if a consent in writing is signed by holders of First Health shares having the minimum number of votes

	Coventry Stockholder Rights	First Health Stockholder Rights

necessary to authorize the action at a meeting of stockholders.
Extraordinary Corporate Transactions (Generally):	Under the Delaware General Corporation Law, the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of the corporation’s assets, dissolutions, etc.	Same as Coventry
Business Combinations with Interested Stockholders:	Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.	Same as Coventry
The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or

	Coventry Stockholder Rights	First Health Stockholder Rights

authorized for quotation on the Nasdaq or held of record by more than 2,000 stockholders. Coventry has not elected not to be governed by Section 203 of the Delaware General Corporation Law.
Stockholder Rights Plan or “Poison Pill”:	Coventry maintains a stockholder rights plan. The terms of the rights plan provide each share of common stock one right to purchase one-tenth of one share of Coventry common stock at an exercise price of $80.00, subject to adjustment, after the separation time.	Effective as of March 17, 2004 First Health’s board of directors rescinded First Health’s shareholder rights plan.
The rights will separate from the shares of common stock on the earlier to occur of:

the close of business on the 10th day after the public announcement that a third party has acquired or obtained the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Coventry common stock; and the close of business on the date, following the commencement of a tender or exchange offer, that a majority of the Coventry Board determines that the tender or exchange offer, if consummated, would result in a third party acquiring or obtaining the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Coventry common stock.

If a third person becomes the beneficial holder of 20% or more of the then outstanding Coventry common stock, except in specified circumstances, each holder of a right will have the right to receive, upon exercise, Coventry common stock having a value equal to two times the number of shares of Coventry common stock associated with the right.

If, after a third person becomes the beneficial owner of 20% or more of the Coventry common stock, Coventry is acquired in a merger or other business combination, each

Coventry Stockholder Rights	First Health Stockholder Rights

holder of a right will have the right to receive common stock of the acquiring company having value equal to two times the exercise price of a right.

The Coventry Board may redeem all but not less than all of the outstanding rights for $0.001 per right.

The final expiration date of the rights is February 7, 2006.

DESCRIPTION OF COVENTRY’S CAPITAL STOCK

Overview

      The following summary descriptions of Coventry’s certificate of incorporation, bylaws, common stock, preferred stock and stock purchase rights are not complete. These summaries are qualified by reference to the complete text of Coventry’s certificate of incorporation, bylaws and rights agreement and the applicable provisions of the Delaware General Corporation Law.

      Coventry’s authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $.01 per share;

•	6,000,000 shares of Series A convertible preferred stock, par value $.01 per share; and

•	1,000,000 shares of undesignated preferred stock, par value $.01 per share.

      As of                     , 2004, there were                      shares of Coventry common stock issued and                      shares outstanding. No shares of preferred stock were issued and outstanding.

Common Stock

Voting Rights

      Each holder of Coventry common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Coventry common stock does not have cumulative voting rights.

Dividends

      Subject to the rights and preferences of the preferred stock if any, each share of Coventry common stock has an equal and ratable right to receive dividends as declared by the board of directors out of legally available funds.

Liquidation and Dissolution

      Subject to the rights and preferences of the preferred stock, if any, each share of Coventry common stock is entitled to share equally and ratably in all assets available for distribution to stockholders in the event of Coventry’s liquidation, dissolution or winding up of operations.

Other Rights

      Holders of Coventry common stock have no right to:

•	subscribe for any of Coventry’s securities or maintain their proportionate ownership interest;

•	covert the stock into any other security; or

•	require Coventry to redeem the stock.

      Holders of Coventry common stock are not required to make additional capital contributions. All of Coventry’s outstanding shares of common stock are fully paid and nonassessable.

Series A Convertible Preferred Stock

General

      Coventry has authorized 6,000,000 shares of Series A convertible preferred stock. Coventry issued an aggregate of 4,709,545 shares to Warburg Pincus Ventures, L.P. and Franklin Capital Associates III, L.P. during 1999 upon the conversion of Coventry’s convertible notes. Warburg Pincus Ventures, L.P. and Franklin converted their shares of Series A convertible preferred stock into shares of common stock in

December 2000 and July 2000, respectively. Shares of Series A convertible preferred stock that have been converted into shares of common stock may not be reissued. No shares of Series A convertible preferred stock currently are outstanding and Coventry currently does not intend to issue any of the remaining 1,290,455 shares of Coventry’s authorized Series A convertible preferred stock.

Voting Rights

      Each share of Coventry’s Series A convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which that share is convertible on all matters submitted to a vote of stockholders, other than the election of directors. For so long as at least 1,000,000 shares of Series A convertible preferred stock remain outstanding, the holders of the Series A convertible preferred stock, voting together as a single class, have the right to elect two directors. In the event the number of directors on Coventry’s board of directors is increased to more than nine and any shares of Series A convertible preferred stock remain outstanding, the holders of a majority of the Series A convertible preferred stock shall have the right to elect a number of directors equal to the total number of directors multiplied by a fraction, the numerator of which is the number of shares of Series A convertible preferred stock then outstanding and the denominator of which is the total number of shares of Coventry’s outstanding capital stock, computed on an as converted basis. In addition, the affirmative vote of a majority of the holders of Coventry’s Series A convertible preferred stock is required to:

•	amend, alter or repeal any provision of Coventry’s certificate of incorporation or bylaws that would adversely affect the rights of the holders of the Series A convertible preferred stock;

•	issue any shares of Series A convertible preferred stock; or

•	amend, alter or repeal the preferences, special rights or other powers of the Series A convertible preferred stock so as to adversely affect it.

Dividends

      The holders of Coventry’s Series A convertible preferred stock are entitled to participate in dividends with Coventry’s common stock on an as converted basis.

      Subject to the rights and preferences of any shares of preferred stock ranking prior and in preference to Coventry’s Series A convertible preferred stock, each share of Coventry’s Series A convertible preferred stock is entitled to a preference of $10.00 per share, subject to adjustment for stock dividends, splits, distributions or combinations with respect to such shares, plus accrued but unpaid dividends, in the event of Coventry’s liquidation, dissolution or winding up of operations. Following the payment of all preferential amounts required to be paid to the holders of Coventry’s preferred stock, including the Series A convertible preferred stock, the holders of Coventry’s common stock are entitled to receive the remaining assets available for distribution.

Anti-Dilution Provisions

      The conversion price of Coventry’s Series A convertible preferred stock is subject to adjustment from time to time to prevent dilution of the rights of the holders of the Series A convertible preferred stock.

Conversion Rights

      Each share of Coventry’s Series A convertible preferred stock may be converted at any time, at the option of the holder thereof, into shares of Coventry’s common stock, at a conversion rate of one share of common stock for each share of Series A convertible preferred stock plus a number of additional shares of common stock equal to the amount of accrued but unpaid dividends, if any, divided by the conversion price then in effect, with an initial conversion price of $10.00 per share. In addition, each share of Coventry’s Series A convertible preferred stock shall automatically be converted into shares of Coventry’s common stock at the then effective conversion price upon the vote of the holders of at least a majority of the shares of Series A convertible preferred stock then outstanding.

Redemption Rights

      The Series A convertible preferred stock is subject to redemption at Coventry’s option if the market price of Coventry common stock on each of the 20 consecutive trading days during the period ending within five days prior to the giving of written notice of redemption is at least $17.00 per share, subject to adjustment for any stock split, dividend or similar event, at the redemption price then in effect.

Undesignated Preferred Stock

      Currently Coventry’s board of directors has the authority, within the limitations and restrictions stated in Coventry’s certificate of incorporation, to provide for the issuance of up to 1,000,000 shares of preferred stock in one or more series and, by filing with the Secretary of State of the State of Delaware a Certificate of Designations, which will be effective without stockholder action, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions of each series.

      It is not possible to determine the actual effect of the designation of a series of preferred stock on the rights of Coventry’s stockholders until Coventry’s board of directors determines the rights of the holders of the series of the preferred stock. Such effects might include:

•	restrictions on the payment of dividends to holders of Coventry’s common stock;

•	dilution of the voting power of Coventry’s common stock if the series of preferred stock is convertible into Coventry’s common stock;

•	restrictions upon any distribution of assets to the holders of Coventry’s common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock; and

•	a decrease in the market price of Coventry’s common stock.

Stock Purchase Rights

Overview

      Pursuant to a Rights Agreement dated as of March 30, 1998, as amended, each issued and outstanding share of Coventry’s common stock is accompanied by a stock purchase right which entitles the holder to purchase from Coventry one-tenth of one share of Coventry common stock at an initial exercise price of $80 per tenth of one share, subject to adjustment.

Exercisability and Transferability of Rights

      Currently, the stock purchase rights are not exercisable or transferable apart from Coventry common stock. The stock purchase rights will become exercisable and transferable upon the earlier to occur of:

•	the close of business on the tenth day after the public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Coventry’s common stock; and

•	the close of business on the date, following the commencement of a tender or exchange offer, that a majority of Coventry’s board of directors determines that the tender or exchange offer, if consummated, would result in a person or group of persons acquiring or obtaining the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Coventry common stock.

Flip-In Rights

      Upon the acquisition of 20% of Coventry common stock by a person or group of persons, any stock purchase rights held by such person or group of persons will become null and void. Each other holder of a stock purchase right will have the right to receive, upon exercise, the number of shares of Coventry common stock having a market value immediately prior to the acquisition equal to two times the then current exercise price of the stock purchase right.

Flip-Over Rights

      Once the stock purchase rights become exercisable, if Coventry is acquired in a merger or other business combination or if Coventry sells or transfers more than 50% of Coventry’s assets or earning power, each holder of a stock purchase right will have the right to receive, upon exercise, shares of the common stock of the surviving entity or acquiring party having a value equal to two times the then current exercise price of the stock purchase rights. This right may be exercised independent of the right exercisable upon the acquisition of 20% of Coventry common stock by a person or group of persons as described above.

Redemption of Rights

      Coventry’s board of directors may vote to redeem all of the outstanding stock purchase rights at a redemption price of $.001 per right, at any time prior to:

•	the close of business on the tenth business day after the public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Coventry common stock; and

•	the close of business on February 7, 2006.

Exchange of Rights

      At any time after acquisition of 20% of Coventry common stock by a person or group of persons as described above, Coventry’s board of directors may exchange the stock purchase rights, in whole or in part, at an exchange ratio of one share of common stock per stock purchase right. Coventry’s board of directors, however, may not effect an exchange if any person or group of persons acquires beneficial ownership of 50% or more of the Coventry common stock then outstanding.

Exemptions

      Acquisitions by Warburg Pincus and any of its affiliates and associates through May 5, 2005 will not trigger the exercisability of the stock purchase rights as long as these entities comply with the Stockholders’ Agreement, dated as of May 5, 2000. Following May 5, 2005, Warburg Pincus and its associates and affiliates can acquire shares of Coventry common stock without triggering the stock purchase rights as long as they continually beneficially own at least 20% of Coventry common stock. If at any time after May 5, 2005, Warburg Pincus, and any of its affiliates and associates beneficially own less than 20% of Coventry common stock, they will no longer be exempt from the Rights Agreement, and will trigger the stock purchase rights if they acquire beneficial ownership of 20% or more of Coventry common stock.

Amendment of Rights Agreement

      At any time prior to the stock purchase rights becoming exercisable, Coventry’s board of directors may amend any provisions of the rights agreement granting the stock purchase rights. At any time after the stock purchase rights become exercisable, Coventry’s board of directors may amend the rights agreement in any manner consistent with and for the purpose of fulfilling the objectives of the board of directors in originally adopting the rights plan.

Registration Rights

      Pursuant to the Amended and Restated Securities Purchase Agreement, dated as of April 2, 1997, as amended, among Coventry, Warburg Pincus Ventures, L.P. and Franklin, Warburg Pincus Ventures, L.P. and Franklin have certain rights to cause Coventry to register under the Securities Act the sale of all or part of the shares of Coventry’s common stock owned by them, including shares of Coventry’s common stock subsequently acquired by them and any of Coventry’s capital stock issued as a dividend or distribution in respect of or in exchange or replacement for shares of Coventry’s common stock owned by them. The Amended and Restated Securities Purchase Agreement provides for two demand registrations at an aggregate public offering price, before underwriting discounts and commissions, of not less than $20.0 million. Demand registrations must be initiated by the holders of a majority of the then outstanding common stock subject to the registration rights. The Amended and Restated Securities Purchase Agreement also provides for unlimited “piggyback” registrations with respect to registrations initiated by Coventry for Coventry’s own account or the account of another security holder. In the event of a registration pursuant to these demand or piggyback registration rights, the stockholders requesting registration are responsible for the underwriting discounts and selling commissions and the fees and disbursements of counsel for the stockholders in excess of $15,000. We are responsible for up $15,000 of the fees and expenses of one counsel for the stockholders and all other expenses in connection with the registration.

EXPERTS

      The consolidated financial statements of Coventry Health Care, Inc. as of and for the years ended December 31, 2003 and 2002 included in this proxy statement/prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in its report, and have been so included in reliance upon the report of such firm given its authority as an expert in accounting and auditing.

      On May 15, 2002, pursuant to a recommendation by Coventry’s Audit Committee and approval by Coventry’s board of directors, Coventry ended its engagement with Arthur Andersen LLP as its independent public accountants, and engaged Ernst & Young LLP to serve as its independent auditors for fiscal year 2002. Arthur Andersen LLP has ceased operations and has informed Coventry that it will no longer be able to issue written consents to the inclusion of its reports in Coventry’s registration statements and has not consented to the incorporation by reference of its reports on Coventry’s financial statements for the fiscal year ended December 31, 2001 in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms a part. Rule 437a of the Securities Act permits Coventry to include these reports on the financial statements included in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms a part without the consent of Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the inclusion of its reports in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms a part, your ability to recover for claims against Arthur Andersen LLP will be limited. In particular, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

      The consolidated financial statements of First Health at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in First Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in its report thereon appearing therein (which expresses an unqualified opinion and includes an explanatory paragraph as to the Company’s change in its method of accounting for goodwill and intangible assets in 2002), and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

LEGAL MATTERS

      Bass, Berry & Sims, PLC, Nashville, Tennessee, special counsel to Coventry, will pass on the validity of the securities offered in this proxy statement/prospectus and the registration statement of which it forms a part for Coventry. Bass, Berry & Sims, PLC and Latham & Watkins LLP, Chicago, Illinois, special counsel to First Health, will render opinions to Coventry and First Health, respectively, on the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

FUTURE STOCKHOLDER PROPOSALS

      First Health’s 2004 annual meeting was held on May 13, 2004. First Health will not hold an annual meeting in 2005 if the merger is completed. Any stockholder who intends to present a proposal at First Health’s 2005 annual meeting, if a 2005 annual meeting is held, and who wishes to have its proposal included in our proxy statement for that meeting, must deliver the proposal to the Secretary of First Health no later than December 16, 2005. All such proposals must be in writing and must comply with the other provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

      Stockholders may also present proposals that are proper subjects for consideration at our 2005 annual meeting, if a 2005 annual meeting is held, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, a stockholder must comply with the advance notice procedures specified in our by-laws. Pursuant to these procedures, stockholders who intend to make proposals at the 2005 annual stockholders meeting must submit their proposals to the Secretary of First Health after January 13, 2005 but no later than February 12, 2005. Any stockholder who wishes to submit a nomination to First Health’s board of directors must deliver written notice of the nomination within this time period. All submissions to the Secretary of First Health should be delivered to our principal executive offices at 3200 Highland Avenue, Downers Grove, Illinois 60515.

WHERE YOU CAN FIND MORE INFORMATION

      First Health and Coventry file annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information they file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. First Health and Coventry filings with the SEC are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. Coventry filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of Coventry’s public filings at the New York Stock Exchange, you should call (212) 656-5060. First Health filings are also available at the offices of the Nasdaq. For further information on obtaining copies of First Health’s public filings at the Nasdaq, you should call (202) 912-3000.

      Coventry has filed a registration statement on Form S-4 to register the shares of Coventry common stock to be issued to First Health stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of Coventry as well as the proxy statement of First Health for the special meeting. This proxy statement/prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC’s principal office in Washington, D.C. or at the Internet website maintained by the SEC at http://www.sec.gov. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

      As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by Coventry to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows First Health to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that First Health has previously filed with the SEC.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

•	Current Reports on Form 8-K filed on March 22, 2004, April 26, 2004, May 3, 2004, August 2, 2004, October 14, 2004, October 19, 2004 and November 1, 2004.

•	Proxy Statement on Schedule 14A filed on April 15, 2004.

      In addition, First Health also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the First Health special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Nothing in this proxy statement/prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 9 or Item 12 of Form 8-K.

      Coventry has supplied all information contained or incorporated by reference in this document relating to Coventry and First Health has supplied all such information relating to First Health.

      You should rely only on the information contained in this proxy statement/prospectus including the Appendices to this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Coventry common stock in the merger shall create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

      This proxy statement/prospectus does not cover any resales of the Coventry common stock offered hereby to be received by stockholders of First Health deemed to be “affiliates” of First Health or Coventry as of the First Health special meeting. No person is authorized to make use of this proxy statement/prospectus in connection with such resales.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Coventry Health Care, Inc.:

      We have audited the accompanying consolidated balance sheets of Coventry Health Care, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements and schedule of Coventry Health Care, Inc. and subsidiaries for the year ended December 31, 2001 were audited by other auditors who have ceased operations and whose report dated February 1, 2002 expressed an unqualified opinion on those statements and schedule before the restatement disclosures described in Note C.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coventry Health Care, Inc. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note C to the consolidated financial statements, effective January 1, 2002, Coventry Health Care, Inc., changed its method of accounting for goodwill and other intangible assets.

      As discussed above, the consolidated financial statements of Coventry Health Care, Inc. as of December 31, 2001, and for the year ended December 31, 2001 were audited by other auditors who have ceased operations. As described in Note C, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (Statement) No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note C with respect to 2001 included (a) agreeing the previously reported net earnings to the previously issued financial statements and the adjustments to reported net earnings representing amortization expense recognized in those periods related to goodwill to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net earnings to reported net earnings, and the related earnings-per-share amounts. In our opinion, the disclosures for 2001 in Note C are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

ERNST & YOUNG LLP

Baltimore, Maryland

January 29, 2004

      The following report is a copy of a report previously issued by Arthur Andersen LLP (“Andersen”), which has not been reissued by Andersen. Certain financial information for the year ended December 31, 2001 was not reviewed by Andersen and includes additional disclosures to conform with new accounting pronouncements and SEC rules and regulations issued during the fiscal year 2002.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Coventry Health Care, Inc.:

      We have audited the accompanying consolidated balance sheets of Coventry Health Care, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coventry Health Care, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Baltimore, Maryland

February 1, 2002

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$253,331	$186,768
Short–term investments	101,191	57,895
Accounts receivable, net of allowance of $1,373 and $2,885 as of December 31, 2003 and 2002, respectively	89,766	71,044
Other receivables, net	45,335	63,943
Deferred income taxes	36,255	36,861
Other current assets	8,089	7,764

Total current assets	533,967	424,275
Long-term investments	1,051,400	874,457
Property and equipment, net	33,085	34,045
Goodwill	281,183	243,746
Other intangible assets, net	27,447	25,687
Other long–term assets	54,654	41,230

Total assets	$1,981,736	$1,643,440

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims liabilities	$537,340	$497,318
Other medical liabilities	59,850	61,281
Accounts payable and other accrued liabilities	183,781	178,577
Deferred revenue	73,909	63,536

Total current liabilities	854,880	800,712
Senior notes	170,500	175,000
Other long–term liabilities	27,358	21,691

Total liabilities	1,052,738	997,403

Stockholders’ equity:
Common stock, $.01 par value; 200,000,000 shares authorized; 104,797,091 shares issued and 90,571,189 outstanding in 2003; and 102,727,053 shares issued and 88,182,445 outstanding in 2002	1,048	1,027
Treasury stock, at cost, 14,225,902 and 14,544,608 shares in 2003 and 2002, respectively	(204,274)	(205,644)
Additional paid–in capital	565,734	529,980
Accumulated other comprehensive income	17,838	22,167
Retained earnings	548,652	298,507

Total stockholders’ equity	928,998	646,037

Total liabilities and stockholders’ equity	$1,981,736	$1,643,440

See accompanying notes to the consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,

	2003	2002	2001

Operating revenues:
Managed care premiums	$4,442,445	$3,504,215	$3,082,825
Management services	92,698	72,690	64,420

Total operating revenues	4,535,143	3,576,905	3,147,245

Operating expenses:
Medical costs	3,607,289	2,919,499	2,650,993
Selling, general and administrative	543,478	437,851	379,234
Depreciation and amortization	18,179	18,885	25,910

Total operating expenses	4,168,946	3,376,235	3,056,137

Operating earnings	366,197	200,670	91,108
Senior notes interest and amortization expense	15,051	13,446	—
Other income, net	41,918	38,517	43,574

Earnings before income taxes	393,064	225,741	134,682
Provision for income taxes	142,919	80,138	51,153
Cumulative effect of change in accounting principle — SFAS No. 133, net of tax effect of $561	—	—	878

Net earnings	$250,145	$145,603	$84,407

Net earnings per share:
Basic before cumulative effect — SFAS No. 133	$2.84	$1.64	$0.86
Cumulative effect — SFAS No. 133	—	—	0.01

Basic EPS	$2.84	$1.64	$0.87

Diluted before cumulative effect — SFAS No. 133	$2.75	$1.58	$0.82
Cumulative effect — SFAS No. 133	—	—	0.01

Diluted EPS	$2.75	$1.58	$0.83

See accompanying notes to the consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001
(In thousands)

				Accumulated
		Treasury	Additional	Other		Total
	Common	Stock, at	Paid-In	Comprehensive	Retained	Stockholders’
	Stock	Cost	Capital	Income	Earnings	Equity

Balance, December 31, 2000	$994	$(10,810)	$538,473	$3,276	$68,497	$600,430
Comprehensive income:
Net earnings					84,407	84,407
Other comprehensive income:
Holding gain, net				7,522
Reclassification adjustment				(470)
Cumulative effect — SFAS No. 133				(1,439)

						5,613
Deferred tax effect				(2,189)		(2,189)

Comprehensive income						87,831
Issuance (purchase) of common stock, including exercise of options and warrants	8	(1,447)	676			(763)
Tax benefit of stock awards			1,581			1,581

Balance, December 31, 2001	1,002	(12,257)	540,730	6,700	152,904	689,079
Comprehensive income:
Net earnings					145,603	145,603
Other comprehensive income:
Holding gain, net				22,777
Reclassification adjustment				1,203

						23,980
Deferred tax effect				(8,513)		(8,513)

Comprehensive income						161,070
Issuance (purchase) of common stock, including exercise of options and warrants	25	(52,317)	9,045			(43,247)
Purchase of shares and warrant from Principal		(141,070)	(35,000)			(176,070)
Tax benefit of stock awards			15,205			15,205

Balance, December 31, 2002	1,027	(205,644)	529,980	22,167	298,507	646,037
Comprehensive income:
Net earnings					250,145	250,145
Other comprehensive income:
Holding loss, net				(5,199)
Reclassification adjustment				(95)

						(5,294)
Deferred tax effect				965		965

Comprehensive income						245,816
Issuance of common stock, including exercise of options and warrants	21	1,370	17,221			18,612
Tax benefit of stock awards			18,533			18,533

Balance, December 31, 2003	$1,048	$(204,274)	$565,734	$17,838	$548,652	$928,998

See accompanying notes to the consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,

	2003	2002	2001

Cash flows from operating activities:
Net earnings	$250,145	$145,603	$84,407
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	18,179	18,885	25,910
Amortization of deferred compensation	9,565	5,667	1,529
Deferred income tax provision	8,909	2,146	1,565
Amortization of deferred financing costs	542	412	—
Amortization of investment premiums (discounts)	8,971	4,438	(563)
Other	417	5,048	3,644
Changes in assets and liabilities, net of effects of the purchase of subsidiaries:
Accounts receivable	(14,039)	(3,017)	(4,109)
Other receivables	24,427	6,054	4,429
Other current assets	(90)	(595)	(225)
Other long-term assets	(8,879)	660	(35)
Medical claims liabilities	1,317	4,862	57,859
Other medical liabilities	(2,018)	(458)	(13,988)
Accounts payable and other accrued liabilities	20,072	17,003	2,551
Interest payable on senior notes	(139)	5,372	—
Deferred revenue	5,638	(6,084)	18,636
Other long-term liabilities	99	2,769	(38)

Net cash from operating activities	323,116	208,765	181,572

Cash flows from investing activities:
Capital expenditures, net	(13,372)	(13,033)	(11,871)
Proceeds from sales of investments	391,441	250,322	53,538
Proceeds from maturities of investments	108,231	322,436	382,111
Purchases of investments and other	(686,428)	(793,851)	(571,278)
Payments for acquisitions, net	(74,922)	(55,644)	(20,256)
Cash acquired in conjunction with acquisitions	14,367	14,770	48,997

Net cash from investing activities	(260,683)	(275,000)	(118,759)

Cash flows from financing activities:
Net proceeds from issuance of stock	15,095	11,984	2,292
Net payments for repurchase of stock and warrant	(6,049)	(241,845)	(8,970)
Proceeds from issuance of senior notes, net	—	170,500	—
Payments for repurchase of senior notes	(4,916)	—	—

Net cash from financing activities	4,130	(59,361)	(6,678)

Net change in cash and cash equivalents	66,563	(125,596)	56,135
Cash and cash equivalents at beginning of period	186,768	312,364	256,229

Cash and cash equivalents at end of period	$253,331	$186,768	$312,364

Supplemental disclosure of cash flow information:
Cash paid for interest	$14,212	$7,662	$—
Income taxes paid, net	$101,682	$65,582	$35,851
Non-cash item — Restricted stock	$14,724	$15,110	$9,091
Non-cash item — Tax benefit of stock awards	$18,533	$15,205	$1,581

See accompanying notes to the consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

A.     Organization and Summary of Significant Accounting Policies

      Coventry Health Care, Inc. (together with its subsidiaries, the “Company” or Coventry) is a managed health care company operating health plans under the names Altius Health Plans, Carelink Health Plans, Coventry Health Care, Coventry Health and Life, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services including health maintenance organization (“HMO”), preferred provider organization (“PPO”) and point of service (“POS”) products. The Company also administers self–insured plans for large employer groups and rents its provider networks to various third parties.

      Since the Company began operations in 1987 with the acquisition of the American Service Companies entities, including Coventry Health and Life Insurance Company (“CH&L”), the Company has grown substantially through acquisitions. The table below lists all of the Company’s acquisitions. See Note B to consolidated financial statements for additional information on the most recent acquisitions.

Acquisition	Markets	Type of Business	Year Acquired

American Service Company (“ASC”) entities	Multiple Markets	Multiple Products	1987
HealthAmerica Pennsylvania, Inc. (“HAPA”)	Pennsylvania	HMO	1988
Group Health Plan, Inc. (“GHP”)	Missouri	HMO	1990
Southern Health Services, Inc. (“SHS”)	Virginia	HMO	1994
HealthCare USA, Inc. (“HCUSA”)	Multiple Markets	Medicaid	1995
Principal Health Care, Inc. (“PHC”)	Multiple Markets	HMO	1998
Carelink Health Plans (“Carelink”)	West Virginia	HMO	1999
Kaiser Foundation Health Plan of North Carolina (“Kaiser — NC”)	North Carolina	HMO	1999
PrimeONE, Inc. (“PrimeONE”)	West Virginia	HMO	2000
Maxicare Louisiana, Inc. (“Maxicare”)	Louisiana	HMO	2000
WellPath Community Health Plans (“WellPath”)	North Carolina	HMO	2000
Prudential Health Care Plan, Inc. (“Prudential”)	Missouri	Medicaid	2000
Blue Ridge Health Alliance, Inc. (“Blue Ridge”)	Virginia	HMO	2001
Health Partners of the Midwest (“Health Partners”)	Missouri	HMO	2001
Kaiser Foundation Health Plan of Kansas City, Inc. (“Kaiser — KC”)	Kansas	HMO	2001
NewAlliance Health Plan, Inc. (“NewAlliance”)	Pennsylvania	HMO	2002
Mid-America Health Partners, Inc. (“Mid-America”)	Kansas	HMO	2002
PersonalCare Health Management, Inc. (“PersonalCare”)	Illinois	HMO	2003
Altius Health Plans, Inc. (“Altius”)	Utah	HMO	2003

     Significant Accounting Policies

      Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are 100% owned. All significant inter-company transactions have been eliminated.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

      Reclassifications — Certain 2002 and 2001 amounts have been reclassified to conform to the 2003 presentation.

      Stock Split — On December 23, 2003, the Company’s Board of Directors approved a three–for–two stock split of the Company’s common stock. The stock split, in the form of a stock dividend, was distributed January 30, 2004 for stockholders of record on January 9, 2004. The stock split is reflected retroactively in the Company’s consolidated financial statements and notes thereto for all periods presented.

      Significant Customers — The Company’s commercial business is diversified across a large customer base and there are no commercial groups that make up 10% or more of managed care premiums. For the years ended 2003, 2002 and 2001, the Company received 10.8%, 12.3% and 11.4%, respectively, of its managed care premiums from the Federal Medicare+Choice program throughout its various markets. The Company also received 11.8%, 13.1% and 12.4% of its managed care premiums in 2003, 2002 and 2001, respectively, from its state-sponsored Medicaid programs throughout its various markets. In 2003, the State of Missouri accounted for over half of the Company’s Medicaid membership.

      Cash and Cash Equivalents — Cash and cash equivalents consist principally of money market funds, commercial paper and certificates of deposit. The Company considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents. The carrying amounts of cash and cash equivalents reported in the accompanying consolidated balance sheets approximate fair value.

      Investments — The Company accounts for investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 — “Accounting for Certain Investments in Debt and Equity Securities,” issued by the Financial Accounting Standards Board (“FASB”). The Company invests primarily in fixed income securities and classifies all its investments as available-for-sale. Investments are evaluated at least quarterly to determine if declines in value are other-than-temporary. In making that determination, the Company considers all available evidence relating to the realizable value of a security. This evidence includes, but is not limited to, the following:

•	adverse financial conditions of a specific issuer, segment, industry, region or other variables;

•	the length of the time and the extent to which the fair value has been less than cost;

•	the financial condition and near–term prospects of the issuer;

•	the Company’s intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value;

•	elimination or reduction in dividend payments, or scheduled interest and principal;

•	rating agency downgrade of a debt security; and

•	expected cash flows of a debt security.

      Temporary declines in value of investments classified as available-for-sale are netted with unrealized gains and reported as a net amount in a separate component of stockholders’ equity. A decline in fair value below amortized cost that is judged to be other-than-temporary is accounted for as a realized loss and the write down is included in earnings. Realized gains and losses on the sale of investments are determined on a specific identification basis.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Investments with original maturities in excess of three months and less than one year are classified as short-term investments and generally consist of corporate bonds, U.S. Treasury notes and commercial paper. Long-term investments have original maturities in excess of one year and primarily consist of fixed income securities.

      Derivative Investment — In June 1998, the FASB issued SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activities.” Effective January 1, 2001, the Company adopted SFAS No. 133. Accordingly, a transition gain of $0.9 million, net of tax, was recorded in the first quarter of 2001 related to one financial investment classified as derivative in nature. The adjustment is shown separately as a cumulative effect of a change in accounting principle. The derivative investment was sold during the second quarter of 2003 and a gain of $0.8 million was recorded as other income, net in the consolidated financial statements.

      Other Receivables — Other receivables include interest receivables, reinsurance claims receivables, receivables from providers and suppliers and any other receivables that do not relate to premiums.

      Property and Equipment — Property, equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated lives of the related assets or, if shorter, over the terms of the respective leases.

      Long-term Assets — Long-term assets include primarily assets associated with the Supplemental Executive Retirement Plan (“SERP” ) and the deferred tax assets.

      Business Combinations, Accounting for Goodwill and Other Intangibles — In June 2001, the FASB issued two standards related to business combinations. The first statement, SFAS No. 141 — “Business Combinations,” requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and prohibits the pooling-of-interest method of accounting. SFAS No. 141 also states that acquired intangible assets should be separately recognized upon meeting certain criteria. Such intangible assets include, but are not limited to, trade and service marks, non-compete agreements, customer lists and licenses. The Company was not significantly affected by the implementation of this statement.

      The second statement, SFAS No. 142 — “Goodwill and Other Intangible Assets,” requires companies to cease amortization of goodwill. Rather, goodwill and other intangible assets that have indefinite lives will be subject to a periodic assessment for impairment by applying a fair-value-based test. The Company uses three approaches to identifying the fair value of its goodwill and other intangible assets: the market approach, the market capitalization approach and the income approach. The market approach estimates a business’s fair value by analyzing the recent sales of similar companies. The market capitalization approach is based on market value of the Company’s total shares outstanding. The income approach is based on the present value of expected future cash flows. As, impairment charges occur, write-downs charges will be recorded in the period in which the impairment took place. As required, the Company adopted SFAS No. 142 for the fiscal year beginning January 1, 2002, and, accordingly, goodwill was not amortized during 2002 nor 2003. See Note C to consolidated financial statements for disclosure related to intangible assets.

      Medical Claims Liabilities and Expense — Medical claims liabilities consist of actual claims reported but not paid and estimates of health care services incurred but not reported. The estimated claims incurred but not reported are based on historical data, current enrollment, health service utilization statistics and other related information. In determining IBNR liabilities, the Company employs standard actuarial reserve methods that are specific to each market’s membership, product characteristics, geographic territories and provider network. The Company also considers utilization frequency and unit costs of inpatient, outpatient, pharmacy and other medical expenses, as well as claim payment backlogs and the timing of provider reimbursements. The Company also establishes reserves, if required, for the probability

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that anticipated future health care costs and contract maintenance costs under the group of existing contracts will exceed anticipated future premiums and reinsurance recoveries on those contracts. These accruals are continually monitored and reviewed, and as settlements are made or accruals adjusted, differences are reflected in current operations. Changes in assumptions for medical costs caused by changes in actual experience could cause these estimates to change in the near term.

      The following table shows the components of the change in medical liabilities (Medical claims liabilities and Other medical liabilities) for the years ended December 31, 2003, 2002 and 2001, respectively:

	2003	2002	2001

Medical liabilities, Beginning of Period	$558,599	$522,854	$444,887
Acquisitions	38,828	30,778	34,627
Reported medical costs
Current year	3,693,821	2,985,472	2,679,337
Prior year	(86,532)	(65,973)	(28,344)

Total reported medical costs	$3,607,289	$2,919,499	$2,650,993

Claim payments
Payments for current year	3,235,902	2,527,999	2,259,523
Payments for prior year	371,624	386,533	348,130

Total claim payments	$3,607,526	$2,914,532	$2,607,653

Medical liabilities, End of Period	$597,190	$558,599	$522,854

      Acquisition balances represent medical liabilities as of the applicable acquisition date. Subsequent changes in estimates related to the acquired balances are recorded as adjustments to the settlement account with the acquired entity’s previous owner.

      The negative amounts noted as “prior year” medical costs are favorable adjustments for claim estimates being settled for amounts less than originally anticipated. As noted above, these favorable restatements from original estimates occur due to changes in medical utilization, mix of provider rates and other components of medical cost trends.

      The Company believes that the amount of medical liabilities is adequate to cover its ultimate liability for unpaid claims as of December 31, 2003; however, actual claim payments and other items may differ from established estimates. Assuming a hypothetical 1% variance between the December 31, 2003 estimates of medical liabilities and actual costs payable, net earnings for the year ended December 31, 2003, would increase or decrease by approximately $3.8 million and diluted earnings per share would increase or decrease by approximately $0.04 per share.

      Other Long-term Liabilities — Other Long-term Liabilities consist primarily of liabilities associated with the SERP and the deferred tax liability associated with the net unrealized gains on investments.

      Revenue Recognition — Managed care premiums are recorded as revenue in the month in which members are entitled to service. Premiums are based on a per subscriber contract rate and the subscribers in the Company’s records at the time of billing. Premium billings are generally sent to employers in the month preceding the month of coverage. Premium billings may be subsequently adjusted to reflect changes in membership as a result of retroactive terminations, additions, or other changes. The Company also receives premium payments from the Centers for Medicare and Medicaid Services (“CMS”) on a monthly basis for its Medicare+Choice membership. Membership and category eligibility are periodically

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reconciled with CMS and could result in adjustments to revenue. Premiums collected in advance are recorded as deferred revenue. Employer contracts are typically on an annual basis, subject to cancellation by the employer group or by the Company upon 30 days notice.

      Based on information received subsequent to premium billings being sent, historical trends, bad debt write-offs and the collectibility of specific accounts, the Company estimates, on a monthly basis, the amount of bad debt and future retroactivity and adjusts its revenue and reserves accordingly.

      Premiums for services to federal employee groups are subject to audit and review by the Office of Personnel Management (“OPM”) on a periodic basis. Such audits are usually a number of years in arrears. Adjustments are recorded as additional information regarding the audits and reviews becomes available. Any differences between actual results and estimates are recorded in the year the audits are finalized.

      The Company currently enters into performance guarantees with employer groups where the Company guarantees that it will meet certain standards. These standards vary widely and could involve customer service, member satisfaction, claims processing, claims accuracy and telephone on-hold time. Under these performance guarantees, the Company could be at risk for not maintaining the standards agreed upon in the contracts. The risk level varies by agreement with penalties based on a variety of calculations including per member per month, percentage of premium, or percentage of administration fees. Performance levels are evaluated at least quarterly. The Company estimates its potential exposure and records the appropriate reserves. The penalties that the Company have incurred have been immaterial and, although, the Company can not predict with precision the future effect on its results of operations of these penalties, the Company expects them to remain immaterial.

      Stock-based Compensation — The Company accounts for stock-based compensation to employees under Accounting Principles Board (“APB”) No. 25 — “Accounting for Stock Issued to Employees,” and complies with the disclosure requirements for SFAS No. 123 — “Accounting for Stock-Based Compensation” and SFAS No. 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure.” Unless the accounting rules change, the Company does not expect to transition to the fair value method of accounting for stock-based compensation. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company’s net earnings and earnings per share (“EPS”) would have been reduced to the following pro-forma amounts (in thousands, except per share data):

	Years Ended December 31,

	2003	2002	2001

Net earnings, as reported	$250,145	$145,603	$84,407
Add: Stock-based employee compensation expense included in reported net earnings, net of related tax effects	6,169	3,655	948
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(11,170)	(7,503)	(4,354)

Net earnings, pro-forma	$245,144	$141,755	$81,001

Basic earnings per share
as reported	$2.84	$1.64	$0.87

pro forma	$2.78	$1.60	$0.83

Diluted earnings per share
as reported	$2.75	$1.58	$0.83

pro forma	$2.70	$1.54	$0.79

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of the stock options included in the pro-forma amounts shown above was estimated as of the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2003	2002	2001

Dividend yield	0%	0%	0%
Expected volatility	68%	71%	73%
Risk-free interest rate	2%	2%	4%
Expected life	5.2 years	4.9 years	4.5 years

      See Note G to consolidated financial statements for disclosure related to stock-based compensation.

      Income Taxes — The Company files a consolidated federal tax return for the Company and its subsidiaries. The Company accounts for income taxes in accordance with SFAS No. 109 — “Accounting for Income Taxes.” The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. See Note F to consolidated financial statements for disclosures related to income taxes.

B.     Acquisitions

      During the three years ended December 31, 2003, the Company completed several business combinations and membership purchases. The Company’s business combinations are all accounted for using the purchase method of accounting, and, accordingly, the operating results of each acquisition have been included in the Company’s consolidated financial statements since their effective date of acquisition. The purchase price for each business combination was allocated to the assets, including the identifiable intangible assets, and liabilities based on estimated fair values. The excess of the purchase price over the net identifiable assets acquired was allocated to goodwill. Through December 31, 2001, goodwill was amortized over a useful life of 35 years. In accordance with SFAS No. 142, effective January 1, 2002, the Company no longer amortizes goodwill. The purchase price of the Company’s membership purchases is allocated to identifiable intangible assets and is being amortized over a useful life of five to twenty years.

      The following table summarizes all business combinations and membership purchases for the three years ended December 31, 2003. The purchase price, in thousands, of each business combination includes the payment for net worth and transition costs. Transition costs are initial estimates of future expenses based on historical experience and known costs. These estimates may be adjusted as actual expenses are incurred in effect modifying the final purchase price of the acquisition. In addition, the Company’s acquisition agreements contain a provision for a final retroactive balance sheet settlement after the effective date of the acquisition which may result in adjustments to the purchase price. The purchase

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

price, in thousands, is inclusive of all retroactive balance sheet settlements to date and transaction cost adjustments.

			Purchase
	Effective Date	Market	Price

Business Combinations
Blue Ridge Health Alliance, Inc. (“Blue Ridge”)	September 1, 2001	Virginia	$14,850
NewAlliance Health Plan, Inc. (“NewAlliance”)	May 1, 2002	Pennsylvania	$8,303
Mid-America Health Partners, Inc. (“Mid-America”)	December 1, 2002	Kansas	$41,260
PersonalCare Health Management, Inc. (“PersonalCare”)	February 1, 2003	Illinois	$20,116
Altius Health Plans, Inc. (“Altius”)	September 1, 2003	Utah	$46,696

Membership Purchases
Health Partners of the Midwest (“Health Partners”)	January 1, 2001	Missouri	$4,863
Kaiser Foundation Health Plan of Kansas City, Inc. (“Kaiser-KC”)	April 2, 2001	Kansas	$6,498

C.	Goodwill and Other Intangible Assets

      Goodwill and other intangible assets consist of costs in excess of the fair value of the net tangible assets of subsidiaries or operations acquired through December 31, 2003.

Goodwill

      As described in the Company’s segment disclosure, assets are not allocated to specific products, and, accordingly, goodwill can not be reported by segment. The Company has completed its impairment test of goodwill and has determined that there was no impairment of goodwill as of October 1, 2003, the Company’s annual revaluation date. The changes in the carrying amount of goodwill for the year ended December 31, 2003 and 2002 were as follows (in thousands):

	2003	2002

Balance January 1,	$243,746	$237,392
Acquisition of NewAlliance Health Plan, Inc.	—	6,484
Acquisition of PersonalCare Health Management, Inc.	9,237	—
Acquisition of Altius Health Plans, Inc.	28,496	—
Transition cost adjustments	(296)	(130)
Impairment loss	—	—

Balance December 31,	$281,183	$243,746

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents net earnings and earnings per share amounts restated to exclude goodwill amortization for the years ended December 31, 2003, 2002 and 2001 (in thousands, except per share data).

	Years Ended December 31,

	2003	2002	2001

Reported net earnings	$250,145	$145,603	$84,407
Goodwill amortization	—	—	7,517

Adjusted net earnings	$250,145	$145,603	$91,924

Basic earnings per share	$2.84	$1.64	$0.87
Goodwill amortization	—	—	0.07

Adjusted basic earnings per share	$2.84	$1.64	$0.94

Diluted earnings per share	$2.75	$1.58	$0.83
Goodwill amortization	—	—	0.07

Adjusted diluted earnings per share	$2.75	$1.58	$0.90

Other Intangible Assets

      The other intangible asset balances are as follows (in thousands):

	Gross		Net
	Carrying	Accumulated	Carrying	Amortization
	Amount	Amortization	Amount	Period

As of December 31, 2003
Amortized other intangible assets:
Customer Lists	$23,868	$4,718	$19,150	5-15 Years
HMO Licenses	11,600	3,403	8,197	15-20 Years

Total amortized other intangible assets	$35,468	$8,121	$27,347

Unamortized other intangible assets:
Trade Names	$100	$—	$100	—

Total unamortized other intangible assets	$100	$—	$100

Total other intangible assets	$35,568	$8,121	$27,447

As of December 31, 2002
Amortized other intangible assets:
Customer Lists	$25,474	$7,745	$17,729	5-15 Years
HMO Licenses	10,700	2,842	7,858	15-20 Years

Total amortized other intangible assets	$36,174	$10,587	$25,587

Unamortized other intangible assets:
Trade Names	$100	$—	$100	—

Total unamortized other intangible assets	$100	$—	$100

Total other intangible assets	$36,274	$10,587	$25,687

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Other intangible amortization expense for the years ended December 31, 2003, 2002 and 2001 was $2.5 million, $3.1 million and $2.6 million, respectively. Estimated intangible amortization expense is $2.5 million for the years ending December 31, 2004 through 2006 and $2.4 million for the years ending December 31, 2007 and 2008. The weighted-average amortization period is 14 years for other intangible assets.

D.	Property and Equipment

      Property and equipment is comprised of the following (in thousands):

	December 31,
			Depreciation
	2003	2002	Period

Land	$350	$350	—
Buildings and leasehold improvements	11,698	12,981	5-40 Years
Equipment	97,764	101,990	3-7 Years

Sub-total	109,812	115,321
Less accumulated depreciation and amortization	(76,727)	(81,276)

Property and equipment, net	$33,085	$34,045

      Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $15.6 million, $15.8 million and $15.8 million, respectively.

E.	Investments

      The Company considers all of its investments as available-for-sale securities and, accordingly, records unrealized gains and losses, except for those determined to be other-than-temporary impairments, as other comprehensive income in the stockholders’ equity section of its consolidated balance sheets.

      The amortized cost, gross unrealized gain or loss and estimated fair value of short-term and long-term investments by security type were as follows at December 31, 2003 and 2002 (in thousands):

	Amortized	Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

As of December 31, 2003
State and municipal bonds	$371,872	$11,721	$(714)	$382,879
US Treasury and agency securities	154,057	3,669	(36)	157,690
Mortgage–backed securities	133,473	2,734	(304)	135,903
Asset–backed securities	73,631	2,307	(235)	75,703
Corporate debt and other securities	390,484	11,130	(1,198)	400,416

	$1,123,517	$31,561	$(2,487)	$1,152,591

As of December 31, 2002
State and municipal bonds	$277,667	$9,191	$(140)	$286,718
US Treasury and agency securities	146,097	5,186	(185)	151,098
Mortgage–backed securities	127,385	4,928	(40)	132,273
Asset–backed securities	81,493	3,130	(1,397)	83,226
Corporate debt and other securities	265,342	13,953	(258)	279,037

	$897,984	$36,388	$(2,020)	$932,352

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amortized cost and estimated fair value of short-term and long-term investments by contractual maturity were as follows at December 31, 2003 and December 31, 2002 (in thousands):

	Amortized
	Cost	Fair Value

As of December 31, 2003
Maturities:
Within 1 year	$234,553	$236,036
1 to 5 years	554,629	570,671
5 to 10 years	312,224	323,040
Over 10 years	22,111	22,844

Total short–term and long–term securities	$1,123,517	$1,152,591

As of December 31, 2002
Maturities:
Within 1 year	$103,620	$104,319
1 to 5 years	335,959	353,330
5 to 10 years	240,426	250,266
Over 10 years	217,979	224,437

Total short–term and long–term securities	$897,984	$932,352

      Gross investment gains of $2.2 million and gross investment losses of $1.5 million were realized on sales of investments for the year ended December 31, 2003. This compares to gross investment gains of $1.9 million and gross investment losses of $3.1 million on these sales for the year ended December 31, 2002, and gross investment gains of $4.7 million and gross investment losses of $2.2 million on these sales for the year ended December 31, 2001.

      The following table shows the Company’s investments’ gross unrealized losses and fair value, at December 31, 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands).

	Less than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

State and municipal bonds	$57,425	$(714)	$—	$—	$57,425	$(714)
US Treasury and agency securities	28,372	(161)	—	—	28,372	(161)
Mortgage-backed securities	20,923	(391)	3,270	(21)	24,193	(412)
Asset-backed securities	—	—	—	—	—	—
Corporate debt and other securities	147,709	(1,200)	—	—	147,709	(1,200)

	$254,429	$(2,466)	$3,270	$(21)	$257,699	$(2,487)

      The securities referenced in this table do not meet the criteria for an other–than–temporarily impaired investment. These securities have an investment grade credit rating. The current unrealized loss is the result of interest rate increases and not the credit ratings associated with these securities. These investments are not in high risk industries or sectors and the Company intends to hold these investments for a period of time sufficient to allow for a recovery in market value.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

F.	Income Taxes

      At December 31, 2003, the Company had approximately $63 million of federal and $151 million of state tax net operating loss carryforwards. The net operating losses were primarily acquired through various acquisitions. The net operating loss carryforwards can be used to reduce future taxable income until they expire through the year 2021.

      The provision for income taxes consists of the following (in thousands):

	Years Ended December 31,

	2003	2002	2001

Current provision:
Federal	$124,821	$70,892	$42,298
State	9,189	7,100	7,851
Deferred provision:
Federal	7,026	1,883	1,263
State	1,883	263	302

	$142,919	$80,138	$51,714

      The Company’s effective tax rate differs from the federal statutory rate of 35% as a result of the following:

	Years Ended December 31,

	2003	2002	2001

Statutory federal tax rate	35.00%	35.00%	35.00%

Effect of:
State income taxes, net of federal taxes	2.34%	2.30%	3.40%
Release of state NOL valuation allowance	(0.61)%	—	—
Amortization of goodwill	—	—	2.19%
Tax exempt interest income	(0.93)%	(1.13)%	(1.46)%
Remuneration disallowed	0.92%	—	—
Other	(0.36)%	(0.67)%	(1.14)%

Income tax provision	36.36%	35.50%	37.99%

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below (in thousands):

	December 31,

	2003	2002

Deferred tax assets:
Deferred revenue	$6,064	$5,690
Medical liabilities	7,024	5,186
Accounts receivable	538	1,108
Deferred compensation	11,828	10,340
Other accrued liabilities	18,495	20,660
Other assets	8,744	5,634
Net operating loss carryforwards	29,040	25,401

Gross deferred tax assets	81,732	74,019
Less valuation allowance	(859)	(3,252)

Deferred tax asset	80,873	70,767

Deferred tax liabilities:
Other liabilities	(3,131)	(1,103)
Intangibles	(4,812)	(3,562)
Unrealized gain on securities	(11,235)	(12,201)

Gross deferred tax liabilities	(19,178)	(16,866)

Net deferred tax asset	$61,695	$53,901

      The valuation allowance for deferred tax assets is due to the Company’s belief that the realization of the deferred tax asset resulting from net operating losses associated with certain acquisitions is unlikely.

G.	Employee Benefit Plans

Stock-Based Compensation

      As of December 31, 2003, the Company had one stock incentive plan, the Amended and Restated 1998 Stock Incentive Plan (the “Stock Incentive Plan”) under which shares of the Company’s common stock were authorized for issuance to key employees, consultants and directors in the form of stock options, restricted stock and other stock-based awards.

      The Stock Incentive Plan is authorized to grant either incentive stock options or nonqualified stock options, stock appreciation rights, restricted stock and other stock-based awards at the discretion of the Compensation and Benefits Committee of the Board of Directors. At the annual meeting of shareholders held on June 5, 2003, the Company’s shareholders voted to increase the shares of common stock authorized for issuance under the Stock Incentive Plan from an aggregate of 13.5 million shares to an aggregate of 16.5 million shares. Shares available for issuance under the Stock Incentive Plan were 1.8 million and 1.0 million as of December 31, 2003 and 2002, respectively.

Stock Options

      Under the Stock Incentive Plan, the terms and conditions of option grants are established on an individual basis with the exercise price of the options being equal to not less than 100% of the fair value of the underlying stock at the date of grant. Options generally become exercisable after one year in 25%

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increments per year and expire ten years from the date of grant. At December 31, 2003, the Stock Incentive Plan had outstanding options representing 5.4 million shares of common stock.

      Transactions with respect to stock options granted under the Stock Incentive Plan for the three years ended December 31, 2003 were as follows (shares in thousands):

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	5,702	$8.15	7,886	$6.03	7,806	$5.16
Granted	1,876	$28.36	705	$18.75	899	$11.90
Exercised	(2,048)	$7.11	(2,499)	$4.47	(704)	$4.93
Cancelled	(177)	$16.21	(390)	$7.99	(116)	$6.63

Outstanding at end of year	5,353	$15.36	5,702	$8.15	7,886	$6.03

Exercisable at end of year	2,725	$6.86	3,656	$6.07	4,937	$4.99

	Options Outstanding			Options Exercisable

		Weighted
	Number	Average	Weighted	Number	Weighted
	Outstanding at	Remaining	Average	Exercisable at	Average
Range of Exercise Prices	12/31/03	Contractual Life	Exercise Prices	12/31/03	Exercise Price

$ 3.00 – $ 4.99	965	5.7	$4.44	953	$4.43
$ 5.00 – $ 7.99	1,420	5.0	$6.39	1,383	$6.38
$ 8.00 – $19.99	1,198	7.8	$14.98	326	$12.68
$20.00 – $34.99	1,770	9.4	$28.79	63	$23.84

$ 3.00 – $34.99	5,353	7.2	$15.36	2,725	$6.86

      The weighted-average grant date fair values for options granted in 2003, 2002 and 2001 were $10.69, $10.44 and $6.78, respectively.

Restricted Stock Awards

      During 2003, the Company awarded 534,000 shares of restricted stock with varying vesting periods through 2007. The fair value of the restricted shares, at the grant date, is amortized over the vesting period. The restricted stock shares were granted at a weighted-average fair value of $28.35. The Company recorded compensation expense related to restricted stock grants of $9.6 million, $5.7 million and $1.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. The deferred portion of the restricted stock as reported in additional paid-in capital is $23.4 million at December 31, 2003.

Employee Stock Purchase Plan

      The Company’s Employee Stock Purchase Plan, implemented in 1994, allows substantially all employees who meet length of service requirements to set aside a portion of their salary for the purchase of the Company’s common stock. At the end of each plan year, the Company issues the stock to participating employees at an issue price equal to 85% of the lower of the stock price at the end of the plan year or the average stock price, as defined. The Company has reserved 1.4 million shares of stock for this plan and has issued 25,696, 16,495 and 13,912 shares in 2003, 2002 and 2001, respectively.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee Retirement Plans

      As of December 31, 2003, the Company had three defined contribution retirement plans qualifying under the Internal Revenue Code Section 401(k): the Coventry Health Care, Inc. Retirement Savings Plan (the “Savings Plan”); Mid-America Health Partners Inc. 401(k) and Investment Plan (the “MAH Plan”); and the Altius SaveMore 401(k) Plan (the “Altius Plan”). All employees of Coventry Health Care, Inc. and employees of its subsidiaries can elect to participate in the Savings Plan. The Savings Plan assets were held by (1) Principal Life Insurance Company, as funding agent of the assets held under the terms of the Flexible Investment Annuity Contract with Coventry Health Care, Inc., (2) Delaware Charter Guarantee and Trust Company, as custodial trustee of the mutual funds and (3) Bankers Trust Company, as custodial trustee of the Savings Plan’s participant loans and the Coventry Health Care, Inc. common stock. Effective January 1, 2004, T. Rowe Price became the custodial trustee of the mutual funds, Savings Plan, participant loans and the Coventry Health Care, Inc. common stock in the Savings Plan.

      Under the Savings Plan, participants may defer up to 15% of their eligible compensation, limited by the maximum compensation deferral amount permitted by applicable law. The Company makes matching contributions in the Company’s common stock equal to 100% of the participant’s contribution on the first 3% of the participant’s eligible compensation and equal to 50% of the participant’s contribution on the second 3% of the participant’s eligible compensation. Participants will vest in the Company’s matching contributions in 50% increments annually on their anniversary date over a period of two years of service with the Company. All costs of the Savings Plan’s are funded by the Company and participants as they are incurred.

      Several acquisitions have been completed since the adoption of the Savings Plan. Pursuant to specific terms of each acquisition’s respective merger agreement, the surviving entity (1) became an adopting employer of the Savings Plan, and/or (2) commenced participation in the Savings Plan following approval by the Company’s Board of Directors.

Merged/Acquired Entity	Effective Date

Blue Ridge Health Alliance, Inc.(2)	September 1, 2001
NewAlliance Health Plan, Inc.(2)	July 1, 2002
Mid-America Health Partners, Inc.(2)	December 2, 2002
PersonalCare Health Management, Inc.(1)(2)	February 1, 2003
Altius Health Plans, Inc.(1)(2)	January 1, 2004

      Immediately upon participation in the Savings Plan, all participant account balances included in the assets of the former qualified retirement plan were rolled over into the Savings Plan and employees were permitted to commence participation in the Savings Plan, except for participants of the former Mid-America Health Partners. All employees of the former Mid–America Health Partners were eligible to participate in the Savings Plan effective December 2, 2002; however their balance in the MAH Plan remained in the MAH Plan. The MAH Plan was terminated effective December 1, 2002 and the MAH Plan assets will remain until the earlier of (i) termination of employment with Coventry or one of it’s affiliates; or (ii) receipt of the Internal Revenue Service determination letter approving the termination of the MAH Plan. No contributions were made to the MAH Plan after December 1, 2002. The MAH Plan assets are held by Fidelity Management Trust Company, as funding agent of the assets held under the terms of the Plan and Trust. All participants in the MAH Plan were 100% vested in employer matching contributions as of December 1, 2002. All costs of the MAH Plan are funded by the Company and participants as they are incurred. All employees of Altius were eligible to participate in the Savings Plan effective January 1, 2004. The Altius Plan was frozen effective December 31, 2003 and the Plan assets will be merged with and into the Savings Plan on February 2, 2004. No contributions were made to the Altius

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan after December 31, 2003. The Altius Plan assets are held by Reliance Trust Company, as funding agent of the assets held under the terms of the Plan and Trust. All participants in the Altius Plan were 100% vested in employer matching contributions as of September 1, 2003. All costs of the Altius Plan are funded by the Company and participants as they are incurred.

Supplemental Executive Retirement Plan

      As of December 31, 2003, the Company was the sponsor of a Supplemental Executive Retirement Plan (the “SERP”), currently known as the Coventry Health Care, Inc. Supplemental Executive Retirement Plan. Under the SERP, participants may defer up to 15% of their base salary and up to 100% of any bonus awarded. The Company makes matching contributions equal to 100% of the participant’s contribution on the first 3% of the participant’s compensation and 50% of the participant’s contribution on the second 3% of the participant’s compensation. Participants vest in the Company’s matching contributions ratably over two years. All costs of the SERP are funded by the Company as they are incurred.

      The cost, principally employer matching contributions, of the Savings Plan and the SERP charged to operations for 2003, 2002 and 2001 was $7.3 million, $5.4 million and $5.6 million, respectively.

H.	Senior Notes

      On February 1, 2002, the Company completed a transaction to sell $175.0 million original 8.125% senior notes due February 15, 2012 in a private placement. These senior notes were then registered with the Securities and Exchange Commission. The proceeds from the sale of senior notes were used to purchase, from Principal Health Care, Inc., 7.1 million shares of Coventry common stock and a warrant exercisable, at that time, for 3.1 million shares of Coventry common stock. The aggregate purchase price for the shares of common stock and the warrant was $176.1 million. Interest on the notes is payable on February 15 and August 15 each year.

      In August 2003, the Company repurchased a portion of its senior notes with a face value of $4.5 million and a weighted average premium of 8.9%. The Company recorded a loss on the repurchase in accordance with SFAS No. 145 which requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations. The loss of $0.5 million was included as additional senior notes interest expense. The carrying value of the senior notes is equal to the face value and the fair value is based on the quoted market prices. As of December 31, 2003, the carrying value was $170.5 million and the fair value was $189.7 million. As of December 31, 2002, the carrying value was $175.0 million and the fair value was $182.0 million.

      The senior notes contain certain covenants and restrictions regarding incurring additional debt, limiting dividends or other restricted payments, and restricting transactions with affiliates, sales of assets and consolidations or mergers. The Company has complied with all covenants under the senior notes.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

I.	Commitments and Contingencies

      The Company is contractually obligated to make the following payments within the next five years and thereafter (in thousands):

		Payments Due by Period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Senior notes	$170,500	$—	$—	$—	$170,500
Interest payable on Senior notes	117,751	13,853	27,706	27,706	48,486
Operating leases	84,546	16,560	28,775	18,559	20,652

Total contractual obligations	372,797	30,413	56,481	46,265	239,638

Less sublease income	(10,506)	(1,439)	(2,351)	(2,050)	(4,666)

Net contractual obligations	$362,291	$28,974	$54,130	$44,215	$234,972

Leases

      The Company operates primarily in leased facilities with original lease terms of up to ten years with options for renewal. Through its acquisitions, the Company has office equipment leases with terms of approximately three years.

      Total rent expense was $17.4 million, $15.2 million and $15.3 million, for the years ended December 31, 2003, 2002 and 2001, respectively.

Legal Proceedings

      In the normal course of business, the Company has been named as a defendant in various legal actions such as actions seeking payments for claims denied by the Company, medical malpractice actions, employment related claims and other various claims seeking monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through December 31, 2003 may result in the assertion of additional claims. The Company carries general liability insurance for each of the Company’s operations on a claims-made basis with varying deductibles for which the Company maintains reserves. The Company maintains general liability, professional liability and employment practices liability insurance in amounts that the Company believes is appropriate. The professional liability and employment practices liability insurances are carried through the Company’s captive subsidiary.

      The Company’s captive subsidiary provides up to $5 million in professional liability coverage for each single claim and up to $10 million in coverage for each class action claim. The captive professional liability policy has an aggregate limit of $20 million per year. The captive is also co-insured with a commercial carrier for an additional $10 million for professional liability claims. Additionally, the captive employment practices liability policy provides up to $250,000 per single claim, $10 million per class action claim, and an aggregate policy limit of $10 million. Each year the Company will reevaluate the most cost-effective method for insuring these types of claims.

      Coventry Health Care, Inc. is a defendant in the provider track in the Managed Care Litigation filed in the United States District Court for the Southern District of Florida, Miami Division, MDL No. 1334, styled in re: Humana, Inc., Charles B. Shane, MD, et al. vs. Humana, Inc., et al. This action was filed by a group of physicians as a class action against Coventry and twelve other companies in the managed care industry. In its fourth amended complaint, the plaintiffs have alleged violations of the federal racketeering act, Racketeer Influenced and Corrupt Organizations (“RICO”), conspiracy to violate RICO and aiding

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and abetting a scheme to violate RICO. In addition to these RICO claims, the complaint includes counts for breach of contract, violations of various state prompt payment laws and equitable claims for unjust enrichment and quantum meruit. Coventry has filed a motion to dismiss each of these claims because they fail to state a cause of action or, in the alternative, to compel arbitration pursuant to the arbitration provisions which exist in the Company’s physician contracts. In response to the motion to dismiss, the trial court dismissed several of the claims and ordered that all physicians who have an arbitration provision in their provider contracts must submit all of their claims to arbitration. As a consequence of this ruling, all the plaintiffs who have arbitration provisions voluntarily dismissed all of their arbitratable claims. The trial court excluded from the scope of claims subject to arbitration, the plaintiffs’ claims of conspiracy, conspiracy to violate RICO and aiding and abetting violations of RICO. The defendants, including Coventry, have appealed the trial court’s decision to the 11th Circuit Court of Appeals. The appeal has been fully briefed and the parties are awaiting a date for oral argument. The trial court has certified various subclasses of physicians; however, Coventry is not subject to the class certification order because the motion to certify was filed before Coventry was joined as a defendant. The plaintiffs have now filed a motion to certify a class as to Coventry, and Coventry has filed their opposition to that motion. The trial court has not yet issued a ruling on the motion. The defendants who were subject to the certification order filed an appeal to the 11th Circuit which has been argued. The appeals court has not yet issued its decision. Subsequent to this appeal, two companies have entered into settlement agreements with the plaintiffs. Both settlement agreements have been filed with the Court and have received final approval. Although the Company can not predict the outcome, management believes that this lawsuit will not have a material adverse effect on its financial position or our results of operations. Management also believes that the claims asserted in this lawsuit are without merit, and the Company intends to defend its position.

      The Company may be the target of other similar lawsuits involving RICO and the Employee Retirement Income Security Act, generally claiming that managed care companies overcharge consumers and misrepresent that they deliver quality health care. Although the Company may be the target of other similar lawsuits, the Company believes there is no valid basis for such lawsuits.

      The Company’s industry is heavily regulated and the laws and rules governing the industry and interpretations of those laws and rules are subject to frequent change. Existing or future laws could have a significant effect on the Company’s operations.

Capitation Arrangements

      A small percentage of the Company’s membership is covered by global capitation arrangements. Under the typical arrangement, the provider receives a fixed percentage of premium to cover all the medical costs provided to the globally capitated members. Under some capitated arrangements, physicians may also receive additional compensation from risk sharing and other incentive arrangements. Global capitation arrangements limit the Company’s exposure to the risk of increasing medical costs, but expose the Company to risk as to the adequacy of the financial and medical care resources of the provider organization. In addition to global capitation arrangements, the Company has capitation arrangements for ancillary services, such as mental health care. The Company is responsible for the coverage of its members pursuant to its customer agreements. To the extent that the respective provider organization faces financial difficulties or otherwise is unable to perform its obligations under the capitation arrangements, the Company will be required to perform such obligations. Consequently, the Company may have to incur costs in excess of the amounts it would otherwise have to pay under the original global or ancillary capitation arrangements. Medical costs associated with capitation arrangements made up approximately 9.9%, 8.9%, and 8.8% of the Company’s total medical costs for the years ended December 31, 2003, 2002 and 2001, respectively. Membership associated with global capitation arrangements was approximately 145,000, 116,000 and 84,000 as of December 31, 2003, 2002 and 2001, respectively.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Federal Employees Health Benefits Program

      The Company contracts with the Office of Personnel Management (“OPM”) to provide managed health care services under the Federal Employee Health Benefits Program (“FEHBP”). These contracts with the OPM and applicable government regulations establish premium rating arrangements for this program. The OPM conducts periodic audits of its contractors to, among other things, verify that the premiums established under its contracts are in compliance with the community rating and other requirements under FEHBP. The OPM may seek premium refunds or institute other sanctions against health plans that participate in the program.

      HealthAmerica Pennsylvania, Inc. (“HealthAmerica”), the Company’s Pennsylvania HMO subsidiary, received audit reports from the OPM that questioned approximately $31.1 million of subscription charges that were paid to HealthAmerica under the FEHBP for contract years 1993 – 1999. In the fourth quarter of 2003, HealthAmerica settled this dispute with the OPM and the U.S. Department of Justice. The final settlement payment of $29.0 million was fully reserved by HealthAmerica and therefore had no impact on 2003 earnings, the regulated capital of HealthAmerica, or the Company’s consolidated stockholders’ equity.

J.	Concentrations of Credit Risk

      The Company’s financial instruments that are exposed to credit risk consist primarily of cash equivalents, investments in fixed income securities and accounts receivable. The Company invests its excess cash in state and municipal bonds, U.S. Treasury and agency securities, mortgage-backed securities, asset-backed securities, corporate debt and other securities. Investments in marketable securities are managed within guidelines established by the Board of Directors, which require investment-grade fixed income securities and limit the amount that may be invested in any one issuer. The fair value of the Company’s financial instruments is equivalent to their carrying value and, although there is some credit risk associated with these instruments, the Company believes this risk to be minimal.

      Concentration of credit risk with respect to receivables is limited due to the large number of customers comprising the Company’s customer base and their breakdown among geographical locations. The Company believes the allowance for doubtful accounts adequately provides for estimated losses as of December 31, 2003. The Company has a risk of incurring losses if such allowances are not adequate.

K.	Statutory Information

      The Company’s HMO and insurance company subsidiaries are required by state regulatory agencies to maintain minimum surplus balances, thereby limiting the dividends the parent may receive from its regulated entities. During 2003, the Company collected $108.7 million in dividends from its regulated subsidiaries.

      The National Association of Insurance Commissioners (“NAIC”) has proposed that states adopt risk-based capital (“RBC”) standards that, if adopted, would generally require higher minimum capitalization requirements for HMOs and other risk-bearing health care entities. RBC is a method of measuring the minimum amount of capital deemed appropriate for a managed care organization to support its overall business operations with consideration for its size and risk profile. This calculation, approved by the NAIC, incorporates asset risk, underwriting risk, credit risk and business risk components. The Company’s health plans are required to submit an RBC report to the NAIC and their domiciled state’s department of insurance with their annual filing.

      The RBC results will then be used to determine if the health plan’s statutory net worth is adequate to support the amount of its calculated risk profile. Regulators will also use the RBC results to determine if any regulatory actions are required. Regulatory actions that could take place, if any, range from filing a

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial action plan explaining how the plan will increase its statutory net worth to the approved levels, to the health plan being placed under regulatory control.

      The majority of states in which the Company operates health plans have adopted an RBC policy that recommends the health plans maintain statutory reserves at or above the “Company Action Level” which is currently equal to 200% of their RBC. The Company has adopted an internal policy to maintain all of its regulated subsidiaries’ statutory reserves at or above 250% of their RBC. Some states in which the Company’s regulated subsidiaries operate, require deposits to be maintained with the respective states’ departments of insurance. The table below summarizes the Company’s statutory reserve information, as of December 31, 2003 and 2002 (in millions except percentage data).

	2003	2002

Capital and surplus	$588.6	$437.1
250% of RBC	374.5	315.9
Excess capital and surplus above 250% of RBC	214.1	121.2
Capital and surplus as a percentage of RBC	393%	346%
Statutory deposits	23.2	19.5

      The increase in capital and surplus for the Company’s regulated subsidiaries is a result of income during 2003 and the acquisitions of PersonalCare and Altius, offset by dividends paid to the parent company. The increase in statutory deposits is mainly a result of the acquisitions of PersonalCare and Altius.

      Excluding funds held by entities subject to regulation, the Company had cash and investments of approximately $209.5 million and $86.7 million at December 31, 2003 and December 31, 2002, respectively. The increase in non-regulated cash and investments is primarily a result of dividends received from subsidiaries mentioned above and ordinary operating activities offset by payments for acquisitions. During the year ended December 31, 2003, Coventry made capital contributions of approximately $14.1 million to the Company’s HMO subsidiaries. This contribution was almost exclusively made to the Company’s recently acquired Altius Health Plan in order to increase capital to appropriate levels.

L.	Other Income

      Other income for the years ended December 31, 2003, 2002 and 2001 includes investment income, net of fees, of approximately $40.2 million, $40.9 million and $43.2 million, respectively.

M.	Earnings Per Share

      Basic earnings per share are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share assume the exercise of all options and warrants and the vesting of all restricted stock using the treasury stock method.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the earnings and the average number of common shares used in the calculation of basic and diluted earnings per share (in thousands, except for per share amounts):

			Per Share
	Earnings	Shares	Amount

Year Ended December 31, 2003
Basic earnings per share	$250,145	88,113	$2.84
Effect of dilutive securities:
Options and warrants	—	2,652

Diluted earnings per share	$250,145	90,765	$2.75

Year Ended December 31, 2002
Basic earnings per share	$145,603	88,802	$1.64
Effect of dilutive securities:
Options and warrants	—	3,063	—

Diluted earnings per share	$145,603	91,865	$1.58

Year Ended December 31, 2001
Basic earnings per share
Earnings before cumulative effect — SFAS No. 133	$83,529	97,485	$0.86
Cumulative effect — SFAS No. 133	878	—	0.01

Basic earnings per share	$84,407	97,485	$0.87

Diluted earnings per share
Earnings before cumulative effect — SFAS No. 133	$83,529	97,485
Effect of dilutive securities:
Options and warrants	—	4,328

	$83,529	101,813	$0.82
Cumulative effect — SFAS No. 133	878	—	0.01

Diluted earnings per share	$84,407	101,813	$0.83

N.	Share Repurchase Program

      The Company’s Board of Directors has approved a program to repurchase up to 10% of its outstanding common stock. Stock repurchases may be made from time to time at prevailing prices on the open market, by block purchase or in private transactions. As a part of this program, the Company purchased 5.6 million shares of its common stock from 1999 to 2002, which includes 3.3 million purchased in 2002 at an aggregate cost of $65.5 million. The Company did not purchase any shares of its common stock in 2003 under this program. The total remaining common shares the Company are authorized to repurchase under the program, including the new authorization, is approximately 3.8 million as of December 31, 2003.

O.	Segment Information

      The Company has three reportable segments: Commercial, Medicare and Medicaid products. The products are provided to a cross section of employer groups and individuals throughout the Company’s health plans. Commercial products include HMO, PPO and POS products. HMO products provide

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comprehensive health care benefits to members through a primary care physician. PPO and POS products permit members to participate in managed care but allow them the flexibility to utilize out-of-network providers in exchange for increased out-of-pocket costs. The Company provides comprehensive health benefits to members participating in Medicare and Medicaid programs and receives premium payments from federal and state governments.

      The Company evaluates the performance of its operating segments and allocates resources based on gross margin. Assets are not allocated to specific products and, accordingly, cannot be reported by segment. The following tables summarize the Company’s reportable segments through gross margin and include a medical loss ratio (“MLR”) calculation:

	Years Ended December 31,
	(in thousands)

	Commercial	Medicare	Medicaid	Total

2003
Revenues	$3,438,424	$480,258	$523,763	$4,442,445
Medical costs	2,746,236	402,688	458,365	3,607,289

Gross margin	$692,188	$77,570	$65,398	$835,156
MLR	79.9%	83.8%	87.5%	81.2%
2002
Revenues	$2,614,370	$432,556	$457,289	$3,504,215
Medical costs	2,163,709	371,538	384,252	2,919,499

Gross margin	$450,661	$61,018	$73,037	$584,716
MLR	82.8%	85.9%	84.0%	83.3%
2001
Revenues	$2,347,614	$352,130	$383,081	$3,082,825
Medical costs	2,016,182	314,867	319,944	2,650,993

Gross margin	$331,432	$37,263	$63,137	$431,832
MLR	85.9%	89.4%	83.5%	86.0%

P.	Quarterly Financial Data (Unaudited)

      The following is a summary of unaudited quarterly results of operations (in thousands, except per share data) for the years ended December 31, 2003 and 2002.

	Quarters Ended

	March 31,	June 30,	September 30,	December 31,
	2003	2003	2003	2003

Operating revenues	$1,065,418	$1,096,431	$1,149,989	$1,223,305
Operating earnings	69,454	91,255	102,094	103,394
Earnings before income taxes	76,165	99,104	107,179	110,616
Net earnings	49,507	63,427	67,523	69,688
Basic earnings per share	0.57	0.72	0.76	0.78
Diluted earnings per share	0.55	0.70	0.74	0.76

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarters Ended

	March 31,	June 30,	September 30,	December 31,
	2002	2002	2002	2002

Operating revenues	$848,549	$890,113	$891,953	$946,290
Operating earnings	36,493	51,437	55,983	56,757
Earnings before income taxes	44,091	56,746	62,302	62,602
Net earnings	28,439	36,601	40,185	40,378
Basic earnings per share	0.31	0.41	0.45	0.46
Diluted earnings per share	0.30	0.40	0.44	0.45

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2004	2003

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$398,853	$253,331
Short-term investments	287,141	101,191
Accounts receivable, net	91,523	89,766
Other receivables, net	52,240	45,335
Deferred income taxes	35,698	36,255
Other current assets	8,670	8,089

Total current assets	874,125	533,967
Long-term investments	949,099	1,051,400
Property and equipment, net	29,917	33,085
Goodwill	281,328	281,183
Other intangible assets, net	26,154	27,447
Other long-term assets	57,171	54,654

Total assets	$2,217,794	$1,981,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$597,510	$537,340
Other medical liabilities	48,767	59,850
Accounts payable and other accrued liabilities	198,139	183,781
Deferred revenue	72,720	73,909

Total current liabilities	917,136	854,880
Senior notes	170,500	170,500
Other long-term liabilities	26,065	27,358

Total liabilities	1,113,701	1,052,738

Stockholders’ equity:
Common stock, $.01 par value; 200,000 authorized 105,700 issued and 89,768 outstanding in 2004 104,797 issued and 90,571 outstanding in 2003	1,057	1,048
Treasury stock, at cost; 15,932 in 2004; 14,226 in 2003	(291,043)	(204,274)
Additional paid-in capital	588,923	565,734
Accumulated other comprehensive income	11,153	17,838
Retained earnings	794,003	548,652

Total stockholders’ equity	1,104,093	928,998

Total liabilities and stockholders’ equity	$2,217,794	$1,981,736

See accompanying notes to the condensed consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Operating revenues:
Managed care premiums	$1,302,053	$1,126,594	$3,843,529	$3,244,884
Management services	27,763	23,395	84,260	66,953

Total operating revenues	1,329,816	1,149,989	3,927,789	3,311,837

Operating expenses:
Medical costs	1,043,317	906,756	3,096,860	2,638,031
Selling, general and administrative	154,034	136,859	455,705	397,579
Depreciation and amortization	4,259	4,280	12,921	13,424

Total operating expenses	1,201,610	1,047,895	3,565,486	3,049,034

Operating earnings	128,206	102,094	362,303	262,803
Senior notes interest and amortization expense	3,572	4,126	10,719	11,470
Other income, net	10,809	9,211	32,581	31,115

Earnings before income taxes	135,443	107,179	384,165	282,448
Provision for income taxes	48,421	39,656	138,814	101,991

Net earnings	$87,022	$67,523	$245,351	$180,457

Net earnings per share:
Basic earnings per share	$0.99	$0.76	$2.79	$2.05

Diluted earnings per share	$0.96	$0.74	$2.71	$1.99

Weighted average common shares outstanding:
Basic	88,344	88,595	87,954	87,824
Effect of dilutive options, warrants and restricted stock	2,309	2,635	2,573	2,617

Diluted	90,653	91,230	90,527	90,441

See accompanying notes to the condensed consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2004	2003

Net cash from operating activities	$347,318	$238,006

Cash flows from investing activities:
Capital expenditures, net	(7,812)	(6,921)
Proceeds from sales of investments	248,296	364,493
Proceeds from maturities of investments	161,033	15,138
Purchases of investments	(514,489)	(449,069)
Payments for acquisitions, net of cash acquired	(975)	(60,473)

Net cash from investing activities	(113,947)	(136,832)

Cash flows from financing activities:
Proceeds from issuance of stock	8,886	11,851
Payments for repurchase of stock	(96,602)	(6,049)
Payments for repurchase of senior notes	—	(4,916)
Payments for fractional shares from stock split	(133)	—

Net cash from financing activities	(87,849)	886

Net change in cash and cash equivalents	145,522	102,060
Cash and cash equivalents at beginning of period	253,331	186,768

Cash and cash equivalents at end of period	$398,853	$288,828

See accompanying notes to the condensed consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

A.	Basis of Presentation

      The condensed consolidated financial statements of Coventry Health Care, Inc. and subsidiaries (“Coventry” or the “Company”) contained in this report are unaudited but reflect all normal recurring adjustments which, in the opinion of management, are necessary for the fair presentation of the results of the interim periods reflected. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to applicable rules and regulations of the Securities and Exchange Commission. The results of operations for the interim periods reported herein are not necessarily indicative of results to be expected for the full year. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2003.

      On December 23, 2003, the Company’s Board of Directors approved a three-for-two stock split of the Company’s common stock. The stock split, in the form of a stock dividend, was distributed January 30, 2004 to stockholders of record on January 9, 2004. The stock split is reflected retroactively in the Company’s condensed consolidated financial statements and notes thereto for all periods presented.

B.	Significant Accounting Policies

      Stock-based Compensation — The Company accounts for stock-based compensation to employees under Accounting Principles Board (“APB”) No. 25 — “Accounting for Stock Issued to Employees,” and complies with the disclosure requirements for Statement of Financial Accounting Standards (“SFAS”) No. 123 — “Accounting for Stock-Based Compensation” and SFAS No. 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure.” Unless the accounting rules change, the Company does not expect to transition to the fair value method of accounting for stock-based compensation. Had stock-based compensation cost been determined consistent with SFAS No. 123, the Company’s net earnings and earnings per share (“EPS”) would have been reduced to the following pro-forma amounts (in thousands, except per share data):

	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net earnings, as reported	$87,022	$67,523	$245,351	$180,457
Add: Stock-based employee compensation expense included in reported net earnings, net of tax	2,828	1,776	6,786	4,351
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(5,780)	(3,335)	(12,549)	(7,825)

Net earnings, pro-forma	$84,070	$65,964	$239,588	$176,983

EPS, basic — as reported	$0.99	$0.76	$2.79	$2.05

EPS, basic — pro-forma	$0.95	$0.74	$2.72	$2.01

EPS, diluted — as reported	$0.96	$0.74	$2.71	$1.99

EPS, diluted — pro-forma	$0.93	$0.72	$2.65	$1.96

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

C.	Senior Notes

      The Company’s senior notes contain certain covenants and restrictions regarding incurring additional debt, limiting dividends or other restricted payments, and restricting transactions with affiliates, sales of assets and consolidations or mergers. The Company has complied with all covenants under the senior notes.

D.	Contingencies

      In the normal course of business, the Company has been named as a defendant in various legal actions such as actions seeking payments for claims denied by the Company, medical malpractice actions, employment related claims and other various claims seeking monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through September 30, 2004 may result in the assertion of additional claims. The Company maintains general liability, professional liability and employment practices liability insurances in amounts that the Company believes are appropriate, with varying deductibles for which the Company maintains reserves. The professional liability and employment practices liability insurances are carried through the Company’s captive subsidiary.

      The Company’s captive subsidiary provides up to $5 million in professional liability coverage for each single claim and up to $10 million in coverage for each class action claim. The captive professional liability policy has an aggregate limit of $20 million per year. The captive is also co-insured with a commercial carrier for an additional $10 million for professional liability claims made and reported prior to May 1, 2004. For claims made and reported after May 1, 2004, the Company has chosen to have no co-insurance coverage with a commercial carrier. Additionally, the captive employment practices liability policy provides up to $250,000 per single claim, $10 million per class action claim, and an aggregate policy limit of $10 million. Each year the Company will re-evaluate the most cost effective method for insuring these types of claims.

      Coventry Health Care, Inc. is a defendant in the provider track in the Managed Care Litigation filed in the United States District Court for the Southern District of Florida, Miami Division, Multi-District Litigation (“MDL”) No. 1334, styled in re: Humana, Inc., Charles B. Shane, MD, et al. vs. Humana, Inc., et al. This action was filed by a group of physicians as a class action against Coventry and twelve other companies in the managed care industry. In its fourth amended complaint, the plaintiffs have alleged violations of the federal racketeering act, Racketeer Influenced and Corrupt Organizations (“RICO”), conspiracy to violate RICO and aiding and abetting a scheme to violate RICO. In addition to these RICO claims, the complaint includes counts for breach of contract, violations of various state prompt payment laws and equitable claims for unjust enrichment and quantum meruit. Coventry has filed a motion to dismiss each of these claims because they fail to state a cause of action or, in the alternative, to compel arbitration pursuant to the arbitration provisions which exist in the Company’s physician contracts. In response to the motion to dismiss, the trial court dismissed several of the claims and ordered that all physicians who have an arbitration provision in their provider contracts must submit all of their claims to arbitration. As a consequence of this ruling, all the plaintiffs who have arbitration provisions voluntarily dismissed all of their claims that are subject to arbitration. In response to the trial court’s order, the defendants filed demands to arbitrate the plaintiffs’ arbitrable claims. The trial court, however, in response to a motion filed by the plaintiffs, entered an order enjoining the defendants from arbitrating those claims. The 11th Circuit Court of Appeals overturned the trial court’s order and dissolved the injunction barring arbitration of the plaintiffs’ arbitrable claims. The trial court however has ordered that the plaintiffs’ claims of conspiracy, conspiracy to violate RICO and aiding and abetting violations of RICO are not subject to arbitration. The defendants, including Coventry, have appealed the trial court’s order to the 11th Circuit Court of Appeals. The appeal has been fully briefed and argued and the parties are awaiting the decision.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Court of Appeals has stayed the Shane lawsuit pending its decision. The trial court has certified various subclasses of physicians; however, Coventry is not subject to the class certification order because the motion to certify was filed before Coventry was joined as a defendant. The plaintiffs have now filed a motion to certify a class as to Coventry, and Coventry has filed their opposition to that motion. The trial court has not yet issued a ruling on the motion. The defendants who were subject to the certification order filed an appeal to the 11th Circuit Court of Appeals. The Court of Appeals has overturned the class certification order as to the plaintiffs’ state law claims but affirmed the certification with respect to the plaintiffs’ federal law claims. The Court of Appeals also suggested to the trial court that it reconsider the various subclasses it had certified. Two defendants have entered into settlement agreements with the plaintiffs. Both settlement agreements have been filed with the Court and have received final approval. The Shane lawsuit has triggered the filing of copycat class action complaints by other health care providers such as chiropractors, podiatrists, acupuncturists and other licensed health care professionals. Each of these actions has been transferred to the MDL and has been designated as “tag-along” actions to Shane. The court has entered an order which stays all proceedings in the tag-along actions until all pre-trial proceedings in Shane have been concluded. Although the Company can not predict the outcome, management believes that the Shane lawsuit and tag-along actions will not have a material adverse effect on its financial position or its results of operations. Management also believes that the claims asserted against the Company in these lawsuits are without merit, and the Company intends to defend its position.

E.	Restricted Stock Awards

      The Company awarded 27,000 shares of restricted stock in the third quarter of 2004 and 545,500 during the nine months ended September 30, 2004, of which 518,500 shares are subject to certain performance criteria. The weighted average fair value, at the measurement date, of the restricted stock awards was $53.15. The fair value of the restricted shares is amortized over various vesting periods through September 2008. The Company recorded compensation expense related to restricted stock grants, including restricted stock granted in prior periods of approximately $4.6 million and $2.8 million for the quarters ended September 30, 2004 and 2003, respectively, and $10.9 million and $6.8 million for the nine months ended September 30, 2004 and 2003, respectively. The deferred portion of the restricted stock as reported as a reduction to additional paid in capital is $41.3 million at September 30, 2004 and $23.4 million at December 31, 2003.

F.	Share Repurchase Program

      Under a share repurchase program previously approved by the Board of Directors, the Company purchased 2.0 million shares of the Company’s common stock during the nine months ended September 30, 2004 at an aggregate cost of $84.6 million. There were no shares repurchased during the current quarter under this program. The program authorized the repurchase of 9.4 million shares, of which 1.8 million remain still to be repurchased. Excluded from these amounts are shares purchased in exchange for employee payroll taxes on vesting of restricted stock awards as these purchases are not considered part of the program.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

G.	Segment Information

      The Company evaluates the performance of its operating segments and allocates resources based on gross margin. Assets are not allocated to specific products and, accordingly, can not be reported by segment. The following tables summarize the Company’s reportable segments through gross margin and include a medical loss ratio (“MLR”) calculation:

	Quarters Ended September 30,
	(in thousands)

	Commercial	Medicare	Medicaid	Total

2004
Revenues	$1,015,184	$142,761	$144,108	$1,302,053
Medical costs	809,630	110,631	123,056	1,043,317

Gross margin	$205,554	$32,130	$21,052	$258,736
MLR	79.8%	77.5%	85.4%	80.1%
2003
Revenues	$872,056	$120,794	$133,744	$1,126,594
Medical costs	696,467	97,238	113,051	906,756

Gross margin	$175,589	$23,556	$20,693	$219,838
MLR	79.9%	80.5%	84.5%	80.5%

	Nine Months Ended September 30,
	(in thousands)

	Commercial	Medicare	Medicaid	Total

2004
Revenues	$2,997,397	$419,189	$426,943	$3,843,529
Medical costs	2,378,663	348,726	369,471	3,096,860

Gross margin	$618,734	$70,463	$57,472	$746,669
MLR	79.4%	83.2%	86.5%	80.6%
2003
Revenues	$2,496,041	$358,315	$390,528	$3,244,884
Medical costs	2,003,630	295,258	339,143	2,638,031

Gross margin	$492,411	$63,057	$51,385	$606,853
MLR	80.3%	82.4%	86.8%	81.3%

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

H.	Comprehensive Income

      Comprehensive income for the quarters and nine months ended September 30, 2004 and 2003 was as follows (in thousands):

	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net earnings	$87,022	$67,523	$245,351	$180,457

Other comprehensive gain:
Holding gain (loss):	12,047	(9,479)	(10,768)	(195)
Reclassification adjustment	26	102	(191)	(493)

Sub-total	12,073	(9,377)	(10,959)	(688)
Tax (provision) benefit	(4,708)	3,329	4,274	244

Comprehensive income	$94,387	$61,475	$238,666	$180,013

I.	Subsequent Events

      Effective October 1, 2004, the Company completed its purchase of certain assets of OmniCare Health Plan (“OmniCare”), in Detroit, Michigan. Assets purchased include rights to enroll approximately 63,000 Medicaid risk members. The purchase price will be allocated to identifiable assets based on estimated fair values. The purchase price is based on members that enroll with Coventry as of January 1, 2005. Projected payments are $6.2 million in the fourth quarter of 2004 and $6.2 million in the first quarter of 2005.

      On October 14, 2004, the Company announced that it had signed a definitive agreement to acquire First Health Group Corporation (“First Health”). First Health is a full service national health benefits services company, headquartered in Downers Grove, Illinois, that serves the group health, workers’ compensation and state public program markets. Pursuant to the agreement, each outstanding share of First Health common stock will be converted into and represent the right to receive 0.1791 shares of the Company’s common stock and $9.375 in cash. Based on the closing price of Coventry’s shares on October 13, 2004, the indicated combined per share consideration for each outstanding share of First Health common stock amounts to a total indicated purchase price of approximately $1.8 billion. The agreement has been approved by the Boards of Directors of the Company and First Health. The transaction is expected to close in the first quarter of 2005 and is subject to the approval of a majority of First Health’s shareholders, regulatory approvals and other customary conditions.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among
COVENTRY HEALTH CARE, INC.,
COVENTRY MERGER SUB INC.
and
FIRST HEALTH GROUP CORP.
dated as of
October 13, 2004

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2004 (this “Agreement”), by and among Coventry Health Care, Inc., a Delaware corporation (“Parent”), Coventry Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and First Health Group Corp., a Delaware corporation (the “Company”).

RECITALS

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      SECTION 1.2     Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time, being the “Effective Time”).

      SECTION 1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.4     Certificate of Incorporation; By-laws. At the Effective Time, Merger Sub’s Certificate of Incorporation (the “Merger Sub Certificate”) and By-laws (the “Merger Sub By-laws”) shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

      SECTION 1.5     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE 2.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

SECTION 2.1.1 Conversion of Company Common Stock. Each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and Dissenting Shares) shall be converted, subject to this Section 2.1.1 and Section 2.2.5, into the right to receive: (A) 0.1791 shares (the “Exchange Ratio”) of common stock, par value $.01 per share (“Parent Common Stock”), of Parent (the “Stock Consideration”); and (B) $9.375 in cash (the “Cash Consideration”; and, together with the Stock Consideration, as the same may be adjusted pursuant to the last sentence of this Section 2.1.1, the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such share shall thereafter represent the right to receive the Merger Consideration therefor. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof. In the event that, at the time the Company is first able to mail the Proxy Statement to its stockholders (the “Mailing Date”), Parent shall reasonably determine, after consultation with outside counsel, that the number of shares of Parent Common Stock included in the Merger Consideration when aggregated with the number of shares of Parent Common Stock which will be subject to issuance with respect to Company Options pursuant to Section 2.5 (excluding those Company Options which have become subject to Consents) (the “Issuances”) will result in the Merger becoming subject to approval by the stockholders of Parent pursuant to Rule 312.03 of the New York Stock Exchange (the “Parent Approval Requirement”), then Parent may, upon two Business Days notice to the Company given within two Business Days after the Company notifies Parent of its intent to mail the Proxy Statement, adjust the Cash Consideration and the Stock Consideration as follows:

(a) The Exchange Ratio may be reduced (pursuant to a resolution duly adopted by the Parent Board) to, and only to, such level that the Issuances no longer result in the Parent Approval Requirement applying to the Merger (Parent having so been advised by outside counsel), provided, that the Exchange Ratio shall not be adjusted to a level that would result in a failure of the conditions set forth in Sections 6.2.3 or 6.3.3; and

(b) In such event, the Cash Consideration shall be increased to an amount such that the sum of (i) such adjusted Cash Consideration and (ii) the adjusted Exchange Ratio multiplied by $52.3365 equals $18.75.

SECTION 2.1.2 Cancellation of Certain Company Common Stock. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

SECTION 2.1.3 Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.1.4 Change in Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

      SECTION 2.2     Exchange of Certificates.

      SECTION 2.2.1     Exchange Agent. Prior to the Effective Time, Parent shall designate Mellon Investor Services, LLC, or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), to act as agent for Parent for purposes of, among other things, mailing and receiving letters of transmittal, and distributing cash and certificates for Parent Common Stock to the Company’s stockholders.

      SECTION 2.2.2     Exchange Fund and Exchange Procedures. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2: (A) cash in U.S. dollars sufficient to pay the Cash Consideration, (B) certificates representing the Stock Consideration issuable pursuant to Section 2.1.1 in exchange for outstanding shares of Company Common Stock, and (C) from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2.5 and any dividends and other distributions pursuant to Section 2.2.3 (such Cash Consideration and certificates representing the Stock Consideration, together with such additional cash consideration and such dividends or other distributions, being hereinafter referred to as the “Exchange Fund”). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represent outstanding shares of Company Common Stock (the “Certificates”) as of immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. On and following the Effective Time, upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and upon surrender of such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration or any other cash or other consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

      SECTION 2.2.3     Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of the Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

      SECTION 2.2.4     Further Rights in Company Common Stock. All Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock and dividends or other distributions, in each case, issued or paid in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

      SECTION 2.2.5     Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or other distributions with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of Company Common Stock as of immediately prior to the Effective Time an amount in cash equal to (A) the fractional share interest of Parent Common Stock to which such holder (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled, multiplied by (B) the average of the closing sales prices of Parent Common Stock on the Exchange, as reported in The Wall Street Journal for the twenty (20) consecutive Business Days in which shares are traded on the Exchange in the period ending on the second Business Day immediately prior to the date of the Effective Time (the “Average Closing Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms hereof.

      SECTION 2.2.6     Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2.3 and all cash payable in lieu of fractional shares pursuant to Section 2.2.5) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2.3 and all cash payable in lieu of fractional shares pursuant to Section 2.2.5 in respect thereof) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

      SECTION 2.2.7     No Liability. Neither Parent, the Company, Merger Sub nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

      SECTION 2.2.8     Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent only in obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States of America or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Any losses resulting from such investments shall not in any way diminish Parent’s and Merger Sub’s obligation to pay the full amount of the Merger Consideration.

      SECTION 2.2.9     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such person is entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which such person is entitled pursuant to Section 2.2.3, in each case, without interest thereon.

      SECTION 2.2.10     Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent. If withholding is required from shares of Parent Common Stock, the Exchange Agent shall sell in the open market such shares of Parent Common Stock on behalf of the former holder of Company Common Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate Taxing authority.

      SECTION 2.3     Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who shall not have voted to adopt this Agreement and has the right to demand and has properly demanded payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 262 of the DGCL unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to such payment or appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such right to appraisal, each such share of such holder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which such holder is entitled pursuant to Section 2.2.3, in each case, in accordance with Section 2.1. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing except to the extent required by applicable Law.

      SECTION 2.4     Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by

Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which such holder is entitled pursuant to Section 2.2.3.

      SECTION 2.5     Stock Options.

      SECTION 2.5.1     At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company, including the First Health Group Corp. 1995 Stock Option Plan, the First Health Group Corp. 1998 Stock Option Plan, the First Health Group Corp. 1998 Directors’ Stock Option Plan, the First Health Group Corp. 2000 Stock Option Plan, the First Health Group Corp. 2001 Stock Option Plan, and the First Amended and Restated First Health Group Corp. 2001 Directors’ Stock Option Plan, as amended, or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by 0.3583 (the “Option Exchange Ratio”), rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded to the nearest whole cent; provided, that the conversion of any Company Options which are incentive stock options within the meaning of Section 422 of the Code into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code. Continuous employment with the Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.

      SECTION 2.5.2     Promptly after the date hereof, the Company shall use its commercially reasonable efforts to solicit the consent of each holder (“Consents”) of Company Options outstanding to cancel his or her Company Options (whether or not then exercisable) effective as of the Effective Time, in exchange for a single lump sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option (whether or not then exercisable) immediately prior to the Effective Time and (ii) the greater of (A) the excess, if any, of $18.75 over the exercise price per share of such Company Option and (B) $1.25. The Company shall use its commercially reasonable efforts to obtain such Consents on or prior to the Mailing Date, but notwithstanding anything in this Agreement to the contrary, the failure to obtain any or all of such consents shall not result in a failure of a condition to Closing (including Section 6.2.2 hereof).

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), or as set forth in the Company SEC Filings, the Company hereby represents and warrants to Parent as follows:

      SECTION 3.1     Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) and the state of incorporation or organization of such Company Subsidiary and each jurisdiction in which such Company Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) other than Liens created by federal or state securities laws, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except as set forth in the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other person.

      SECTION 3.2     Certificate of Incorporation and By-laws. The copies of the Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Restated By-laws, as amended (the “Company By-laws”), that are attached as Exhibit A to the Company Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof. The Company has made available, or will make available to Parent upon request of Parent at the Company’s executive offices, complete and correct copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries, in each case as amended to the date of this Agreement, and the minute books of each Company Subsidiary. The Company has made available to Parent complete and correct copies of the minute books of the Company, provided that the minutes contained therein have been redacted to remove competitively sensitive pricing or other information and records of proceedings of the Company Board and any committee thereof with respect to the process (and alternatives thereto) that resulted in this Agreement.

      SECTION 3.3     Capitalization.

      SECTION 3.3.1     The authorized capital stock of the Company consists of 401,000,000 shares of capital stock, of which 400,000,000 are designated Company Common Stock and 1,000,000 are designated preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of October 7, 2004, (A) 91,887,018 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 45,403,000 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (C) 10,955,376 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

      SECTION 3.3.2     The Company has delivered to Parent a correct and complete list, as of October 7, 2004, of all outstanding Company Stock Options, restricted stock awards and other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Option Plans or otherwise, the number of shares of Company Common Stock subject thereto, whether or not a stock option is an incentive stock option within the meaning of Section 422 of the Code, the expiration dates and the exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. As of October 7, 2004, except for (A) Company Options to purchase not more than 10,955,376 shares of Company Common Stock and (B) other arrangements and agreements set forth in the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests. Since October 7, 2004 through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests, or securities (other than Company Options issued in the ordinary course of business) convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 3.3, issuance of shares pursuant to Company Options, or as set forth in the Company Disclosure Schedule. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

      SECTION 3.3.3     Except as set forth in the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

      SECTION 3.4     Authority.

      SECTION 3.4.1     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Required Company Stockholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Stockholders. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 3.4.2     The Company Board, at a meeting duly called and held, has adopted resolutions (i) declaring that this Agreement and the Merger are advisable and in the best interests of the Company’s stockholders, (ii) approving and adopting this Agreement and the Merger, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement. Assuming the accuracy of the representation and warranty set forth in Section 4.17, the action of the Board of Directors of the Company (the “Company Board”) in approving this Agreement and the Merger is sufficient to render inapplicable to this Agreement and the Merger the restrictions on business combinations contained in Section 203 of the DGCL. To the knowledge of the Company after due inquiry, no other “fair price”, “merger moratorium”, “control share acquisition” or other anti-takeover or similar statute or regulation applies to this Agreement or the Merger.

      SECTION 3.5     No Conflict; Required Filings and Consents.

      SECTION 3.5.1     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) assuming the Required Company Stockholders adopt this Agreement, conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) except as set forth in the Company Disclosure Schedule, require any consent or approval under, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Company Permit, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, consents, approvals or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent the consummation of the Merger.

      SECTION 3.5.2     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except (A) as set forth in the Company Disclosure Schedule, (B) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of the NASDAQ, the HSR Act, the Other Regulatory Approvals and the filing and recordation of the Certificate of Merger as required by the DGCL and (C) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent the consummation of the Merger.

      SECTION 3.6     Permits; Compliance with Law.

      SECTION 3.6.1     Except for Environmental Permits, which are covered by Section 3.14, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in conflict with, or in default or violation of (A) except for Laws with respect to matters covered by Sections 3.10, 3.11 and 3.14, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (B) except for Environmental Permits, which are covered by Section 3.14, any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.6.2     Since December 31, 2001, except as set forth on the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any vendor or third party service provider, in each case, that is the counter-party to a contract set forth on Section 3.12.1.4 or Section 3.12.1.11 of the Company Disclosure Schedule (other than hospitals or other medical providers) acting on behalf of the Company or any of the Company Subsidiaries (collectively, the “Material Vendors”), has received any written notice from any Governmental Entity that alleges any material noncompliance (or that the Company or any of the Company Subsidiaries or any Material Vendor is under investigation or the subject of an inquiry by any such Governmental Entity for such alleged material noncompliance) with any applicable Law, except as would not be reasonably likely to result in a fine in excess of $250,000 or any criminal penalty, criminal fine or similar criminal liability, and (ii) neither the Company nor any of the Company Subsidiaries has entered into any agreement or settlement with any Governmental Entity with respect to its non-compliance with any applicable Law, except for such agreements or settlements that do not require payment of a fine in excess of $250,000 or would materially change the manner in which the Company or any Company Subsidiary presently operates its business.

      SECTION 3.6.3     Since December 31, 2001 and except as set forth on the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith, except, in each case, where the failure to file such reports, schedules, statements, documents, filings, submissions, forms, registrations or other documents or to make such payments would not have a material and adverse effect on the Company or any of the Company Subsidiaries.

      SECTION 3.6.4     Except as described in the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than with respect to Company Benefit Plans, the Company and the Company Subsidiaries are not fiduciaries as such term is defined in Section 404 of ERISA, applicable Department of Labor regulations and relevant case law with respect to the provisions of any services to ERISA welfare plans and are not subject to Section 404 or 406 of ERISA.

      SECTION 3.7     SEC Filings; Financial Statements.

      SECTION 3.7.1     The Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), from and after January 1, 2003 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of such amendment or supplement, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

      SECTION 3.7.2     Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings, as amended or supplemented if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect).

      SECTION 3.7.3     Except as and to the extent set forth (A) on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2003 included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2003, including the notes thereto, or (B) in the Company SEC Filings filed after December 31, 2003, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (1) under this Agreement or incurred in connection with the transactions contemplated hereby or (2) incurred in the ordinary course of business since January 1, 2004 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.8     Disclosure Documents.

      SECTION 3.8.1     The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, (D) if the Parent Approval Requirement applies, the time the Proxy Statement (or amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (E) if the Parent Approval Requirement applies, the time of the Parent Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

      SECTION 3.8.2     None of the information supplied by the Company for use in the Proxy Statement, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, (D) if the Parent Approval Requirement applies, the time the Proxy Statement (or amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (E) if the Parent Approval Requirement applies, the time of the Parent Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in the Registration Statement, at (A) the time the Registration Statement is declared effective, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8.2 will not apply to statements or omissions included in the Proxy Statement, the Registration Statement or any Other Filings based upon information supplied to the Company by Parent or Merger Sub for use therein.

      SECTION 3.9     Absence of Certain Changes or Events. Since January 1, 2004, except as set forth in the Company Disclosure Schedule, or as specifically contemplated by, or as disclosed in, this Agreement, there has not been (A) any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (B) any action taken by the Company or any Company Subsidiary during the period from January 1, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

      SECTION 3.10     Employee Benefit Plans.

      SECTION 3.10.1     The Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company, or under which the Company has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).

      With respect to each Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the three most recent financial statements relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

      SECTION 3.10.2     Except as set forth on the Company Disclosure Schedule, each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

      SECTION 3.10.3     Except as disclosed on the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in a material liability to the Company, and (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

      SECTION 3.10.4     No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA. The Company has no liability under Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, and no condition exists that presents a risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder.

      SECTION 3.10.5     All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) except to the extent the failure to make such contributions would not result in material liability to the Company.

      SECTION 3.10.6     Except as set forth on the Company Disclosure Schedule, there are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under the Company Benefit Plans or the sponsor or administrator of any of the Company Benefit Plans, or against any fiduciary of the Company Benefit Plans with respect to the operation of any of the Company Benefit Plans (other than routine benefit claims), nor does the Company have any knowledge of facts that could form the basis for any such action, claim or lawsuit.

      SECTION 3.10.7     Except as set forth on the Company Disclosure Schedule, none of the Company Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any dependent of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, and at the expense of the participant or the participant’s dependent. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

      SECTION 3.10.8     Except as set forth in Section 3.10 of the Company Disclosure Schedule or as otherwise specified in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the approval of the Required Company Stockholders or the Merger, will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Benefit Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Benefit Plan. Except as set forth in Section 3.10 of the Company Disclosure Schedules, since January 1, 2004, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company.

      SECTION 3.10.9     Neither the Company nor any of the Company Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan, except as required by applicable Law or Tax qualification requirement and as set forth in Section 3.10 of the Company Disclosure Schedule.

      SECTION 3.11     Labor and Other Employment Matters.

      SECTION 3.11.1     Each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees.

      SECTION 3.11.2     Except as set forth in the Company Disclosure Schedule, there are no (A) severance or employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary; (B) severance programs or policies of the Company and each Company Subsidiary with or relating to its employees; or (C) plans, programs, agreements or other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.

      SECTION 3.12     Contracts.

      SECTION 3.12.1     Except for contracts filed in unredacted form as exhibits to the Company SEC Filings, Section 3.12 of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all material amendments, modifications, extensions or renewals, with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information) of (collectively, the “Company Contracts”):

SECTION 3.12.1.1 any agreement and any amendment thereto required to be filed as an Exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K of the Securities Act;

SECTION 3.12.1.2 all contracts to which the Company or any Company Subsidiary is a party that contain a covenant restricting the ability of the Company or any of the Company Subsidiaries to compete in any business or with any person or in any geographic area;

SECTION 3.12.1.3 all contracts of the Company or any of the Company Subsidiaries with any affiliate of the Company (other than any of the Company Subsidiaries);

SECTION 3.12.1.4 any contract to which the Company or any of the Company Subsidiaries is a party which primarily relates to (A) the granting to the Company or any Company Subsidiary of license rights in or to any material Company Intellectual Property owned by a third party, or (B) the granting by the Company or any Company Subsidiary of license rights to a third party in or to any material Company Intellectual Property, in each of case (A) and (B) above, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any Web site;

SECTION 3.12.1.5 all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of the Company Subsidiaries is a party;

SECTION 3.12.1.6 any contract with a Governmental Entity (other than ordinary course contracts with Governmental Entities as a customer) which imposes any material obligation or restriction on the Company or the Company Subsidiaries;

SECTION 3.12.1.7 all contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (other than the Company or any of the Company Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $500,000 on an annual basis and excluding trade payables arising in the ordinary course of business);

SECTION 3.12.1.8 contracts with hospitals and medical groups that, in the aggregate, represent an amount of claims repriced by the Company and the Company Subsidiaries of at least 50% of the total amount of projected 2004 claims repriced by the Company and the Company Subsidiaries to hospitals and medical groups;

SECTION 3.12.1.9 any customer contract (other than contracts with hospitals or other providers) that involves annual payments by the customer to the Company and the Company Subsidiaries of greater than $500,000;

SECTION 3.12.1.10 any contract with a vendor or supplier (other than contracts covered by Sections 3.12.1.4 or 3.12.1.8) that involves annual payments of greater than $500,000 by the Company and the Company Subsidiaries; and

SECTION 3.12.1.11 any contract with respect to any risk sharing or risk transfer arrangement or that provides for a retroactive premium or similar adjustment or withholding arrangement or any contract, agreement or policy for reinsurance.

      SECTION 3.12.2     Except as set forth in the Company Disclosure Schedule, each Company Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Contract and, to the Company’s knowledge, each other party to each Company Contract has in all material respects performed all obligations required to be performed by it to the date hereof under such Company Contract, except, in each case, as has not, individually or in the aggregate, resulted in a Company Material Adverse Effect.

      SECTION 3.12.3     (i) None of the Company or any of the Company Subsidiaries (x) has received written notice that it is, or has knowledge that any other party to any Company Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (y) since January 1, 2004 through the date hereof, has expressly waived any rights or benefits under any Company Contract, and (ii) to the knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Contract, except in each case for violations, breaches, defaults or waivers covered by clauses (i) or (ii) above that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2004 through the date hereof, except as set forth on the Company Disclosure Schedule, no counterparty to any Company Contract scheduled in response to Section 3.12.1.9 (each, a “Customer”) has given written notice of any intention to cancel or otherwise terminate, prior to the end of the applicable contract term, such Company Contract, and, to the Company’s knowledge, no Customer intends to terminate such Company Contract or otherwise materially reduce its usage or purchase of the products or services provided by the Company or any Company Subsidiary.

      SECTION 3.12.4     Except as set forth in the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Company Contract.

      SECTION 3.13     Litigation. Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction, or decree, in each case, which has had or would, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent the consummation of the Merger.

      SECTION 3.14     Environmental Matters. Except as set forth in the Company Disclosure Schedule:

SECTION 3.14.1 The Company and each Company Subsidiary is in material compliance with applicable Environmental Laws, and holds all Environmental Permits necessary to conduct their current operations and is in material compliance with their respective Environmental Permits. All such Environmental Permits are listed on the Company Disclosure Schedule.

SECTION 3.14.2 None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

SECTION 3.14.3 None of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

SECTION 3.14.4 The Company and the Company Subsidiaries do not have any material Environmental Liabilities and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in material Environmental Liabilities to the Company or any Company Subsidiary.

SECTION 3.14.5 To the knowledge of the Company, with respect to any real property currently or formerly owned or leased, as the case may be, by the Company or the Company Subsidiaries, there have been no releases of Hazardous Materials that have or are reasonably likely to result in material Environmental Liabilities against the Company or the Company Subsidiaries.

SECTION 3.14.6 As used in this Agreement, the term “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of the Company Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

SECTION 3.14.7 The Company has not placed, owned or operated any storage tanks, including without limitation, underground storage tanks, in, on or under any Real Property now or at any time owned, leased, used, controlled or operated by the Company (“Company Controlled Real Property”) and, except as set forth on the Company Disclosure Schedule, to the knowledge of the Company there are no facts or circumstances related to storage tanks, including, without limitation, underground storage tanks, located on, in or under any Company Controlled Real Property that would reasonably be expected to result in material Environmental Liabilities to the Company and the Company Subsidiaries.

SECTION 3.14.8 Except as set forth on the Company Disclosure Schedule, the Company does not generate, and has not generated, hazardous waste (as such terms are defined under any Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.).

SECTION 3.14.9 To the knowledge of the Company, no asbestos or mold is present in any of the improvements of the Real Property that could reasonably be expected to result in material Environmental Liabilities to the Company and the Company Subsidiaries.

SECTION 3.14.10 The Company is not aware of any changes to its business as currently operated that would require material expenditures in order to comply with Environmental Laws.

SECTION 3.14.11 The Company has provided Parent with complete copies of all environmental site assessments or audits in the Company’s possession, custody or control related to any Company Controlled Real Property.

      SECTION 3.15     Intellectual Property; Software.

      SECTION 3.15.1     As used herein: (i) “Intellectual Property” means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”); (c) registered and unregistered copyrights (including those in Software) and all registrations and applications to register the same (“Copyrights”); (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”) and (e) databases and compilations, including any and all electronic data and electronic collections of data; (ii) “IP Licenses” means all contracts (excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any Web site) pursuant to which the Company and the Company Subsidiaries have acquired rights in (including usage rights) or to any Intellectual Property, or licenses and agreements pursuant to which the Company and the Company Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, all documentation, including user manuals and training materials, related to any of the foregoing; and (iv) “Company Intellectual Property” means the Intellectual Property and Software held for use or used in the business of the Company or the Company Subsidiaries as presently conducted.

      SECTION 3.15.2     Section 3.15 of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company and the Company Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) Patents issued or pending; (ii) Trademark registrations (including Internet domain name registrations) and applications for registration of Trademarks and material unregistered trademarks and service marks; and (iii) registered Copyrights.

      SECTION 3.15.3     Section 3.15 of the Company Disclosure Schedule lists all material IP Licenses.

      SECTION 3.15.4     Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company, or one of the Company Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens, except for Permitted Liens.

      SECTION 3.15.5     All Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration owned by the Company and the Company Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the knowledge of the Company, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

      SECTION 3.15.6     Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Intellectual Property is sufficient for the conduct and the operation of the Company’s business as currently conducted and operated by the Company.

      SECTION 3.15.7     Except as set forth in Section 3.15 of the Company Disclosure Schedule or otherwise would not reasonably be expected to result in a Company Material Adverse Effect:

SECTION 3.15.7.1 to the knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third party;

SECTION 3.15.7.2 to the knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any material Company Intellectual Property owned by the Company or any Company Subsidiary;

SECTION 3.15.7.3 no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any Company Subsidiary is a party limit or restrict the Company’s or any Company Subsidiary’s rights in and to any Company Intellectual Property.

SECTION 3.15.7.4 the Company and the Company Subsidiaries have not licensed or sublicensed their rights in any Company Intellectual Property, or received or been granted any such rights (except pursuant to “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any Web site), other than pursuant to the IP Licenses;

SECTION 3.15.7.5 the Company and the Company Subsidiaries take commercially reasonable measures to protect the confidentiality of their Trade Secrets; and

Section 3.15.7.6 the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and the Company Subsidiaries’ rights to own or use any of the Company Intellectual Property or obligate them to pay any material royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of these transactions.

SECTION 3.15.7.7 The Company and each of the Company Subsidiaries (i) discloses and, since January 1, 2003, has disclosed its personal data collection and use policy on its websites and (ii) complies and, since January 1, 2003, has complied in all material respects with such policy. Neither this Agreement nor the consummation of the transactions contemplated hereby will violate in any material respect any such personal data policy.

SECTION 3.15.7.8 The Company maintains possession over the Software and the documentation (including user guides) reasonably necessary to use the Software, and the Company maintains possession and control over the source code and/or such other documentation (including user guides and specifications) for all Software owned by the Company or any of the Company Subsidiaries (the “Proprietary Software”) and reasonably necessary to use, maintain and modify the Proprietary Software. The Proprietary Software and, to the knowledge of the Company, the Software included in the Company Intellectual Property which it or the Company Subsidiaries license or otherwise use (excluding Software under development or in testing) (i) functions properly in substantially all respects to achieve its intended purposes and (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or impair such Software or its processing environment (including other programs, equipment and data).

      SECTION 3.16     Taxes.

      SECTION 3.16.1     The Company and each of the Company Subsidiaries has timely filed with the appropriate Tax authority or other Governmental Entity all material Tax Returns required to be filed (taking into account any extension of time within which to file any such Tax Return), and all such filed Tax Returns are correct and complete in all material respects. The Company and the Company Subsidiaries have paid all Taxes that have become due, whether or not shown on any Tax Return, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been taken.

      SECTION 3.16.2     Since the date of the financial statements in the most recent Company SEC Filings, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

      SECTION 3.16.3     Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

      SECTION 3.16.4 Except as provided in the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any (A) “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law), or (B) amount that is not deductible under Section 162(m) of the Code. Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Neither Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under United States Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      SECTION 3.16.5     Neither the Company nor any of the Company Subsidiaries has entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

      SECTION 3.16.6     Except as set forth in the Company Disclosure Schedules, no audit or other administrative or court proceedings currently are pending or in progress with any Taxing authority with respect to any material Taxes or material Tax Returns of the Company or any of the Company Subsidiaries, and neither Company nor any of the Company Subsidiaries has received written notice of any proposed audit or administrative or court proceeding. Neither the Company nor any of the Company Subsidiaries has granted any waivers or extensions of time to assess any Taxes.

      SECTION 3.16.7     Except as set forth in the Company Disclosure Schedules, no written claim that could give rise to material Taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation in that jurisdiction.

      SECTION 3.16.8     There no Liens for Taxes upon any property or other assets of the Company or any of the Company Subsidiaries, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings.

      SECTION 3.16.9     All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

      SECTION 3.17     Properties and Assets. Section 3.17 of the Company Disclosure Schedule sets forth the address of each parcel of all real property and all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other material interest in real property held by or for the Company or the Company Subsidiaries (the “Leased Real Property”). Section 3.17 of the Company Disclosure Schedule sets forth all sublicenses, licenses and other grants by the Company or any of the Company Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $100,000 annually. The Company and each of the Company Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and the Company Subsidiaries to conduct their business as currently conducted, except for Permitted Liens or other defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not reasonably be expected to materially interfere with its ability to conduct its business as presently conducted.

      SECTION 3.18     Certain Business Relationships With Affiliates. Since January 1, 2003 and prior to the date hereof, except as set forth on the Company Disclosure Schedule, no event has occurred, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any of the Company Subsidiaries is to be a party, that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      SECTION 3.19     Opinion of Financial Advisor. The Company Board has received the opinion of Citigroup Global Markets Inc. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock, a complete copy of which opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

      SECTION 3.20     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Required Company Stockholders”) is necessary to adopt this Agreement. The affirmative vote of the Required Company Stockholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the transactions contemplated hereby.

      SECTION 3.21     Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), or as set forth in the Parent SEC Filings, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      SECTION 4.1     Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.2     Certificate of Incorporation and By-laws. The copies of Parent’s Certificate of Incorporation (the “Parent Certificate”), and By-laws (the “Parent By-laws”), that are attached as Exhibit A to the Parent Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof. The copies of the Merger Sub Certificate and Merger Sub By-laws that are attached as Exhibit B to the Parent Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof.

      SECTION 4.3     Capitalization. The authorized capital stock of the Parent consists of 207,000,000 shares of capital stock, of which 200,000,000 are designated Parent Common Stock and 7,000,000 are designated preferred stock, $.01 par value per share (“Parent Preferred Stock”). As of September 30, 2004, (A) 89,767,527 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 15,931,989 shares of Parent Common Stock were held in the treasury of Parent and (C) 6,686,735 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As the date hereof, 6,000,000 shares of Parent Preferred Stock are designated as Series A Convertible Preferred Stock, par value $.01 per share, of which 4,709,545 have been issued, all of which have been converted to Parent Common Stock and are retired, canceled and are no longer outstanding. As of September 30, 2004, except for (A) Parent Options to purchase not more than 6,686,735 shares of Parent Common Stock, and (B) other arrangements and agreements set forth in the Parent Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from Parent, or securities convertible into or exchangeable for such capital stock or other Equity Interests. Since September 30, 2004 through the date hereof, Parent has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 4.3 or as set forth in the Parent Disclosure Schedule. All shares of Parent Common Stock subject to issuance upon exercise of the Parent Options, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be in violation of any preemptive rights.

      SECTION 4.4     Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and, subject to the Parent Approval Requirement, if applicable, no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the Parent Approval Requirement, if applicable. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 4.5     No Conflict; Required Filings and Consents.

      SECTION 4.5.1     The execution and delivery of this Agreement does not, and the performance of this Agreement by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Parent Certificate, the Parent By-laws, the Merger Sub Certificate or the Merger Sub By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained and all filings and notifications described in Section 4.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) except as set forth in the Parent Disclosure Schedule, require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit or other instrument or obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such consents, approvals, conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent the consummation of the Merger.

      SECTION 4.5.2     The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange, the HSR Act, the Other Regulatory Approvals and filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent the consummation of the Merger.

      SECTION 4.6     Permits; Compliance with Laws. Each of Parent, Merger Sub and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent, Merger Sub and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent, Merger Sub or any Parent Subsidiary is in conflict with, or in default or violation of (1) any Law applicable to Parent, Merger Sub or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (2) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.7     SEC Filings; Financial Statements.

      SECTION 4.7.1     Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act, from and after January 1, 2003 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of such amendment or supplement, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, together with the Sarbanes-Oxley Act, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      SECTION 4.7.2     Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings, as amended or supplemented if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).

      SECTION 4.7.3     Except as and to the extent set forth (A) on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 31, 2003 included in Parent’s annual report filed on Form 10-K for the year ended December 31, 2003, including the notes thereto, or (B) in the Parent SEC Filings filed after December 31, 2003, none of Parent or any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (1) under this Agreement or incurred in connection with the transactions contemplated hereby or (2) incurred in the ordinary course of business since January 1, 2004 that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.8     Disclosure Documents.

      SECTION 4.8.1     The Registration Statement, the Proxy Statement (if the Parent Approval Requirement applies) and any Other Filings, and any amendments or supplements thereto, that Parent is responsible for filing at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement or such Other Filings (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (C) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

      SECTION 4.8.2     None of the information supplied by Parent or Merger Sub for use in the Proxy Statement, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, (D) if the Parent Approval Requirement applies, the time the Proxy Statement (or amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (E) if the Parent Approval Requirement applies, the time of the Parent Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent or Merger Sub for use in the Registration Statement, at (A) the time the Registration Statement is declared effective, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent or Merger Sub for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the

Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8.2 will not apply to statements or omissions included into the Proxy Statement, the Registration Statement or any Other Filings based upon information supplied to Parent or Merger Sub by the Company for use therein.

      SECTION 4.9     Absence of Certain Changes or Events. Since January 1, 2004, except as set forth in the Parent Disclosure Schedule or as specifically contemplated by, or as disclosed in, this Agreement, Parent and each Parent Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or (B) any action taken by Parent or any Parent Subsidiary during the period from January 1, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

      SECTION 4.10     Litigation. Except as set forth in the Parent Disclosure Schedule, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding, in each case, which has had or would, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent the consummation of the Merger.

      SECTION 4.11     Ownership of Merger Sub; No Prior Activities.

      SECTION 4.11.1     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

      SECTION 4.11.2     All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

      SECTION 4.11.3     Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

      SECTION 4.12     Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby; provided that if the Parent Approval Requirement applies, the affirmative vote of the holders of a majority of the votes cast at a meeting at which a majority of the outstanding shares of Parent Common Stock (the “Required Parent Stockholders”) are present and voting is necessary to authorize the issuance of Parent Common Stock pursuant to this Agreement.

      SECTION 4.13     Opinion of Financial Advisors. The Board of Directors of Parent (the “Parent Board”) has received the opinions of CIBC World Markets Corp. and Lehman Brothers Inc. (the “Parent Financial Advisors”) that, as of the date hereof, the Merger Consideration is fair from a financial point of view to Parent.

      SECTION 4.14     Brokers. No broker, finder or investment banker (other than the Parent Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

      SECTION 4.15     Financing. Parent has cash on hand or has furnished the Company with true and correct copies of commitment letters to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses required to be paid by Parent or Merger Sub arising in connection therewith. As of the date hereof, there is no breach or default existing, or with notice or the passage of time may exist, under such commitment letters. Parent has no reason to believe that any of the conditions precedent to the draw-down of such amounts under such commitment letters will not be satisfied.

      SECTION 4.16     Tax Matters. Neither Parent nor any Parent Subsidiary or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 4.17     Company Stock. Each of Parent and Merger Sub is not, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Each of Parent and Merger Sub does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

ARTICLE 5.

COVENANTS

      SECTION 5.1     Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in the Company Disclosure Schedule, as specifically permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of NASDAQ, unless Parent shall otherwise agree in writing (which shall not be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, (A) conduct its operations in the ordinary and usual course of business substantially consistent with past practice and (B) use its commercially reasonable efforts to preserve substantially intact its business organization, its customer and provider relationships and its goodwill. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as specifically permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NASDAQ, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

SECTION 5.1.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

SECTION 5.1.2 (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date hereof in the ordinary course of business or (B) except as set forth on Section 5.1.2 of the Company Disclosure Schedule, sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any property or assets of the Company or any Company Subsidiary with a fair market value in excess of $500,000 individually or $2,000,000 in the aggregate, except pursuant to existing contracts or commitments as in effect on the date hereof;

SECTION 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

SECTION 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

SECTION 5.1.5 acquire any interest in, or substantially all of the assets of, any person (including, without limitation, by merger, consolidation, or acquisition of stock), other than acquisitions for consideration that is individually not in excess of $500,000 or, in the aggregate, not in excess of $2,000,000 for the Company and the Company Subsidiaries taken as a whole;

SECTION 5.1.6 with respect to the Company’s 2004 fiscal year, make any capital expenditure that (A) involves the purchase of any real property or (B) is in excess of $500,000 individually, or $3,000,000 in the aggregate, except, in each case, for (x) as set forth on Section 5.1.6 of the Company Disclosure Schedule, (y) any capital expenditures that are budgeted for in the Company’s 2004 fiscal year capital expenditure plan (a correct and complete copy of which has been made available to Parent prior to the date of this Agreement), including any part of such capital expenditure plan that continues into the Company’s 2005 fiscal year, or (z) any capital expenditures in connection with customer contracts entered into in the ordinary course of business after the date hereof;

SECTION 5.1.7 (A) repurchase or prepay any indebtedness for borrowed money, except as required by the terms of such indebtedness or for payments of amounts outstanding under the Company’s existing credit facility in the ordinary course of business, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, except, in each case, for borrowings under the Company’s existing credit facility in the ordinary course of business, (C) make any loans or advances to employees other than for advances for ordinary course business expenses, or (D) make any loans, advances or capital contributions to, or investments in, any person other than the Company or any Company Subsidiary, in each of clauses (A), (B) and (D), in excess of $2,000,000 in the aggregate;

SECTION 5.1.8 (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (1) in excess of $500,000 individually, or $2,000,000 in the aggregate, or (2) imposing any material limitation on the future conduct of the business of the Company or the Company Subsidiaries, (B) waive or release any right of the Company or any of the Company Subsidiaries with a value in excess of $500,000 other than in the ordinary course of business consistent with past practice, or (C) settle any stockholder litigation against the Company or its directors relating to this Agreement or the Merger; except, in the case of clauses (A) and (B) hereof, for such payments, discharges, settlements, satisfactions, waivers or releases to the extent not in excess of any reserves with respect thereto on the Company’s books as of the date hereof;

SECTION 5.1.9 enter into, modify, amend or terminate any Company Contract (or any contract that would otherwise be a Company Contract if effect on the date hereof) (A) other than in connection with a Superior Proposal (subject to Section 5.7 hereof), if the effect thereof would reasonably be expected to have a Company Material Adverse Effect or prevent the consummation of the Merger, (B) other than in connection with a Superior Proposal (subject to Section 5.7 hereof), that would result in the Company or any of the Company Subsidiaries incurring in excess of $500,000 in annual liability individually and that is not terminable by the Company without penalty with one year or less notice (excluding contracts or amendments entered into or made in the ordinary course of business with customers or providers of the Company or the Company Subsidiaries or any renewals of existing contracts in the ordinary course of business other than multiple year vendor contracts),

(C) by which the Company or any of the Company Subsidiaries grants any license to material Company Intellectual Property except in the ordinary course of business consistent with past practice, or (D) that contains a covenant restricting the ability of the Company or any of Company Subsidiaries (or which, following the consummation of the Merger, could reasonably be expected to restrict the ability of Parent or any of its Subsidiaries, the Surviving Corporation and the Company Subsidiaries) to compete in any business or with any person or in any geographic area;

SECTION 5.1.10 other than in connection with a Superior Proposal (subject to Section 5.7 hereof), enter into any contract which, if in effect as of the date hereof, would be required to be disclosed pursuant to Section 3.12.1 hereof (other than contracts already disclosed pursuant to Section 3.12.1) and that would also be required to be disclosed as an exception to the representation in Section 3.12.4 hereof;

SECTION 5.1.11 except as required to comply with applicable Law, in the ordinary course of business consistent with past practice, pursuant to any Company Contract or any Company Benefit Plan in existence on the date hereof or as otherwise disclosed in Section 5.1.11 of the Company Disclosure Schedule, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus (other than the bonus payments described in Sections 3.10 or 3.12 of the Company Disclosure Schedule) to, any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries, (B) pay to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries any benefit not provided for under any contract or Company Benefit Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any contract or Company Benefit Plan, (D) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or Company Benefit Plan other than as required by the terms of this Agreement, (E) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (F) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Benefit Plan to increase the benefits thereunder, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries, other than required by applicable Law or Tax qualification requirement;

SECTION 5.1.12 adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of the Company Subsidiaries;

SECTION 5.1.13 fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

SECTION 5.1.14 except as set forth on Section 5.1.14 of the Company Disclosure Schedules, make any material Tax election or settle or compromise any material Tax liability, or agree to an extension of a statute of limitations with respect to material Taxes;

SECTION 5.1.15 change its fiscal year, make any change in financial, statutory or Tax accounting policies or procedures, or make any material change in any investment or actuarial policies and procedures, except as required by GAAP or by a Governmental Entity;

SECTION 5.1.16 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

SECTION 5.1.17 undertake, or agree to undertake, any business combination, acquisition or disposition that would result in a requirement to include financial statements for the acquired entity or assets in the Registration Statement; or

SECTION 5.1.18 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      SECTION 5.2     Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in the Parent Disclosure Schedule, as specifically permitted by any other provision of this Agreement, or as required by applicable Law or the regulations or requirements of the Exchange, unless the Company shall otherwise agree in writing (which shall not be unreasonably withheld or delayed), Parent will, and will cause each Parent Subsidiary to, (A) conduct its operations in the ordinary and usual course of business and (B) use its reasonable best efforts to preserve substantially intact its business organization, its customer and provider relationships and its goodwill. Without limiting the foregoing, and as an extension thereof, except as set forth in the Parent Disclosure Schedule, as specifically permitted by any other provision of this Agreement, or as required by applicable Law or the regulations or requirements of the Exchange, Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

SECTION 5.2.1 amend or otherwise change the Parent Certificate or Parent By-laws or equivalent organizational documents;

SECTION 5.2.2 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), with respect to any of its capital stock (other than dividends paid by a Parent Subsidiary to Parent or any Parent Subsidiary);

SECTION 5.2.3 change its fiscal year, or make any material change in financial accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

SECTION 5.2.4 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

SECTION 5.2.5 undertake, or agree to undertake, any business combination, acquisition or disposition that would result in a requirement to include financial statements for the acquired entity or assets in the Registration Statement; or

SECTION 5.2.6 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      SECTION 5.3     Cooperation; Notice of Certain Changes. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall promptly notify the other party of any fact, event or circumstance known to it that would be reasonably likely to cause any condition set forth in Article VI to be unsatisfied on or prior to the Effective Time; provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

      SECTION 5.4     Registration Statement; Proxy Statement.

      SECTION 5.4.1     As promptly as practicable after the execution of this Agreement, the Company and, if required, Parent shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting and, if required, the Parent Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. In addition, each of the Company and Parent shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of the Company and Parent will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Registration Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Registration Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, the Company and, if required, Parent shall mail the Proxy Statement to its stockholders. Subject to Section 5.7 hereof, the Proxy Statement shall include the recommendation of the Company Board that adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s stockholders (the “Company Recommendation”) and, if the Parent Approval Requirement applies, the recommendation of the Parent Board in favor of the Merger and the Issuance.

      SECTION 5.4.2      Subject to Section 5.7 hereof and other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.11 of this Agreement, no amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Parent each will advise the other promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

      SECTION 5.4.3     Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent and should be set forth in an amendment or a supplement to the Proxy Statement, the Registration Statement or any Other Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement, the Registration Statement or any Other Filing.

      SECTION 5.5     Company Stockholders’ Meeting; Consent of Parent as Sole Stockholder of Merger Sub; Parent Stockholders’ Meeting.

      SECTION 5.5.1     The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the adoption of this Agreement, and the Company shall use its commercially reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Notwithstanding anything to the contrary in the preceding sentence, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.7, the Company may adjourn or postpone the Company Stockholders’ Meeting for a period not to exceed twenty (20) Business Days in response to an Acquisition Proposal if the Company Board determines that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal, provided, however, that the Company may only adjourn or postpone the Company Stockholders’ Meeting one time. The Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated before that meeting is held.

      SECTION 5.5.2     Parent, as sole stockholder of Merger Sub, shall prepare, execute and deliver to Merger Sub, a copy of which shall be provided to the Company, a written consent to adopt this Agreement within one (1) Business Day after the date hereof.

      SECTION 5.5.3     If the Parent Approval Requirement applies, Parent shall call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the issuance of shares of Parent Common Stock pursuant to this Agreement, and Parent shall use its commercially reasonable efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Parent shall not be required to hold the Parent Stockholders’ Meeting if this Agreement is terminated before that meeting is held.

      SECTION 5.6     Access to Information; Confidentiality.

      SECTION 5.6.1     Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (B)furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request.

      SECTION 5.6.2     With respect to the information disclosed pursuant to this Agreement, Parent and Merger Sub shall comply with, and shall cause their Parent Representatives to comply with, all of Parent’s obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

      SECTION 5.7     Acquisition Proposals.

      SECTION 5.7.1     From and after the date of this Agreement, the Company agrees that it shall not, and shall not authorize or permit any Company Subsidiary or Company Representative to, directly or indirectly, take any action to (A) solicit, initiate or facilitate any Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) withdraw or modify the Company Recommendation in a manner adverse to Parent, (D) other than the Merger, approve or recommend any Acquisition Proposal, or (E) enter into any letter of intent or agreement with respect to any Acquisition Proposal. The Company shall, and shall cause the Company Subsidiaries and instruct the Company Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the first and second sentences of this Section 5.7.1, at any time prior to obtaining the adoption of this Agreement by the Required Company Stockholders, the Company shall be permitted to:

(i) take and disclose to the Company’s stockholders a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

(ii) if the Company has received an unsolicited Acquisition Proposal from a third party made after the date hereof and the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, change the Company Recommendation or enter into a definitive agreement with respect to such Superior Proposal (a “Company Adverse Recommendation Change”); provided, that the Company shall comply with Section 5.7.2 hereof prior to making a Company Adverse Recommendation Change;

(iii) change the Company Recommendation if the Company Board determines in good faith (after consultation with outside counsel) that it is necessary to do so to comply with its fiduciary duties to the stockholders of the Company under applicable Law; or

(iv) participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an Acquisition Proposal by any such person, if the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal; provided, that the Company shall have provided prior notice to Parent of such Acquisition Proposal pursuant to Section 5.7.3 and the Company shall only provide such non-public information pursuant to a confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information (to the extent such information has not previously been provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time such information is provided or made available to such person, as the case may be.

      SECTION 5.7.2     If the Company Board determines to effect a Company Adverse Recommendation Change as provided in Section 5.7.1(ii), such Company Adverse Recommendation Change may only be made after the end of the third day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board intends to make such Company Adverse Recommendation Change, which notice shall contain a copy of the Superior Proposal to which such Company Adverse Recommendation Change relates and the information required to be provided to Parent by Section 5.7.3 in connection with such Superior Proposal, together with copies of any written offer or proposal in respect of such Superior Proposal; provided, that any amendment to the material terms of such Superior Proposal after the initial Adverse Recommendation Notice shall require a new Adverse Recommendation Notice. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

      SECTION 5.7.3     The Company shall promptly advise Parent orally and in writing of any request for information, proposal or other inquiry that is, or is reasonably likely to result in, an Acquisition Proposal, the material terms and conditions of any such request, Acquisition Proposal or inquiry (including any changes to the material terms thereof) and the identity of the person making any such request, Acquisition Proposal or inquiry. Upon Parent’s request, the Company shall inform Parent of the general status of any such request, Acquisition Proposal or inquiry.

      SECTION 5.8     Appropriate Action; Consents; Filings.

      SECTION 5.8.1     Each of the Company and Parent shall use reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, the Other Regulatory Approvals or any other Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act, the Other Regulatory Approvals and any such other Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (1) any filing under or with respect to the HSR Act, the Other Regulatory Approvals or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective Affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

      SECTION 5.8.2     The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

      SECTION 5.8.3     From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (A) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

      SECTION 5.8.4     Each of the Company and Parent shall, and shall cause their respective controlled Affiliates to, use their reasonable best efforts to (A) cause the expiration of the notice periods under or with respect to the HSR Act, the Other Regulatory Approvals and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (B) resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or other transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall cooperate in good faith with all Governmental Entities and, subject to Section 5.10, undertake promptly any and all actions required to lawfully complete the Merger and the other transactions contemplated by this Agreement.

      SECTION 5.8.5     Each of the Company and the Company Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and the Company Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

      SECTION 5.8.6     Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, subject and consistent with the terms and conditions of this Agreement, including Section 5.2, complete unilateral control and supervision over its business operations.

      SECTION 5.9     Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.10     Reasonable Best Efforts. Notwithstanding the foregoing or anything else to the contrary in this Agreement, no covenant in this Agreement shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of the Company Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their respective Affiliates may carry on business in any part of the world or (D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of the Company Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses, which, in the case of any of clauses (A) through (D), would have, or would be reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect or (ii) would, or would be reasonably likely to, materially impair the benefits sought to be derived by Parent from the transactions contemplated by this Agreement, including the Merger.

      SECTION 5.11     Public Announcements. Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press release or other public statements (including presentations or communications required to be filed under Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act) with respect to the transactions contemplated by this Agreement, including the Merger. Parent and the Company shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or any listing agreement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      SECTION 5.12     Stock Exchange Listing. Parent shall promptly prepare and submit to the Exchange, and any other applicable exchange, a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its best efforts to cause such shares to be approved for listing on the Exchange, subject to official notice of issuance, prior to the Effective Time.

      SECTION 5.13     Employee Benefit Matters.

      SECTION 5.13.1     With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under a defined benefit pension plan. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is identified on the Company Disclosure Schedules.

      SECTION 5.13.2     From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any Company Employee including, without limitation, bonuses, incentives or deferred compensation in existence on the date hereof. Parent acknowledges that consummation of the Merger shall constitute a “Change of Control” as defined in such agreements.

      SECTION 5.13.3     From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company, the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to the Company Employees all benefits and compensation pursuant to the Company Benefit Plans, programs and arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 5.13).

      SECTION 5.13.4     For a period of two years after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, either (i) maintain the compensation and benefits that are currently available to the Company Employees under the Company Benefit Plans or (ii) provide to the Company Employees compensation and benefits that are no less favorable in the aggregate to the compensation and benefits that are provided to similarly situated employees of the Parent.

      SECTION 5.13.5     As soon as practicable, but not later than five (5) Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to Company Options assumed by Parent at the Effective Time pursuant to Section 2.5.

      SECTION 5.13.6     Nothing in this Agreement shall require the continued employment of any person, and, except as expressly set forth in this Section 5.13, no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan.

      SECTION 5.14     Indemnification of Directors and Officers.

      SECTION 5.14.1     For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company By-laws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that, to the extent then required by the DGCL, any person to whom expenses are advanced undertakes to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.14 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

      SECTION 5.14.2     The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Certificate and the Company By-laws. Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

      SECTION 5.14.3     For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as reasonably practicable for such maximum amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.14.3, which policies provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.14.3 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.14.3 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.14.3 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.14.3).

      SECTION 5.14.4     In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

      SECTION 5.15     Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 5.16     Affiliate Letters. The Company shall, within ten (10) Business Days of the date hereof, deliver to Parent a list (reasonably satisfactory to counsel for Parent) setting forth the names of all persons who are expected to be, at the time of the Company Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use its commercially reasonable efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 5.16 to execute a written agreement, as soon as practicable after the date hereof, in substantially the form of Exhibit 5.16-A hereto.

      SECTION 5.17     Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company will not release or permit the release of any person from, or waive or permit the waiver of, and the Company will use its reasonable efforts to enforce or cause to be enforced, any “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party, except that the Company shall be permitted to release or permit the release of such person from any standstill obligation if the Company Board takes such action in the course of exercising its rights under Section 5.7.

      SECTION 5.18     Letters of the Accountants.

      SECTION 5.18.1     The Company shall use its reasonable efforts to cause to be delivered to Parent a letter from the Company’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Registration Statement shall become effective addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; provided that the failure of such a letter to be delivered by the Company’s independent accountants shall not result in a failure of a condition to Closing (including Section 6.2.2 hereof).

      SECTION 5.18.2     Parent shall use its reasonable efforts to cause to be delivered to the Company a letter from Parent’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Registration Statement shall become effective addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; provided that the failure of such a letter to be delivered by Parent’s independent accountants shall not result in a failure of a condition to Closing (including Section 6.3.2 hereof).

      SECTION 5.19     Consents. During the period from the date of this Agreement through the Effective Time, the Company will not release or permit the release of any person from, or waive or permit the waiver of, and the Company will use its reasonable best efforts to enforce or cause to be enforced, the Consents obtained on or before the date hereof from the persons identified on Schedule 5.19 of the Company Disclosure Schedule.

ARTICLE 6.

CLOSING CONDITIONS

      SECTION 6.1     Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the

Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

SECTION 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

SECTION 6.1.2 Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders, and, if required, the Required Parent Stockholders.

SECTION 6.1.3 No Order. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.3 shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.3 or 5.8 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

SECTION 6.1.4 HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

SECTION 6.1.5 Other Regulatory Approvals. Any consents, approvals or authorizations of the applicable Governmental Entity pursuant to the Laws set forth on Schedule 6.1.5 (the “Other Regulatory Approvals”) shall have been obtained.

SECTION 6.1.6 Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on the Exchange, subject to official notice of issuance.

      SECTION 6.2     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

SECTION 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.2.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate, had a Company Material Adverse Effect (without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect. The representations and warranties of the Company set forth in Sections 3.3.1 and 3.3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

SECTION 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, however, that in the event of any failure to perform or comply with Sections 5.1 (the first sentence only) or 5.8.2, the condition in this Section 6.2.2 shall be deemed to be satisfied so long as the failure to perform or comply with such sections has not, individually or in the aggregate, had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

SECTION 6.2.3 Tax Opinion. Parent shall have received the opinion of Bass, Berry & Sims PLC, dated the date of the Effective Time, to the effect that the Merger should qualify for United

States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 6.2.4 No Litigation. There shall not be pending or threatened in writing (and not withdrawn) any suit, action or proceeding by any Governmental Entity against Parent, Merger Sub or the Company (i) challenging the acquisition by Parent or Merger Sub of any material portion of the shares of Company Common Stock or seeking to restrain or prohibit the Merger, (ii) seeking to (A) prohibit or limit the ownership or operation by the Company or any of the Company Subsidiaries or, after the Effective Time, by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and the Company Subsidiaries or, after the Effective Time as a result of the Merger, of Parent or any of its Subsidiaries, or (B) compel the Company or any of the Company Subsidiaries or Parent or any of its Subsidiaries as a result of the Merger to divest or hold separate any portion of any business or of any assets of the Company and the Company Subsidiaries or Parent and its Subsidiaries, or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages, which in the case of clauses (ii) and (iii) above, has had, or would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect; provided, that the foregoing condition shall be deemed to have been satisfied with respect to threatened litigation if no suit or action in respect of such threatened litigation shall have been filed or commenced within ten business days from such written threat.

      SECTION 6.3     Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the following conditions:

SECTION 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) provided, however, that the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate, had a Parent Material Adverse Effect (without regard to a materiality or Parent Material Adverse Effect qualifiers contained within such representations and warranties). The representations and warranties of Parent set forth in Section 4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

SECTION 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

SECTION 6.3.3 Tax Opinion. The Company shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that the Merger should qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 7.

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the

Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

SECTION 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

SECTION 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to April 30, 2005; provided that such date shall be extended to July 31, 2005 in the event all conditions to effect the Merger other than those set forth in Sections 6.1.3 (No Order), 6.1.4 (HSR Act) and 6.1.5 (Other Regulatory Approvals) (the “Extension Conditions”) have been or are capable of being satisfied at the time of such extension; provided, further, that such date shall be extended for an additional ten (10) Business Days following the date of the Company Stockholders’ Meeting if the Company Stockholders’ Meeting is adjourned or postponed as permitted in the second sentence of Section 5.5.1 of this Agreement (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date;

SECTION 7.1.3 By either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or precluding the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

SECTION 7.1.4 By either Parent or the Company if (A) the adoption of this Agreement by the Required Company Stockholders shall not have been obtained at the Company Stockholders’ Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote or (B) if the Parent Approval Requirement applies and the approval of the issuance of Parent Common Stock pursuant to this Agreement by the Required Company Stockholders shall not have been obtained at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote;

SECTION 7.1.5 By Parent (A) on or prior to the earlier of (i) two (2) Business Days prior to the Company Stockholders’ Meeting or (ii) within thirty days of the date on which the Company Recommendation is withdrawn or modified, if, in either of the cases of clauses (i) or (ii), the Company Board shall have withdrawn or adversely modified the Company Recommendation as permitted by Section 5.7.1(iii), or (B) within thirty days of the date on which the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.7.1(ii);

SECTION 7.1.6 By the Company, subject to the provisions of Section 5.7, if the Company Board determines to accept a Superior Proposal;

SECTION 7.1.7 By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;

SECTION 7.1.8 By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied; and

SECTION 7.1.9 By Company, if both of the following conditions are satisfied:

(i) the Average Closing Price on the date that is two Business Days prior to the Effective Time (the “Determination Date”) of shares of Parent Common Stock shall be less than $39.2524; and

(ii) (A) the number obtained by dividing the Average Closing Price on the Determination Date by $52.3365 (such number being referred to herein as the “Parent Common Stock Ratio”) shall be less than (B) the number obtained by dividing the Average Index Price on the Determination Date by $974.08, and subtracting 0.15 from the quotient in this clause (B).

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying Section 7.1.9.

      SECTION 7.2     Effect of Termination.

      SECTION 7.2.1     Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 5.6, Section 5.11, this Section 7.2 and Article 8 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

      SECTION 7.2.2     Termination Fee. In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1.4(A) or by Parent pursuant to Section 7.1.7 due to a willful and intentional breach triggering termination and (A) after the date of this Agreement an Acquisition Proposal has been publicly announced and not withdrawn as of such termination hereof and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal;

(ii) this Agreement is terminated by Parent pursuant to Section 7.1.5(B); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1.6,

then the Company shall (A) in the case of a Termination Fee payable pursuant to clause (i) of this Section 7.2.2, upon the consummation of such Acquisition Proposal, (B) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 7.2.2, on the date that is two (2) Business Days after such termination, or (C) in the case of a Termination Fee payable pursuant to clause (iii) of this Section 7.2.2, on the date of such termination, pay Parent a fee equal to $59,707,000 (the “Termination Fee”) by wire transfer of same-day funds. In the event that this Agreement is terminated by Parent pursuant to Section 7.1.5(A), then the Company shall, on the date that is two (2) Business Days after such termination, pay Parent a fee equal to $29,850,000 by wire transfer of same-day funds. In the case of a fee payable pursuant to clause this Section 7.2.2, the parties hereby agree that the such fee shall be the appropriate measure of liquidated damages, and shall be the total damages and the sole and exclusive remedy of Parent and Merger Sub, relating to the termination giving rise to the payment of such fee.

      SECTION 7.2.3     The Company acknowledges and agrees that the agreements contained in Section 7.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 7.2.2, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

      SECTION 7.2.4     All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

      SECTION 7.3     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company or Parent, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 7.4     Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8.

GENERAL PROVISIONS

      SECTION 8.1     Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.2     Fees and Expenses. Subject to Section 7.2 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and Registration Statement.

      SECTION 8.3     Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

      If to Parent or Merger Sub, addressed to it at:

Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
Tel: 301.581.5709
Fax: 301.493.0855
Attention: Dale B. Wolf

      with a mandated copy to:

Bass, Berry, & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Tel: 615.742.6262
Fax: 615.742.2762
Attention: Bob F. Thompson

      If to the Company, addressed to it at:

First Health Group Corp.
3200 Highland Avenue
Downers Grove, Illinois 60515
Fax: 630.719.0093
Attention: Edward L. Wristen, CEO

      with mandated copies to:

First Health Group Corp.
3200 Highland Avenue
Downers Grove, Illinois 60515
Tel: 630.737.7545
Fax: 630.737.7518
Attention: General Counsel

      and

Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: 312.876.7700
Fax: 312.993.9767
Attention: Mark D. Gerstein

      SECTION 8.4     Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

“Acquisition Proposal” means any bona fide offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of the Company, (D) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

“Average Index Price” shall mean the average of the closing sales prices of the HMO Index on the American Stock Exchange, as reported in the Wall Street Journal for the twenty (20) consecutive Business Days ending on the Determination Date.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Company Material Adverse Effect” means any change, event or effect that is materially adverse to the assets, liabilities, business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting national or state managed care or health benefits services industries (including, without limitation, the group health, workers’ compensation, federal employee health benefits or state agency markets within such industries) (the “Industries”), or the U.S. economy or financial markets; (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented, (D) changes in Laws after the date hereof, or (E) changes in GAAP or regulatory accounting principles after the date hereof; provided that with respect to clauses (B) and (D), such change, effect, event, circumstance, occurrence or state of facts is not materially more adverse to the Company and the Company Subsidiaries than to other companies operating in the relevant Industry.

“contracts” means any written agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, or other binding executory commitments to which any person is a party or to which any of the assets of a person are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange” means the New York Stock Exchange.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls or mold or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HMO Index” means the Morgan Stanley Health Care Payor Index (HMO) as reported and adjusted on the American Stock Exchange.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present when the matter in question was actually known to any officer of Parent or the Company, as the case may be.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“NASDAQ” means the Nasdaq National Market.

“Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement and the Registration Statement.

“Parent Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries as a whole in which Parent participates, or the U.S. economy or financial markets; (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which the Company has consented, (D) changes in Laws after the date hereof, or (E) changes in GAAP or regulatory accounting principles after the date hereof, provided that with respect to clauses (B) and (D), such change, effect, event, circumstance, occurrence or state of facts (i) does not specifically relate to (or have the effect of specifically relating to) to Parent and its Subsidiaries and (ii) is not materially more adverse to Parent and its Subsidiaries than to other companies operating in the relevant industry in which Parent and its Subsidiaries operate.

“Permitted Liens” means (i) Liens imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’, construction and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Company has, to the extent required by GAAP, set aside on its books adequate reserves; (ii) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate legal or administrative proceedings and as to which the Company has, to the extent required by GAAP, set aside on its books adequate reserves; (iii) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or the value of such property for the purpose of such business; and (iv) any minor imperfection of title which does not have a material impact on the continued use and operation of the property to which such Lien applies.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the 4 rules and regulations promulgated thereunder.

“Significant Subsidiary” means any Company Subsidiary that would constitute a “significant subsidiary” of such party within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means an Acquisition Proposal made by a third party that, if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, and which in the good faith judgment of the Company Board (after receipt of the advice of its financial advisors and outside legal counsel), would if consummated result in a transaction that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

      SECTION 8.5     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Recommendation Notice”	Section 5.7.2
“Agreement”	Preamble
“Average Closing Price”	Section 2.2.5
“Cash Consideration”	Section 2.1.1
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2.2
“COBRA”	Section 3.10.7
“Code”	Recitals
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 5.7.1(ii)

“Company Benefit Plan”	Section 3.10.1
“Company Board”	Section 3.4.2
“Company By-laws”	Section 3.2
“Company Certificate”	Section 3.2
“Company Common Stock”	Section 2.1.1
“Company Controlled Real Property”	Section 3.14.7
“Company Contracts”	Section 3.12.1
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.13.1
“Company Financial Advisor”	Section 3.19
“Company Intellectual Property”	Section 3.15.1
“Company Options”	Section 2.5.1
“Company Permits”	Section 3.6.1
“Company Preferred Stock”	Section 3.3.1
“Company Recommendation”	Section 5.4.1
“Company Representatives”	Section 5.6.1
“Company SEC Filings”	Section 3.7.1
“Company Stock Option Plans”	Section 2.5.1
“Company Stockholders” Meeting”	Section 5.5.1
“Company Subsidiary”	Section 3.1
“Confidentiality Agreement”	Section 5.6.2
“Consents”	Section 2.5.2
“Copyrights”	Section 3.15.1
“Covered Person”	Section 5.14.1
“Customer”	Section 3.12.3
“Determination Date”	Section 7.1.9(i)
“D&O Insurance”	Section 5.14.3
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effective Time”	Section 1.2
“Environmental Liabilities”	Section 3.14.6
“ERISA”	Section 3.10.1
“Exchange Agent”	Section 2.2.1
“Exchange Fund”	Section 2.2.2
“Exchange Ratio”	Section 2.1.1
“Extension Conditions”	Section 7.1.2
“Intellectual Property”	Section 3.15.1
“IP Licenses”	Section 3.15.1
“Issuances”	Section 2.1.1
“Leased Real Property”	Section 3.17
“Liens”	Section 3.1
“Mailing Date”	Section 2.1.1
“Material Vendors”	Section 3.6.2
“Merger”	Recitals
“Merger Consideration”	Section 2.1.1

“Merger Sub”	Preamble
“Merger Sub By-laws”	Section 1.4
“Merger Sub Certificate”	Section 1.4
“Multiemployer Plan”	Section 3.10.4
“Option Exchange Ratio”	Section 2.5.1
“Other Regulatory Approvals”	Section 6.1.5
“Outside Date”	Section 7.1.2
“Parent”	Preamble
“Parent Approval Requirement”	Section 2.1.1
“Parent Benefit Plans”	Section 5.13.1
“Parent Board”	Section 4.13
“Parent By-laws”	Section 4.2
“Parent Certificate”	Section 4.2
“Parent Common Stock”	Section 2.1.1
“Parent Common Stock Ratio”	Section 7.1.9(ii)
“Parent Disclosure Schedule”	Article 4
“Parent Financial Advisors”	Section 4.13
“Parent Options”	Section 4.3
“Parent Permit”	Section 4.6
“Parent Preferred Stock”	Section 4.3
“Parent Representatives”	Section 5.6.1
“Parent SEC Filings”	Section 4.7.1
“Parent Stockholders’ Meeting”	Section 5.5.3
“Parent Subsidiary”	Section 4.5.1
“Patents”	Section 3.15.1
“Proprietary Software”	Section 3.15.9
“Proxy Statement”	Section 5.4.1
“Registration Statement”	Section 5.4.1
“Required Company Stockholders”	Section 3.20
“Required Parent Stockholders”	Section 4.12
“Sarbanes-Oxley Act”	Section 3.7.1
“Software”	Section 3.15.1
“Stock Consideration”	Section 2.1.1
“Surviving Corporation”	Section 1.1
“Termination Fee”	Section 7.2.2
“Trademarks”	Section 3.15.1
“Trade Secrets”	Section 3.15.1

      SECTION 8.6     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 8.7     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 8.8     Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 8.9     Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

      SECTION 8.10     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.11     Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

      SECTION 8.12     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

      SECTION 8.12.1     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to Laws that may be applicable under conflicts of laws principles.

      SECTION 8.12.2     Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      SECTION 8.12.3     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.

      SECTION 8.13     Disclosure. Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule to the person to which such disclosure is being made. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

      SECTION 8.14     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 8.15     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COVENTRY HEALTH CARE, INC.

By:	/s/ DREW ASHER

Name: Drew Asher
Its: Vice President

COVENTRY MERGER SUB INC.

By:	/s/ SHIRLEY R. SMITH

Name: Shirley R. Smith
Its: Secretary

FIRST HEALTH GROUP CORP.

By:	/s/ EDWARD L. WRISTEN

Name: Edward L. Wristen
Its: President and Chief
Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

THE GENERAL CORPORATION LAW

OF
THE STATE OF DELAWARE

      SECTION 262.     Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

October 13, 2004

The Board of Directors

First Health Group Corp.
3200 Highland Avenue
Downers Grove, Illinois 60515

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share, of First Health Group Corp. (“First Health” and, such common stock, “First Health Common Stock”) of the Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of October 13, 2004 (the “Merger Agreement”), among Coventry Health Care, Inc. (“Coventry”), Coventry Merger Sub Inc., a wholly owned subsidiary of Coventry (“Merger Sub”), and First Health. As more fully described in the Merger Agreement, (i) First Health will be merged with and into Merger Sub (the “Merger”) and (ii) each outstanding share of First Health Common Stock will be converted into the right to receive (a) 0.1791 of a share (the “Stock Consideration”) of the common stock, par value $0.01 per share, of Coventry (“Coventry Common Stock”) and (b) $9.375 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), subject to adjustment as specified in the Merger Agreement.

      In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of First Health and certain senior officers and other representatives and advisors of Coventry concerning the businesses, operations and prospects of First Health and Coventry. We examined certain publicly available business and financial information relating to First Health and Coventry, including publicly available financial forecasts relating to Coventry and certain financial forecasts and other information and data relating to First Health which were provided to or otherwise discussed with us by the management of First Health. We also reviewed certain other information and data provided to or otherwise discussed with us by the respective managements of First Health and Coventry, including information relating to the potential strategic implications and operational benefits anticipated by the managements of First Health and Coventry to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of First Health Common Stock and Coventry Common Stock; the historical and projected earnings and other operating data of First Health and Coventry; and the capitalization and financial condition of First Health and Coventry. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of First Health and Coventry. We also evaluated certain pro forma financial effects of the Merger on Coventry. In connection with our engagement and at the direction of First Health, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of First Health. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to First Health provided to or otherwise discussed with us by the management of First Health, we have been advised by such management that such forecasts and other information and data

The Board of Directors

First Health Group Corp.
October 13, 2004

were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of First Health as to the future financial performance of First Health. With respect to publicly available financial forecasts relating to Coventry utilized in our analyses, we have discussed such forecasts with the management of Coventry and have been advised by such management that such forecasts reflect reasonable estimates and judgments as to the future financial performance of Coventry. We further have been advised, and have assumed, that the information and data provided to or otherwise discussed with us relating to the potential strategic implications and operational benefits anticipated to result from the Merger were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of First Health and Coventry as to such strategic implications and operational benefits. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on First Health or Coventry or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a reorganization for federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of First Health or Coventry nor have we made any physical inspection of the properties or assets of First Health or Coventry. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the reserves of First Health or Coventry and have relied upon information supplied to us by First Health and Coventry as to the adequacy of such reserves. We are not expressing any opinion as to what the value of Coventry Common Stock actually will be when issued pursuant to the Merger or the price at which Coventry Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for First Health or the effect of any other transaction in which First Health might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

      Citigroup Global Markets Inc. has acted as financial advisor to First Health in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to First Health and Coventry unrelated to the proposed Merger, for which services we and such affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of First Health and Coventry for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with First Health, Coventry and their respective affiliates.

      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of First Health in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

The Board of Directors

First Health Group Corp.
October 13, 2004

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of First Health Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act. Coventry’s certificate of incorporation and bylaws provide for indemnification of Coventry’s directors, officers, employees and other agents to the fullest extent and under the circumstances permitted by the DGCL. Coventry also has purchased directors and officers liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act.

      As permitted by the DGCL, Coventry’s certificate of incorporation eliminates all liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL allows for a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 21.	Exhibits

Exhibit No.		Description of Exhibit

2.1		Agreement and Plan of Merger, dated as of October 13, 2004, by and among Coventry Health Care, Inc., Coventry Merger Sub Inc. and First Health Group Corp. (Incorporated by reference to Exhibit 2.1 to Coventry’s Current Report on Form 8-K dated October 14, 2004). (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this agreement are omitted, but will be provided supplementally to the Securities and Exchange Commission upon request.)
3.1		Certificate of Incorporation of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.1 to Coventry’s Form S-4, Registration Statement No. 333-45821).
3.2		Amended and Restated Bylaws of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.2.3 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
4.1		Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4	.2.1	Rights Agreement dated March 30, 1998 between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC, as Rights Agent (Incorporated by reference to Exhibit 4.2 to Coventry’s Current Report on Form 8-K dated April 8, 1998).
4	.2.2	Amendment No. 1 to Rights Agreement, dated as of December 18, 1998 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC (Incorporated by reference to Exhibit 2 to Coventry’s Current Report on Form 8-K dated December 21, 1998).
4	.2.3	Amendment No. 2 to Rights Agreement, dated as of May 5, 2000 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC (Incorporated by reference to Exhibit 4.2.3 to Coventry’s Annual Report on Form 10-K for the year ended December 31, 2000).

Exhibit No.		Description of Exhibit

4	.2.4	Amendment No. 3 to Rights Agreement, dated as of March 5, 2003, by and between Coventry Health Care, Inc. and Mellon Investor Services LLC, formerly ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.2.4 to Coventry’s Current Report on Form 8-K dated March 5, 2003).
4.3		Indenture dated as of February 1, 2002 between Coventry Health Care, Inc., as Issuer, and First Union National Bank, as Trustee. (Incorporated by reference to Exhibit 4.9 to Coventry’s Form S-4, Registration Statement No. 333-83106).
4.4		Form of Note issued pursuant to the Indenture dated as of February 1, 2002 between Coventry Health Care, Inc., as Issuer, and First Union National Bank, as Trustee (Incorporated by reference to Exhibit 4.9 to Coventry’s Form S-4, Registration Statement No. 333-83106).
4.5		Reference is made to exhibits 3.1 and 3.2 hereof.
5.1		Opinion of Bass, Berry & Sims PLC.*
8.1		Opinion of Bass, Berry & Sims PLC.*
8.2		Opinion of Latham & Watkins LLP.*
10.1		Transition and Retirement Agreement effective as of January 1, 2005, between Allen F. Wise and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.1 to Coventry’s Current Report on Form 8-K dated September 23, 2004).
10.2		Employment Agreement effective as of January 1, 2001, between Allen F. Wise and Coventry (Incorporated by reference to Exhibit 10.11 to Coventry’s Annual Report on Form 10-K for the year ended December 31, 2000).
10.3		Employment Agreement effective as of January 1, 2004, between Thomas P. McDonough and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.2 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.4		Employment Agreement effective as of January 1, 2004 between Dale B. Wolf and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.3 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10	.5.1	Employment Letter dated May 22, 1998 between James E. McGarry and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.34 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
10	.5.2	Employment Agreement effective as of June 17, 1999, executed by James E. McGarry and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.3 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).
10.6		Employment Agreement effective as of January 1, 2004, between Harvey C. DeMovick and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.1 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.7		Employment Agreement effective as of August 1, 2004, between Thomas C. Zielinski and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.8 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
10.8		Employment Agreement effective as of August 27, 2001, between Richard J. Gilfillan and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.7 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.9		Employment Agreement effective as of December 1, 2003, between Timothy Nolan and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.8 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.10		Employment Agreement effective as of March 1, 2004, between Charles R. Stark and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.4 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.11		Employment Agreement effective as of March 1, 2004, between Nancy G. Cocozza and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.5 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

Exhibit No.	Description of Exhibit

10.12	Employment Agreement effective as of March 6, 2004, between Shawn M. Guertin and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.6 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.13	Employment Agreement effective June 1, 2004, between Bernard J. Mansheim, M.D. and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.7 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
10.14	Form of Coventry’s Employment Agreement executed by the following executives upon terms substantially similar, except as to compensation, dates of employment, position, and as otherwise noted: Janet M. Stallmeyer, Francis S. Soistman, Jr., Bernard J. Mansheim, M.D., Thomas Davis (included executive’s right to terminate and receive severance if he is required to relocate other than to Atlanta, Georgia or Bethesda, Maryland), and J. Stewart Lavelle (includes executive’s right to terminate and receive severance if there is a material reduction in position or compensation without consent, a change of control or a requirement to relocate) (Incorporated by reference to Exhibit 10.32 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
10.15	Third Amended and Restated 1989 Stock Option Plan (Incorporated by reference to Exhibit 10.82 attached to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993).
10.16	1993 Outside Directors Stock Option Plan (as amended) (Incorporated by reference to Exhibit 10.8.3 attached to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
10.17	1993 Stock Option Plan (as amended) (Incorporated by reference to Exhibit 10.8.4 attached to the Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
10.18	Southern Health Management Corporation 1993 Stock Option Plan (Incorporated by reference to Exhibit 10.8.5 to Coventry’s Annual Report on Form 10-K for the year ended December 31, 1995).
10.19	Coventry Corporation 1997 Stock Incentive Plan, as amended. (Incorporated by reference to Exhibit 10.29 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997).
10.20	Coventry Health Care, Inc. Amended and Restated 1998 Stock Incentive Plan, amended as of June 5, 2003 (Incorporated by reference to Exhibit 10.15 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.21	2001 Management Incentive Plan (Incorporated by reference to Exhibit 10.1 to Coventry’s Form 10-Q, Quarterly Report, for the quarter ended March 31, 2001).
10.22	2002 Management Incentive Plan (Incorporated by reference to Exhibit 10.17 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.23	2003 Management Incentive Plan (Incorporated by reference to Exhibit 10.17 to Coventry’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2002).
10.24	2004 Management Incentive Plan (Incorporated by reference to Exhibit 10.19 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.25	2004 Executive Management Incentive Plan (Incorporated by reference to Exhibit 10.20 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.26	Coventry Health Care, Inc. 2000 Deferred Compensation Plan effective as of September 1, 2000. (Incorporated by reference to Exhibit 10.28 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
10.27	Amendment to the Coventry Health Care, Inc. 2000 Deferred Compensation Plan effective as of August 1, 2002 (Incorporated by reference to Exhibit 10.18.2 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.28	2003 Deferred Compensation Plan (Incorporated by reference to Exhibit 10.18.3 to Coventry’s Quarterly Report, on Form 10-Q for the quarter ended June 30, 2003).

Exhibit No.	Description of Exhibit

10.29	Coventry Health Care, Inc. Retirement Savings Plan, as amended and restated, effective April 1, 1998 (Incorporated by reference to Exhibit 10.19 to Coventry’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.30	Amendment No. 1 to Coventry’s Retirement Savings Plan executed as of May 14, 2002 (Incorporated by reference to Exhibit 10.19.2 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.31	Amendment No. 2 to Coventry’s Retirement Savings Plan executed as of October 29, 2002 (Incorporated by reference to Exhibit 10.19.3 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.32	Coventry Health Care, Inc. Supplemental Executive Retirement (‘SERP‘) Plan effective July 1, 1994 (amended and restated) (Incorporated by reference to Exhibit 10.27 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.33	Coventry Share Plan, as amended and restated, effective as of September 1, 2002 (Incorporated by reference to Exhibit 10.21 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
23.1	Consent of Ernst & Young LLP.
23.2	Statement Regarding Consent of Arthur Andersen LLP.
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Bass, Berry & Sims PLC (Included in Item 5.1 and Item 8.1).*
23.5	Consent of Latham & Watkins LLP (Included in Item 8.2).*
24	Power of Attorney (Included on the Signature Page of this Registration Statement).
99.1	Form of First Health Proxy Card.
99.2	Consent of Citigroup Global Markets Inc.

*	Denotes documents to be filed by amendment.

Item 22.	Undertakings.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bethesda, State of Maryland, on November 8, 2004.

COVENTRY HEALTH CARE, INC.

By:	/s/ ALLEN F. WISE

Allen F. Wise
President and Chief Executive Officer

      KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen F. Wise and Dale B. Wolf, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 8, 2004.

Name	Title

/s/ JOHN H. AUSTIN John H. Austin	Chairman of the Board

/s/ ALLEN F. WISE Allen F. Wise	Director, President and Chief Executive Officer

/s/ DALE B. WOLF Dale B. Wolf	Executive Vice President, Chief Financial Officer and Treasurer

/s/ JOEL ACKERMAN Joel Ackerman	Director

/s/ L. DALE CRANDALL L. Dale Crandall	Director

/s/ EMERSON D. FARLEY, JR. Emerson D. Farley, Jr.	Director

/s/ LAWRENCE N. KUGELMAN Lawrence N. Kugelman	Director

Name	Title

/s/ RODMAN W. MOORHEAD, III Rodman W. Moorhead, III	Director

/s/ ROBERT W. MOREY Robert W. Morey	Director

/s/ ELIZABETH E. TALLET Elizabeth E. Tallet	Director

/s/ TIMOTHY T. WEGLICKI Timothy T. Weglicki	Director

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

2.1		Agreement and Plan of Merger, dated as of October 13, 2004, by and among Coventry Health Care, Inc., Coventry Merger Sub Inc. and First Health Group Corp. (Incorporated by reference to Exhibit 2.1 to Coventry’s Current Report on Form 8-K dated October 14, 2004). (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this agreement are omitted, but will be provided supplementally to the Securities and Exchange Commission upon request.)
3.1		Certificate of Incorporation of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.1 to Coventry’s Form S-4, Registration Statement No. 333-45821).
3.2		Amended and Restated Bylaws of Coventry Health Care, Inc. (Incorporated by reference to Exhibit 3.2.3 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
4.1		Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
4.2.	1	Rights Agreement dated March 30, 1998 between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC, as Rights Agent (Incorporated by reference to Exhibit 4.2 to Coventry’s Current Report on Form 8-K dated April 8, 1998).
4.2.	2	Amendment No. 1 to Rights Agreement, dated as of December 18, 1998 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC (Incorporated by reference to Exhibit 2 to Coventry’s Current Report on Form 8-K dated December 21, 1998).
4.2.	3	Amendment No. 2 to Rights Agreement, dated as of May 5, 2000 by and between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services, LLC (Incorporated by reference to Exhibit 4.2.3 to Coventry’s Annual Report on Form 10-K for the year ended December 31, 2000).
4.2.	4	Amendment No. 3 to Rights Agreement, dated as of March 5, 2003, by and between Coventry Health Care, Inc. and Mellon Investor Services LLC, formerly ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to Exhibit 4.2.4 to Coventry’s Current Report on Form 8-K dated March 5, 2003).
4.3		Indenture dated as of February 1, 2002 between Coventry Health Care, Inc., as Issuer, and First Union National Bank, as Trustee. (Incorporated by reference to Exhibit 4.9 to Coventry’s Form S-4, Registration Statement No. 333-83106).
4.4		Form of Note issued pursuant to the Indenture dated as of February 1, 2002 between Coventry Health Care, Inc., as Issuer, and First Union National Bank, as Trustee (Incorporated by reference to Exhibit 4.9 to Coventry’s Form S-4, Registration Statement No. 333-83106).
4.5		Reference is made to exhibits 3.1 and 3.2 hereof.
5.1		Opinion of Bass, Berry & Sims PLC.*
8.1		Opinion of Bass, Berry & Sims PLC.*
8.2		Opinion of Latham & Watkins LLP.*
10.1		Transition and Retirement Agreement effective as of January 1, 2005, between Allen F. Wise and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.1 to Coventry’s Current Report on Form 8-K dated September 23, 2004).
10.2		Employment Agreement effective as of January 1, 2001, between Allen F. Wise and Coventry (Incorporated by reference to Exhibit 10.11 to Coventry’s Annual Report on Form 10-K for the year ended December 31, 2000).
10.3		Employment Agreement effective as of January 1, 2004, between Thomas P. McDonough and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.2 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.4		Employment Agreement effective as of January 1, 2004 between Dale B. Wolf and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.3 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

Exhibit No.		Description of Exhibit

10.5.	1	Employment Letter dated May 22, 1998 between James E. McGarry and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.34 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
10.5.	2	Employment Agreement effective as of June 17, 1999, executed by James E. McGarry and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.3 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).
10.6		Employment Agreement effective as of January 1, 2004, between Harvey C. DeMovick and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.1 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.7		Employment Agreement effective as of August 1, 2004, between Thomas C. Zielinski and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.8 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
10.8		Employment Agreement effective as of August 27, 2001, between Richard J. Gilfillan and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.7 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.9		Employment Agreement effective as of December 1, 2003, between Timothy Nolan and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.8 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.10		Employment Agreement effective as of March 1, 2004, between Charles R. Stark and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.4 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.11		Employment Agreement effective as of March 1, 2004, between Nancy G. Cocozza and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.5 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.12		Employment Agreement effective as of March 6, 2004, between Shawn M. Guertin and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.6 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.13		Employment Agreement effective June 1, 2004, between Bernard J. Mansheim, M.D. and Coventry Health Care, Inc. (Incorporated by reference to Exhibit 10.7 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
10.14		Form of Coventry’s Employment Agreement executed by the following executives upon terms substantially similar, except as to compensation, dates of employment, position, and as otherwise noted: Janet M. Stallmeyer, Francis S. Soistman, Jr., Bernard J. Mansheim, M.D., Thomas Davis (included executive’s right to terminate and receive severance if he is required to relocate other than to Atlanta, Georgia or Bethesda, Maryland), and J. Stewart Lavelle (includes executive’s right to terminate and receive severance if there is a material reduction in position or compensation without consent, a change of control or a requirement to relocate) (Incorporated by reference to Exhibit 10.32 to Coventry’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
10.15		Third Amended and Restated 1989 Stock Option Plan (Incorporated by reference to Exhibit 10.82 attached to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993).
10.16		1993 Outside Directors Stock Option Plan (as amended) (Incorporated by reference to Exhibit 10.8.3 attached to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
10.17		1993 Stock Option Plan (as amended) (Incorporated by reference to Exhibit 10.8.4 attached to the Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
10.18		Southern Health Management Corporation 1993 Stock Option Plan (Incorporated by reference to Exhibit 10.8.5 to Coventry’s Annual Report on Form 10-K for the year ended December 31, 1995).
10.19		Coventry Corporation 1997 Stock Incentive Plan, as amended. (Incorporated by reference to Exhibit 10.29 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

Exhibit No.	Description of Exhibit

10.20	Coventry Health Care, Inc. Amended and Restated 1998 Stock Incentive Plan, amended as of June 5, 2003 (Incorporated by reference to Exhibit 10.15 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.21	2001 Management Incentive Plan (Incorporated by reference to Exhibit 10.1 to Coventry’s Form 10-Q, Quarterly Report, for the quarter ended March 31, 2001).
10.22	2002 Management Incentive Plan (Incorporated by reference to Exhibit 10.17 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.23	2003 Management Incentive Plan (Incorporated by reference to Exhibit 10.17 to Coventry’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2002).
10.24	2004 Management Incentive Plan (Incorporated by reference to Exhibit 10.19 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.25	2004 Executive Management Incentive Plan (Incorporated by reference to Exhibit 10.20 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.26	Coventry Health Care, Inc. 2000 Deferred Compensation Plan effective as of September 1, 2000. (Incorporated by reference to Exhibit 10.28 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
10.27	Amendment to the Coventry Health Care, Inc. 2000 Deferred Compensation Plan effective as of August 1, 2002 (Incorporated by reference to Exhibit 10.18.2 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.28	2003 Deferred Compensation Plan (Incorporated by reference to Exhibit 10.18.3 to Coventry’s Quarterly Report, on Form 10-Q for the quarter ended June 30, 2003).
10.29	Coventry Health Care, Inc. Retirement Savings Plan, as amended and restated, effective April 1, 1998 (Incorporated by reference to Exhibit 10.19 to Coventry’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.30	Amendment No. 1 to Coventry’s Retirement Savings Plan executed as of May 14, 2002 (Incorporated by reference to Exhibit 10.19.2 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.31	Amendment No. 2 to Coventry’s Retirement Savings Plan executed as of October 29, 2002 (Incorporated by reference to Exhibit 10.19.3 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.32	Coventry Health Care, Inc. Supplemental Executive Retirement (‘SERP‘) Plan effective July 1, 1994 (amended and restated) (Incorporated by reference to Exhibit 10.27 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.33	Coventry Share Plan, as amended and restated, effective as of September 1, 2002 (Incorporated by reference to Exhibit 10.21 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to Coventry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
23.1	Consent of Ernst & Young LLP.
23.2	Statement Regarding Consent of Arthur Andersen LLP.
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Bass, Berry & Sims PLC (Included in Item 5.1 and Item 8.1).*
23.5	Consent of Latham & Watkins LLP (Included in Item 8.2).*
24	Power of Attorney (Included on the Signature page of this Registration Statement).
99.1	Form of First Health Proxy Card.
99.2	Consent of Citigroup Global Markets Inc.

*	Denotes documents to be filed by amendment.